Filed Pursuant to Rule 424(b)(3)
Registration No. 333-270309
333-270310

Prospectus

Equifax Inc.

Equifax do Brasil S.A.

TRANSACTION PROPOSED

May 25, 2023

Dear Boa Vista Serviços S.A. Shareholder:

There will be a special meeting (together with any adjournments or postponements thereof, the “BV Special Meeting”) of shareholders of Boa Vista Serviços S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil (“Boa Vista”), on June 29, 2023, at 4.00 p.m. (São Paulo time), held exclusively digitally and remotely.

As previously announced, on February 9, 2023, Equifax Inc., a Georgia corporation (“Equifax” or “EFX”), Equifax do Brasil S.A., a Brazilian closely-held corporation, and an indirect subsidiary of Equifax (“EFX Brasil”) that holds Equifax’s existing investment in Boa Vista, and Boa Vista entered into a Merger Agreement (the “Merger Agreement”), pursuant to which, among other things, the parties intend to implement a business combination of Boa Vista and EFX Brasil by means of the merger of all of the common shares of Boa Vista (except shares held by EFX Brasil) into shares of EFX Brasil pursuant to Articles 224, 225 and 252 under Brazilian Corporations Law (the “Merger of Shares”), which will result in: (i) each share of Boa Vista (except shares held by EFX Brasil) being exchanged for one mandatorily redeemable preferred share, with no par value, issued by EFX Brasil according to the redemption option chosen by each shareholder of Boa Vista; and (ii) Boa Vista becoming a wholly-owned subsidiary of EFX Brasil (collectively, the “Transaction”).

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, each common share of Boa Vista (the “BV Common Shares”) issued and outstanding immediately prior to the consummation of the Transaction (except shares held by EFX Brasil) will be exchanged, at the election of each Boa Vista shareholder, for either (i) one newly issued redeemable Class A preferred share of EFX Brasil (each a “Class A EFX Brasil Redeemable Share”), (ii) one newly issued redeemable Class B preferred share of EFX Brasil (each a “Class B EFX Brasil Redeemable Share”) or (iii) one newly issued redeemable Class C preferred share of EFX Brasil (each a “Class C EFX Brasil Redeemable Share,” and, together with Class A EFX Brasil Redeemable Shares and Class B EFX Brasil Redeemable Shares, the “New EFX Brasil Redeemable Shares”). Immediately thereafter, each New EFX Brasil Redeemable Share will be redeemed, subject to certain adjustments to account for inflation, the EFX Brasil Share Cap, the Adjustment Formula and any Cumulative Expected Post-Signing Litigation Loss (each as applicable and as defined herein) as set forth in the Merger Agreement, as follows: (i) each Class A EFX Brasil Redeemable Share will be redeemed for a cash payment of R$8.00; (ii) each Class B EFX Brasil Redeemable Share will be redeemed for: (a) a cash payment of R$7.20; and (b) delivery of a fraction of a Brazilian Depositary Receipt (an “EFX BDR”), with each EFX BDR representing one share of Equifax common stock, $1.25 par value per share (“EFX Common Shares”), equal to the EFX Class B Exchange Ratio (as defined herein); or (iii) each Class C EFX Brasil Redeemable Share will be redeemed for: (a) a fraction of an EFX Brasil Common Share equal to the EFX Brasil Exchange Ratio (as defined herein); and (b) a payment of R$2.67, which will, at the option of the relevant shareholder, be paid for in either (i) cash or (ii) a fraction of an EFX BDR equal to the EFX Class C-1 Exchange Ratio (as defined herein).

If the Transaction is completed, Boa Vista will become a wholly-owned subsidiary of EFX Brasil and Boa Vista will no longer be an independent, publicly-traded corporation incorporated under the laws of the Federative Republic of Brazil. Based on the exchange ratios, adjustments and limitations set forth in the Merger Agreement, and assuming that all Boa Vista shareholders elect to receive Class C EFX Brasil Redeemable Shares and the maximum number of EFX Brasil Common Shares are issued as a result, it is anticipated that, immediately following completion of the Transaction, former holders of BV Common Shares will own approximately 2.4% of EFX and 20.0% of EFX Brasil, respectively, on a fully diluted basis.

The BV Common Shares are listed on the São Paulo Stock Exchange (B3 S.A. – Bolsa, Brasil, Balcão, the “B3”), under the symbol “BOAS3.” If the Transaction is completed, the BV Common Shares will be delisted from the B3.

Application will be made to list the EFX BDRs on the B3 under the symbol “EFXB31,” and the underlying EFX Common Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “EFX.” The EFX Brasil Common Shares will not be listed or quoted on any securities exchange.

On February 9, 2023, Equifax, EFX Brasil and Associação Comercial de São Paulo, a Brazilian private association (“ACSP”), entered into a Voting and Support Agreement (the “Voting Agreement”), which sets forth the agreement by which ACSP is to exercise its voting rights in favor of approving the transaction. As of the date of this prospectus, ACSP held approximately 30.04% of the total issued and outstanding BV Common Shares and EFX Brasil held approximately 9.95% of the total issued and outstanding BV Common Shares, representing, collectively, approximately 40% of the total issued and outstanding BV Common Shares. In order to approve the Transaction, holders of at least the majority of BV Common Shares must vote in favor of the Transaction.

Holders of BV Common Shares who vote to approve the Transaction will not have appraisal or withdrawal rights under the Brazilian Corporations Law. Holders of BV Common Shares who vote against the approval of the Transaction, or who do not vote on the approval of the Transaction, will have withdrawal rights under the Brazilian Corporations Law.

The Merger Agreement was approved by the Boa Vista board of directors on February 9, 2023.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED TO NOT SEND US A PROXY. The accompanying disclosure documents (including the Merger Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part) contain detailed information about the Transaction and the BV Special Meeting. This document is a prospectus for the EFX Common Shares that underlie the EFX BDRs and the EFX Brasil Common Shares that will be issued as part of the consideration upon completion of the Transaction. You should read this prospectus carefully. In particular, please read the section entitled “Risk Factors” beginning on page 28 for a discussion of risks that you should consider in evaluating the Transaction described in this prospectus.

None of the U.S. Securities and Exchange Commission (the “SEC”), the Brazilian Securities Commission (Comissão de Valores Mobiliários) (the “CVM”), nor any securities commission of any jurisdiction has approved or disapproved any of the transactions described in this prospectus or the securities to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. This prospectus does not constitute an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. For the avoidance of doubt, this prospectus does not constitute an offer to buy or sell securities or a solicitation of an offer to buy or sell any securities in the Federative Republic of Brazil or a solicitation of a proxy under the laws the Federative Republic of Brazil, and it is not intended to be, and is not, a prospectus or an offer document within the meaning of Brazilian law and the rules of the CVM. You should inform yourself about and observe any such restrictions, and none of Equifax, EFX Brasil, Boa Vista or their respective subsidiaries accepts any liability in relation to any such restrictions.

This prospectus is dated May 25, 2023 and is expected to be mailed to holders of BV Common Shares beginning on or about that date.

i

GENERAL INFORMATION

No person is authorized to provide any information with respect to the matters that this prospectus describes other than the information contained in this prospectus, and, if provided, the information must not be relied upon as having been authorized by EFX, EFX Brasil or Boa Vista. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this prospectus nor any distribution of securities made under this prospectus will, under any circumstances, create an implication that there has been no change in the affairs of EFX, EFX Brasil or Boa Vista since the date of this prospectus or that any information contained herein is correct as of any time subsequent to the date of this prospectus.

Presentation of Financial Information

The financial information included elsewhere or incorporated by reference in this prospectus derives from and should be read in conjunction with the following financial statements:

EFX

•

The audited consolidated financial statements of EFX included in the Annual Report on Form 10-K of EFX for the fiscal year ended December 31, 2022 (the “EFX Audited Financial Statements”), which is incorporated herein by reference.

•	The unaudited consolidated financial statements of EFX included in the Quarterly Report on Form 10-Q of EFX for the fiscal quarter ended March 31, 2023, which is incorporated herein by reference.

EFX Brasil

•	The audited consolidated financial statements of EFX Brasil as of and for the years ended December 31, 2022 and 2021 (the “EFX Brasil Audited Financial Statements”), included elsewhere herein.

•

The unaudited pro forma condensed combined financial information of EFX Brasil as of and for the year ended December 31, 2022 after giving effect to the consummation of the Transaction, comprising the unaudited pro forma condensed combined statement of financial position (the “Pro Forma Statement of Financial Position”) and the unaudited pro forma condensed combined statement of operations (the “Pro Forma Statement of Operations,” together with the Pro Forma Statement of Financial Position and the corresponding notes thereto, the “Unaudited Pro Forma Financial Information”), included elsewhere herein.

The EFX Brasil Audited Financial Statements are prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. Prior to January 1, 2021, no stand-alone financial statements for EFX Brasil had been prepared and accordingly, EFX Brasil has adopted IFRS for its financial statements for the year ended December 31, 2022 effective on January 1, 2021, applying all standards that were in effect as of that date.

The Unaudited Pro Forma Financial Information are prepared in accordance with Article 11 of SEC Regulation S-X using the assumptions set forth in the notes thereto. The pro forma adjustments reflecting the completion of the Transaction are based upon the acquisition method of accounting in accordance with IFRS as issued by the IASB and upon the assumptions set forth in the notes to the Unaudited Pro Forma Financial Information. See the section of this prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Boa Vista

•	The audited consolidated financial statements of Boa Vista as of and for the years ended December 31, 2022 and 2021 (the “BV Audited Financial Statements”), included elsewhere herein.

The BV Audited Financial Statements have been prepared in accordance with IFRS, as issued by the IASB.

The above financial statements are collectively referred to herein as the financial statements.

Each of EFX Brasil and Boa Vista maintains its books and records in reais, the official currency of Brazil, which is its functional currency.

Market Information

The market information contained in this prospectus concerning the industry in which EFX, EFX Brasil and Boa Vista operate was obtained from market research, public information and industry publications that each of EFX and EFX Brasil believes are reliable. EFX and EFX Brasil have included information from reports prepared by established sources. Although the information is derived from sources EFX, EFX Brasil and Boa Vista consider trustworthy, they have not independently verified and cannot guarantee the accuracy of the information, including with respect to any information derived from publications prepared prior to the COVID-19 pandemic. EFX and EFX Brasil have no reason to believe any of this information is inaccurate in any material respect, for which reason they have not independently verified this information. Nothing in this prospectus should be interpreted as a market forecast.

Rounding

Some percentages and amounts included elsewhere in this prospectus have been rounded for ease of presentation. Accordingly, figures shown as totals in certain tables may not be arithmetic aggregations of the figures that precede them.

Convenience Translation of Reais into U.S. Dollars

In this prospectus, all references to “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil, and all references to “U.S. dollar,” “U.S. dollars” or “US$” are to U.S. dollars, the official currency of the United States.

EFX and EFX Brasil have translated certain real amounts included elsewhere in this prospectus into U.S. dollars. Except as otherwise expressly indicated, the rate they used to convert these amounts was R$5.2171 to US$1.00 (the “Reference Rate”), subject to rounding adjustments, which was the selling exchange rate as of December 30, 2022, as reported by the Central Bank. The U.S. dollar equivalent information included elsewhere in this prospectus is provided solely for convenience of investors, is not in accordance with any generally accepted accounting principles and should not be construed as implying that the real amounts represent, or could have been or could be converted into, U.S. dollars at this rate or at any other rate.

Regions of Brazil

This prospectus includes references to regions of Brazil where Boa Vista currently operates. Brazil is geopolitically divided into five regions, as follows:

•	the North region of Brazil comprises the states of Acre, Amapá, Amazonas, Pará, Rondônia, Roraima and Tocantins;

•	the Northeast region of Brazil comprises the states of Alagoas, Bahia, Ceará, Maranhão, Paraíba, Pernambuco, Piauí, Rio Grande do Norte and Sergipe;

•	the Central-West region of Brazil comprises the states of Goiás, Mato Grosso and Mato Grosso do Sul, and the Distrito Federal (Federal District, where Brasília, Brazil’s national capital, is located);

•	the Southeast region of Brazil comprises the states of Espírito Santo, Minas Gerais, Rio de Janeiro and São Paulo; and

•	the South region of Brazil comprises the states of Paraná, Rio Grande do Sul and Santa Catarina.

Certain Defined Terms

In this prospectus, unless the context otherwise requires:

•	“Acquisition Inquiry” has the meaning ascribed to such term in the section of this prospectus entitled “Agreements Relating to the Transaction — The Merger Agreement — Exclusivity;”

•	“Acquisition Proposal” has the meaning ascribed to such term in the section of this prospectus entitled “Agreements Relating to the Transaction — The Merger Agreement — Exclusivity;”

•	“Acquisition Transaction” has the meaning ascribed to such term in the section of this prospectus entitled “Agreements Relating to the Transaction — The Merger Agreement — Exclusivity;”

•	“ACSP” refers to Associação Comercial de São Paulo, a Brazilian private association;

•	“Adjustment Formula” has the meaning ascribed to such term in the section of this prospectus entitled “Agreements Relating to the Transaction — The Merger Agreement — Consideration;”

•	“B3” refers to B3 S.A. – Bolsa, Brasil, Balcão or the São Paulo Stock Exchange;

•	“BDR” refers to Brazilian Depositary Receipt;

•	“Boa Vista” refers to Boa Vista Serviços S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil;

•	“Brazil” refers to the Federative Republic of Brazil, and the phrase “Brazilian government” refers to the federal government of Brazil;

•	“Brazilian Corporations Law” refers to the Brazilian Law No. 6,404/1976, as amended;

•	“Brazilian GAAP” refers to generally accepted accounting principles in Brazil;

•	“BV Common Shares” refers to the common shares of Boa Vista, with no par value;

•	“Central Bank” refers to Banco Central do Brasil, the central bank of Brazil;

•	“Closing” or “Closing Date” refers to the consummation of the Transaction and the date thereof, as the context requires;

•	“Consideration” refers to the consideration received in exchange for redemption of the New EFX Brasil Redeemable Shares;

•

“Cumulative Expected Post-Signing Litigation Loss” has the meaning ascribed to such term in the section of this prospectus entitled “Agreements Relating to the Transaction — The Merger Agreement — Consideration;”

•	“CVM” refers to Comissão de Valores Mobiliários, the Brazilian Securities Commission;

•	“EFX” or “Equifax” refer to Equifax Inc., a Georgia corporation;

•	“EFX BDRs” refers to the EFX Common Shares in the form of BDRs;

•	“EFX Brasil” refers to Equifax do Brasil S.A., a privately held corporation (sociedade anônima de capital fechado) incorporated under the laws of the Federative Republic of Brazil;

•	“EFX Brasil Common Share” refers to the common shares of EFX Brasil;

•	“EFX Brasil Share Cap” has the meaning ascribed to such term in the section of this prospectus entitled “Agreements Relating to the Transaction — The Merger Agreement — Consideration;”

•

“EFX Class B Exchange Ratio,” “EFX Class C-1 Exchange Ratio,” “EFX Class C-2 Exchange Ratio” and “EFX Brasil Exchange Ratio” each have the meaning ascribed to such term in the section of this prospectus entitled “Agreements Relating to the Transaction — The Merger Agreement — Consideration;”

•	“EFX Common Shares” refers to shares of EFX common stock, par value $1.25 per share;

•	“End Date” refers to 11:59 p.m. (São Paulo Time) on November 9, 2023;

•	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations under the same;

•	“Fundamental Change” has the meaning ascribed to such term in the section of this prospectus entitled “Agreements Relating to the Transaction — The Merger Agreement — Conditions to the Transaction;”

•	“IASB” refers to the International Accounting Standards Board;

•	“IFRS” refers to International Financial Reporting Standards as issued by the IASB;

•	“IGP-M” refers to Brazil’s General Price Index (Índice Geral de Preços – Mercado), as calculated by the Getúlio Vargas Foundation (Fundação Getúlio Vargas) or FGV;

•	“INPI” refers to the Brazilian Trademark Office (Instituto Nacional da Propriedade Industrial);

•	“IPCA” refers to the Extended National Consumer Price index (Índice de Preços ao Consumidor) in Brazil, as calculated and published by the Instituto Brasileiro de Geografia e Estatística;

•	“LGPD” refers to the Brazilian General Data Protection Law (Law No. 13,709/18, as amended);

•

“Material Fact” refers to a notice to the market issued pursuant to CVM Resolution No. 44 and filed with the CVM disclosing any material facts or facts concerning publicly-traded companies registered with the CVM;

•	“Merger Agreement” refers to the merger agreement, dated as of February 9, 2023, by and among EFX, EFX Brasil and Boa Vista, as the same may be amended from time to time;

•

“Merger of Shares” refers to a business combination by means of the merger of all BV Common Shares (except for the BV Common Shares held by EFX Brasil) into EFX Brasil, pursuant to Articles 224, 225 and 252 under Brazilian Corporations Law;

•

“Merger of Shares Protocol” means the Protocolo e Justificação de Incorporação de Ações, a document pursuant to Articles 224 and 225 of the Brazilian Corporations Law which the management of Boa Vista will submit for approval by its shareholders at the BV Special Meeting, which provides the shareholders with information on the terms, conditions and reasoning for the approval of the Transaction;

•

“New EFX Brasil Redeemable Shares” refers to the Class A, Class B and Class C mandatorily redeemable preferred shares, with no par value, issued by EFX Brasil according to the redemption option chosen by the shareholders of Boa Vista;

•	“Novo Mercado” refers to the Novo Mercado segment of the B3;

•	“Novo Mercado Regulation” refers to the listing rules of the Novo Mercado;

•	“Option Period” refers to a period of eight days, ending at 5:00 p.m. (São Paulo time) on the 11th day immediately prior to Closing;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

v

•	“Securities Act” refers to the U.S. Securities Act of 1933, as amended, and the rules and regulations under the same;

•	“Share Consideration” refers to, collectively, the EFX BDRs and the EFX Brasil Common Shares that will be issued as part of the Consideration upon completion of the Transaction;

•	“Transaction” refers to the Merger of Shares and the other transactions contemplated by the Merger Agreement, together;

•	“Triggering Event” has the meaning ascribed to such term in the section of this prospectus entitled “Agreements Relating to the Transaction — The Merger Agreement — Conditions to the Transaction;”

•	“U.S.” refers to the United States of America;

•	“U.S. GAAP” refers to generally accepted accounting principles in the U.S.;

•	“Valuation Report” refers to the report of the appraiser hired to determine the economic value of the BV Common Shares to be merged into EFX Brasil as required by the Brazilian Corporations Law; and

•

“Voting Agreement” refers to the Voting and Support Agreement, dated February 9, 2023, by and among EFX, EFX Brasil and ACSP, which sets forth the agreement by which ACSP is to exercise its voting rights to effect the consummation of the Transaction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that EFX and EFX Brasil have filed with the SEC on Form S-4 / F-4 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. If a document has been filed as an exhibit to the registration statement, EFX and EFX Brasil refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

EFX files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an internet website that contains reports, proxy and information statements and other information about issuers, such as EFX, that file electronically with the SEC. The address of that internet website is http://www.sec.gov. In connection with the listing of the EFX BDRs, EFX will simultaneously disclose in Brazil the information provided by EFX in the United States. EFX additionally posts its filings on its internet website at https://investor.equifax.com. The information contained in, on or accessible through, EFX’s internet website does not constitute a part of, and is not incorporated by reference in, this prospectus.

EFX Brasil has not filed any document with the SEC or any similar government authority, other than communications related to the Transaction. As a result of the Transaction, EFX Brasil will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, EFX Brasil will file annual reports on Form 20-F and make submissions on Form 6-K with the SEC under the rules and regulations that apply to foreign private issuers. As a foreign private issuer, EFX Brasil and its shareholders are exempt from some of the reporting requirements of the Exchange Act.

You can obtain any of the documents incorporated by reference into this prospectus from the SEC, through the SEC’s internet website at www.sec.gov. Copies of documents that EFX files with the SEC are also available on EFX’s internet website at https://investor.equifax.com and EFX makes its annual and interim reports and other information available on its internet website at https://www.equifax.com. The information contained in, on or accessible through, EFX’s internet website does not constitute a part of, and is not incorporated by reference in, this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows EFX to incorporate by reference certain information into this prospectus, which means that EFX can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about EFX and its financial condition.

EFX incorporates by reference into this prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):

•	EFX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 23, 2023;

•

The sections of EFX’s Definitive Proxy Statement on Schedule 14A for the 2023 annual meeting of shareholders incorporated by reference in EFX’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 23, 2023;

•	EFX’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on April 20, 2023;

•	EFX’s Current Reports on Form 8-K, filed with the SEC on February 3, 2023 and May 8, 2023;

•

all other reports filed by EFX pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the Closing Date, or the date that the Transaction is terminated; and

•

the description of the EFX Common Shares contained in EFX’s registration statement on Form 10/A filed on July 30, 2010 (Amendment No. 1), and any amendment or report filed for the purpose of updating such description.

You may also obtain any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference into those documents), at no cost, by visiting EFX’s internet website at www.equifax.com under “About Us/Investors/SEC Filings” or by writing or contacting us at the following address and telephone number:

Equifax Inc.

Corporate Secretary

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

Telephone: +1 (404) 885-8000

Each document incorporated by reference into this prospectus is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs of EFX since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in another document that is incorporated by reference into this prospectus at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following questions and answers are intended to briefly address some commonly asked questions regarding the Transaction. These questions and answers may not address all questions that may be important to you. You should carefully read this entire prospectus, including the exhibits to the registration statement of which this prospectus is a part and the documents referred to herein, for a more complete understanding of the Merger Agreement, the Transactions contemplated by the Merger Agreement, EFX, EFX Brasil and Boa Vista. You may obtain the information incorporated by reference into this prospectus without charge. Refer to the sections of this prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.”

What is the proposed transaction on which I am being asked to vote, why is it being proposed and what will happen to Boa Vista as a result of the Transaction?

On February 9, 2023, EFX, EFX Brasil and Boa Vista entered into the Merger Agreement, pursuant to which, among other things, the parties intend to implement a business combination of Boa Vista and EFX Brasil by means of a Merger of Shares. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, if the Transaction is approved by the shareholders of Boa Vista the Merger of Shares will result in:

(i)	each share of Boa Vista (except shares held by EFX Brasil) being exchanged for one New EFX Brasil Redeemable Share according to the redemption option chosen by each shareholder; and

(ii)	Boa Vista becoming a wholly-owned subsidiary of EFX Brasil.

Upon consummation of the Transaction, each of the Merger of Shares, the issuance of the New EFX Brasil Redeemable Shares and the redemption thereof in exchange for the Consideration in accordance with the redemption option chosen by the Boa Vista shareholders will be deemed to occur simultaneously and will be conditioned on the effectiveness of each of the other steps. The Consideration will be made available on the Closing Date.

If the Transaction is completed, Boa Vista will no longer be an independent, publicly-traded corporation in Brazil.

If the Transaction is consummated, what will I receive?

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, if the Transaction is approved by the shareholders of Boa Vista, the Merger of Shares will result in each BV Common Share (except shares held by EFX Brasil) being exchanged, at the election of each Boa Vista shareholder, for one Class A, Class B or Class C EFX Brasil Redeemable Share. Immediately thereafter, each such New EFX Brasil Redeemable Share will be redeemed, subject to certain adjustments to account for inflation, the EFX Brasil Share Cap, the Adjustment Formula and any Cumulative Expected Post-Signing Litigation Loss as set forth in the Merger Agreement, as follows:

•	each Class A EFX Brasil Redeemable Share will be immediately redeemed for a cash payment of R$8.00;

•	each Class B EFX Brasil Redeemable Share will be immediately redeemed for: (a) a cash payment of R$7.20; and (b) delivery of a fraction of an EFX BDR equal to the EFX Class B Exchange Ratio; or

•

each Class C EFX Brasil Redeemable Share will be immediately redeemed for: (a) a fraction of an EFX Brasil Common Share equal to the EFX Brasil Exchange Ratio; and (b) a payment of R$2.67, which will, at the option of the relevant shareholder, be paid for in either (i) cash or (ii) a fraction of an EFX BDR equal to the EFX Class C-1 Exchange Ratio.

The number of EFX Brasil Common Shares issuable in exchange for the Class C EFX Brasil Redeemable Shares may not exceed the EFX Brasil Share Cap. If Boa Vista shareholders exchanging Class C EFX Brasil Redeemable Shares would, but for the EFX Brasil Share Cap, result in the issuance of EFX Brasil Common Shares in excess of the EFX Brasil Share Cap, the number of BV Common Shares to be redeemed for EFX Brasil Common Shares will be reduced (on a pro rata basis based on the number of BV Common Shares held by all shareholders exchanging Class C EFX Brasil Redeemable Shares, rounded to the nearest whole share) so that the aggregate number of EFX Brasil Common Shares issuable pursuant to the Merger Agreement is equal to the EFX Brasil Share Cap (as defined herein), with remaining BV Common Shares that are subject to the election of Class C EFX Brasil Redeemable Shares to be redeemed, at the option of the relevant shareholder, for either a cash payment of R$8.00 or a fraction of an EFX BDR equal to the EFX Class C-2 Exchange Ratio (as defined herein).

The table below presents, for comparison purposes, the Consideration each Boa Vista shareholder will receive for each BV Common Share based on each respective class of New EFX Brasil Redeemable Share it receives or, in the case of a shareholder that exercises withdrawal rights, the withdrawal value per BV Common Share (for a description of the withdrawal rights, please see the section of this prospectus entitled “The Transaction — Withdrawal Rights and Appraisal Rights”).

Consideration
Option Exercised	Cash Payment	EFX BDR	EFX Brasil Common Share
Class A EFX Brasil Redeemable Share	R$8.00	—	—

Class B EFX Brasil Redeemable Share	R$7.20	EFX BDRs equal to the Class B Exchange Ratio	—

Class C EFX Brasil Redeemable Share (Electing Cash) (1)	R$2.67	—	EFX Brasil Common Shares equal to the EFX Brasil Exchange Ratio

Class C EFX Brasil Redeemable Share (Electing EFX BDRs) (1)	—	EFX BDRs equal to the EFX Class C-1 Exchange Ratio	EFX Brasil Common Shares equal to the EFX Brasil Exchange Ratio

Withdrawal Rights	R$4.15	—	—

(1)

Subject to the election of each shareholder, the Consideration for Class C EFX Brasil Redeemable Shares may vary if the total issuance of EFX Brasil Common Shares would otherwise exceed the EFX Brasil Share Cap.

The table below presents, for illustrative purposes, an example of the Consideration each Boa Vista shareholder will receive for each BV Common Share based on each respective class of New EFX Brasil Redeemable Share it receives in accordance with the formulas presented above. This illustrative presentation is based on certain assumptions and subject to certain limitations as described in the footnotes to the table.

	Consideration
Option Exercised	Cash Payment	EFX BDR	EFX Brasil Common Share
Class A EFX Brasil Redeemable Share	R$8.00	—	—
Class B EFX Brasil Redeemable Share	R$7.20	0.0008	—
Class C EFX Brasil Redeemable Share (Electing Cash) (1)(2)	R$2.67	—	0.0136
Class C EFX Brasil Redeemable Share (Electing EFX BDR) (1)(2)	—	0.0027	0.0136
Withdrawal Rights (3)	R$4.15	—	—

(1)

The calculation of the EFX Brasil Exchange Ratio depends on the number of EFX Brasil Common Shares owned by EFX and its affiliates immediately prior to the Closing and the number of BV Common Shares outstanding immediately prior to the Closing that elect to receive Class C EFX Brasil Redeemable Shares in the Transaction. For the purposes of this illustrative table, the calculation is based on the number of EFX

Brasil Common Shares owned by EFX and its affiliates and the number of BV Common Shares outstanding, in each case as of December 31, 2022, subject to the further assumption that for the purposes of the formulas set forth in the definition of EFX Brasil Exchange Ratio, the maximum number of shareholders elect to receive Class C EFX Brasil Redeemable Shares in the Transaction. For the detail with respect to the definition of EFX Brasil Exchange Ratio, see “Agreements Related To The Transaction — Summary of the Terms of the Merger Agreement — Consideration.” The final calculation of the EFX Brasil Exchange Ratio may vary.

(2)

Subject to the election of each shareholder, the Consideration for Class C EFX Brasil Redeemable Shares may vary if the total issuance of EFX Brasil Common Shares would otherwise exceed the EFX Brasil Share Cap.

(3)	For a description of the withdrawal rights, please see the section of this prospectus entitled “The Transaction — Withdrawal Rights and Appraisal Rights.”

In addition, with respect to any cash amounts payable upon the redemption, the cash amounts will be adjusted according to IPCA from May 10, 2023 through and including the day immediately preceding the Closing. Furthermore, the consideration payable upon redemption of each New EFX Brasil Redeemable Share will be adjusted downwards in accordance with an adjustment formula:

•	to account for any distribution of dividends, return of capital or interest on capital (or other distributions in respect of the BV Common Shares) by Boa Vista during the Pre-Closing Period; and

•

in the event that the disclosure schedule to the Merger Agreement is updated to reflect legal proceedings that arise or related to acts or facts occurring after the date of the Merger Agreement, to account for any Cumulative Expected Post-Signing Litigation Loss.

For a description of the adjustment formula and the manner in which the adjustments described in the bullets above will be allocated to each class of New EFX Brasil Redeemable Shares, see “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement — Consideration.”

If the Transaction is approved at the BV Special Meeting, you may, during the Option Period, elect any one redemption option to exercise with respect to each BV Common Share you own. Following the Option Period, you may not change your choice. If you fail to timely make your election, you will be deemed to have chosen to receive Class A EFX Brasil Redeemable Shares and receive the cash consideration applicable to the number of BV Common Shares that you own.

For a description of the exchange ratios described above and certain other defined terms, please see the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement — Consideration.”

What shareholder approvals are needed for the Transaction?

At the BV Special Meeting, Boa Vista shareholders are being asked to vote in favor of:

•	the ratification of the appointment of the appraiser hired to prepare the Valuation Report;

•	the approval of the Valuation Report;

•	the waiver of the obligation of EFX Brasil to list its shares on the Novo Mercado under Article 46 of the Novo Mercado Regulation;

•	the approval of the Merger of Shares Protocol; and

•	the approval of the Merger of Shares.

The above matters will be voted upon at the BV Special Meeting.

EFX, as the ultimate sole shareholder of EFX Brasil, is being asked to vote in favor of:

•	all the necessary documentation for the Merger of Shares, including the Valuation Report and Merger of Share Protocol;

•	the Merger of Shares; and

•	the delivery of cash; cash and EFX BDRs; or cash or EFX BDRs and EFX Brasil Common Shares, to the shareholders of Boa Vista at Closing upon the redemption of the New EFX Brasil Redeemable Shares.

EFX and EFX Brasil have agreed, pursuant to the Merger Agreement, to exercise their voting rights with respect to all of their BV Common Shares to vote for the approval of the Transaction. Additionally, EFX Brasil and ACSP, who collectively own approximately 40% of the issued and outstanding shares of Boa Vista, and EFX, have entered into a Voting Agreement by which ACSP is to exercise its voting rights with respect to all of its BV Common Shares to vote for the approval of the Transaction. Given the number of BV Common Shares owned by EFX Brasil and ACSP, and the obligations of EFX, EFX Brasil and ACSP under the Voting Agreement, the remaining percentage of BV Common Shares required to vote to approve the Transaction is approximately 10.02%.

As the board of directors of EFX has approved the Transaction and can direct EFX, as the ultimate sole shareholder, to adopt the foregoing approvals, EFX Brasil expects that its required shareholder approval will be obtained on or prior to the date of the BV Special Meeting. The shareholders of EFX are not required to approve the Transaction.

What is this document and why am I receiving it?

This document is a prospectus of EFX and EFX Brasil relating to the EFX BDRs and the EFX Brasil Common Shares, respectively, that will be issued as part of the Consideration upon completion of the Transaction. In connection with the Transaction, each of EFX and EFX Brasil is required by the Securities Act to deliver this document to all holders of BV Common Shares. You should carefully review this prospectus because, as a holder of BV Common Shares, you will be entitled to vote directly at the BV Special Meeting which will be called in order for the shareholders of Boa Vista to approve the Transaction, and you will have the ability to elect to receive cash, EFX BDRs and/or EFX Brasil Common Shares as the Consideration upon completion of the Transaction.

Who is EFX?

Equifax Inc. is a global data, analytics and technology company. EFX provides information solutions for businesses, governments and consumers, and EFX provides human resources business process automation and outsourcing services for employers. EFX has a large and diversified group of customers, including financial institutions, corporations, government agencies and individuals. EFX’s services are based on comprehensive databases of consumer and business information derived from numerous sources including credit, financial assets, telecommunications and utility payments, employment, income, educational history, criminal history, healthcare professional licensure and sanctions, demographic and marketing data. EFX uses advanced statistical techniques, machine learning and proprietary software tools to analyze available data to create customized insights, decision-making and process automation solutions and processing services for its customers. EFX is a leading provider of e-commerce fraud and charge back protection services in North America as well as information and solutions used in payroll-related and human resource management business process services in the United States. For consumers, EFX provides products and services to help people understand, manage and protect their personal information and make more informed financial decisions. Additionally, EFX also provides information, technology and services to support debt collections and recovery management.

EFX is a corporation organized under the laws of the state of Georgia. Its principal executive office is located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309. Its investor relations office can be reached at +1 (404) 885-8000 and its internet website address is www.equifax.com. The information contained on, or accessible through, such internet website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

For more information about EFX, see EFX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 23, 2023, which is incorporated by reference into this prospectus. Refer to the sections of this prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.”

Who is EFX Brasil?

Equifax do Brasil, S.A., a privately held corporation (sociedade anônima de capital fechado) incorporated under the laws of Brazil, was established in 1998 as an indirect subsidiary of EFX. EFX Brasil was established as a vehicle for EFX’s business and investments in Brazil. EFX made its initial investment in Boa Vista through EFX Brasil in 2011, at which point the then-existing business and operations of EFX Brasil were taken over by Boa Vista. Since such time, EFX Brasil has not engaged in any significant business other than holding the indirect interest of EFX in Boa Vista.

As of the date of this prospectus, EFX Brasil owns 9.95% of the issued and outstanding BV Common Shares. As a result of the consummation of Transaction, Boa Vista will be wholly-owned and controlled by EFX Brasil, and, accordingly, EFX Brasil will assume the business and operations of Boa Vista.

What is the status of the Transaction?

Pursuant to the Brazilian Corporations Law and the provisions of Boa Vista’s bylaws, on February 9, 2023, the board of directors of Boa Vista authorized and approved the execution, delivery and performance of the Merger Agreement and approved the Transaction; and recommended the approval of the Merger Agreement by the Boa Vista shareholders and directed that the Transaction be submitted for approval by the shareholders at the BV Special Meeting.

Pursuant to the Merger Agreement, the Boa Vista shareholders must approve the Transaction. Shareholders of Boa Vista are being asked to vote on the Transaction at the BV Special Meeting, and if such approval is received, Boa Vista, EFX and EFX Brasil will continue to seek completion of all formalities related to the Transaction. The BV Special Meeting will only be called after the effectiveness of the registration statement filed on Form S-4 / F-4 with the SEC, of which this prospectus forms a part. The Transaction will be consummated after the approval of the Transaction by the shareholders of Boa Vista at the BV Special Meeting and the satisfaction (or waiver, as the case may be) of other pending conditions precedent occur. None of EFX, EFX Brasil or Boa Vista can predict the actual date on which the Transaction will be completed, or whether it will be completed.

For a discussion of the conditions to the completion of the Transaction, see the section entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement.”

Are the BV Common Shares traded on any stock exchange?

The BV Common Shares are listed on the B3 under the symbol “BOAS3.”

Will the EFX BDRs or EFX Brasil Common Shares to be issued to me (as applicable) at the completion of the Transaction be traded on an exchange?

If the Transaction is consummated, holders of BV Common Shares who elect to receive Class B EFX Brasil Redeemable Shares or Class C EFX Brasil Redeemable Shares will receive the applicable number or fraction of EFX BDRs or EFX Brasil Common Shares, or both, on the Closing Date in accordance with the applicable exchange ratio and the Merger Agreement.

EFX will apply to the CVM for registration of a Sponsored Level I BDR Program and for admission to trading of the EFX BDRs backed by EFX Common Shares on the B3.

The EFX Common Shares are listed on the NYSE under the ticker symbol “EFX.” Shareholders that wish to directly hold EFX Common Shares after receiving EFX BDRs backed by EFX Common Shares may cancel their BDRs at any time in order to receive EFX Common Shares, provided that they have an international brokerage account, upon instructions given to their respective custody agents, as will be further detailed in a notice to shareholders to be disclosed by Boa Vista after the BV Special Meeting. Each EFX BDR is backed by one EFX Common Share.

The EFX Brasil Common Shares will not be listed or traded on any public securities exchange. For more information, see the sections entitled “The Transaction — Restrictions on Resales of Share Consideration Received in the Transaction” and “Risk Factors — Risks Relating to the EFX Brasil Common Shares — The EFX Brasil Common Shares will not be freely tradeable and will not be listed on any exchange.”

Will holders have any other liquidity rights with respect to EFX Brasil Common Shares?

Each Boa Vista shareholder receiving EFX Brasil Common Shares will have certain rights to sell such holder’s EFX Brasil Common Shares to affiliates of EFX, and such affiliates will have the right to purchase all such EFX Brasil Common Shares from such Boa Vista shareholders. These options are subject to certain conditions and important limitations as to the time and manner in which they may be exercised.

Payment with respect to any EFX Brasil Common Shares as to which the Put Option or the Call Option is properly exercised will be made on the tenth business day following determination of the Fair Market Value in accordance with the provisions of the Put/Call Option Terms. The Put Option and the Call Option are each exercisable only during a Put Option Exercise Period or a Call Option Exercise Period, as applicable, each of which is described in detail in the Merger Agreement, which is filed as an exhibit to this prospectus. The table below presents a summary of the Put Option Exercise Periods and the Call Option Exercise Periods.

Put and Call Option Exercise Periods	Applicable Exercise Period Commencement	Applicable Exercise Period Duration
First Put Option Exercise Period	5th Anniversary of the Closing Date	30 days
Second Put Option Exercise Period	7th Anniversary of the Closing Date	30 days
Third Put Option Exercise Period	10th Anniversary of the Closing Date	30 days
First Call Option Exercise Period	First business day following the 10th Anniversary of the Closing Date + 30 days	Until the day prior to the 13th Anniversary of the Closing Date

Put and Call Option Exercise Periods	Applicable Exercise Period Commencement	Applicable Exercise Period Duration
Additional Put Option Exercise Periods	13th Anniversary of the Closing Date (and each anniversary thereafter)	30 days
Additional Call Option Exercise Periods	First business day following the expiration of any Additional Put Option Exercise Period	30 days
Final Call Option Exercise Period	First business day following the date on which no shareholder of EFX Brasil (other than EFX or an Affiliate of EFX) holds at least the Minimum Ownership (1) (2)	30 days
Triggering Event Put Option Exercise Period	Upon the occurrence of a Triggering Event (3)	30 days

(1)	“Minimum Ownership” is defined as ownership of at least 5% of the then outstanding EFX Brasil Common Shares.
(2)	Available only after the expiration of the Additional Call Option Exercise Period.
(3)	“Triggering Event” refers to any date on which EFX provides notice to the relevant shareholder of the occurrence of an EFX Triggering Event.

For a description of the rights discussed above please see the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement — Put and Call Options.”

Will I have to pay any brokerage commission?

You will not have to pay brokerage commissions if your BV Common Shares are registered in your name. If your BV Common Shares are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the Merger of Shares or the other elements of the Transaction.

Will the value of the Consideration be affected by fluctuations in the Brazilian real/U.S. dollar exchange rate?

Volatility in the Brazilian real/U.S. dollar exchange rate and depreciation of the Brazilian real against the U.S. dollar may decrease the value of the EFX BDRs or EFX Brasil Common Shares. As the exchange rate of the Brazilian real and the U.S. dollar fluctuates, the implied value of the Share Consideration will fluctuate too. As a result, the implied value of the Consideration that you will receive upon the completion of the Transaction could be greater than, less than or the same as the implied value of the Consideration in U.S. dollars on the date of this prospectus or at the time of the BV Special Meeting.

Are any Boa Vista shareholders already committed to vote in favor of the proposal to approve the Transaction?

Yes. EFX and EFX Brasil have agreed, pursuant to the Merger Agreement, to exercise their voting rights with respect to all of their BV Common Shares to vote for the approval of the Merger of Shares. Furthermore, on February 9, 2023, EFX, EFX Brasil and ACSP entered into the Voting Agreement, whereby the parties undertook, as limited by the Brazilian Corporations Law, obligations to implement the Transaction, including by binding their shares to vote in favor of the corporate resolutions necessary for the approval, closing and implementation of the Transaction. The parties to the Voting Agreement collectively held, as of the date thereof, approximately 40% of the total issued and outstanding BV Common Shares. Holders of at least the majority of BV Common Shares issued and outstanding must vote in favor in order to approve the Merger of Shares, and holders of the majority of the BV Common Shares present at the meeting, in accordance with Article 46 of the Novo Mercado Regulation, must vote in favor in order to approve the waiver of the obligation of EFX Brasil to list its shares on the Novo Mercado under Article 46 of the Novo Mercado Regulation.

For more information, see “Agreements Related to the Transaction — Summary of the Terms of the Voting and Support Agreement.”

Are there risks associated with the Transaction?

Yes. There are a number of risks related to the Transaction that are discussed in this prospectus and in the other documents incorporated by reference into this prospectus. In evaluating the Transaction, before making any decision on whether and how to vote, you are urged to read carefully and in its entirety this prospectus, in particular the section entitled “Risk Factors.”

Do I have withdrawal rights in connection with the Merger of Shares?

If the Merger of Shares is approved at the BV Special Meeting, holders of BV Common Shares that do not vote in favor of the approval of the Merger of Shares, or who do not attend the BV Special Meeting, who were holders of record of BV Common Shares on February 9, 2023, the date on which the signing of the Merger Agreement was first publicly announced, and who hold their BV Common Shares through the Closing Date, may exercise withdrawal rights pursuant to Brazilian law and request that Boa Vista purchase the BV Common Shares they held on such date. You cannot exercise these withdrawal rights if you vote in favor of the Merger of Shares. If you have withdrawal rights, your withdrawal rights will lapse 30 days after publication of the minutes of the BV Special Meeting at which the Merger of Shares is approved. The failure to vote on the Merger of Shares at the BV Special Meeting by a shareholder who would otherwise be entitled to exercise withdrawal rights will not constitute a waiver of that shareholder’s withdrawal rights.

If you have withdrawal rights and exercise these rights, you will receive from Boa Vista an amount in cash equal to the book value of your BV Common Shares as of December 31, 2022. Based on this book value, the withdrawal value per BV Common Share is R$4.15.

Can I sell my BV Common Shares during the period for the exercise of withdrawal rights?

Subject to the observance of applicable legal requirements, during the 30-day period for the exercise of withdrawal rights, the BV Common Shares will continue to be listed on the B3 and be eligible for trading over the B3 under its existing ticker symbol. If you hold BV Common Shares and exercise your withdrawal rights, you will not be allowed to trade your shares any longer unless you cancel your request to exercise your withdrawal rights before the expiration of such 30-day period, as your BV Common Shares will be cancelled or acquired by Boa Vista upon payment of the corresponding withdrawal consideration.

What will happen to Boa Vista following the Closing Date?

Following the completion of the Transaction, Boa Vista will be a wholly-owned subsidiary of EFX Brasil and the BV Common Shares will be delisted from the B3.

The delisting of BV Common Shares will not affect holders of BV Common Shares. At the time of delisting following the completion of the Transaction, former holders of BV Common Shares will have received the Share Consideration and/or cash, as applicable, and EFX Brasil will be the sole holder of BV Common Shares.

Although EFX Brasil is not currently a public reporting company, following the effectiveness of the registration statement of which this prospectus is a part, EFX Brasil will become subject to the reporting requirements of the Exchange Act and will be required to file annual reports with the SEC on Form 20-F and make submissions to the SEC on Form 6-K. In addition, the EFX BDRs will be listed on the B3, and the EFX Common Shares which underly the EFX BDRs will continue to be listed on the NYSE.

Where and when will the BV Special Meeting be held?

The BV Special Meeting to consider the Transaction is scheduled to be held on June 29, 2023, at 4.00 p.m. (São Paulo time). Boa Vista has the right to delay the date of the BV Special Meeting. The BV Special Meeting will be held exclusively digitally and remotely and deemed as taking place at Boa Vista headquarters, located at Avenida Tamboré, 267, 15th floor, 151 A, Torre Sul, Edifício Canopus Corporate Alphaville, Barueri, São Paulo, CEP 06460-000, Brazil.

For additional information about the BV Special Meeting, see the section of this prospectus entitled “The BV Special Meeting.”

Am I entitled to attend the BV Special Meeting?

If you hold BV Common Shares, you may attend the BV Special Meeting, provided that you present the appropriate documentation required by Boa Vista for participation.

May I vote at the BV Special Meeting?

If you hold BV Common Shares, you may vote at the BV Special Meeting, provided that you present the appropriate documentation required by Boa Vista for participation. There is no record date for purposes of determining direct holders of BV Common Shares entitled to attend or vote at the BV Special Meeting.

What happens if I do not vote?

If you are a holder of BV Common Shares and you do not vote or do not attend the BV Special Meeting, you may be entitled to withdrawal rights with respect to any BV Common Shares held on the date on which the signing of the Merger Agreement was first publicly announced and not sold before the Closing Date. If you do not exercise your withdrawal rights, or if you are not eligible for withdrawal rights, and the Transaction is approved at the BV Special Meeting, you may, during the Option Period, elect any one redemption option to exercise with respect to each BV Common Share you own. Following the Option Period, you may not change your choice. If you fail to timely make your election, you will receive Class A EFX Brasil Redeemable Shares.

What will happen if the proposals to be considered at the BV Special Meeting are not approved?

Boa Vista, EFX and EFX Brasil will not be able to complete the Transaction if the majority of Boa Vista shareholders do not approve the Merger of Shares.

What percentage ownership will former Boa Vista shareholders hold in EFX and/or EFX Brasil following completion of the Transaction?

If the Transaction is completed, Boa Vista will become a wholly-owned subsidiary of EFX Brasil and Boa Vista will no longer be an independent, publicly-traded company. Based on the exchange ratios, adjustments and limitations set forth in the Merger Agreement, and assuming that all Boa Vista shareholders elect to receive Class C EFX Brasil Redeemable Shares and the maximum number of EFX Brasil Common Shares are issued as a result, it is estimated that, immediately following completion of the Transaction, former holders of BV Common Shares will own approximately 2.4% of EFX and 20.0% of EFX Brasil, respectively, on a fully diluted basis.

The actual percentage ownership in EFX or EFX Brasil, as the case may be, held by former shareholders of Boa Vista after consummation of the Transaction will depend on the proportion of former Boa Vista shareholders who elect to redeem their shares under the applicable redemption option.

When do you expect the Transaction to be completed?

The Transaction is expected to close in the second quarter of 2023, subject to the approval of the Boa Vista shareholders and other customary closing conditions.

What happens if I transfer or sell my BV Common Shares before the BV Special Meeting or before completion of the Transaction?

You must hold BV Common Shares and you must have timely provided the appropriate documentation required by Boa Vista in order to be entitled to vote at the BV Special Meeting. You may transfer or sell your BV Common Shares beginning from after the BV Special Meeting until the completion of the Transaction, unless you elect to receive Class B EFX Brasil Redeemable Shares or Class C EFX Brasil Redeemable Shares, in which case your BV Common Shares will not be transferable unless you change your election prior to expiration of the Option Period. If you elect to receive Class A EFX Brasil Redeemable Shares and you transfer or sell your BV Common Shares, you will have transferred the right to receive the Consideration in the Transaction to such transferee and you will lose your right to receive the Consideration.

Will the Share Consideration acquired in the Transaction receive a dividend?

After the closing of the Transaction, as a holder of either EFX BDRs or EFX Brasil Common Shares, former holders of BV Common Shares that hold such EFX BDRs or EFX Brasil Common Shares on the record date associated with a dividend distribution are expected to receive the same dividend per EFX Common Share or EFX Brasil Common Share as all other holders of such securities that hold such securities as of the record date associated with such dividend distribution.

Any future dividends on EFX BDRs will remain subject to approval by the EFX board of directors and the requirements of Georgia law. Any future dividends on EFX Brasil Common Shares will remain subject to approval by the EFX Brasil board of directors and, with respect to annual dividends, the approval of the shareholders of EFX Brasil at the ordinary general meeting of the shareholders, and the requirements of Brazilian law. For further information on dividends and the dividend policy of EFX Brasil after the consummation of the Transaction, see the section of this prospectus entitled “The Transaction — Dividend Information.”

What happens if the Transaction is not completed?

If the majority of Boa Vista shareholders do not approve the Merger of Shares or if the Transaction is not completed for any other reason, Boa Vista will remain an independent public company and the BV Common Shares will continue to be listed and traded on the B3.

A termination fee equal to R$200.0 million will be payable in the following circumstances:

•

by the breaching party, if the Merger of Shares has not been consummated by the End Date and such failure to consummate was primarily attributable to a failure of such breaching party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Closing Date;

•

by the breaching party, if the termination was primarily attributable to a breach by such breaching party of any of the representations, warranties or covenants given by such party under the Merger Agreement and such breach was not cured within 30 days from receipt of notice by the non-breaching party, except with respect to the breach of Boa Vista’s representations with respect to new litigations that arise or relate to acts or facts occurring after the date of the Merger Agreement, or Boa Vista’s representations with respect to no material adverse change, in which case the termination fee will not be applicable;

•

by Boa Vista, if (i) the Merger Agreement is terminated (x) by EFX and EFX Brasil due to a failure of the BV Special Meeting to approve any of the Merger of Shares, any of the necessary documentation for the Merger of Shares, including the Valuation Report and the Merger of Shares Protocol, or the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation (other than if such failure was primarily attributable to a failure by EFX or EFX Brasil to perform any covenant or obligation in the Merger Agreement), or (y) by any party if the Merger of Shares has not been consummated by the End Date (except if such delay is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Closing Date) or if a competent court or other governmental body shall have issued any final, non-appealable order, or any law has been approved and be in force, having the effect of prohibiting or otherwise preventing the consummation of the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares, (ii) at or prior to the time of such termination, an Acquisition Proposal or an Acquisition Inquiry has been made known to Boa Vista or publicly disclosed, announced, commenced submitted or made, and (iii) prior to the date of any such termination or within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal or an Acquisition Inquiry) is executed; or

•

by Boa Vista, if the Merger Agreement is terminated by (x) any party if the Merger of Shares has not been consummated by the End Date (except if such delay is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Closing Date), or if a competent court or other governmental body shall have issued any final, non-appealable order, or any law has been approved and be in force, having the effect of prohibiting or otherwise preventing the consummation of the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares, or (y) EFX and EFX Brasil due to a failure of the BV Special Meeting to approve any of the Merger of Shares, any of the necessary documentation for the Merger of Shares, including the Valuation Report and the Merger of Shares Protocol, or the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation, after: (i) the board of directors of Boa Vista has withdrawn or changed its recommendation in favor of the approval of any of the Merger of Shares, the necessary documentation for the Merger of Shares, or the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation or otherwise withdrawn or changed its recommendation in respect of the Merger of Shares or the redemption of the New EFX Redeemable Shares; and/or (ii) the board of directors of Boa Vista has recommended (or caused or permitted Boa Vista to sign an agreement providing for) an Acquisition Proposal or Acquisition Transaction; except in each case where the board of directors of Boa Vista has taken such actions as a result of EFX having experienced a Fundamental Change or the occurrence of a Triggering Event.

In addition, if the Merger Agreement is terminated due to a failure of the BV Special Meeting to approve the Transaction (other than if such failure to consummate was primarily attributable to a failure by EFX or EFX Brasil to perform any covenant or obligation in the Merger Agreement or if the Merger of Shares does not occur because of a failure to obtain the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of the Novo Mercado Regulation), Boa Vista will reimburse the reasonable expenses of EFX and EFX Brasil incurred in connection with the Transaction in an amount not to exceed US$2.0 million (R$10.4 million at the Reference Rate).

What regulatory filings or approvals are needed to complete the Transaction?

Other than the filing of the registration statement of which this prospectus is a part with the SEC and the approval of the registration of the EFX BDR program by the CVM, closing of the Transaction is not subject to any regulatory filings or approvals.

What other conditions must be satisfied to complete the Transaction?

In addition to obtaining the approval of the BV Special Meeting, the closing of the Transaction is subject to certain additional conditions, including, among others, the following customary conditions:

Conditions applicable to the parties to the Merger Agreement

The performance of the obligations of parties to the Merger Agreement is subject to satisfaction of the following conditions:

•	the absence of any injunction, order or law that has the effect of prohibiting or otherwise preventing the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares;

•

the necessary approvals of the Boa Vista shareholders of the Merger of Shares and all necessary documentation for the Merger of Shares (including the Valuation Report and the Merger of Shares Protocol), excluding the approval of the waiver of the obligation of EFX Brasil to list its shares on the Novo Mercado under Article 46 of the Novo Mercado Regulation;

•

the absence of any actual action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative or appellate proceeding) brought by a governmental body seeking to prohibit or challenge the terms of the to the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares (provided that this condition can be waived by the mutual agreement of the parties);

•	the registration statement of which this prospectus is a part has become effective under the Securities Act; and

•	the EFX BDR program has been registered with the CVM and the B3 and is effective.

Conditions applicable to Boa Vista

The performance of the obligations of Boa Vista is subject to satisfaction of, or waiver by Boa Vista of, the following conditions:

•

certain representations and warranties made by EFX and EFX Brasil are true and correct in all material respects until the Closing Date (except where the representations and warranties refer to a previous date, in which case they must be true and correct in all material respects as of such date), certain representations and warranties of EFX and EFX Brasil with respect to corporate authority, validity of the Merger Agreement and the absence of certain conflicts or consents are true and correct in all respects on the Closing Date (except where the representations and warranties refer to a previous date, in which case they must be true and correct in all material respects as of such date) and certain representations and warranties of EFX and EFX Brasil with respect to capitalization are true and correct in all respects, subject only to de minimis inaccuracies;

•	compliance by EFX and EFX Brasil with all applicable covenants and obligations under the Merger Agreement;

•	the necessary shareholder approvals of EFX Brasil to take such actions as are contemplated by the Merger Agreement are obtained;

•

EFX Brasil is the rightful owner and sole beneficiary of EFX BDRs, representing EFX Common Shares readily available for trading on the NYSE and duly registered with the CVM and B3, in such amounts as will be necessary to enable the Class B EFX Brasil Redeemable Shares and Class C EFX Brasil Redeemable Shares to be redeemed for EFX BDRs as contemplated by the Merger Agreement;

•	EFX Brasil has enough reserves to enable the New EFX Brasil Redeemable Shares to be redeemed pursuant to Article 44 of the Brazilian Corporations Law and as provided in the Merger Agreement; and

•	the non-occurrence of a Fundamental Change or a Triggering Event.

Conditions applicable to EFX and EFX Brasil

The performance of the obligations of EFX and EFX Brasil is subject to satisfaction of, or waiver by EFX and EFX Brasil of, the following conditions:

•

certain representations and warranties made by Boa Vista will be true and correct in all material respects until the Closing Date (except where the representations and warranties refer to a previous date, in which case they must be true and correct in all material respects as of such date), certain representations and warranties of Boa Vista with respect to corporate authority, its subsidiaries, validity of the Merger Agreement and the absence of certain conflicts or consents will be true and correct in all respects on the Closing Date (except where the representations and warranties refer to a previous date, in which case they must be true and correct in all material respects as of such date), and certain representations and warranties of Boa Vista with respect to capitalization are true and correct in all respects, subject only to de minimis inaccuracies;

•

if the disclosure schedules to the Merger Agreement are updated to reflect legal proceedings that arise or relate to acts or facts occurring after the date of the Merger Agreement, Boa Vista will cause a reputable independent legal counsel reasonably acceptable to EFX to determine as promptly as practicable the aggregate loss (including attorneys’ and other fees and costs and any other losses or damages) reasonably expected to be incurred with respect to the matters set forth in such update, and, if such aggregated amount exceeds R$30.0 million, the consideration payable upon redemption of each EFX Brasil Redeemable Share will be adjusted downwards as described in the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement — Consideration;”

•	compliance by Boa Vista with all applicable covenants and obligations under the Merger Agreement;

•

Boa Vista shareholders having duly approved, in accordance with applicable law, the waiver of the obligation of EFX Brasil to list its shares on the Novo Mercado under Article 46 of the Novo Mercado Regulation; and

•	the absence of a material adverse change.

For further details on closing conditions, see the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement.”

What are the U.S. federal income tax consequences of the Transaction to holders of BV Common Shares?

The exchange of BV Common Shares for the Consideration in the Transaction will be a taxable transaction for U.S. federal income tax purposes.

Gain or loss realized by a U.S. Holder (as defined below) on the exchange generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s BV Common Shares have been held for more than one year.

You should read the section entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” for more information on the U.S. federal income tax consequences of the Transaction and you should consult your own tax advisors regarding the tax consequences of the Transaction in your particular circumstances.

What are the Brazilian income tax consequences of the Transaction to holders of BV Common Shares?

According to Brazilian tax rules, gains on the disposition of assets located in Brazil by a holder who resides in Brazil (a “Brazilian Holder”) or by a holder deemed to not be domiciled in Brazil for Brazilian tax purposes (a “Non-Brazilian Holder”) are subject to Brazilian taxation.

Notwithstanding the analysis of the tax treatment applicable to the contribution (incorporação de ações) of BV Common Shares into EFX Brasil, as a result of the subsequent redemption of New EFX Brasil Redeemable Shares (understood by the Brazilian Revenue Service as transactions executed out of the Brazilian stock exchange), gains recognized by holders of BV Common Shares are expected to be subject to Brazilian income tax at different rates, depending on the nature, domicile and regime of the corresponding holder. The rate for a Non- Brazilian Holder may generally vary from 15% to 22.5%, or may be a flat rate of 25% in case of a Non-Brazilian Holder resident of or domiciled in a “No Taxation or Low Taxation Jurisdiction.” The rate for a Brazilian Holder may vary widely, for example, from 15% to 22.5% for individuals, or 34% for Brazilian companies generally. There also may be potential tax exemptions.

You should read the section entitled “Material Tax Considerations — Material Brazilian Tax Considerations” for more information on the Brazilian tax consequences of the Transaction and you should consult your own tax advisors regarding the tax consequences of the Transaction on your particular circumstances.

What will be the accounting treatment of the Transaction?

The Transaction will be accounted for by EFX Brasil in accordance with the requirements of IFRS. The Transaction will be accounted for by EFX in accordance with the requirements of U.S. GAAP.

Under IFRS, EFX Brasil will account for its acquisition of Boa Vista under IFRS 3 — Business Combinations. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities assumed and any noncontrolling interest based on their estimated fair values as of the acquisition date.

Under U.S. GAAP, EFX will account for EFX Brasil’s acquisition of Boa Vista under ASC 805 — Business Combinations. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities assumed and any noncontrolling interest based on their estimated fair values as of the acquisition date.

For a more detailed discussion of the accounting treatment of the Transaction, see the section of this prospectus entitled “The Transaction — Accounting Treatment of the Transaction.”

Could the Transaction be unwound?

The Transaction itself cannot be unwound once all conditions precedent have been satisfied and the Closing has occurred.

Who can help answer my questions?

The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information contained in this prospectus. You should read carefully this entire prospectus, including the information in the exhibits to the registration statement of which this prospectus is a part. See the section of this prospectus entitled “Where You Can Find Additional Information.”

If you have any questions about the proposed Transaction, EFX’s investor relations office can be reached at +1 (404) 885-8000.

Where can I find more information about EFX and Boa Vista?

You can find out more information about EFX and Boa Vista from the various sources described in the section entitled “Where You Can Find Additional Information.”

SUMMARY OF THE TRANSACTION

The following is a summary that highlights information contained in this prospectus. This summary may not contain all the information that is important to you. For a more complete description of the Transaction and the Merger Agreement, we encourage you to read carefully this entire prospectus, including the exhibits to the registration statement of which this prospectus is a part, and the documents referred to herein. In addition, we encourage you to read the information incorporated by reference into this prospectus, which includes important business and financial information about EFX that has been filed with the SEC. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions in the section of this prospectus entitled “Where You Can Find Additional Information.”

The Parties

EFX

Equifax Inc. is a global data, analytics and technology company. EFX provides information solutions for businesses, governments and consumers, and EFX provides human resources business process automation and outsourcing services for employers. EFX has a large and diversified group of customers, including financial institutions, corporations, government agencies and individuals. EFX’s services are based on comprehensive databases of consumer and business information derived from numerous sources including credit, financial assets, telecommunications and utility payments, employment, income, educational history, criminal history, healthcare professional licensure and sanctions, demographic and marketing data. EFX uses advanced statistical techniques, machine learning and proprietary software tools to analyze available data to create customized insights, decision-making and process automation solutions and processing services for its customers. EFX is a leading provider of e-commerce fraud and charge back protection services in North America as well as information and solutions used in payroll-related and human resource management business process services in the United States. For consumers, EFX provides products and services to help people understand, manage and protect their personal information and make more informed financial decisions. Additionally, EFX also provides information, technology and services to support debt collections and recovery management.

EFX is a corporation organized under the laws of the state of Georgia. Its principal executive office is located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309. Its investor relations office can be reached at +1 (404) 885-8000 and its internet website address is www.equifax.com. The information contained on, or accessible through, such internet website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

For more information about EFX, see EFX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 23, 2023, which is incorporated by reference into this prospectus. Refer to the sections of this prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.”

EFX Brasil

EFX do Brasil, S.A. was established in 1998 as an indirect subsidiary of Equifax Inc. EFX Brasil was established as a vehicle for EFX’s business and investments in Brazil. EFX made its initial investment in Boa Vista through EFX Brasil in 2011, at which point the then-existing business and operations of EFX Brasil were taken over by Boa Vista. Since such time, EFX Brasil has not engaged in any significant business other than holding the indirect interest of EFX in Boa Vista. It has no significant sources of income other than distributions from Boa Vista and gains or losses on its investment in Boa Vista.

As of the date of this prospectus, EFX Brasil owns 9.95% of the issued and outstanding common shares of Boa Vista. As a result of the consummation of Transaction, Boa Vista will be wholly-owned and controlled by

EFX Brasil, and, accordingly, EFX Brasil will assume the business and operations of Boa Vista as described herein.

EFX Brasil is a privately held corporation (sociedade anônima de capital fechado) incorporated under the laws of Brazil. EFX Brasil’s corporate headquarters are located at Avenida Paulista, 1,636 3rd floor, Suite 309, Room 1, São Paulo, CEP 01310-200, Brazil.

Boa Vista

Boa Vista Serviços S.A. is one of the largest consumer credit bureaus in Brazil in terms of revenue according to the Brazilian Federal Register (Diário Oficial), the publicly available official journal of the federal government in Brazil. Boa Vista was founded in 2010 by ACSP, which had been operating a traditional credit protection service in the Brazilian market for over 60 years, with a presence in all the states of Brazil. Initially, Boa Vista operated in reducing information asymmetry among the participants of several markets, primarily in the credit market, making customer diligence, credit analysis and credit recovery safer and more accessible through the offer of several traditional credit bureau products. Drawing on its extensive experience with customers in different economic sectors, with an initial focus on consumer retail but now operating in all segments of the economy, including large financial conglomerates, banks, financial service providers, fintechs, insurance companies, telecommunications service providers and electric utilities, Boa Vista is increasingly moving away from providing raw data and moving towards structuring information as part of its risk analytics regarding individuals and companies, thus generating a more in-depth knowledge for Boa Vista’s customers. In September 2020, Boa Vista completed an initial public offering and listing of its common shares on Brazil’s Novo Mercado segment of the B3 under the symbol “BOAS3.”

Boa Vista is a Brazilian corporation (sociedade anônima) incorporated under the laws of Brazil. Boa Vista’s corporate headquarters are located at Avenida Tamboré, 267, 15th floor, 151A, Torre Sul, Edifício Canopus Corporate Alphaville, Barueri, São Paulo, CEP 06460-000, Brazil, and its telephone number at this address is +55-11-3003-0101. Boa Vista’s internet website is www.boavistaservicos.com.br. The information contained on, or accessible through, such internet website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

Risk Factors

The transactions contemplated by the Merger Agreement involve risks, some of which are related to such transactions themselves and others of which are related to EFX’s and Boa Vista’s respective businesses and to investing in and ownership of the EFX BDRs and the EFX Brasil Common Shares following the consummation of the Transaction, assuming it is completed. In considering the Transaction, you should carefully consider the information about these risks set forth under the section of this prospectus entitled “Risk Factors” beginning on page 24 of this prospectus, together with the other information included in or incorporated by reference into this prospectus.

The following is a summary of principal risks relating to the Transaction and other matters contemplated by the Merger Agreement. Each of these risks is more fully described in the individual risk factors in the section of this prospectus entitled “Risk Factors.”

•	failure to consummate the Transaction or to realize the anticipated strategic and financial benefits thereof;

•	the value of the Share Consideration received by Boa Vista shareholders may be less than the value of the BV Common Shares prior to the completion of the Transaction;

•	the pendency of the Transaction and the operating restrictions on Boa Vista prior to may adversely affect its business;

•	certain directors and executive officers of Boa Vista may have interests in the Transaction that are different from, or in addition to, EFX and EFX Brasil shareholders;

•	Boa Vista may experience a loss of customers and/or personnel following the Transaction, which may negatively affect the business;

•	holders of EFX BDRs and EFX Brasil Common Shares will experience dilution upon consummation of the Transaction;

•

the Merger Agreement contains provisions that could discourage potential third-party acquirors from considering or proposing an acquisition of all or a significant part of Boa Vista, even if such third party were prepared to enter into a transaction that would be more favorable to Boa Vista and its shareholders than the currently contemplated Transaction;

•	the fluctuating exchange rate between the Brazilian real and U.S. dollar may negatively impact the implied value of the Share Consideration;

•

security breaches and non-compliance with applicable personal data protection laws in Brazil may compromise company, consumer, and customer information, interfere with operations, drive significant remediation costs, and create legal liabilities for Boa Vista, EFX and EFX Brasil;

•	Boa Vista faces significant competition, and competitors may develop new and superior products and/or services which may be better accepted by the market;

•	Boa Vista’s loss of any material intellectual property rights may adversely affect its business, financial condition, results of operations, cash flows, liquidity reputation, and future business;

•	defending Boa Vista’s intellectual property rights from claims of infringement may lead to significant litigation and licensing costs;

•	failure to realize the anticipated benefits of EFX’s technology transformation strategy with respect to Boa Vista could adversely affect Boa Vista’s business and lead to operational disruptions;

•	outbreaks of communicable diseases like the COVID-19 pandemic may materially impact Boa Vista’s business and future results of operations;

•	changes to legal and regulatory frameworks regarding data management and analysis may materially impact Boa Vista’s ability to create and offer new products and services to customers;

•	Boa Vista’s dependence on outsourced information technology and external data sources may adversely affect Boa Vista’s business if access to such services and data is suspended or terminated;

•	a significant portion of Boa Vista’s revenue is derived from its ten largest customers;

•	there is currently no trading market for EFX Brasil Common Shares, and one may never develop;

•

EFX Brasil is a privately-held corporation governed by the laws of Brazil, and the protections afforded to minority shareholders in Brazil differ from those in the U.S. and may be more difficult to enforce;

•	the Brazilian government’s significant influence over the Brazilian economy, as well as Brazil’s political instability, may materially and adversely affect EFX Brasil and Boa Vista; and

•

Brazil’s susceptibility to high rates of inflation and the Brazilian government’s efforts to combat inflation may contribute to economic uncertainty and have adverse effects on EFX Brasil and Boa Vista.

The Transaction and the Merger Agreement

On February 9, 2023, EFX, EFX Brasil and Boa Vista entered into the Merger Agreement, pursuant to which, among other things, the parties intend to implement a business combination of Boa Vista and EFX Brasil by means of the Merger of Shares. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, if the Transaction is approved by the shareholders of Boa Vista the Merger of Shares will result in:

(i)	each share of Boa Vista (except shares held by EFX Brasil) being exchanged for one New EFX Brasil Redeemable Share according to the redemption option chosen by each shareholder of Boa Vista; and

(ii)	Boa Vista becoming a wholly-owned subsidiary of EFX Brasil.

If the Transaction is completed, Boa Vista will become a wholly-owned subsidiary of EFX Brasil and Boa Vista will no longer be an independent, publicly-traded corporation incorporated under the laws of Brazil. Based on the exchange ratios, adjustments and limitations set forth in the Merger Agreement, and assuming that all Boa Vista shareholders elect to receive Class C EFX Brasil Redeemable Shares and the maximum number of EFX Brasil Common Shares are issued as a result, it is estimated that, immediately following completion of the Transaction, former holders of BV Common Shares will own approximately 2.4% of EFX and 20.0% of EFX Brasil, respectively, on a fully diluted basis.

The terms and conditions of the Transaction are contained in the Merger Agreement, which is described in this prospectus and is filed as an exhibit to this prospectus. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Transaction. All descriptions in this summary and in this prospectus of the terms and conditions of the Transaction are qualified in their entirety by reference to the Merger Agreement.

The BV Special Meeting

Date, Time and Place of the BV Special Meeting

The BV Special Meeting to consider the Transaction is scheduled to be held on June 29, 2023, at 4.00 p.m. (São Paulo time), exclusively digitally and remotely and deemed as taking place at Boa Vista headquarters at Avenida Tamboré, 267, 15th floor, 151A, Torre Sul, Edifício Canopus Corporate Alphaville, Barueri, São Paulo, CEP 06460-000, Brazil.

Purpose of the BV Special Meeting

The purpose of the BV Special Meeting is to approve the Transaction and related matters. In order to approve the Transaction, Boa Vista shareholders are being asked to approve, in accordance with applicable law:

•	the ratification of the appointment of the appraiser hired to prepare the Valuation Report;

•	the approval of the Valuation Report;

•	the waiver of the obligation of EFX Brasil to list its shares on the Novo Mercado under Article 46 of the Novo Mercado Regulation;

•	the approval of the Merger of Shares Protocol; and

•	the approval of the Merger of Shares.

Quorum for Installation

The BV Special Meeting will be installed on first call if 25% of the issued and outstanding BV Common Shares are present, in person or by proxy. As EFX Brasil and ACSP collectively own approximately 40% of the issued and outstanding shares of Boa Vista, the 25% quorum requirement will be met by their attendance.

However, if the attendance requirement is not met for the BV Special Meeting on first call, the BV Special Meeting will be reconvened at a date and time, at least eight calendar days after the date and time scheduled for the BV Special Meeting on first call. The BV Special Meeting will be installed on second call with any percentage of holders present at the meeting following second call, in person or by proxy.

Required Vote

Approval of each of the items on the agenda for the BV Special Meeting requires the affirmative vote of holders representing a majority of the BV Common Shares issued and outstanding, with the exception of the waiver of the obligation of EFX Brasil to list its shares on the Novo Mercado under Article 46 of the Novo Mercado Regulation, which must be approved by the majority of the BV Common Shares present at the meeting, in accordance with Article 46 of the Novo Mercado Regulation.

For more information on the required vote, see the section of this prospectus entitled “The BV Special Meeting.”

On February 9, 2023, EFX, EFX Brasil and ACSP entered into the Voting Agreement, which sets forth the agreement by which EFX, EFX Brasil and ACSP are to exercise their voting rights to effect the consummation of the Transaction. As of the date of this prospectus, ACSP held approximately 30.04% of the total issued and outstanding BV Common Shares and EFX Brasil held approximately 9.95% of the total issued and outstanding BV Common Shares, representing, collectively, approximately 40% of the total issued and outstanding BV Common Shares. Given the aggregate number of BV Common Shares owned by EFX Brasil and ACSP and the parties’ respective obligations under the Voting Agreement, the remaining percentage of BV Common Shares required to vote to approve the Transaction is approximately 10.02%.

Voting by Directors and Officers

As of the date of this prospectus, the directors and executive officers of Boa Vista have the right to vote 77,734 BV Common Shares, representing less than 1% of the BV Common Shares outstanding and entitled to vote (including outstanding options exercisable within 60 days).

For more information on the shareholdings of the directors and executive officers of Boa Vista, please see the section of this prospectus entitled “Principal Shareholders.”

Consideration

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, each BV Common Share issued and outstanding immediately prior to the consummation of the Transaction (except shares held by EFX Brasil) will be exchanged, at the election of each Boa Vista shareholder, for one Class A, Class B or Class C EFX Brasil Redeemable Share. Immediately thereafter, each such New EFX Brasil Redeemable Share will be redeemed, subject to certain adjustments to account for inflation, the EFX Brasil Share Cap, the Adjustment Formula and any Cumulative Expected Post-Signing Litigation Loss as set forth in the Merger Agreement, as follows:

•	each Class A EFX Brasil Redeemable Share will be redeemed for a cash payment of R$8.00;

•

each Class B EFX Brasil Redeemable Share will be redeemed for: (a) a cash payment of R$7.20; and (b) delivery of a fraction of an EFX BDR, with each EFX BDR representing one EFX Common Share, equal to the EFX Class B Exchange Ratio; and

•	each Class C EFX Brasil Redeemable Share will be redeemed for: (a) a fraction of an EFX Brasil Common Share equal to the EFX Brasil Exchange Ratio; and (b) a payment of R$2.67, which will, at the option of the relevant shareholder, be paid for in either (i) cash or (ii) a fraction of an EFX BDR equal to the EFX Class C-1 Exchange Ratio.

For a description of the adjustments, exchange ratios, caps and other limitations described above and certain other defined terms, please see the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement — Consideration.”

Reasons for the Transaction

The board of directors of EFX considered a number of factors in making its determination that the Merger Agreement and the Transaction are in the best interests of EFX. After due consideration and discussion of such factors, the board of directors of EFX approved the execution of the Merger Agreement and the authorization for its executive officers to implement the Transaction.

The board of directors of Boa Vista considered a number of factors in making its determination that the Merger Agreement and the Transaction are in the best interests of Boa Vista. After due consideration, the Boa Vista board of directors approved, adopted and declared advisable the Merger Agreement and the Transaction, and declared that it is in the best interests of Boa Vista that Boa Vista enter into the Merger Agreement and consummate the Transaction.

For more information on the reasons underlying the decision by the board of directors of Boa Vista and EFX, respectively, to approve the Transaction, see the sections of this prospectus entitled “The Transaction — Boa Vista’s Reasons for the Transaction” and “The Transaction — EFX’s Reasons for the Transaction.”

Withdrawal Rights for Boa Vista Shareholders

Pursuant to Articles 137 and 253 of the Brazilian Corporations Law, if the Merger of Shares is approved at the BV Special Meeting, holders of BV Common Shares that do not vote in favor of the approval of the Merger of Shares or who do not attend the BV Special Meeting, and who are holders of record of BV Common Shares on February 9, 2023, the date on which the signing of the Merger Agreement was first publicly announced, and who hold their BV Common Shares through the Closing Date, may exercise withdrawal rights pursuant to Brazilian law and request that Boa Vista purchase the BV Common Shares they held on such date. You cannot exercise these withdrawal rights if you vote in favor of the Merger of Shares. If you have withdrawal rights, your withdrawal rights will lapse 30 days after publication of the minutes of the BV Special Meeting at which the Merger of Shares is approved. The failure to vote on the Merger of Shares at the BV Special Meeting by a shareholder who would otherwise be entitled to exercise withdrawal rights will not constitute a waiver of that shareholder’s withdrawal rights.

If you have withdrawal rights and exercise these rights, you will receive from Boa Vista an amount in cash equal to the book value of your BV Common Shares as of December 31, 2022. Based on this book value, the withdrawal value per BV Common Share is R$4.15.

For more information on withdrawal rights, see the section of this prospectus entitled “The Transaction — Withdrawal Rights for Boa Vista Shareholders.”

No Solicitation of Competing Acquisition Transactions

As more fully described in this prospectus and as set forth in the Merger Agreement, and subject to certain exceptions, Boa Vista has agreed to ensure exclusivity to consummate the Transaction with EFX and has agreed not to solicit, participate in any discussions or accept any proposals from third parties in connection with any competing Acquisition Transaction. However, to the extent that an Acquisition Proposal or Acquisition Inquiry is received but is not the result of any such solicitation, participation or acceptance in contravention of the agreements described in the Merger Agreement, the management of Boa Vista may undertake any of the foregoing:

•	review, discuss and negotiate the relevant transaction presented by the third party making the proposal regarding such relevant transaction;

•	provide non-public information to the third party;

•	enter into all necessary agreements, including non-disclosure agreements and merger agreements, with such third party with respect to such Acquisition Proposal; and

•	accept and recommend the transaction proposed in such Acquisition Proposal to Boa Vista shareholders;

provided that any recommendation must contain a reasonable explanation of the reasons why such recommendation is being made and any acceptance and recommendation (and the approval to enter into any related agreement) must be made in compliance with fiduciary duties under applicable law.

For more information on the provisions in the Merger Agreement relating to exclusivity, see the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement — Exclusivity.”

Conditions Precedent That Must Be Satisfied or Waived for the Transaction to Occur

As more fully described in this prospectus and as set forth in the Merger Agreement, in addition to obtaining the approval of the BV Special Meeting, closing of the Transaction is subject to certain additional conditions, including, among others, the following customary conditions:

Conditions applicable to the parties to the Merger Agreement

The performance of the obligations of parties to the Merger Agreement is subject to satisfaction of the following conditions:

•	the absence of any injunction, order or law that has the effect of prohibiting or otherwise preventing the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares;

•

the necessary approvals of the Boa Vista shareholders of the Merger of Shares and all necessary documentation for the Merger of Shares (including the Valuation Report and the Merger of Shares Protocol), excluding the approval of the waiver of the obligation of EFX Brasil to list its shares on the Novo Mercado under Article 46 of the Novo Mercado Regulation;

•

the absence of any actual action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative or appellate proceeding) brought by a governmental body seeking to prohibit or challenge the terms of the to the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares (provided that this condition can be waived by the mutual agreement of the parties);

•	the registration statement of which this prospectus is a part has become effective under the Securities Act; and

•	the EFX BDR program has been registered with the CVM and the B3 and has become effective.

Conditions applicable to Boa Vista

The performance of the obligations of Boa Vista is subject to satisfaction of, or waiver by Boa Vista of, the following conditions:

•

certain representations and warranties made by EFX and EFX Brasil are true and correct in all material respects until the Closing Date (except where the representations and warranties refer to a previous date, in which case they must be true and correct in all material respects as of such date), certain representations and warranties of EFX and EFX Brasil with respect to corporate authority, validity of the Merger Agreement and the absence of certain conflicts or consents are true and correct in all respects on the Closing Date (except where the representations and warranties refer to a previous date, in which case they must be true and correct in all material respects as of such date) and certain representations and warranties of EFX and EFX Brasil with respect to capitalization are true and correct in all respects, subject only to de minimis inaccuracies;

•	compliance by EFX and EFX Brasil with all applicable covenants and obligations under the Merger Agreement;

•	the necessary shareholder approvals of EFX Brasil to take such actions as are contemplated by the Merger Agreement are obtained;

•

EFX Brasil is the rightful owner and sole beneficiary of EFX BDRs, duly registered with the CVM and B3 and representing EFX Common Shares readily available for trading on the NYSE, in such amounts as will be necessary to enable the Class B EFX Brasil Redeemable Shares and the Class C EFX Brasil Redeemable Shares to be redeemed for EFX BDRs as contemplated by the Merger Agreement;

•	EFX Brasil has enough reserves to enable the New EFX Brasil Redeemable Shares to be redeemed pursuant to Article 44 of the Brazilian Corporations Law and as provided in the Merger Agreement; and

•	the non-occurrence of a Fundamental Change or a Triggering Event.

Conditions applicable to EFX and EFX Brasil

The performance of the obligations of EFX and EFX Brasil is subject to satisfaction of, or waiver by EFX and EFX Brasil of, the following conditions:

•

certain representations and warranties made by Boa Vista will be true and correct in all material respects until the Closing Date (except where the representations and warranties refer to a previous date, in which case they must be true and correct in all material respects as of such date), certain representations and warranties of Boa Vista with respect to corporate authority, its subsidiaries, validity of the Merger Agreement and the absence of certain conflicts or consents will be true and correct in all respects on the Closing Date (except where the representations and warranties refer to a previous date, in which case they must be true and correct in all material respects as of such date), and certain representations and warranties of Boa Vista with respect to capitalization are true and correct in all respects, subject only to de minimis inaccuracies;

•

if the disclosure schedules to the Merger Agreement are updated to reflect legal proceedings that arise or relate to acts or facts occurring after the date of the Merger Agreement, Boa Vista will cause a reputable independent legal counsel reasonably acceptable to EFX to determine as promptly as practicable the aggregate loss (including attorneys’ and other fees and costs and any other losses or damages) reasonably expected to be incurred with respect to the matters set forth in such update, and, if such aggregated amount exceeds R$30.0 million, the consideration payable upon redemption of each EFX Brasil Redeemable Share will be adjusted downwards as described in the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement — Consideration;”

•	compliance by Boa Vista with all applicable covenants and obligations under the Merger Agreement;

•

Boa Vista shareholders having duly approved, in accordance with applicable law, the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of the Novo Mercado Regulation; and

•	the absence of a material adverse change.

For further details on closing conditions, see the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement — Conditions to the Transaction.”

Termination of the Merger Agreement

In addition to the termination events mentioned in the “Termination Fee” section below, the Merger Agreement provides for certain termination rights:

•	by mutual written consent of EFX, EFX Brasil and Boa Vista;

•

by any party, upon written notice to the non-terminating parties, if the Merger of Shares has not been consummated by the End Date (except if such delay is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Closing Date);

•

by any party, upon written notice to the non-terminating parties, if a competent court or other governmental body shall have issued any final, non-appealable order, or any law has been approved and be in force, having the effect of prohibiting or otherwise preventing the consummation of the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares;

•

by EFX and EFX Brasil if any of the Merger of Shares, any of the necessary documentation for the Merger of Shares, including the Valuation Report and the Merger of Shares Protocol, or the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation is not approved at the BV Special Meeting, and by Boa Vista if the required corporate approvals for the Transaction of EFX Brasil are not obtained, except where such outcome is primarily attributable to a failure on the part of a party to perform any of its respective covenants or obligations in the Merger Agreement; or

•

by a non-breaching party at any time before the Closing, if another party fails to fulfill any obligation in the Merger Agreement or such party’s representations in the Merger Agreement are or have become inaccurate, and such non-compliance or inaccuracy is not cured within 30 days from receipt of notice of such non-compliance by the non-breaching party.

For more information on termination of the Merger Agreement, see the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement — Termination of the Merger Agreement.”

Termination Fee

A termination fee equal to R$200.0 million will be payable in the following circumstances:

•

by the breaching party, if the Merger of Shares has not been consummated by the End Date and such failure to consummate was primarily attributable to a failure of such breaching party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Closing Date;

•

by the breaching party, if the termination was primarily attributable to a breach by such breaching party of any of the representations, warranties or covenants given by such party under the Merger Agreement and such breach was not cured within 30 days from receipt of notice by the non-breaching party, except with respect to the breach of Boa Vista’s representations with respect to new litigations that arise or relate to acts or facts occurring after the date of the Merger Agreement, or Boa Vista’s representations with respect to no material adverse change, in which case the termination fee will not be applicable;

•

by Boa Vista, if (i) the Merger Agreement is terminated (x) by EFX and EFX Brasil due to a failure of the BV Special Meeting to approve any of the Merger of Shares, any of the necessary documentation for the Merger of Shares, including the Valuation Report and the Merger of Shares Protocol, or the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation (other than if such failure was primarily attributable to a failure by EFX or EFX Brasil to perform any covenant or obligation in the Merger Agreement), or (y) by any party if the Merger of Shares has not been consummated by the End Date (except if such delay is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Closing Date) or if a competent court or other governmental body shall have issued any final, non-appealable order, or any law has been approved and be in force, having the effect of prohibiting or otherwise preventing the consummation of the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares, (ii) at or prior to the time of such termination, an Acquisition Proposal or an Acquisition Inquiry has been made known to Boa Vista or publicly disclosed, announced, commenced submitted or made, and (iii) prior to the date of any such termination or within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal or an Acquisition Inquiry) is executed; or

•

by Boa Vista, if the Merger Agreement is terminated by (x) any party if the Merger of Shares has not been consummated by the End Date; except if such delay is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Closing Date, or if a competent court or other governmental body shall have issued any final, non-appealable order, or any law has been approved and be in force, having the effect of prohibiting or otherwise preventing the consummation of the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares, or (y) EFX and EFX Brasil due to a failure of the BV Special Meeting to approve any of the Merger of Shares, any of the necessary documentation for the Merger of Shares, including the Valuation Report and the Merger of Shares Protocol, or the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation, after: (i) the board of directors of Boa Vista has withdrawn or changed its recommendation in favor of the approval of any of the Merger of Shares, the necessary documentation for the Merger of Shares, or the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation or otherwise withdrawn or changed its recommendation in respect of the Merger of Shares or the redemption of the New EFX Redeemable Shares; and/or (ii) the board of directors of Boa Vista has recommended (or caused or permitted Boa Vista to sign an agreement providing for) an Acquisition Proposal or Acquisition Transaction; except in each case where the board of directors of Boa Vista has taken such actions as a result of EFX having experienced a Fundamental Change or the occurrence of a Triggering Event.

In addition, if the Merger Agreement is terminated due to a failure of the BV Special Meeting to approve the Transaction (other than if such failure to consummate was primarily attributable to a failure by EFX or EFX Brasil to perform any covenant or obligation in the Merger Agreement or if the Merger of Shares does not occur because of a failure to obtain the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of the Novo Mercado Regulation), Boa Vista will reimburse the reasonable expenses of EFX and EFX

Brasil incurred in connection with the Transaction in an amount not to exceed US$2.0 million (R$10.4 million at the Reference Rate).

For more information on termination fees, see the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement —Termination Fee.”

Material U.S. Tax Considerations

The exchange of BV Common Shares for the Consideration in the Transaction will be a taxable transaction for U.S. federal income tax purposes. Gain or loss realized by a U.S. Holder on the exchange generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s BV Common Shares have been held for more than one year.

For more information on U.S. federal income tax considerations, see the section of this prospectus entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations.”

Material Brazilian Tax Considerations

According to Brazilian tax rules, gains on the disposition of assets located in Brazil by a Brazilian Holder or by a Non-Brazilian Holder are subject to Brazilian taxation.

Notwithstanding the analysis of the tax treatment applicable to the contribution (incorporação de ações) of BV Common Shares into EFX Brasil, as a result of the subsequent redemption of New EFX Brasil Redeemable Shares, gains recognized by holders of BV Common Shares are expected to be subject to Brazilian income tax at different rates, depending on the nature, domicile and regime of the corresponding holder. The rate for a Non-Brazilian Holder may generally vary from 15% to 22.5%, or may be a flat rate of 25% in case of a Non-Brazilian Holder resident of or domiciled in a “No Taxation or Low Taxation Jurisdiction.” The rate for a Brazilian Holder may vary widely, for example, from 15% to 22.5% for individuals, or 34% for Brazilian companies.

For more information on Brazilian taxation considerations, see the section of this prospectus entitled “Material Tax Considerations — Material Brazilian Tax Considerations.”

Accounting Treatment of the Transaction

The Transaction will be accounted for by EFX Brasil in accordance with the requirements of IFRS. The Transaction will be accounted for by EFX in accordance with the requirements of U.S. GAAP.

Under IFRS, EFX Brasil will account for its acquisition of Boa Vista under IFRS 3 – Business Combinations. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities assumed and any noncontrolling interest based on their estimated fair values as of the acquisition date.

Under U.S. GAAP, EFX will account for EFX Brasil’s acquisition of Boa Vista under ASC 805 — Business Combinations. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities assumed and any noncontrolling interest based on their estimated fair values as of the acquisition date.

For a more detailed discussion of the accounting treatment of the Transaction, see the section of this prospectus entitled “The Transaction — Accounting Treatment of the Transaction.”

Delisting

After the Transaction is completed, the BV Common Shares will be delisted from the B3.

Comparison of the Rights of Holders of EFX Common Shares and BV Common Shares

As a result of the Transaction, the holders of BV Common Shares will become holders of EFX BDRs or EFX Brasil Common Shares, and their rights will be governed by, with respect to EFX BDRs, the laws of Georgia and the Amended and Restated Articles of Incorporation and Bylaws of EFX, and with respect to the EFX Brasil Common Shares, the laws of Brazil and the bylaws of EFX Brasil. Following the closing of the Transaction, former Boa Vista shareholders will have different rights as holders of EFX BDRs or EFX Brasil Common Shares.

For a summary of the material differences between the rights of EFX shareholders, EFX Brasil shareholders and Boa Vista shareholders, see the section of this prospectus entitled “Comparison of Equityholder Rights Before and After the Transaction.”

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risks before making an investment. Risks related to EFX can be found in EFX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 23, 2023, and which is incorporated by reference into this prospectus. Refer to the sections of this prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.”

EFX Brasil was established in 1998 as an indirect subsidiary of EFX as a vehicle for EFX’s business and investments in Brazil. EFX Brasil has no significant business or operations other than holding the indirect interest of EFX in Boa Vista. As a result of the consummation of Transaction, Boa Vista will be wholly-owned and controlled by EFX Brasil, and EFX Brasil will assume the business and operations of Boa Vista. Accordingly, the risks described herein as they relate to Boa Vista should be read to relate to the present and future business, financial condition, results of operations, cash flow, liquidity, reputation and prospects, as applicable, of EFX Brasil.

Risks Relating to the Transaction

EFX may fail to realize the anticipated strategic and financial benefits sought from the Transaction.

The ability of EFX and/or EFX Brasil to achieve the anticipated benefits of the Transaction will depend on its ability to successfully and efficiently integrate the business and operations of Boa Vista with its business and achieve expected synergies. EFX and/or EFX Brasil may encounter challenges with successfully integrating and recognizing the anticipated benefits of the potential Transaction, including the following:

•	failure of EFX or EFX Brasil to recognize expected revenues from the Transaction;

•	potential disruption of, or reduced growth in, Boa Vista’s historical businesses, due to diversion of management attention and uncertainty with its current customer relationships;

•	consolidating and integrating corporate, information technology, finance and administrative infrastructures, and integrating and harmonizing business systems;

•	addressing possible differences in corporate cultures and management philosophies;

•	coordinating the compliance program and creating uniform standards, controls, procedures and policies;

•	unforeseen and unexpected liabilities related to the Transaction;

•	managing tax costs or inefficiencies associated with integrating operations;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the businesses;

•	difficulty retaining key employees, suppliers and other partners of Boa Vista;

•	difficulty retaining and efficiently managing Boa Vista’s customer base; and

•	difficulty of Boa Vista in implementing EFX’s current technology transformation strategy.

These and other factors could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue and earnings, which could materially impact Boa Vista’s business, financial condition and results of operations. In addition, the anticipated benefits of the Transaction contemplate certain synergies. Consequently, even if EFX and EFX Brasil are able to successfully integrate the operations of Boa Vista, they may not realize the full benefits of the Transaction if they are unable to identify and implement the anticipated synergies or if the actions taken to implement such synergies have unintended consequences on their other business operations.

The consummation of the Transaction is subject to certain conditions.

The Transaction is subject to certain conditions, including the approval of the shareholders of Boa Vista, the registration of BDR program and the other conditions described under the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement.” The completion of the Transaction will depend on the satisfaction of such conditions. Furthermore, pursuant to the Merger Agreement, EFX may terminate the Merger Agreement under certain circumstances, including, among others, the breach of the representations, covenants or obligations made by Boa Vista. No assurance can be given that all of the conditions to the Transaction will be satisfied or, if they are, as to the timing of the closing of the Transaction. If the conditions to the Transaction are not satisfied or validly waived in advance, or if termination rights are exercised, the Transaction will terminate.

The value of the Consideration received by Boa Vista shareholders in the Transaction may be less than the value of the BV Common Shares that such holder held prior to the completion of the Transaction.

Boa Vista shareholders may elect to receive the Share Consideration in the form of EFX BDRs or EFX Brasil Common Shares, as further described under the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement — Consideration.” The exchange ratios are fixed under the Merger Agreement and will not vary even if the market price of the BV Common Shares or underlying EFX Common Shares varies. Further, the value of the EFX BDRs or the EFX Brasil Common Shares at the time of the completion of the Transaction may vary significantly from the value on the date of the execution of the Merger Agreement, the date of this prospectus, or the date on which Boa Vista shareholders vote on the Transaction. Because the exchange ratios will not be adjusted to reflect any changes in the market price of the BV Common Shares or the EFX Common Shares underlying the EFX BDRs, the value of the consideration paid to the Boa Vista shareholders in the Transaction may be lower than the value of the EFX BDRs or the EFX Common Shares on earlier dates.

Changes in share prices may result from a variety of factors that are beyond the control of EFX, EFX Brasil or Boa Vista, including their respective business, operations and prospects, market conditions, economic development, geopolitical events, regulatory considerations, governmental actions, legal proceedings and other developments. Market assessments of the benefits of the Transaction and of the likelihood that the Transaction will be completed, as well as general and industry-specific market and economic conditions, may also have an adverse effect on share prices.

In addition, it is possible that the Transaction may not be completed until a significant period of time has passed after the BV Special Meeting. As a result, the value of the EFX BDRs or EFX Brasil Common Shares may vary significantly from the date of the BV Special Meeting to the date of the completion of the Transaction.

Investors are urged to obtain up-to-date prices for EFX Common Shares, which are listed on NYSE under the symbol “EFX,” and the BV Common Shares, which are listed on the B3 under the symbol “BOAS3.”

Pursuant to the Merger Agreement, any cash amounts payable as Consideration will be adjusted according to IPCA from May 10, 2023 through and including the day immediately preceding the Closing. However, there can be no guarantee that any such adjustment will fully offset any negative impact of inflation on the value of any such cash Consideration.

The announcement and pendency of the Transaction, during which Boa Vista is subject to certain operating restrictions, could have an adverse effect on its business.

The announcement and pendency of the Transaction could disrupt Boa Vista’s business, and uncertainty about the effect of the Transaction may have an adverse effect on Boa Vista. These uncertainties could cause suppliers, vendors, partners, customers and others that deal with Boa Vista to defer entering into contracts with, or making other decisions concerning, Boa Vista or to seek to change or cancel existing business relationships with Boa Vista. In addition, employees of Boa Vista may experience uncertainty regarding their roles after the Transaction. Employees may depart either before or after the completion of the Transaction because of uncertainty and issues relating to the difficulty of coordination or because of a desire not to remain following the Transaction. Therefore, the pendency of the Transaction may adversely affect Boa Vista’s ability to retain, recruit and motivate key personnel. Additionally, the attention of Boa Vista’s management may be directed towards the completion of the Transaction, including obtaining shareholders’ approvals, and may be diverted from the day-to-day business operations of Boa Vista. Matters related to the Transaction may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Boa Vista. Additionally, the Merger Agreement requires Boa Vista to refrain from taking certain specified actions, for example, significant investments or disposals, while the Transaction is pending. These restrictions may prevent Boa Vista from pursuing otherwise attractive business opportunities or capital structure alternatives and from executing certain business strategies prior to the completion of the Transaction. Further, the Transaction may give rise to potential liabilities, including those that may result from pending and future shareholder lawsuits relating to the Transaction. Any of these matters could adversely affect the business of, or harm the results of operations, financial condition or cash flows of Boa Vista.

Further, certain adverse changes in the business of Boa Vista in the period prior to the closing of the Transaction may occur that would not result in Boa Vista having the right to terminate the Merger Agreement or the Transaction. If adverse changes occur but Boa Vista is still required to complete the Transaction, the value of the Transaction may decrease. If the Transaction is not completed, these risks may still materialize and adversely affect the business and financial results of Boa Vista.

Certain of the directors and officers of Boa Vista may have interests in the Transaction that may be different from, or in addition to, those of Boa Vista shareholders generally.

Certain of the directors and officers of Boa Vista may have interests in the Transaction that may be different from, or in addition to, those of Boa Vista shareholders generally. In the case of Boa Vista directors or officers, these interests may include the continued service of certain directors and officers following the consummation of the Transaction and the treatment of equity-based awards in connection with the Transaction.

Boa Vista may experience a loss of customers or may fail to win new customers.

Following the Transaction, customers with whom Boa Vista had relationships prior to the announcement of the Transaction may terminate or otherwise reduce the scope of their relationship with Boa Vista in anticipation of or after the completion of the Transaction. Any such loss of business or the inability to win new customers could limit Boa Vista’s ability to achieve the anticipated benefits of the Transaction. Such risks could also be exacerbated by a delay in the closing of the Transaction.

EFX Brasil may be unable to retain and motivate Boa Vista personnel successfully.

The success of the Transaction will depend, in part, on EFX Brasil’s ability to retain the talents and dedication of key employees, including key decision-makers, currently employed by Boa Vista. Such employees may decide to leave while the Transaction is pending or after the Transaction is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, EFX Brasil’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating EFX Brasil and Boa Vista to hiring suitable replacements, all of which may cause their business to deteriorate. EFX Brasil may not be able to locate suitable replacements for any key employees who leave Boa Vista or offer employment to potential replacements on reasonable terms. In addition, EFX Brasil may not be able to motivate certain key employees following the completion of the Transaction due to organizational changes, reassignments of responsibilities, the perceived lack of appropriate opportunities for advancement or other reasons. If EFX Brasil fails to successfully retain and motivate its personnel, relevant capabilities and expertise may be lost which may have an adverse effect on its cash flows, the financial condition and results of operations.

Your ownership percentage in EFX or EFX Brasil will be less than the ownership percentage you currently hold in Boa Vista.

Your ownership percentage in EFX or EFX Brasil following the Transaction will be less than your existing ownership percentage in Boa Vista as a result of dilution attributable to the relative equity values of the companies involved in the Transaction. Based on the exchange ratios, adjustments and limitations set forth in the Merger Agreement, and assuming that all Boa Vista shareholders elect to receive Class C EFX Brasil Redeemable Shares and the maximum number of EFX Brasil Common Shares are issued as a result, it is estimated that, immediately following completion of the Transaction, former holders of BV Common Shares will own approximately 2.4% of EFX and 20.0% of EFX Brasil, respectively, on a fully diluted basis.

Failure to complete the Transaction may result in Boa Vista paying a termination fee, which could significantly harm the market price of BV Common Shares and negatively affect the future business and operations of Boa Vista.

If the Transaction is not completed and the Merger Agreement is terminated under certain circumstances, Boa Vista may be required to pay EFX a termination fee of R$200.0 million and/or reimburse EFX’s expenses up to a maximum of US$2.0 million (R$10.4 million at the Reference Rate).

In addition, if the Merger Agreement is terminated and the Boa Vista board of directors determines to seek another business combination, there can be no assurance that Boa Vista will be able to find a partner and close an alternative transaction on terms that are as favorable or more favorable than the terms set forth in the Merger Agreement.

The Transaction may be completed even though certain events occur prior to the closing of the Transaction that materially and adversely affect EFX, EFX Brasil or Boa Vista.

The Merger Agreement provides that either EFX, EFX Brasil or Boa Vista can refuse to complete the Transaction if there is a material adverse change affecting the other parties between February 9, 2023, the date of the Merger Agreement, and the closing of the Transaction. However, certain types of changes do not permit any party to refuse to complete the Transaction, even if such change could be said to have a material adverse effect on EFX, EFX Brasil or Boa Vista, including:

•	adverse economic conditions in Brazil or in other locations in which EFX, EFX Brasil or Boa Vista have material operations;

•

adverse economic conditions that generally affect the industry of EFX, EFX Brasil and Boa Vista or global economic or business conditions, including any conditions generally affecting financial, credit, foreign exchange or capital markets;

•	changes in applicable law or changes in Brazilian GAAP, IFRS or other accounting standards (or the interpretation thereof); and

•	acts of God, natural disasters, weather conditions, epidemics, pandemics, or the worsening of any of the foregoing, or other calamities.

If adverse changes occur and EFX, EFX Brasil and Boa Vista still complete the Transaction, the value of the Share Consideration may suffer. This in turn may reduce the value of the Transaction to EFX shareholders and EFX Brasil shareholders.

The Merger Agreement contains provisions that restrict Boa Vista’s ability to pursue alternatives to the Transaction.

As more fully described in this prospectus and as set forth in the Merger Agreement, and subject to certain exceptions, Boa Vista has agreed to ensure exclusivity to consummate the Transaction with EFX and EFX Brasil and has agreed not to solicit, participate in any discussions or accept any proposals from third parties in connection with any similar or competing Acquisition Transaction. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Boa Vista from considering or proposing such an acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to Boa Vista and its shareholders than the Transaction. For more information on the provisions in the Merger Agreement relating to non-solicitation of competing Acquisition Transactions, see the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Merger Agreement — Exclusivity.”

The value of the Consideration may be affected by fluctuations in the Brazilian real/U.S. dollar exchange rate.

Volatility in the Brazilian real/U.S. dollar exchange rate and depreciation of the Brazilian real against the U.S. dollar may decrease the price of the EFX BDRs or EFX Brasil Common Shares. As the exchange rate of the Brazilian real and the U.S. dollar fluctuates, the implied value of the Share Consideration will fluctuate too. As a result, the implied value of the Consideration that you will receive upon the completion of the Transaction could be greater than, less than or the same as the implied value of the Consideration in U.S. dollars on the date of this prospectus or at the time of the BV Special Meeting. See also “Risk Factors — Risks Relating to Brazil.”

Risks Relating to the Business of EFX Brasil and Boa Vista

Security breaches and other disruptions to information technology infrastructure could compromise company, consumer and customer information, interfere with operations, drive significant costs for remediation and enhancement of IT systems and create legal liability, all of which could have a substantial negative impact on Boa Vista’s business and reputation.

In the ordinary course of its business, Boa Vista collects, processes, transmits and stores sensitive data, including intellectual property, proprietary business information and personal information of consumers, employees and strategic partners. The secure operation of information technology networks and systems, and of the processing and maintenance of this information, is critical to the business operations and strategy of Boa Vista. Because its products and services involve the storage and transmission of personal information of consumers, it is routinely the target of attempted cyber and other security threats by outside third parties, including technically sophisticated and well-resourced bad actors attempting to access or steal data. Additionally, it could experience service disruptions or a loss of access to critical data or systems due to ransomware or other destructive attacks. Insider or employee cyber and security threats are also a significant concern for Boa Vista. The information technology networks and infrastructure used by Boa Vista (or those of third-party vendors and other service providers) are potentially vulnerable to unauthorized access to data, loss of access to systems or breaches of confidential information due to criminal conduct, attacks by hackers, employee or insider malfeasance and/or human error.

The techniques used to obtain unauthorized access, disable or degrade service or sabotage systems are constantly evolving and often are not recognized until launched against a target, or even some time after. Boa Vista may be unable to anticipate these techniques, implement adequate preventative measures or remediate any intrusion on a timely or effective basis even if its security measures are appropriate, reasonable, and/or comply with applicable legal requirements. Certain efforts may be state-sponsored and supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. Although Boa Vista has developed systems and processes that are designed to protect its data and customer data and to prevent data loss and other security breaches, and expects to continue to expend significant additional resources to bolster these protections, these security measures cannot provide absolute security.

If Boa Vista experiences significant breaches of security measures, including from incidents that are undetected for a period of time, sensitive data may be accessed, stolen, disclosed or lost. Any such access, disclosure or other loss of information could subject Boa Vista to significant litigation, regulatory fines or penalties, any of which could have a material adverse effect on Boa Vista’s cash flows, competitive position, financial condition or results of operations. There can be no assurance that insurance policies in the future will be adequate to cover losses from any security breaches.

Security breaches and attacks, and the adverse publicity that may follow, can have a negative impact on the reputation of Boa Vista and its relationships with customers. If Boa Vista is unable to demonstrate the security of its systems and the data maintained, or to retain the trust of customers, consumers and data suppliers, Boa Vista may experience a substantial negative impact on its business.

Any non-compliance with applicable personal data protection laws in Brazil, including failures in data security, may result in legal liability adversely affecting its business.

In the ordinary course of business, Boa Vista processes, transmits and stores sensitive data, including the personal information of consumers, employees and partners. These activities all concern the processing of personal data in Brazil and are therefore regulated by the Brazilian General Data Protection Act, or the “LGPD,” which regulates, among others, the transfer of personal data, the automated processing of personal data and the creation of consumer profiles (such as profiles regarding personal credit, presumed income, tendency to purchase products and insurance risk).

Boa Vista must comply with security requirements set forth in the LGPD and other applicable data protection laws to ensure compliance with legal requirements and minimize risk events, including service unavailability or unauthorized access to or use of personal data. Failure to comply with the LGPD or other applicable legal requirements, or the unauthorized access or use of personal data of customers, employees, subcontractors or potential customers, among others, may adversely affect Boa Vista’s reputation and result in the loss of its current and potential customers, subject Boa Vista to the penalties and payment of indemnification and adversely affect its business, results of operations and financial condition.

The non-compliance with any provisions of the LGPD has the following risks:

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the filing of legal, individual or collective actions seeking reparations for damages resulting from violations, based not only on the LGPD, but also on sector regulation regarding data protection still in force; and

•

the application of the penalties provided for in the Brazilian Consumer Protection Code and the Brazilian Civil Rights Framework for the Internet by some consumer protection agencies, especially with respect of cyber security incidents that result in the unauthorized access to personal data.

Considering the large volume of personal data Boa Vista processes, Boa Vista may be subject to higher risks of sanctions under the LGPD. If Boa Vista fails to comply with the LGPD and other applicable laws, it may be subject to penalties, as well as financial losses and reputational damage, which may materially and adversely affect its financial results. Such penalties can range from warnings to fines of up to 2% of its revenue (up to a limit of R$50.0 million per infraction) or even to partial or total prohibitions on engaging in activities related to data processing. In addition, Boa Vista may be liable for individual or collective damages caused by Boa Vista due to non-compliance with the obligations established by the LGPD or other applicable legislation.

Boa Vista may face difficulties complying with the LGPD on an ongoing basis. Changes in legislation may cause information that is currently defined as non-sensitive to be considered sensitive. Other data protection obligations that are not described above may also be established under the framework of the LGPD or under additional privacy laws or regulations enacted or approved in Brazil. This can impact Boa Vista’s products and solutions already on the market, potentially even preventing their continued sale, and could seriously harm Boa Vista’s business, financial condition or results of operations.

The market in which Boa Vista operates is competitive. The launch of new products and price strategies implemented by competitors may reduce sales and market share.

Boa Vista operates in a number of product and service markets that are highly competitive. Boa Vista’s competitors may develop new and superior products and/or services, which may have better acceptance in the market. Moreover, some of Boa Vista’s competitors may have significantly higher financial, technical and marketing resources, among others, compared to Boa Vista. As a result, Boa Vista’s competitors may respond to new technologies or customers’ demands more rapidly, spending more resources than Boa Vista for the development, improvement, promotion, sale and support of their products and services, or promoting aggressive pricing policies at levels that Boa Vista cannot support.

Additionally, some customers may develop their own products, replacing the products they currently acquire from Boa Vista, materially and adversely affecting Boa Vista’s revenue. Moreover, Boa Vista’s competitors maintain significant relationships with Boa Vista’s current and potential customers. New competitors or alliances among Boa Vista’s current competitors may arise and potentially reduce its market share and revenue. Participants in other segments may seek to expand their businesses to the market in which Boa Vista operates, and new database managers and/or suppliers of analytical solutions may be created with different levels of association and relationship with financial institutions that currently engage Boa Vista’s services.

Furthermore, some of Boa Vista’s competitors may choose to sell products that compete with Boa Vista at lower prices. As a result, Boa Vista may lose customers who are focused on pricing, or it may be required to reduce its pricing, which may adversely affect its profitability.

Boa Vista may not hold all intellectual property rights that are material to its activities.

Boa Vista currently holds several registered trademarks or trademarks under registration process with INPI, including “Boa Vista,” “SCPC,” “Boa Vista BlueBox,” “Acerta,” “Centro Positivo,” “Define” and “Radar Pessoal,” some of which are material for its activities and the maintenance of its competitiveness in the market. Boa Vista also holds certain material domain names associated with its trademarks and certain computer programs.

Certain of Boa Vista’s material trademarks, including all trademarks that contain the term “Boa Vista,” are being challenged by third parties and Boa Vista may lose its intellectual property rights related to these trademarks. Moreover, INPI may deny certain trademark registration applications, preventing Boa Vista from holding them.

If Boa Vista loses intellectual property rights on its material trademarks, Boa Vista will no longer have the exclusive right to use them. Moreover, Boa Vista may face difficulties in preventing third parties from using identical or similar trademarks, including to identify products or services that compete with Boa Vista. Boa Vista may be subject to civil claims or criminal charges for violations of third-party rights related to trademark use. The loss of rights or lack of registration of trademarks that Boa Vista deems strategic may materially and adversely affect its business, financial condition, results of operations, cash flows, liquidity, reputation and/or future business.

Boa Vista uses proprietary software in its activities which was developed internally by its employees and by third-party developers. The agreements entered into with employees and third parties generally provide that any intellectual or industrial property rights developed in the course of employment or engagement belong to Boa Vista, such agreements do not set forth similar provisions relating to software. Accordingly, although applicable Brazilian law governing software provides that the rights on software developed in the course of employment belong to the employer, Boa Vista may still be subject to lawsuits brought by former employees claiming ownership of such software. In this case, Boa Vista could be ordered to pay damages or cease using the software under dispute, which could have significant adverse impacts on its business, financial condition, operating results, cash flow, liquidity and/or future business.

In addition to software, the analytical models that are created to allow Boa Vista to provide its services are not subject to patents or registrations with industrial property agencies in Brazil. If customers ask for exclusivity in the use of models developed for them, Boa Vista will have increased costs due to greater effort in the development of new models, considering that exclusivity prevents a more widespread application of a model with a wider range of customers or to develop a set of analytical solutions.

Boa Vista may be unable to adequately and effectively protect its intangible assets, including its intellectual property rights, against third party violations, which could materially and adversely affect its business.

Boa Vista’s business success partially relies on its ability to protect and preserve its current and future trademarks and defend its intellectual property rights, including registered trademarks, software and domain names, as well as the confidentiality of its technology and services. Boa Vista cannot guarantee that the measures Boa Vista adopts to protect its intellectual property rights will be sufficient or that third parties will not infringe or misappropriate its intellectual property rights. If Boa Vista is unable to protect its intellectual property rights against infringement or misappropriation, this may have a material adverse effect on Boa Vista’s present and future business, financial condition, results of operations, cash flow, liquidity and reputation.

In addition, algorithms are not patentable or subject to any industrial property rights. Former employees acting in bad faith may provide competitors with certain technical knowledge, or even create new competitors, using unprotected intellectual material, including personal data, even if they do not have access to the databases owned or acquired by Boa Vista.

Boa Vista’s inability to adequately protect its intangible assets may have a material adverse effect on its present and future business, financial condition, results of operations, cash flow, liquidity and reputation.

Third parties may claim that Boa Vista infringed their intellectual property rights and this may lead to significant expenses with litigation and licensing, or prevent the sale of certain products or services.

Third parties, including Boa Vista employees and third-party software developers, may claim that Boa Vista’s products or services infringe their intellectual property rights. In addition, former employees of Boa Vista who developed software or analytical models may claim intellectual property rights in such software or models, or certain aspects of them, limiting Boa Vista’s ability to use them. Any dispute or litigation related to intellectual property assets may be costly and time-consuming due to the complexity of the technology that Boa Vista provides and the uncertainty in the outcome of any disputes.

Additionally, Boa Vista uses certain open-source software in its products and services. Companies that use open-source computer programs are subject to lawsuits challenging the ownership of these programs and/or compliance with license terms, as third parties may claim intellectual property rights in such open-source software or claim non-compliance with license terms. Certain licenses of open-source programs require users that distribute or use open-source software as part of their software to publicly disclose all or a portion of the source code of the relevant software and/or make works derived from open-source codes available at unfavorable terms and for no compensation. Any obligation to disclose its proprietary source code or any judgment requiring Boa Vista to pay damages could materially and adversely affect its business, financial condition, results of operations, cash flows, liquidity and/or future business.

Boa Vista may be required to enter into license agreements in order to continue using intellectual property that belongs to third parties, which may be costly and restrictive or prevent Boa Vista from selling certain products and/or providing certain services, materially and adversely affecting its present or future business, financial condition, results of operations, cash flows, liquidity and/or reputation.

Boa Vista may face difficulties in implementing EFX’s technology transformation strategy.

After the consummation of the Transaction, EFX intends that Boa Vista participate in its technology transformation strategy. As part of EFX’s technology transformation strategy, EFX is transitioning and migrating its data systems from traditional, on premises data centers to cloud-based platforms. This effort may be time consuming and costly, and may place significant strain on Boa Vista’s management, personnel, operations, systems, technical performance, financial resources, internal financial controls and reporting function and may have a material adverse impact on the results of operations and cash flows of EFX Brasil. In addition, many of Boa Vista’s existing personnel have limited experience with native cloud-based technologies. EFX’s technology transformation strategy will therefore require management time and resources to educate employees, including Boa Vista employees, and implement new ways of conducting business. The dedication of resources to this technology transformation strategy limits the resources available to devote to other initiatives or growth opportunities, or to invest in the maintenance of existing internal systems. There can be no assurance that this strategy is the right one or that investments in alternative technologies or other initiatives would not be a better use of limited resources.

Additionally, as a result of the cloud migration efforts in connection with the technology transformation strategy, Boa Vista may experience a loss of continuity, loss of accumulated knowledge or loss of efficiency during transitional periods. Reorganization and transition can require a significant amount of management’s and other employees’ time and focus, which may divert attention from operating activities and growing Boa Vista’s business. If the technology transformation strategy fails to achieve some or all of the expected benefits, it could have a material adverse effect on Boa Vista’s competitive position, business, financial condition, results of operations and cash flows.

The failure to realize the anticipated benefits of the technology transformation strategy could adversely impact Boa Vista’s business and financial results.

EFX expects its technology transformation strategy, including its transition to cloud-based technologies, will significantly increase Boa Vista’s efficiency, its productivity, and the stability and functionality of its products and services, as well as decrease the cost of its overall systems infrastructure. This complex, multifaceted and extensive initiative may cause unanticipated problems and expenses. If the transition causes errors or adversely impacts system processes, new systems do not operate as expected, or the data that is transitioned to the cloud changes in a material way, Boa Vista may have to incur significant additional costs to make modifications and could lose customers and suffer reputational harm as a result. Moreover, there may be issues with customer migration, as many customers may not migrate to cloud-based technologies on a timely basis or at all or may choose not to utilize Boa Vista’s products and services during and after its transition to cloud-based technologies, which could negatively impact Boa Vista’s revenue.

This technology transformation strategy may not be beneficial to the extent, or within the timeframes expected, or the estimated efficiency, cost savings and other improvements may not be realized as anticipated or at all. Market acceptance of cloud-based offerings is affected by a variety of factors, including information security, reliability, performance, the sufficiency of technological infrastructure in certain geographies, customer and data provider concerns with entrusting a third party to store and manage its data as well as the customer’s ability to access this data once a contract has expired, and consumer concerns regarding data privacy and the enactment of laws or regulations that restrict Boa Vista’s ability to provide such services to customers. If Boa Vista is unable to correctly respond to these issues, it may experience business disruptions, damage to its reputation, negative publicity, diminished customer trust and relationships and other adverse effects. Even if the anticipated benefits and savings are substantially realized, there may be consequences, internal control issues or business impacts that were not expected. The transition and migration to cloud-based technologies may increase its risk of liability and result in significant technical, legal, regulatory or other costs.

The transition to cloud-based technologies could expose Boa Vista to operational disruptions.

Boa Vista relies on the efficient and uninterrupted operation of complex information technology systems and networks. After the consummation of the Transactions, EFX plans to upgrade a significant portion of Boa Vista’s information technology systems and replace them with cloud-based solutions. This transition will continue to require substantial changes to software and network infrastructure, which could lead to system interruptions and cause the loss of customers, all of which could have a material adverse effect on Boa Vista’s results of operations.

Upon implementation of the new cloud-based solutions, much of Boa Vista’s information technology systems will include outsourced, cloud-based infrastructure, platform and software-as-a-service solutions not under its direct management or control. Any disruption to either the outsourced systems or the communication links between Boa Vista and the outsourced supplier could negatively affect its ability to operate its data systems and could impair its ability to provide services to customers. Boa Vista may incur additional costs to remedy the damages caused by these disruptions.

The outbreak of communicable diseases in Brazil and/or in the world, like the COVID-19 pandemic, has impacted and may continue to impact how Boa Vista operates.

Health epidemics, pandemics and similar outbreaks pose various risks. For example, the COVID-19 pandemic and the mitigation efforts by governments to attempt to control its spread adversely impacted the global economy, leading to reduced consumer spending and lending activities. The customers, and therefore the business and revenues, of Boa Vista are sensitive to negative changes in general economic conditions.

During the COVID- 19 pandemic, following the recommendations of public authorities, Boa Vista adopted a remote working policy for its employees. Nearly all of Boa Vista’s employees as of the date of this prospectus still operate either remotely or on a hybrid basis. This policy may increase cyber security risks.

Even as the COVID-19 pandemic has eased in much of the world, the lasting effects of the pandemic may continue to have adverse impacts on Boa Vista’s business and on the national and global economic landscape, and may still increase the likelihood of recessions, economic slowdowns, the unemployment level in Brazil, and the mergers and acquisitions or bankruptcy of customers, resulting in a decrease in the number of existing and potential customers of Boa Vista.

The expansion of Boa Vista’s database at competitive costs depends on partnerships for data acquisition, which may be terminated or modified.

Boa Vista benefits from cost savings derived from partnerships for sharing data that allows the expansion of its database at competitive costs. There is no guarantee that such partnerships will continue to be successful or that Boa Vista’s relationships with its partners will continue to be beneficial to both parties.

If Boa Vista is unable to continue these partnerships, Boa Vista will have a significant increase in costs related to data access and enrichment, which may adversely affect Boa Vista’s business, financial condition and results of operations.

In addition, although Boa Vista contractually requires its partners to comply with the LGPD, if its partners do not adhere to such obligations Boa Vista may be subject to penalties under the LGPD, as well as the payment of fines and sanctions pursuant to the Consumer Protection Code and the Brazilian Civil Rights Framework for the Internet.

Boa Vista’s potential inability to keep up with rapid technological development and offer new products and services, as well as properly improve and modernize its technological infrastructure, could materially and adversely affect its business.

Boa Vista’s ability to remain competitive relies, in part, on its ability to propose innovative technological solutions that meet the demands of its customers. If Boa Vista is unable to meet such demands or unable to find partners to work with that promptly and adequately match the technological abilities of the broader data management and analysis sector, its business, financial condition and results of operations may be materially adversely affected.

In addition, Boa Vista cannot assure you that in the future it will be able to maintain the level of investment necessary to promote and/or continue to modernize its technological infrastructure for data treatment. This may prevent Boa Vista from acquiring new business and customers, maintaining its existing customers and ensuring the security of its data and that of its customers, which may materially adversely affect its business, financial condition and results of operations.

Boa Vista may not be able to achieve the expected success with Cadastro Positivo.

The regulatory environment in which Boa Vista operates underwent a significant transformation in connection with the changes in 2019 to the Cadastro Positivo, a database that records information about the history of payments of a wide base of consumers and companies. The long-term benefits of the 2019 reforms to the Cadastro Positivo regime remain subject to uncertainties. For example, a significant volume of people and companies may voluntarily choose not to share their data (i.e., opt-out), in an amount that may be more significant than expected, or a substantial number of data sources (such as banks, telephone companies, utilities in general and retailers, etc.) may refuse to comply with the legal framework of the Cadastro Positivo. For example, since its implementation in 2019, participation in the Cadastro Positivo has been uneven across sectors, with certain sectors, such as insurance and education, not yet participating, while other sectors, such as banking and telecommunications, are participating fully. As a result, it has taken longer than expected for Boa Vista to fully realize the expected benefits of the Cadastro Positivo regime on its ability to use this data to create and offer new information solutions for its customers.

Boa Vista’s new business strategies and innovations may not succeed.

Boa Vista’s ability to implement its new business strategies and innovations depends on several factors, including, in particular, effects of existing laws and regulations, especially those relating to data management and analysis. Other important factors include domestic political and economic conditions, changes in operating costs and efficiencies, the development of technological infrastructure, the creation of new products, the availability of more modern analytical methods and the ability to continue to create or acquire proprietary data. There can be no assurance that Boa Vista will succeed in implementing its new strategies and innovations, which may materially adversely affect its business, financial condition and results of operations.

Failures in internal controls could expose Boa Vista to unexpected or unforeseen risks, which could adversely affect its business.

Boa Vista’s systems, policies and procedures for internal controls may not be sufficient and/or fully effective to detect malpractices, errors, frauds or other illegalities, including corruption. In connection with the audit of the consolidated financial statements of Boa Vista as of and for the years ended December 31, 2021 and 2020, the external auditors obtained an understanding of the internal controls relevant to their audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Boa Vista’s internal controls in accordance with the provisions of the Sarbanes-Oxley Act of 2002. During this process, material weaknesses in Boa Vista’s internal controls over financial reporting as of December 31, 2021, were identified, which were communicated to management. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

Material weaknesses have been identified related to Boa Vista’s control environment, risk assessment, information and communication, and monitoring activities, specifically the material weaknesses identified related to the ineffective design, implementation, and operation of general information technology controls (GITCs) in the areas of user access to information technology systems and revocation of access for terminated personnel, controls within the financial reporting process related to the accounting for and disclosure of complex transactions such as business combinations and share issuances, and controls over the measurement of earnings per share.

If Boa Vista is unable to remediate identified deficiencies or maintain effective internal controls, Boa Vista may fail to accurately report its results or prevent the occurrence of malpractices, errors, frauds or other illegalities, including corruption. Failure or ineffectiveness in Boa Vista’s internal controls could have a material adverse effect on Boa Vista’s business.

Boa Vista may be unable to obtain or promptly renew all required operating licenses.

Boa Vista cannot assure you that it will be able to obtain and timely renew the licenses and/or permits of use and operation issued by the competent municipal governments and fire departments for each of its offices and/or customer points of service. Failure to obtain or renew these licenses and permits under applicable requirements may result in successive fines and closing of facilities, as applicable, interrupting its activities. Boa Vista may be adversely affected in the event of the closing, even if temporarily, of any of its offices and/or customer points of service.

Changes in senior management and the potential difficulty in attracting and replacing qualified professionals may adversely affect Boa Vista’s business.

Boa Vista relies on the ability, experience and professional qualifications of its senior management to implement its strategy and to identify and market new products, technologies and business opportunities. Any loss of key executives, as well as any difficulty in attracting, retaining and timely replacing qualified professionals, may have a material adverse effect on its business, financial condition and results of operations.

In addition, teams of specialized professionals are necessary and are difficult to hire and retain. There is a shortage of specialized professionals, and high demand for them, so that the market for such professionals has strong competition, which can lead to a substantial increase in personnel costs, or even unavailability of professionals in the necessary quantity. Specialized professionals may also be attracted by competitors, which may result in loss of ability to deliver results and strengthen competitors or even the formation of new competitors. All of these factors can adversely impact its operations and results.

Unfavorable decisions in judicial proceedings may adversely affect Boa Vista.

Boa Vista is or may become party to judicial, administrative and arbitration proceedings whose outcomes may be unfavorable. Decisions that are contrary to its interests and that eventually result in substantial fines or damages may affect the continuity or profitability of the services Boa Vista provides or prevent the realization of its projects as initially planned and may also adversely affect its results and its reputation. The amount of provisions that Boa Vista has recognized with respect to potential liabilities arising from these matters are and continue to be lower than the overall amounts of the claims made against Boa Vista and there can be no guarantee that the final judicial decisions will not exceed the amounts that Boa Vista recognized as a provision.

Unfavorable rulings against Boa Vista or its management in judicial and administrative proceedings may have a material adverse effect on its present and future business, financial condition, results of operations, cash flow, liquidity and reputation.

Boa Vista is subject to certain risks that are not covered by insurance, which may have an adverse impact on its business.

Boa Vista is subject to risks for which it does not have insurance coverage, such as war, acts of God, terrorist acts and cyber attacks, force majeure or interruption of certain activities, among others. The occurrence of a significant uninsured risk, in part or in full, may adversely affect Boa Vistas revenues, expenses, business and reputation. Since Boa Vista is engaged in the management and analysis of personal and confidential data, Boa Vista may be adversely impacted by the absence of insurance coverage for cyber attacks. Any successful cyber attacks could lead to potential information leaks or database breaches, resulting in losses that are not adequately covered by existing insurance policies.

For certain risks, Boa Vista does not maintain insurance coverage because of cost and/or availability. Because Boa Vista retains some portion of insurable risks, and in some cases retains its risk of loss completely, unforeseen or catastrophic losses in excess of insured limits could materially adversely affect its business, financial condition and results of operations.

Dependence on outsourced information technology and other administrative functions may impair Boa Vista’s ability to operate effectively.

As part of EFX’s technology transformation, Boa Vista plans to outsource various components of its information technology and administrative functions after the consummation of the Transaction, and will continue to evaluate additional outsourcing. If these outsourcing vendors fail to perform their obligations in a timely manner or at satisfactory quality levels, including with respect to data and system security, or increase prices for their services to unreasonable levels, Boa Vista’s ability to bring products to market and support its customers and reputation could suffer. Any failure to perform on the part of these third-party providers could impair Boa Vista’s ability to operate effectively and could result in lower future revenue, unrealized efficiencies and adversely impact Boa Vista’s results of operations and its financial condition.

The loss of access to data from external sources may adversely affect Boa Vista’s ability to supply its products and provide its services.

Boa Vista largely depends on data from external sources to maintain and update its database, including data received from customers, partners, governmental sources and public records. Boa Vista’s current sources of data may choose to provide information to its competitors. Moreover, if a significant number of important data sources cannot provide their data, Boa Vista loses access to data due to governmental regulations (including due to failure to comply with the LGPD) or Boa Vista loses the exclusive right to use data or the cost of collection, disclosure or use of data increases materially, Boa Vista’s ability to supply products and provide services to its customers may be materially and adversely affected, resulting in decreased revenue and damage to its reputation.

Finally, there can be no assurance that Boa Vista will be able to obtain data from alternative sources if its current sources and/or future sources become unavailable and/or become too expensive, making it impossible to continue operations.

The market in which Boa Vista operates depends on telecommunications and electricity infrastructure. The inadequate development of the infrastructure of public and private networks necessary to expand its activities may adversely affect its business.

Changes in or insufficient availability of telecommunications and/or electricity infrastructure, as well as the inadequate development of the required public infrastructure network or the delay in the adoption of technologies and improvements, may result in slower response times, affecting the connectivity Boa Vista requires to provide its services.

Electricity shortages have occasionally occurred in Brazil and may occur again. There can be no assurance that Brazil’s power generation capacity will sufficiently increase to meet demand, and electricity shortages may adversely and significantly affect the cost and supply of electricity.

Moreover, the increase in prices of electricity and/or data transmission services increases costs, which may adversely affect its business if Boa Vista is unable to efficiently pass these costs on to its customers. Any failure of the public or private networks to adequately provide telecommunications and/or electricity services may adversely affect Boa Vista’s business and results.

A significant portion of Boa Vista’s revenue derives from service agreements concentrated in a few customers.

A significant portion of Boa Vista’s annual revenue derives from its ten largest customers. These customers accounted for 39.1% and 37.6% of its revenue for the years ended December 31, 2022 and 2021, respectively. Boa Vista cannot guarantee that the agreements Boa Vista entered into with its main customers will be renewed or extended or that Boa Vista will obtain equivalent revenue from its main customers in the future. There is also no guarantee that customers will not significantly reduce their consumption, whether for internal reasons, such as the development of their own processes that replace or eliminate the use of Boa Vista’s services, or external ones, such as problems caused by cyber attacks. Any change in demand for services from one or more of these main customers or even loss of any of these customers may adversely affect Boa Vista’s results of operations.

Boa Vista’s long-standing relationship with its customers and business partners may be reduced or terminated.

Boa Vista maintains long-standing relationships with several customers and business partners which may, at any time, unilaterally terminate the agreements they entered into with Boa Vista, significantly reducing business that generates revenue. This may result in renegotiations and, in case of termination of agreements, the loss of business opportunities to competitors.

Boa Vista cannot assure you that Boa Vista will be able to maintain or renew its existing agreements, maintain its relationship with its current customers or business partners or recover amounts payable by defaulting customers or business partners. The loss of one or more customers or business partners that have a long-standing relationship with Boa Vista may adversely affect its business, financial condition and results of operations.

The demand for Boa Vista’s products and services may be adversely affected as free and/or less costly information becomes available.

Information in general, including the results of certain analytical models, such as information relating to customer scoring, that is freely disclosed or is relatively cheap has been increasingly available to customers and consumers, especially through the internet. If this trend continues it may reduce the demand or impact the prices of Boa Vista’s risk analytics services.

Recently, the number of companies that offer free or low-cost scoring services, including credit rating, monitoring and reporting, increased with the emergence of alternative business models that use these services as a means to present other products and services to customers and consumers.

If Boa Vista’s customers rely on free or relatively cheap information rather than its risk analytics, its business, financial condition and results of operations may be materially and adversely affected.

Negative changes in general economic conditions, including interest rates, unemployment rates, income, inflation, investment amounts and consumer confidence, may adversely affect Boa Vista.

Boa Vista’s customers, business and revenue are sensitive to negative changes in general economic conditions, including credit demand, credit availability and access to capital, interest rate levels and volatility, inflation, employment levels, consumer trust and demand for housing, in Brazil and abroad. For example, many corporate customers use scoring information, analytical solutions and related data to process orders of new credit cards, vehicle loans, real estate loans, other consumer loans, as well as to manage their existing credit relations.

The demand for Boa Vista’s services tends to be related to the general levels of economic and consumer credit activity, which may be affected by changes in interest rates. Banks’ and other creditors’ intention to extend credit is adversely affected by increased consumer default rates and loan losses in a weak economy. Consumer demand for credit, and more generally the increase of consumer consumption, also tends to increase at a slower pace or decrease in periods of economic contraction or slowdown.

Boa Vista’s customer base is adversely affected when financial markets experience volatility, lack of liquidity and disruption. The potential for increased and continuous market disruption represents significant risks for business and revenue. High or increasing unemployment or interest rates; decreased income, inflation or investment amounts; lower consumer confidence and reduced access to credit adversely affect the demand for a number of Boa Vista’s products and services and, as a result, its revenue and results of operations. Consumers may also postpone or reduce their expenses and use of credit, and creditors may reduce the amount of credit offered or available. These factors also influence demand, which can impact the consumption of solutions related to segments other than credit, such as marketing services, anti-fraud and direct consumer services segments.

Changes in Brazilian tax legislation or conflicts in its interpretation may adversely impact Boa Vista, increasing the taxes that Boa Vista is required to pay.

The Brazilian government has frequently implemented several changes in tax regimes that can affect Boa Vista and its customers, including as a result of the execution or amendment of tax treaties. These changes include changes in the current rates and/or the creation of taxes, temporary or definitive, whose resources are destined for purposes established by the government. Some of these changes may result in increases in Boa Vista’s tax burden, which could adversely affect its profitability and the prices of its products and services, as well as restrict its ability to do business in the markets in which Boa Vista operates, adversely affecting Boa Vista.

Furthermore, broad tax reform is under discussion in the Brazilian Congress, mainly designed to increase the efficiency of allocation of the economy’s resources. In the form in which it has been presented, the reform would involve a wide restructuring of the Brazilian tax system, including the creation of a value-added tax on goods and services that would replace several existing taxes (i.e., social contributions, the federal tax on products industrialized tax, tax on financial transactions and tax on the circulation of goods and services).

Additional tax reform is also being discussed in Brazil, including a bill affecting certain rules regarding the income taxation of individuals, Brazilian legal entities and financial investments. Two of the main points of the tax reform bill are the taxation of dividends and the extinguishment of the deductibility of interest on capital (juros sobre o capital próprio) paid to shareholders. This bill was approved by the House of Representatives in August 2021 and is subject to further approval by the Brazilian Senate and the signature of the Brazilian President. The terms of the tax reform will not be known until the final version of the tax reform is approved by the Brazilian Congress and signed by the Brazilian President. There can be no assurance such approval or signing will occur. Brazil is also in the process of adopting the arm’s length principle for local transfer pricing rules through the recent enactment of Provisional Measure No. 1,152/2022. After the consummation of the Transaction, Boa Vista will be part of a multinational group, and its future intercompany transactions with related parties abroad will therefore need to comply with the newly enacted domestic transfer pricing system, which might impact the overall corporate income tax profile of the business. Provisional Measure No. 1,152/2022, which was signed on December 28, 2022, provided that the arm’s length principle adoption is compulsory for all taxpayers starting on January 1, 2024, however taxpayers can elect to early adopt the arm’s length principle for all intercompany transactions executed in 2023. The Brazilian Congress approved Provisional Measure No. 1,152/2022 on March 30, 2023, and it is now subject to further approval by the Brazilian Senate and the signature of the Brazilian President. If not converted into law, the Brazilian Congress is expected to issue guidance addressing the effects of actions taken by taxpayers under Provisional Measure No. 1,152/2022 during its provisional effective term.

The effects of these changes or any other additional reforms, if approved, may have adverse impacts on Boa Vista’s business. There can be no guarantee Boa Vista will be able to maintain its projected cash flow and profitability after any increases in Brazilian taxes applicable to Boa Vista and its operations.

Risks Relating to the EFX Brasil Common Shares

The EFX Brasil Common Shares will not be freely tradeable and will not be listed on any exchange.

There currently is no trading market for the EFX Brasil Common Shares and it is not anticipated that a trading market will develop as a result of the Transaction. EFX Brasil will not register the EFX Brasil Common Shares for listing on any public exchange. Due to the lack of a public market for the EFX Brasil Common Shares, it may be difficult to readily liquidate any holdings of EFX Brasil Common Shares whenever desired. Although the EFX Brasil Common Shares will be subject to certain put and call options as will be provided by the bylaws of EFX Brasil, such options are subject to important limitations as to the time and manner in which they may be exercised. See “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement — Put and Call Options.”

The protections afforded to minority shareholders in Brazil are different from those in the United States and may be more difficult to enforce.

Under Brazilian law, the protections afforded to minority shareholders are different from those in the United States. In particular, the legal framework and case law pertaining to disputes between shareholders and companies, their directors or executive officers is less developed in Brazil than it is in the United States and there are different procedural requirements for bringing shareholder lawsuits, such as shareholder derivative suits, which differ from those under U.S. or other laws. There is also a substantially less active plaintiffs’ bar for the enforcement of shareholders’ rights in Brazil than there is in the United States. As a result, in practice, it may be more difficult for EFX Brasil’s minority shareholders to enforce their rights against EFX Brasil or its directors or executive officers than it would be for shareholders of a U.S. company.

Holders of the Share Consideration may face difficulties in serving process on or enforcing judgments against EFX Brasil and other persons.

EFX Brasil is a privately held corporation (sociedade anônima de capital fechado) incorporated under the laws of Brazil, and most of EFX Brasil’s directors and executive officers reside or are based outside of the United States. All of EFX Brasil’s assets are located in Brazil. As a result, it may not be possible for you to effect service of process upon EFX Brasil or these other persons within the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, you may face greater difficulties in protecting your interests in the case of actions by EFX Brasil or its board of directors or statutory executive officers than would shareholders of a U.S. corporation.

Shareholders may not receive dividends or interest on capital.

Under the bylaws of EFX Brasil that will become effective after the consummation of the Transaction, shareholders will be entitled to a mandatory minimum dividend of 25% of the adjusted net income for the year. Under the Brazilian Corporations Law, annual net income may be capitalized, used to offset losses or retained and may not be made available for the payment of dividends or interest on capital. In addition, the Brazilian Corporations Law allows a privately-held company to suspend the mandatory distribution of dividends in a given fiscal year if the board of directors informs the ordinary general meeting participants that the distribution would be incompatible with EFX Brasil’s financial situation. Failure to receive dividends may frustrate expectations of cash return of its investors.

Finally, the income tax exemption on the distribution of dividends and the taxation currently levied on the payment of interest on capital provided for under current law may be revised. If withholding of income taxes on dividends is introduced, the statutory income tax rate is expected to decrease. However, other changes to the Brazilian income tax system might lead to an overall increase in taxes, reducing the net amount to be received by shareholders.

For more information, see “— Changes in Brazilian tax legislation or conflicts in its interpretation may adversely impact Boa Vista, increasing the taxes that Boa Vista is required to pay.”

Risks Relating to Brazil

The Brazilian government exercises significant influence on the Brazilian economy. This influence, as well as the Brazilian economic and political environment, may materially and adversely affect EFX Brasil.

The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes significant changes to monetary, credit, tariff, tax and other policies and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved increases in interest rates, changes in tax policies, price controls, interventions in the exchange market, control on capital and limits on imports, among other measures.

None of EFX, EFX Brasil or Boa Vista has any control over, nor can foresee, the measures or policies that the Brazilian government may implement in the future. Boa Vista or EFX Brasil may be materially and adversely affected by changes in policies or regulations involving or affecting factors such as:

•	monetary policy;

•	fiscal policy and tax regime;

•	liquidity in the financial, capital and credit markets;

•	exchange policy;

•	social and political instability;

•	expansion or contraction of the global or Brazilian economy;

•	foreign exchange controls and restrictions on remittances of funds abroad;

•	material exchange rates fluctuations;

•	interest rates;

•	inflation;

•	changes in the criteria for setting prices and tariffs; and

•	other political, social and economic events that may take place in Brazil or otherwise affect Brazil.

Uncertainty over whether the Brazilian government will implement changes in policy or regulation creates instability in the Brazilian economy, increasing the volatility of the Brazilian securities markets. These uncertainties, recession and a slow recovery period in Brazil and future developments in the Brazilian economy may adversely affect Boa Vista or EFX Brasil.

Political instability has adversely affected the Brazilian economy and Brazilian businesses, including Boa Vista.

Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy. Political crises have affected and continue to affect the confidence of investors and the general public, which have historically resulted in economic downturns and heightened volatility in the securities issued by Brazilian companies.

Presidential elections were held in Brazil in October 2022. None of EFX, EFX Brasil or Boa Vista can predict which policies the new President of Brazil, who assumed office on January 1, 2023, may adopt or change during his mandate or the effect that any such policies might have on their business and on the Brazilian economy. Any such new policies or changes to current policies may have a material adverse effect on Boa Vista or EFX Brasil. The political uncertainty resulting from the presidential elections and the transition to a new government may have an adverse effect on Boa Vista’s or EFX Brasil’s business, results of operations and financial condition.

Furthermore, Brazil’s federal budget has been in deficit since 2014. Similarly, the governments of Brazil’s constituent states are also facing fiscal concerns due to their high debt burdens, declining revenues and inflexible expenditures. While the Brazilian Congress has approved a ceiling on government spending that will limit primary public expenditure growth to the prior year’s inflation for a period of at least 10 years, local and foreign investors believe that fiscal reforms, and in particular the reform of Brazil’s pension system, which was approved in 2019 by the Brazilian Congress, will be critical for Brazil to comply with the spending limit. As of the date of this prospectus, discussions in the Brazilian Congress relating to fiscal reform remain ongoing. Diminished confidence in the Brazilian government’s budgetary condition and fiscal stance could result in downgrades of Brazil’s sovereign debt by credit rating agencies, negatively impact Brazil’s economy, lead to further depreciation of the real and an increase in inflation and interest rates, thus adversely affecting Boa Vista’s or EFX Brasil’s business, results of operations and financial condition.

Uncertainty about the Brazilian government’s implementation of changes in policies or regulations that affect such implementation may contribute to economic instability in Brazil and increase the volatility of securities issued abroad by Brazilian companies. Any of the above factors may create additional political uncertainty, adversely affect the Brazilian economy, Boa Vista’s or EFX Brasil’s business, financial condition and results of operations.

Inflation and any efforts by the Brazilian government to combat inflation may contribute to economic uncertainty in Brazil and have an adverse effect on Boa Vista or EFX Brasil

Brazil has experienced periods of significantly high rates of inflation in the past. As a result, the Brazilian government adopted monetary policies that resulted in Brazilian interest rates being among the highest in the world. The Central Bank’s Monetary Policy Committee (Comitê de Política Monetária do Banco Central) establishes an official interest rate target for the Brazilian financial system based on the level of economic growth, inflation rate and other economic indicators in Brazil. Between 2015 and 2022, the official annual Brazilian interest rate varied from 14.25% to 2.00%, and it was 2.00%, 9.25% and 13.75% in 2020, 2021 and 2022, respectively. The inflation rate as measured by the IGP-M and calculated by FGV was 23.14%, 17.78% and 5.45% in 2020, 2021 and 2022, respectively. The inflation rate as measured by the IPCA and published by IBGE was 4.52%, 10.06% and 5.79% in 2020, 2021 and 2022, respectively. Historically, the exchange rate of the real relative to the U.S. dollar, euro and other strong currencies has also fluctuated significantly.

Any future measures taken by the Brazilian government, including the changes in interest rates, intervention in the exchange market and the implementation of mechanisms to adjust or determine the value of the real may trigger inflation, adversely affecting the overall performance of the Brazilian economy. If Brazil experiences high inflation in the future, Boa Vista or EFX Brasil may be unable to adjust the prices they charge their customers in order to offset the effects of inflation on their cost structure, which could increase their costs and reduce its net and operating margins.

Moreover, in the event of increased inflation, the Brazilian government may choose to significantly increase the official interest rates. The increase in interest rates may affect Boa Vista’s cash and cash equivalents and securities, which are subject to interest rates. Accordingly, fluctuation in Brazilian interest rates and inflation may adversely affect Boa Vista or EFX Brasil. On the other hand, a significant decrease in interest rates or inflation rates may adversely affect the revenue from Boa Vista’s financial investments.

Any further downgrading of Brazil’s credit rating may have an adverse effect on Boa Vista and EFX Brasil.

Credit ratings affect the perception of risk of investors. Rating agencies regularly review Brazil’s sovereign ratings based on a number of factors, including macroeconomic trends, tax and budgetary conditions, indebtedness metrics and the prospect of changes in any of these factors.

Standard & Poor’s started to review Brazil’s sovereign ratings in September 2015. Subsequently, Brazil lost its investment grade rating, according to the credit rating reviewed by the three main credit rating agencies. Standard & Poor’s downgraded Brazil’s sovereign debt credit again from BB+ to BB, maintaining its negative outlook on the rating, on February 17, 2016. In February 2016, Moody’s downgraded Brazil’s credit rating below investment grade, to Ba2 with a negative outlook, citing the prospect for further deterioration in Brazil’s indebtedness indicators, considering a low economic growth and a challenging political environment. In February 2018, Fitch downgraded Brazil’s sovereign credit rating again to BB-negative, citing structural weaknesses of Brazil’s public finances, high public debt, weak economic growth prospects. As of the date of this prospectus, Brazil’s sovereign rating was BB- (stable), Ba2 (stable) and BB- (stable) by Standard & Poor’s, Moody’s and Fitch, respectively.

As a result of Brazil’s loss of its investment grade rating, and the multiple ensuing downgrades since 2015, the trading price of securities in Brazilian debt and equity markets has been adversely affected.

There can be no assurance that rating agencies will maintain Brazil’s sovereign credit ratings. Any downgrade in Brazil’s sovereign credit ratings may increase the perception of risk of investors and, as a result, may adversely affect the business of Boa Vista and EFX Brasil.

Exchange rate instability may adversely affect the Brazilian economy.

Historically, the exchange rate of the real relative to the U.S. dollar, euro and other strong currencies has fluctuated significantly. The Brazilian government implemented a number of economic plans and used a number of exchange rate policies, including sudden depreciations, periodic mini-depreciations, floating exchange rate market systems, exchange controls and dual exchange rate markets. Since 1999, Brazil has adopted a floating exchange rate system, with interventions of the Central Bank in the purchase or sale of foreign currency. From time to time, significant fluctuations in the exchange rate of the real relative to the U.S. dollar and other foreign currencies occurred.

The real depreciated 47.0% against the U.S. dollar in 2015, appreciated 16.8% in 2016, and depreciated 1.5%, 17.1%, 4.0%, 28.9%, and 7.4% in each of 2017, 2018, 2019, 2020 and 2021, respectively. The real appreciated 5.27% against the U.S. dollar in 2022. Boa Vista cannot assure you that the depreciation or appreciation of the real relative to the U.S. dollar and other foreign currencies will not adversely affect Boa Vista.

Exchange rate instability may have a material adverse effect on Boa Vista or EFX Brasil. The real could depreciate or appreciate substantially against the U.S. dollar and other foreign currencies, which could create inflationary pressures in Brazil through general increases in prices and cause increases in interest rates, which may adversely affect the Brazilian economy as a whole and the results of either Boa Vista or EFX Brasil, due to the decrease in consumption, change in consumption habits, increase in its costs and restricted access to international capital markets. Conversely, the appreciation of the real may result in the deterioration of the Brazilian current account and balance of trade, as well as in a decrease in the growth of the GDP from exports. Boa Vista or EFX Brasil may be adversely affected by changes in these foreign exchange policies.

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this prospectus, including those incorporated by reference herein, contain or are based on “forward-looking” information. Forward-looking statements are based on the belief and assumptions of EFX and EFX Brasil on the basis of factors currently known to them. These forward-looking statements include terms and phrases such as: “anticipate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” and similar expressions. These forward-looking statements include statements regarding benefits of the proposed Transaction, integration plans and expected synergies and cost reductions, anticipated future growth, and financial and operating performance and results. Forward-looking statements involve significant risks and uncertainties that may cause actual results to be materially different from the results predicted or expected. No assurance can be given that these forward-looking statements will prove accurate and correct, or that projected or anticipated future results will be achieved. All forward-looking statements included in this prospectus are based upon information available to EFX and EFX Brasil on the date hereof, and each of EFX and EFX Brasil disclaims and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time. All such factors are difficult to predict and beyond EFX’s and EFX Brasil’s control. These factors include, but are not limited to, those discussed in the section of this prospectus entitled “Risk Factors,” risks and uncertainties detailed in EFX’s periodic public filings with the SEC, including in the section entitled “Risk Factors” in EFX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, factors contained or incorporated by reference into such documents and in subsequent filings by EFX with the SEC, and the following factors:

•	EFX may fail to realize the anticipated strategic and financial benefits sought from the Transaction;

•

security breaches and other disruptions to information technology infrastructure could compromise company, consumer and client information, interfere with operations, drive significant costs for remediation and enhancement of IT systems and create legal liability, all of which could have a substantial negative impact on Boa Vista’s business and reputation

•	any non-compliance with applicable personal data protection laws of Brazil, including failures in data security may result in legal liability adversely affecting its business;

•	Boa Vista may not hold all intellectual property rights that are material to its activities;

•

Boa Vista may be unable to adequately and effectively protect its intangible assets, including its intellectual property rights, against third party violations, which could materially and adversely affect its business;

•

third parties may claim that Boa Vista infringed their intellectual property rights and this may lead to significant expenses with litigation and licensing, or prevent the sale of certain products or services;

•	the expansion of Boa Vista’s database at competitive costs depends on partnerships for data acquisition, which may be terminated or modified;

•

Boa Vista’s potential inability to keep up with rapid technological development and offer new products and services, as well as properly improve and modernize its technological infrastructure, could materially and adversely affect its business;

•	Boa Vista may not be able to achieve the expected success with Cadastro Positivo;

•	Boa Vista’s new business strategies and innovations may not succeed;

•	political instability has adversely affected the Brazilian economy and Brazilian businesses, including Boa Vista;

•	inflation and any efforts by the Brazilian government to combat inflation may contribute to economic uncertainty in Brazil and have an adverse effect on Boa Vista or EFX Brasil;

•	any further downgrading of Brazil’s credit rating may have an adverse effect on Boa Vista and EFX;

•	exchange rate instability may adversely affect the Brazilian economy; and

•	other factors discussed elsewhere in this prospectus.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. EFX and EFX Brasil do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

THE TRANSACTION

The following is a description of the material aspects of the Transaction. This section does not purport to be complete and may not contain all of the information that is important to you. You should carefully read this entire prospectus and the documents incorporated by reference into this prospectus, including the full text of the Merger Agreement and the Voting Agreement, each of which is incorporated by reference or filed as an exhibit to the registration statement of which this prospectus is a part, for a more complete understanding of the Transaction. All descriptions in this summary and in this prospectus of the terms and conditions of the Transaction are qualified in their entirety by reference to the complete text of the Merger Agreement and the Voting Agreement. In addition, important business and financial information about each of EFX, EFX Brasil and Boa Vista is included in or incorporated by reference into this prospectus and the exhibits to the registration statement of which this prospectus is a part. For a listing of the documents incorporated by reference into this prospectus, see the section of this prospectus entitled “Incorporation of Certain Documents by Reference.”

Overview

On February 9, 2023, EFX, EFX Brasil and Boa Vista entered into the Merger Agreement, pursuant to which, among other things, the parties intend to implement a business combination of Boa Vista and EFX Brasil by means of a Merger of Shares. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, if the Transaction is approved by the shareholders of Boa Vista, the Merger of Shares will result in:

•

each share of Boa Vista (except shares held by EFX Brasil) being exchanged for one New EFX Brasil Redeemable Share issued by EFX Brasil according to the redemption option elected by each shareholder; and

•	Boa Vista becoming a wholly-owned subsidiary of EFX Brasil.

Immediately thereafter, each New EFX Brasil Redeemable Share will be redeemed, subject to certain adjustments to account for inflation, the EFX Brasil Share Cap, the Adjustment Formula and any Cumulative Expected Post-Signing Litigation Loss as set forth in the Merger Agreement, as follows:

•	each Class A EFX Brasil Redeemable Share will be immediately redeemed for a cash payment of R$8.00;

•	each Class B EFX Brasil Redeemable Share will be immediately redeemed for: (a) a cash payment of R$7.20; and (b) delivery of a fraction of an EFX BDR equal to the EFX Class B Exchange Ratio; or

•

each Class C EFX Brasil Redeemable Share will be immediately redeemed for: (a) a fraction of an EFX Brasil Common Share equal to the EFX Brasil Exchange Ratio; and (b) a payment of R$2.67, which will, at the option of the relevant shareholder, be paid for in either (i) cash or (ii) a fraction of an EFX BDR equal to the EFX Class C-1 Exchange Ratio.

For a description of the adjustments, exchange ratios and other terms described above, please see the section of this prospectus entitled “Agreements Related to the Transaction — Summary of the Terms of the Merger Agreement — Consideration.”

If the Transaction is approved at the BV Special Meeting, each Boa Vista shareholder may, during the Option Period, elect any single redemption option to exercise with respect to each BV Common Share held. Following the Option Period, the Boa Vista shareholder may not change their choice. Shareholders who fail to timely make their election will receive Class A EFX Brasil Redeemable Shares.

Upon consummation of the Transaction, each of the Merger of Shares, the issuance of the New EFX Brasil Redeemable Shares and the redemption thereof in exchange for the Consideration in accordance with the redemption option chosen by the Boa Vista shareholders will be deemed to occur simultaneously and will be conditioned on the effectiveness of each of the other steps. The Consideration will be made available on the Closing Date.

Background of the Transaction

The EFX board of directors, together with EFX’s management and with the assistance of its legal, financial and other strategic advisors, periodically review and consider various strategic opportunities available to EFX and ways to enhance shareholder value and EFX’s performance and prospects. These reviews include consideration of mergers, acquisitions and other business combinations. A critical lever of EFX’s strategy is inorganic growth through accretive and strategic acquisitions that drive incremental annual revenue growth and since the beginning of 2021, in addition to the Boa Vista transaction, EFX has signed or completed 13 transactions for consideration totaling $3.5 billion. Part of this strategy involves identifying opportunities to continue to expand internationally and Brazil, as a market, is strategically important to EFX.

EFX has been an investor in Boa Vista since 2011 and, as a result, knows the business and the market well. Since the time of its investment, EFX has routinely reviewed its position in Boa Vista and options with respect to such investment. In 2019 and 2020, EFX had discussions with Boa Vista and its shareholders about a possible acquisition by EFX. However, the parties were unable to agree on the terms of a potential transaction and certain shareholders exercised an option under the then-current shareholders agreement to require Boa Vista to conduct an initial public offering. In September 2020, Boa Vista completed an initial public offering and listing of its common shares on Brazil’s Novo Mercado segment of the B3 and discussions regarding an acquisition by EFX ended. From time to time following Boa Vista’s initial public offering, EFX engaged in discussions with certain shareholders of Boa Vista about the possibility of purchasing their investments in Boa Vista.

In late 2021, EFX again began to consider strategic alternatives with respect to Boa Vista. EFX considered a number of transaction possibilities, including a tender offer, private purchase of shares and open-market purchase of shares; however, EFX determined that these alternatives were less desirable than a merger of shares for various reasons, including financial, tax and structural reasons. In the context of a merger of shares in which equity consideration would be offered to Boa Vista shareholders, given the different investor types in the Boa Vista shareholder base and their investment horizon, EFX wanted to offer a range of alternatives that would meet the investors’ needs, be deemed attractive to the investors and would be acceptable under Brazilian law, and this would include the option to acquire up to a 20% ownership interest in EFX Brasil, EFX’s Brazilian subsidiary.

In December 2021, Mark Begor, EFX’s Chief Executive Officer, and other representatives of EFX, spoke with a representative of ACSP, Boa Vista’s largest shareholder, about a potential take-private transaction of Boa Vista, whereby EFX would acquire all of the outstanding shares of Boa Vista it does not otherwise own through a merger of shares. However, these discussions did not progress any further at that time.

On February 2, 2022, EFX’s management provided the EFX board of directors with an overview of its discussions to date with ACSP, as well as an overview of Boa Vista’s business and the strategic rationale for pursuing a merger of shares with Boa Vista.

In February 2022, EFX communicated an offer to ACSP about a potential merger of shares transaction for R$8.00 per share, but these discussions did not progress to any level of formality following communication of the offer.

In April 2022, EFX and ACSP had further discussions regarding a potential merger of shares transaction with Boa Vista focused primarily on consideration alternatives and structure and minority shareholder rights and protections. However, these discussions did not result in any agreement on any material terms, including price.

In early July 2022, discussions regarding a potential merger of shares transaction involving Boa Vista resumed between EFX and ACSP and focused on price and consideration options, including potential exchange ratios to be used with respect to EFX BDRs, liquidity rights attached to the EFX Brasil Common Shares, including put and call options, provisions concerning the certainty of closing, including any regulatory approvals, and the material terms of the voting agreement and non-compete and consulting agreement to be executed by ACSP. As with prior discussions, discussions throughout the third quarter of 2022 were somewhat sporadic and focused largely on these same matters.

Discussions between EFX and ACSP resumed in mid-October and on October 26 and 27, 2022, representatives of EFX, including Mr. Begor, met in person with representatives of ACSP in Brazil to discuss the proposed transaction. Following these meetings, and throughout November 2022, discussions among the parties and their advisors continued, largely focused on the same matters discussed above.

On November 2, 2022, the EFX board of directors held a special meeting to discuss the status of the negotiations, an overview of Boa Vista’s business and the macro-economic environment in Brazil, and the proposed terms of the transaction, which were an offer of R$8.00 per share or an aggregate purchase price of up to R$4.0 billion, consisting of a combination of cash, EFX Common Shares issued in the form of BDRs, and EFX Brasil Common Shares. During this meeting members of Equifax management presented the EFX board of directors with various internal analyses regarding the proposed purchase price. These internal analyses included:

•

a valuation analysis using an illustrative discounted cash flow analysis based on estimates prepared by EFX from publicly available historical financial information as well as research analysts’ estimates of forecasted revenue and adjusted EBITDA of Boa Vista;

•	an internal rate of return analysis to evaluate the financial viability and potential profitability of the Transaction;

•	current and historical Boa Vista share prices and historical trading trends, including a 52-week price high/low analysis;

•	research analysts’ perspectives on Boa Vista’s current and future share price;

•	the implied premium based on the exchange ratio compared to Boa Vista’s historical share price;

•	premiums offered in precedent transactions for listed companies in Brazil;

•	comparable companies’ valuations for both peer companies and public companies in comparable industries in Latin America;

•	precedent transaction analysis for publicly announced acquisitions for companies in comparable industries; and

•	the potential pro forma financial effect of the Transaction based on research analysts’ estimates regarding the future results of operations of Boa Vista.

On December 1, 2022, the EFX board of directors was provided with an update on the proposed material terms and conditions of the transaction and, by means of written resolution, the EFX board of directors unanimously approved the potential transaction, substantially on the terms presented, and delegated authority to EFX management to make an offer on this basis and to negotiate the definitive terms of the transaction and the related documentation.

On December 2, 2022, EFX and ACSP reached an agreement on the key terms of a potential transaction:

•	EFX would offer to acquire Boa Vista through a Merger of Shares valued at R$8.00 per share, paid in either equity or cash, or both, at the option of each Boa Vista shareholder, and

•

ACSP would sign a 15-year agreement to provide certain rights to EFX Brasil with respect to non-competition, strategic advice and reselling Boa Vista’s products and services after the consummation of the transaction in exchange for certain annual fees.

On December 8, 2022, EFX submitted a non-binding proposal to the board of directors of Boa Vista, outlining the proposed Transaction, including the Merger of Shares. EFX presented the Transaction as providing Boa Vista shareholders with immediate liquidity, a substantial premium and an opportunity to exchange part of their Boa Vista stake into a globally diversified EFX stock.

On December 18, 2022, Boa Vista publicly announced that it had received EFX’s offer and that it would be analyzing and negotiating the potential Transaction.

On December 19, 2022, EFX issued a press release and made other public comments about the potential Transaction and, in accordance with applicable laws and regulations, EFX filed a notice to the market with the SEC, confirming that EFX had made an offer to the Boa Vista board of directors for a merger of shares between EFX Brasil and Boa Vista.

On December 22, 2022, legal representatives of EFX delivered an initial draft of the Merger Agreement to legal representatives of Boa Vista. During the period from December 22, 2022 through February 9, 2023, representatives of EFX, Boa Vista and ACSP held a number of further discussions and engaged in negotiations regarding the terms and conditions of the Transaction and definitive agreements. These discussions and negotiations focused on key financial and non-financial terms of the Transaction such as price, the scope and terms of the exclusivity provisions, the amount and triggers of any break fees to be paid by Boa Vista or EFX and EFX Brasil, the closing conditions with respect to the Transaction, the terms of interim operating covenants, exclusivity, termination fees, and representations and warranties to be reflected in a potential merger agreement and obligations of ACSP to support and vote in favor of the Transaction.

On February 2, 2023, the EFX board of directors received updates with respect to the Transaction, including updates relating to the process, valuation and next steps. As part of these updates, the EFX board reviewed a summary of feedback from Boa Vista investors and summary diligence findings.

On February 9, 2023, EFX, EFX Brasil and Boa Vista entered into the Merger Agreement setting forth the final terms of the proposed Transaction.

On February 9, 2023, EFX, EFX Brasil and ACSP also entered into the Voting Agreement, which sets forth the terms and conditions pursuant to which ACSP is to exercise its voting rights in support of the Transaction, and ACSP additionally entered into the Non-Compete, Consulting Services and Amendment Agreement with EFX and EFX Brasil.

EFX’s Reasons for the Transaction

By means of a written resolution passed on December 1, 2022, the EFX board of directors unanimously approved the entry into the Transaction and associated matters. In doing so, the EFX board of directors considered the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Boa Vista and EFX Brasil. In evaluating the Transaction, the EFX board of directors consulted with and received the advice of EFX’s management, who carefully evaluated the Transaction in several dimensions, such as value creation potential and synergy opportunities, among others.

EFX’s strategic considerations in favor of the Transaction include, among others, the following:

•	Boa Vista is the second-largest credit bureau in Brazil, which aligns with EFX’s global expansion and bolt-on M&A strategy;

•	Brazil is one of the top 10 economies in the world, but has a low credit penetration, and the ongoing adoption of positive data provides significant opportunity for sustainable growth;

•	EFX can enable Boa Vista to leverage its cloud native global capabilities to compete more effectively in Brazil; and

•

Boa Vista could contribute significantly to EFX’s non-mortgage revenues, in line with EFX’s strategy to increase non-mortgage growth and prior strategic transactions driving non-mortgage growth in the past 24 months.

In the course of its deliberations, the EFX board of directors also considered a variety of risks and other countervailing factors related to entering into the Transaction, including:

•

the risk that the Transaction might not be consummated in a timely manner or at all and the potential effect of the public announcement of the Transaction or the failure to complete the Transaction on the reputation of EFX;

•	the competitive nature of the consumer credit bureau market in Brazil, including the emergence of new market competitors;

•	the potential difficulties and costs associated with systems integration, including security systems; and

•	the general macro-economic conditions and political environment in Brazil.

Boa Vista’s Reasons for the Transaction

The Boa Vista board of directors approved the entry into the Merger Agreement on February 9, 2023. In doing so, the board of directors concluded that the business combination and the integration of the Boa Vista’s and EFX’s activities would strengthen the business by, among others:

•	providing Boa Vista shareholders with liquidity, a premium and an opportunity to exchange part of their Boa Vista stake into a globally diversified EFX stock;

•

providing Boa Vista with a global platform, additional regional resources in Latin America, scale, technology and industry leading products that will improve Boa Vista’s competitive position in Brazil;

•	leveraging EFX’s cloud technology, data capabilities and capacities to accelerate Boa Vista’s transformation and expansion into new types of markets; and

•	enabling the creation of new high-value products and services for Boa Vista’s customers.

Financing Obtained for the Transaction

The Transaction is not subject to any financing contingency and there is no financing-related risk to the Transaction.

Tax Withholding

EFX and its affiliates, including EFX Brasil, will be entitled to deduct and withhold from the Consideration or any payment made to any holder of BV Common Shares pursuant to the Transaction any tax due by such holder that EFX or its affiliates are required to deduct and withhold according to applicable law, considering the rules applicable to each such holder based on such holder’s nature, domicile and regime, including rules applicable to Non-Brazilian Holders under applicable law.

EFX Brasil will be entitled to deduct and withhold from the Consideration or any payment made to any holder of BV Common Shares pursuant to the Transaction any tax due by such holder that EFX Brasil is required to deduct and withhold according to applicable law, considering the rules applicable to each such holder based on such holder’s nature, domicile and regime.

You should consult your own tax advisors regarding the tax consequences of the Transaction to your particular circumstances. For more information on taxation, see the section of this prospectus entitled “Material Tax Considerations.”

Interests of Certain Persons in the Transaction

Boa Vista shareholders should be aware that Boa Vista directors and executive officers have interests in the Transaction that may be different from, or in addition to, the interests of Boa Vista shareholders generally.

Boa Vista’s board of directors considered the potentially differing interests of Boa Vista directors and executive officers, among other matters, in reaching its decision to approve the Merger Agreement and approve the submission of the Merger of Shares Protocol to the Boa Vista shareholders.

Accounting Treatment of the Transaction

The Transaction will be accounted for by EFX Brasil in accordance with the requirements of IFRS. The Transaction will be accounted for by EFX in accordance with the requirements of U.S. GAAP.

Under IFRS, EFX Brasil will account for its acquisition of Boa Vista under IFRS 3 — Business Combinations. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities assumed and any noncontrolling interest based on their estimated fair values as of the acquisition date.

Under U.S. GAAP, EFX will account for EFX Brasil’s acquisition of Boa Vista under ASC 805 — Business Combinations. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, liabilities assumed and any noncontrolling interest based on their estimated fair values as of the acquisition date.

Delisting

After the Transaction is completed, the BV Common Shares will be delisted from the B3.

Withdrawal Rights and Appraisal Rights

Pursuant to Articles 137 and 253 of the Brazilian Corporations Law, if the Merger of Shares is approved at the BV Special Meeting, holders of BV Common Shares that do not vote in favor of the approval of the Merger of Shares, or who do not attend the BV Special Meeting, who were holders of record of BV Common Shares on February 9, 2023, the date on which the signing of the Merger Agreement was first publicly announced, and who hold their BV Common Shares through the Closing Date, may exercise withdrawal rights pursuant to Brazilian law and request that Boa Vista purchase the BV Common Shares they held on such date. You cannot exercise these withdrawal rights if you vote in favor of the Merger of Shares.

If you have withdrawal rights, your withdrawal rights will lapse 30 days after publication of the minutes of the BV Special Meeting at which the Merger of Shares is approved. Once the 30-day withdrawal period has expired, you will no longer have any right to compel Boa Vista to redeem your BV Common Shares.

The minutes of the BV Special Meeting will be published in the newspapers in which Boa Vista customarily publishes its notices on the business day following the BV Special Meeting. On the business day following the BV Special Meeting, Boa Vista expects to disclose a Material Fact related to the approval of the Merger of Shares. Such publication will constitute your sole notification regarding the commencement of the period to exercise your withdrawal rights. If you notify Boa Vista that you wish to exercise your withdrawal rights, such request will be irrevocable after the end of the 30-day withdrawal period.

To exercise withdrawal rights, a shareholder holding shares in custody with Itaú Corretora de Valores S.A., the transfer agent for the BV Common Shares, must appear, personally or through an attorney-in-fact, at any office of Itaú Corretora de Valores S.A. during the 30-day period for the exercise of withdrawal rights, complete a form related to the exercise of the withdrawal rights, which is available in those offices, and surrender certified copies of the documents listed below:

•	For Individuals: Individual Taxpayers’ Register, Identity Card and current evidence of address (issued within the previous two months).

•

For Legal Entities: National Corporate Taxpayers’ Register, bylaws/articles of association and corresponding amendments, as well as documents related to the partners/legal representatives (act of appointment, Individual Taxpayers’ Register, Identity Card and current evidence of address).

Shareholders represented by attorneys-in-fact must surrender the documents described above and the respective public power of attorney which will grant special powers to the attorney-in-fact authorizing him to exercise, on behalf of the grantor, the withdraw rights and request the reimbursement for the shares.

Shareholders holding shares through the Fungible Custody of Registered Shares of the Stock Exchange (Custódia Fungível de Ações Nominativas das Bolsas de Valores) must exercise their withdrawal rights through their custody agents.

Restrictions on Resales of Share Consideration Received in the Transaction

EFX BDRs and EFX Brasil Common Shares received by holders of BV Common Shares in connection with the Transaction will be registered under the Securities Act and will therefore be freely transferable under the Securities Act. However, the EFX Brasil Common Shares will not be listed or traded on any public securities exchange, and transferability of EFX BDRs or EFX Brasil Common Shares issued to any holder of BV Common Shares who may be deemed to be an “affiliate” of EFX or EFX Brasil for purposes of Rule 144 under the Securities Act is subject to certain limitations under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with EFX or EFX Brasil and may include EFX’s executive officers, directors and significant shareholders.

EFX will apply to the CVM for registration of a Sponsored Level I BDR program and for admission to trading of the EFX BDRs backed by EFX Common Shares on the B3.

This prospectus does not cover any resales of EFX BDRs or EFX Brasil Common Shares received by any person upon completion of the Transaction, and no person is authorized to make use of this prospectus in connection with any such resale.

The EFX Common Shares are listed on the NYSE under the ticker symbol “EFX”. Shareholders that wish to directly hold EFX Common Shares after receiving EFX BDRs backed by EFX Common Shares may undo their BDRs at any time in order to receive EFX Common Shares, provided that they have an international brokerage account, upon instructions given to their respective custody agents, as will be further detailed in a notice to shareholders to be disclosed by Boa Vista after the BV Special Meeting. Each EFX BDR is backed by one EFX Common Share.

Dividend Information

The following table shows the amount of dividends and interest on capital distributed by Boa Vista in relation to the profits for each of the periods presented.

	For the years ended December 31,
	2022	2021

	(R$ thousands, except percentages)
Dividends	—	6,946
Interest on capital (1)	134,784	35,146
Expressed as percentage of profit for the year	45.3%	24.0%

(1)

On December 15, 2022, the board of directors of Boa Vista approved the distribution and payment of interest on capital in the amount of R$134,784. Such interest on capital will be attributed to the minimum mandatory dividends for the 2022 fiscal year and has been paid on April 14, 2023.

The Brazilian Corporations Law and the EFX Brasil bylaws currently in effect require that EFX Brasil distribute annually to its shareholders a mandatory dividend, which is the mandatory distribution of a minimum percentage of its net income for the prior fiscal year, unless the EFX Brasil board of directors recommends against such distribution due to considerations relating to its then financial condition. Also, according to the Brazilian Corporations Law, a corporation’s net income may be allocated to profit reserves and to the payment of dividends.

Upon consummation of the Transaction and pursuant to the terms of the Merger Agreement, EFX Brasil will adopt a dividend policy by which it will provide a dividend of a minimum of 25% of its distributable annual adjusted net profits, payable pro rata to its shareholders in accordance with their respective participation in the capital stock of EFX Brasil at the time dividends are declared, provided that:

•

the board of directors of EFX Brasil may, to the extent required to finance investments or other expenditure provided in the business plan of EFX Brasil or as it otherwise decides, determine in respect of any particular period, that less than the minimum (including no) dividends will be paid;

•	to the extent required by law, any such determination would be subject to the approval of the shareholders of EFX Brasil; and

•

in the event shareholder approval is sought for any determination in respect of dividends, all shareholders must vote all of their shares in the same manner as the majority shareholder of EFX Brasil votes on such matter.

Past Contracts, Transactions, Negotiations and Agreements

There have been no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the periods for which financial statements are presented in this prospectus between EFX or its affiliates and Boa Vista or its affiliates, other than those described in the sections entitled “Agreements Related to the Transaction” and “Summary of the Transaction.”

AGREEMENTS RELATED TO THE TRANSACTION

This section of the prospectus describes the material terms of the agreements related to the Transaction but does not purport to describe all of the terms of the agreements related to the Transaction. The following summary is qualified in its entirety by reference to the complete text of the agreements related to the Transaction, including the Merger Agreement which is incorporated into this prospectus by reference. Capitalized terms used but not defined in this section have the meaning prescribed to them in the Merger Agreement. EFX and EFX Brasil urge you to read the full text of all agreements related to the Transaction because they are the legal documents which govern the agreements related to the Transaction.

Summary of the Terms of the Merger Agreement

On February 9, 2023, EFX, EFX Brasil and Boa Vista entered into a Merger Agreement, pursuant to which, among other things, the parties intend to implement a business combination of Boa Vista and EFX Brasil by means of a Merger of Shares, which will result in:

•	each share of Boa Vista (except shares held by EFX Brasil) being exchanged for one New EFX Brasil Redeemable Share according to the redemption option chosen by each shareholder; and

•	Boa Vista becoming a wholly-owned subsidiary of EFX Brasil.

Consideration

On the Closing Date, each BV Common Share issued and outstanding immediately prior to the consummation of the Transaction (except shares held by EFX Brasil) will be exchanged, at the election of each Boa Vista shareholder, for either a Class A EFX Brasil Redeemable Share, a Class B EFX Brasil Redeemable Share or a Class C EFX Brasil Redeemable Share. Immediately thereafter, each such New EFX Brasil Redeemable Share will be redeemed, subject to certain adjustments to account for inflation, the EFX Brasil Share Cap, the Adjustment Formula and any Cumulative Expected Post-Signing Litigation Loss as set forth in the Merger Agreement, as follows:

•	each Class A EFX Brasil Redeemable Share will be redeemed for a cash payment of R$8.00;

•

each Class B EFX Brasil Redeemable Share will be redeemed for: (a) a cash payment of R$7.20; and (b) delivery of a fraction of an EFX BDR, with each EFX BDR representing one EFX Common Share, equal to the EFX Class B Exchange Ratio; and

•

each Class C EFX Brasil Redeemable Share will be redeemed for: (a) a fraction of an EFX Brasil Common Share equal to the EFX Brasil Exchange Ratio; and (b) a payment of R$2.67, which will, at the option of the relevant shareholder, be paid for in either (i) cash or (ii) a fraction of an EFX BDR equal to the EFX Class C-1 Exchange Ratio.

The number of EFX Brasil Common Shares issuable in exchange for the Class C EFX Brasil Redeemable Shares may not exceed the EFX Brasil Share Cap. If Boa Vista shareholders exchanging Class C EFX Brasil Redeemable Shares would, but for the EFX Brasil Share Cap, result in the issuance of EFX Brasil Common Shares in excess of the EFX Brasil Share Cap, the number of BV Common Shares to be redeemed for EFX Brasil Common Shares will be reduced (on a pro rata basis based on the number of BV Common Shares held by all shareholders exchanging Class C EFX Brasil Redeemable Shares, rounded to the nearest whole share) so that the aggregate number of EFX Brasil Common Shares issuable pursuant to the Merger Agreement is equal to the EFX Brasil Share Cap, with remaining BV Common Shares that are subject to the election of Class C EFX Brasil Redeemable Shares to be redeemed, at the option of the relevant shareholder, for either a cash payment of R$8.00 or a fraction of an EFX BDR equal to the EFX Class C-2 Exchange Ratio.

For the purposes of the exchange described above:

•	“EFX Brasil Share Cap” means a number of EFX Brasil Common Shares equal to 20% of the total number of EFX Brasil Common Shares that would be outstanding immediately after the consummation of the Transaction assuming that Boa Vista shareholders elect the maximum number of EFX Brasil Common Shares available;

•	“EFX Class B Exchange Ratio” means 0.0008;

•	“EFX Class C-1 Exchange Ratio” means 0.0027;

•	“EFX Class C-2 Exchange Ratio” means 0.0081; and

•	“EFX Brasil Exchange Ratio” means the quotient obtained by dividing:

(a) the number determined by the following equation: (A/B) * C, where:

A equals the number of shares of EFX Brasil Common Shares owned by EFX and its affiliates immediately prior to the Closing;

B equals 1 minus C; and

C equals the product of: (i) the percentage (expressed as a decimal) of BV Common Shares outstanding immediately prior to the Closing that elect to receive Class C EFX Brasil Redeemable Shares in the Transaction; and (ii) 0.66625, with such product never exceeding 0.20 (i.e., if the product as normally calculated would exceed 0.20, then, for purposes of determining the EFX Brasil Exchange Ratio, it will be deemed to be 0.20);

by (b) the lower of: (i) the number of BV Common Shares outstanding immediately prior to the Closing that elect to receive Class C EFX Brasil Redeemable Shares in the Transaction; and (ii) the number equal to 30% of the number of BV Common Shares outstanding immediately prior to the Closing.

Pursuant to the Merger of Shares Protocol, as provided for in the Merger Agreement, each Boa Vista shareholder may choose, during the Option Period, any one redemption option to exercise for with respect to each BV Common Share held. Following the Option Period, the Boa Vista shareholders may not change their choice. Shareholders who fail to timely make their election will receive Class A EFX Brasil Redeemable Shares.

Consideration adjustment

In addition, with respect to any cash amounts payable upon the redemption, the cash amounts will be adjusted according to IPCA from May 10, 2023 through and including the day immediately preceding the Closing. Furthermore, the Consideration payable upon redemption of each New EFX Brasil Redeemable Share will be adjusted downwards in accordance with the Adjustment Formula:

•

to account for any distribution of dividends, return of capital or interest on capital (or other distributions in respect of the BV Common Shares) by Boa Vista during the Pre-Closing Period; provided, however, that Boa Vista undertakes to cause its management not to propose any distributions, return of capital or interest on capital in excess of mandatory distributions under applicable law; and

•

in the event that the disclosure schedules to the Merger Agreement are updated to reflect legal proceedings that arise or relate to acts or facts occurring after the date of the Merger Agreement, to account for any Cumulative Expected Post-Signing Litigation Loss.

Adjustments contemplated by the preceding bullets will be allocated:

•	in the case of Class A EFX Brasil Redeemable Shares, 100% to the cash portion of such Class A EFX Brasil Redeemable Shares;

•	in the case of Class B EFX Brasil Redeemable Shares, 90% to the cash portion of Class B EFX Brasil Redeemable Shares, and 10% to the EFX BDR portion of Class B EFX Brasil Redeemable Shares; and

•

in the case of Class C EFX Brasil Redeemable Shares, 66.66667% to the EFX Brasil Common Share portion of such Class C EFX Brasil Redeemable Shares and 33.33333% to the cash or EFX BDR portion of such Class C EFX Brasil Redeemable Shares except that with respect to any BV Common Shares that are subject to the election of Class C EFX Brasil Redeemable Shares remaining after application of the EFX Brasil Share Cap, the adjustment contemplated will be allocated 100% to either cash or EFX BDRs depending on the form of consideration selected by the applicable shareholder.

For the purposes of the adjustment described above:

•	“Adjustment Formula” means (A + B)/C, where:

A equals the amount of dividends, return of capital, interest on capital and other distributions referred to in Section 2.3 of the Merger Agreement during the Pre-Closing Period;

B equals the Cumulative Expected Post-Signing Litigation Loss; and

C equals the fully diluted number of BV Common Shares outstanding immediately prior to the Closing;

•

“Cumulative Expected Post-Signing Litigation Loss” means: (a) zero, if the aggregate loss (including attorneys’ and other fees and costs and any other losses or damages) reasonably expected to be incurred with respect to updates to the disclosure schedules to reflect legal proceedings that arise or relate to acts or facts occurring after the date of the Merger Agreement is R$30.0 million or less; and (b) the entire aggregate amount of such expected loss if such expected loss exceeds R$30.0 million; and

•	“Pre-Closing Period” means the period between the date of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement.

Put and Call Options

Each Boa Vista shareholder receiving EFX Brasil Common Shares pursuant to the Transaction will have, subject to certain conditions, the right to the Put Option. Payment with respect to any EFX Brasil Common Shares with respect to which the Put Option is properly exercised will be made on the tenth business day following determination of the Fair Market Value in accordance with the provisions of the Put/Call Option Terms.

In addition, each Boa Vista shareholder receiving EFX Brasil Common Shares pursuant to the Transaction will grant to EFX Brasil Parent the Call Option. Payment with respect to any EFX Brasil Common Shares with respect to which the Call Option is properly exercised will be made on the tenth business day following determination of the Fair Market Value in accordance with the provisions of the Put/Call Option Terms.

The Merger Agreement provides that it is a condition precedent to the consummation of the Transaction that the bylaws of EFX Brasil be amended, among other things, to provide for the terms of the Put Option and Call Option described in the agreement.

For the purposes of the put and call options described above:

•

“Call Option” refers to the right of the EFX Brasil Parent to purchase all (but not less than all) of its EFX Brasil Common Shares held by such shareholder at the time that such right is exercised during the Call Option Exercise Period for a price per EFX Brasil Common Shares equal to the Fair Market Value of an EFX Brasil Common Share;

•

“Put Option” refers to the shareholder’s right to sell its EFX Brasil Common Shares to the EFX Brasil Parent during the Put Option Exercise Periods for a price per EFX Brasil Common Share equal to the Fair Market Value of an EFX Brasil Common Share;

•	“Put Option Exercise Period” and “Call Option Exercise Period” each has the meaning ascribed to it in the Merger Agreement;

•	“Put/Call Option Terms” refers to the terms of EFX Brasil’s amended bylaws that provide for the terms of the Put Option and the Call Option;

•	“EFX Brasil Parent” refers to an affiliate of EFX that is an owner of shares of EFX Brasil; and

•

“Fair Market Value” of any equity interest or asset referred to in this prospectus means the price at which a willing seller, under no compulsion to sell, would sell, and a willing buyer, under no compulsion to buy, would buy such equity interest or asset, without taking into account any control premium and which price is based upon the approved long-term financial plan of Boa Vista in effect at the time.

Conditions to the Transaction

The Merger Agreement provides that the parties’ mutual obligations to consummate the Transaction are subject to the following conditions:

Conditions applicable to the parties to the Merger Agreement

The performance of the obligations of parties to the Merger Agreement is subject to satisfaction of the following conditions:

•	the absence of any injunction, order or law that has the effect of prohibiting or otherwise preventing the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares;

•

the necessary approvals of the Boa Vista shareholders of the Merger of Shares and all necessary documentation for the Merger of Shares (including the Valuation Report and the Merger of Shares Protocol), excluding the approval of the waiver of the obligation of EFX Brasil to list its shares on the Novo Mercado under Article 46 of the Novo Mercado Regulation;

•

the absence of any actual action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative or appellate proceeding) brought by a governmental body seeking to prohibit or challenge the terms of the to the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares (provided that this condition can be waived by the mutual agreement of the parties);

•	the registration statement of which this prospectus is a part has become effective under the Securities Act; and

•	the EFX BDR program has been registered with the CVM and the B3 and has become effective.

Conditions applicable to Boa Vista

The performance of the obligations of Boa Vista is subject to satisfaction of, or waiver by Boa Vista of, the following conditions:

•

certain representations and warranties made by EFX and EFX Brasil are true and correct in all material respects until the Closing Date (except where the representations and warranties refer to a previous date, in which case they must be true and correct in all material respects as of such date), certain representations and warranties of EFX and EFX Brasil with respect to corporate authority, validity of the Merger Agreement and the absence of certain conflicts or consents are true and correct in all respects on the Closing Date (except where the representations and warranties refer to a previous date, in which case they must be true and correct in all material respects as of such date) and certain representations and warranties of EFX and EFX Brasil with respect to capitalization are true and correct in all respects, subject only to de minimis inaccuracies;

•	compliance by EFX and EFX Brasil with all applicable covenants and obligations under the Merger Agreement;

•	the necessary shareholder approvals of EFX Brasil to take such actions as are contemplated by the Merger Agreement are obtained;

•

EFX Brasil is the rightful owner and sole beneficiary of EFX BDRs, duly registered with the CVM and B3 and representing EFX Common Shares readily available for trading on the NYSE, in such amounts as will be necessary to enable the Class B EFX Brasil Redeemable Shares and the Class C EFX Brasil Redeemable Shares to be redeemed for EFX BDRs as contemplated by the Merger Agreement;

•	EFX Brasil has enough reserves to enable the New EFX Brasil Redeemable Shares to be redeemed pursuant to Article 44 of the Brazilian Corporations Law and as provided in the Merger Agreement; and

•	the non-occurrence of a Fundamental Change or a Triggering Event.

Conditions applicable to EFX and EFX Brasil

The performance of the obligations of EFX and EFX Brasil is subject to satisfaction of, or waiver by EFX and EFX Brasil of, the following conditions:

•

certain representations and warranties made by Boa Vista will be true and correct in all material respects until the Closing Date (except where the representations and warranties refer to a previous date, in which case they must be true and correct in all material respects as of such date), certain representations and warranties of Boa Vista with respect to corporate authority, its subsidiaries, validity of the Merger Agreement and the absence of certain conflicts or consents will be true and correct in all respects on the Closing Date (except where the representations and warranties refer to a previous date, in which case they must be true and correct in all material respects as of such date), and certain representations and warranties of Boa Vista with respect to capitalization are true and correct in all respects, subject only to de minimis inaccuracies;

•

if the disclosure schedules to the Merger Agreement are updated to reflect legal proceedings that arise or relate to acts or facts occurring after the date of the Merger Agreement, Boa Vista will cause a reputable independent legal counsel reasonably acceptable to EFX to determine as promptly as practicable the aggregate loss (including attorneys’ and other fees and costs and any other losses or damages) reasonably expected to be incurred with respect to the matters set forth in such update, and, if such aggregated amount exceeds R$30.0 million, the consideration payable upon redemption of each EFX Brasil Redeemable Share will be adjusted downwards as described in this section under the heading “Consideration;”

•	compliance by Boa Vista with all applicable covenants and obligations under the Merger Agreement;

•

Boa Vista shareholders having duly approved, in accordance with applicable law, the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of the Novo Mercado Regulation; and

•	the absence of a material adverse change.

A “Fundamental Change” means a fundamental change in the nature of EFX’s business taken as a whole, and “Triggering Event” means a default under any public or private indebtedness for borrowed money such that the entire amount of such indebtedness (or any other debt of the same nature) becomes immediately due and payable by EFX.

Representations and Warranties

The Merger Agreement contains representations and warranties of EFX, EFX Brasil and Boa Vista. None of the representations or warranties for any party to the Merger Agreement survive Closing. The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully, and in their entirety, the section of the Merger Agreement entitled “Representations and Warranties of the Parties.”

The Merger Agreement contains representations and warranties of EFX and/or EFX Brasil as to:

•	corporate existence;

•	capacity and authority;

•	binding obligation;

•	no conflicts or consents;

•	capitalization;

•	financial statements;

•	SEC reports;

•	financial capacity;

•	no undisclosed liabilities;

•	no material adverse change;

•	no legal proceedings;

•	taxes;

•	data protection;

•	anti-corruption;

•	anti-money laundering;

•	sanctions;

•	adviser fees;

•	no other operations; and

•	no other representation or warranty.

The Merger Agreement contains representations and warranties of Boa Vista as to:

•	corporate existence;

•	subsidiaries;

•	capacity and authority;

•	binding obligation;

•	no conflicts or consents;

•	capitalization;

•	financial statements;

•	no undisclosed liabilities;

•	CVM reports;

•	no material adverse change;

•	material contracts;

•	litigation;

•	taxes;

•	employees;

•	related party transactions;

•	compliance with laws;

•	licenses, registrations and authorizations;

•	intellectual property;

•	data protection;

•	anti-corruption;

•	anti-money laundering;

•	sanctions;

•	adviser fees; and

•	no other representation or warranty.

Conduct of Boa Vista’s Businesses Pending Closing

Subject to certain exceptions, prior to the Closing Date, Boa Vista agrees to conduct its operations in the ordinary course of business and in accordance with past practices. In addition, with certain exceptions, until the consummation of the Transaction or termination of the Merger Agreement, Boa Vista must not perform, or approve the performance by any of its subsidiaries of, the acts below, unless authorized by EFX and EFX Brasil:

•

approve any capital increase (except if in connection with the exercise of any stock options, warrants or restricted shares outstanding as of the date of this Merger Agreement), capital reduction, redemption or amortization of shares or other instrument convertible into or exchangeable for any shares of capital stock or other security;

•	approve any business plan or budget in breach of, or in excess of, the approved business plan described in the Merger Agreement;

•	amend its bylaws, or otherwise change the objectives, policies and general orientation of the business, or enter into any corporate restructuring by merger, spin-off, amalgamation or otherwise;

•

declare, accrue, set aside or pay any dividend, return on capital or interest on capital or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, except as determined by a shareholders’ meeting and subject to the adjustment provided in the Merger Agreement, or amend Boa Vista’s dividend policy;

•

purchase, sell, issue, grant or authorize the sale, issuance or grant (except upon the exercise or vesting of any stock options, warrants, or restricted shares outstanding as of the data of the Merger Agreement) of any BV Common Shares, any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any shares of capital stock or other security, or any instrument convertible into or exchangeable for any shares of capital stock or other securities;

•

effect or become a party to any corporate reorganization, including but not limited to any merger, consolidation, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	approve the entry into alliances, joint venture agreements or any type of similar relationship or otherwise form any subsidiary or acquire any equity interest or other interest in any other entity;

•	sell, transfer or grant any rights related to the intellectual property rights to third parties;

•

enter into or become bound by any contract imposing any material restriction on Boa Vista’s right or ability (a) to engage in any line of business or compete with, or provide services to, any other person or in any geographic area; (b) to acquire any material product or other asset or any service from any other person, sell any product or other assets to or perform any service for any other person, or transaction business or deal in any manner with any other person; or (c) to develop, sell, supply, license, distribute, offer, support or service any product or any intellectual property or other asset to or for any other person;

•

enter into or become bound by any contract that: (a) grants material and exclusive rights to license, market, sell or deliver any product; (b) contains any “most favored nation” or similar provision in favor of the other party; or (c) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any material asset;

•

hire or terminate (other than for cause) any employee, director, officer or other member of management or person with an annual remuneration in excess of R$500,000 or amend or increase the compensation of any existing employee, director, officer or other member of management above these thresholds;

•

enter into any collective bargaining agreement or promote or make any changes to the terms and conditions of current employment contracts to which the Boa Vista is a party, except in the ordinary course of business;

•

approve the execution of new compensation and benefit plans (or amend existing plans or agreements or other documents in effect under any plans, including to accelerate the vesting of any benefits thereunder), or pay bonuses, commissions, incentives or any type of compensation for shares outside the regular course of business and which are not currently provided in existing compensation and benefit plans;

•

change in any material respect, other than as required by Brazilian GAAP or IFRS, as applicable, any of its methods of accounting or accounting practices, including with respect to its financial accounting for taxes;

•

enter into any contract or take any binding action relating to the disposition or acquisition of any assets (other than certain obsolete assets, inventory and non-exclusive licenses, in each case in the ordinary course of business consistent with past practice) or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise), or permit the creation of any liens over any assets, shares or quotas;

•	make or approve any capital investments; or capital expenditures in excess of R$500,000 which are not contemplated under the approved business plan described in the Merger Agreement;

•	enter into, renew, extend, amend, terminate or expressly waive any material right or remedy under any material contract;

•	settle any legal proceeding or other material claim, other than certain settlements involving payments below certain threshold amounts;

•	approve the request, practice or adoption of any act aimed at judicial or extrajudicial recovery, voluntary declaration of bankruptcy, dissolution or liquidation;

•	take or implement any decisions in any matters of material importance outside of the ordinary course and/or not in accordance with past practices; or

•	agree or undertake to perform any of the acts described above.

Exclusivity

Subject to certain exceptions, Boa Vista has agreed to ensure exclusivity to consummate the Transaction with EFX and has agreed not to:

•	solicit, or initiate or encourage, any Acquisition Proposal from any third party;

•

participate in any discussions or negotiations (or enter into any agreement) with any third party, or furnish to any third party any non-public information relating to or in connection with a possible Acquisition Transaction; or

•	accept any proposal or offer from any third party, or enter into any letter of intent or similar document or an agreement relating to a possible Acquisition Transaction.

These obligations will be not applicable to any Boa Vista shareholder, including a shareholder that has appointed board members of Boa Vista, provided that such shareholder is not an employee, is not encouraged by Boa Vista to take any of the prohibited actions, is not prohibited under another agreement with EFX from taking any of the prohibited actions, and does not furnish or otherwise share any non-public information with third parties.

However, to the extent that an Acquisition Proposal or Acquisition Inquiry is received but is not the result of any such solicitation, participation or acceptance in contravention of the agreements described in the Merger Agreement, the management of Boa Vista may undertake any of the foregoing:

•	review, discuss and negotiate the relevant transaction presented by the third party making the proposal regarding such relevant transaction;

•	provide non-public information to the third party;

•	enter into all necessary agreements, including non-disclosure agreements and merger agreements, with such third party with respect to such Acquisition Proposal; and

•	accept and recommend the transaction proposed in such Acquisition Proposal to Boa Vista shareholders;

provided that any recommendation must contain a reasonable explanation of the reasons why such recommendation is being made and any acceptance and recommendation (and the approval to enter into any related agreement) must be made in compliance with the fiduciary duties under applicable law.

If Boa Vista or any of its officers, directors, employees, partners, attorneys, advisors, accountants, agents or representatives receives an Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal at any time prior to Closing, Boa Vista is required to promptly (and in no event later than 48 hours after receipt of such Acquisition Proposal or request) advise EFX Brasil and EFX in writing of such Acquisition Proposal or request (including the identity of the person making or submitting such Acquisition Proposal or request, and with respect to Acquisition Proposals, the material terms and conditions thereof, including, for the avoidance of doubt, the economic terms (such as pricing and whether the consideration is in cash, shares/assets, or a combination of both) and whether the Acquisition Proposal is subject to financing and the type of financing, if applicable). Boa Vista is required to keep EFX Brasil and EFX reasonably informed within 48 hours of any material modifications or proposed material modifications with respect to any Acquisition Proposal. To the extent required by applicable law, any Acquisition Proposal made available to EFX may be simultaneously disclosed to the public generally.

For the purposes of the exclusivity provisions described above and the termination and termination fee provisions described below:

•

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by EFX Brasil and EFX) that could reasonably be expected to lead to an Acquisition Proposal;

•	“Acquisition Proposal” means any expression of interest, proposal or offer relating to a possible Acquisition Transaction; and

•

“Acquisition Transaction” means any transaction directly or indirectly involving any of the following (other than involving EFX Brasil or EFX): (a) the sale, transfer or other disposition (or acquisition) of any BV Common Shares; (b) any sale of all or a material part of the assets of Boa Vista; or (c) any transaction that would reasonably be expected to have an adverse effect in any material respect on the Merger of Shares.

Other Covenants

The Merger Agreement contains a number of other covenants on the part of the parties, including covenants relating to:

•

preparation and filing of the registration statement of which this prospectus is a part and using commercially reasonable efforts to cause it to become effective under the Securities Act as promptly as reasonably practicable;

•	preparation and filing for the registration of EFX’s BDR program with the CVM and B3;

•	preparation of the Merger of Shares Protocol;

•	holding the BV Special Meeting and a meeting of the shareholders of EFX Brasil;

•	cooperation between Boa Vista, EFX and EFX Brasil in connection with public announcements;

•	holding confidential certain information received in connection with the Transaction;

•	using commercially reasonable efforts regarding shareholder litigation;

•	causing EFX Brasil to maintain a certain cash amount; and

•	using commercially reasonable efforts to consummate the Transaction on a timely basis.

Termination of the Merger Agreement

The Merger Agreement provides for certain termination rights:

•	by mutual written consent of EFX, EFX Brasil and Boa Vista;

•

by any party, upon written notice to the non-terminating parties, if the Merger of Shares has not been consummated by the End Date; except if such delay is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Closing Date;

•

by any party, upon written notice to the non-terminating parties, if a competent court or other governmental body shall have issued any final, non-appealable order, or any law has been approved and be in force, having the effect of prohibiting or otherwise preventing the consummation of the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares;

•

by EFX and EFX Brasil if any of the Merger of Shares, any of the necessary documentation for the Merger of Shares, including the Valuation Report and the Merger of Shares Protocol, or the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation is not approved at the BV Special Meeting, and by Boa Vista if the required corporate approvals for the Transaction of EFX Brasil are not obtained, except where such outcome is primarily attributable to a failure on the part of a party to perform any of its respective covenants or obligations in the Merger Agreement; or

•

by a non-breaching party at any time before the Closing, if another party fails to fulfill any obligation in the Merger Agreement or such party’s representations in the Merger Agreement are or have become inaccurate, and such non-compliance or inaccuracy is not cured within 30 days from receipt of notice of such non-compliance by the non-breaching party.

Termination Fee

A termination fee equal to R$200.0 million will be payable in the following circumstances:

•

by the breaching party, if the Merger of Shares has not been consummated by the End Date and such failure to consummate was primarily attributable to a failure of such breaching party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Closing Date;

•

by the breaching party, if the termination was primarily attributable to a breach by such breaching party of any of the representations, warranties or covenants given by such party under the Merger Agreement and such breach was not cured within 30 days from receipt of notice by the non-breaching party, except with respect to the breach of Boa Vista’s representations with respect to new litigations that arise or relate to acts or facts occurring after the date of the Merger Agreement, or Boa Vista’s representations with respect to no material adverse change, in which case the termination fee will not be applicable;

•

by Boa Vista, if (i) the Merger Agreement is terminated (x) by EFX and EFX Brasil due to a failure of the BV Special Meeting to approve any of the Merger of Shares, any of the necessary documentation for the Merger of Shares, including the Valuation Report and the Merger of Shares Protocol, or the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation (other than if such failure was primarily attributable to a failure by EFX or EFX Brasil to perform any covenant or obligation in the Merger Agreement), or (y) by any party if the Merger of Shares has not been consummated by the End Date (except if such delay is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Closing Date) or if a competent court or other governmental body shall have issued any final, non-appealable order, or any law has been approved and be in force, having the effect of prohibiting or otherwise preventing the consummation of the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares, (ii) at or prior to the time of such termination, an Acquisition Proposal or an Acquisition Inquiry has been made known to Boa Vista or publicly disclosed, announced, commenced submitted or made, and (iii) prior to the date of any such termination or within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal or an Acquisition Inquiry) is executed; or

•

by Boa Vista, if the Merger Agreement is terminated by (x) any party if the Merger of Shares has not been consummated by the End Date; except if such delay is primarily attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Closing Date, or if a competent court or other governmental body shall have issued any final, non-appealable order, or any law has been approved and be in force, having the effect of prohibiting or otherwise preventing the consummation of the Merger of Shares or the redemption of the New EFX Brasil Redeemable Shares, or (y) EFX and EFX Brasil due to a failure of the BV Special Meeting to approve any of the Merger of Shares, any of the necessary documentation for the Merger of Shares, including the Valuation Report and the Merger of Shares Protocol, or the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation, after: (i) the board of directors of Boa Vista has withdrawn or changed its recommendation in favor of the approval of any of the Merger of Shares, the necessary documentation for the Merger of Shares, or the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of Novo Mercado Regulation or otherwise withdrawn or changed its recommendation in respect of the Merger of Shares or the redemption of the New EFX Redeemable Shares; and/or (ii) the board of directors of Boa Vista has recommended (or caused or permitted Boa Vista to sign an agreement providing for) an Acquisition Proposal or Acquisition Transaction; except in each case where the board of directors of Boa Vista has taken such actions as a result of EFX having experienced a Fundamental Change or the occurrence of a Triggering Event.

In addition, if the Merger Agreement is terminated due to a failure of the BV Special Meeting to approve the Transaction (other than if such failure to consummate was primarily attributable to a failure by EFX or EFX Brasil to perform any covenant or obligation in the Merger Agreement or if the Merger of Shares does not occur because of a failure to obtain the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of the Novo Mercado Regulation), Boa Vista will reimburse the reasonable expenses of EFX and EFX Brasil incurred in connection with the Transaction in an amount not to exceed US$2.0 million (R$10.4 million at the Reference Rate).

Effect of Termination

If the Merger Agreement is terminated as set forth therein, it will be of no further force or effect on any of the parties thereto other than such obligations that survive the termination of the Merger Agreement as expressly set forth therein, including certain obligations of disclosure, confidentiality, payment of the termination fee and expenses, as described above, and arbitration.

Closing

Subject to any different date required by B3, the parties will take necessary measures to close the Transaction on the third day of business following the fulfillment or waiver of the conditions precedent.

Governing Law and Dispute Resolution

The Merger Agreement is governed by and construed in accordance with the laws of Brazil (without regards to the principles of conflicts of law of Brazil).

Any and all disputes, controversies, or claims arising out of or in connection with the Merger Agreement, its exhibits or schedules, including any question regarding existence, validity, enforceability, formation, interpretation, performance and/or termination, will be resolved by arbitration, administered by the CAM-B3 — Câmara de Arbitragem do Mercado (the arbitration chamber), in accordance with its rules, the Brazilian Arbitration Law (Law 9,307/1996) and the provisions or the Merger Agreement.

The seat of arbitration will be the city of São Paulo, State of São Paulo, Brazil, where the award is rendered. The language of the arbitration will be Portuguese, provided that any documents may be produced in English and witnesses can testify in both languages. The acts of the arbitration can occur at a place different from the seat of the arbitration, at the discretion of the arbitral tribunal. The arbitration decision award will be final and binding for the parties and their successors, and the parties agree to waive any right of appeal.

The parties have agreed that, in the event of any breach or threatened breach by any party of any covenant or obligation contained in the Merger Agreement, any non-breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity), an order of specific performance to enforce the observance and performance of such covenant or obligation, and an injunction restraining such breach or threatened breach.

Summary of the Terms of the Voting Agreement

On February 9, 2023, EFX and EFX Brasil entered the Voting Agreement with ACSP, pursuant to which ACSP, the holder of record of 159,905,911 common shares of Boa Vista, representing 30.04% of the total issued and outstanding BV Common Shares, on a fully diluted basis (the “ACSP Shares”), undertook, except as limited by the Brazilian Corporations Law, the CVM or B3, and so long as no Fundamental Change or Triggering Event has occurred, obligations to implement the Transaction, including by binding ACSP to vote in favor of the corporate resolutions necessary for the approval, closing and implementation of the Transaction and against any other Acquisition Transaction. ACSP also agreed, so long as no Fundamental Change or Triggering Event has occurred, to perform any and all other necessary actions, and cooperate with the performance of all necessary actions by EFX, EFX Brasil and Boa Vista to approve and consummate the Transaction, and agreed to take all other actions reasonably requested by EFX or EFX Brasil in furtherance of the Transaction, so long as no Fundamental Change or Triggering Event has occurred.

Notwithstanding the foregoing, the obligations contained in the Voting Agreement relating to voting at any meeting of the shareholders of Boa Vista are subject to any applicable legal restrictions, including fiduciary duties under the Brazilian Corporations Law, the rules of CVM, B3, or any other applicable governmental body or court.

Exclusivity

ACSP agreed to comply with the Voting Agreement in all its terms and conditions, including the exclusivity provision, whereby ACSP will not do, and will cause its representatives not to do, any of the following, directly or indirectly:

•	solicit, initiate or encourage, or take any other action designed to facilitate, any inquiries or the initiation or submission of, any Acquisition Proposal from any third party;

•

enter into any discussions or negotiations (or enter into any agreement) with any third party, or furnish to any third party any non-public information relating to or in connection with a possible acquisition transaction; or

•	accept any proposal or offer from any third party, or enter into any letter of intent or similar document or an agreement relating to a possible Acquisition Transaction.

Representations and Warranties

Under the Voting Agreement, each of EFX and EFX Brasil, on the one hand, and ACSP, on the other, has made certain representation and warranties to the other, including with respect to organization, validity of ownership of shares and other matters. The representations and warranties in the Voting Agreement are complicated and not easily summarized. You are urged to read carefully, and in its entirety, the section of the Voting Agreement entitled “Representations and Warranties.”

Lock-Up and Encumbrance of the Subject Securities

During the term of the Voting Agreement, ACSP agrees that it will not, directly or indirectly, cause or permit any transfer of any Subject Securities, or any rights related thereto, to be effected, except as set forth in the Voting Agreement. “Subject Securities” means all ACSP Shares, all additional BV Common Shares of which ACSP acquires ownership during the term of the Voting Agreement and all securities into which any of the BV Common Shares otherwise subject to the Voting Agreement are exchanged or converted, including by subscription, acquisition, exchange, reverse split, distribution of bonuses, distribution of dividends with payment in shares or in natura, capitalization of profits or other reserves or otherwise.

Effective Date and Term

The Voting Agreement remains in effect until the earlier of the consummation of the Transaction, the termination of the Merger Agreement, the date on which a Fundamental Change or Triggering Event occurs, or the occurrence of a transfer of the Subject Securities, in accordance with the terms of the Voting Agreement.

Specific Performance

The parties agree that, in the event of any breach or threatened breach of any covenant or obligation contained in the Voting Agreement, the non-defaulting party will be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and an injunction restraining such breach or threatened breach.

Governing Law and Dispute Resolution

The Voting Agreement is governed by and construed in accordance with the laws of Brazil (without regards to the principles of conflicts of law of Brazil).

Any and all disputes that may arise between the parties as a result of or related to the commitment under the Voting Agreement will be resolved definitively by arbitration, administered by the CAM-B3 – Câmara de Arbitragem do Mercado (the arbitration Chamber), in accordance its rules, the Brazilian Arbitration Law (Law 9,307/1996), and other provisions set forth in the Voting Agreement.

The place of arbitration will be the city of São Paulo, State of São Paulo, Brazil, local where the arbitral decision will be declared and the language of the arbitration will be Portuguese.

The arbitration decision award will be final and binding for the parties and their successors, and the parties agree to waive any right of appeal.

THE BV SPECIAL MEETING

EFX and EFX Brasil are providing this prospectus to holders of BV Common Shares in advance of the BV Special Meeting that Boa Vista has called for the purpose of approving the Transaction. This prospectus contains information that you need to know about the Transaction, the proposals to be voted on at the BV Special Meeting and the Share Consideration. Please note that this document is not a proxy or solicitation of votes for the BV Special Meeting or any other extraordinary general meeting of the shareholders of Boa Vista that will be held in connection with the Transaction.

Date, Time and Place of the BV Special Meeting

The BV Special Meeting to consider the Transaction is scheduled to be held on June 29, 2023, at 4.00 p.m. (São Paulo time), exclusively digitally and remotely and deemed as taking place at the Boa Vista headquarters, located at Avenida Tamboré, 267, 15th floor, 151A, Torre Sul, Edifício Canopus Corporate Alphaville, Barueri, São Paulo, CEP 06460-000, Brazil.

Purpose of the BV Special Meeting

The BV Special Meeting will consider and vote on:

•	the ratification of the appointment of the appraiser hired to produce the Valuation Report;

•	the approval of the Valuation Report;

•	the waiver of the obligation of EFX Brasil to list its shares on the Novo Mercado under Article 46 of the Novo Mercado Regulation;

•	the approval of the Merger of Shares Protocol; and

•	the approval of the Merger of Shares.

Quorum for Installation

The BV Special Meeting will be installed on first call if 25% of the issued and outstanding BV Common Shares are present, in person or by proxy.

If the attendance requirement is not met for the BV Special Meeting on first call, the BV Special Meeting will be reconvened at a date and time, at least eight calendar days after the date and time scheduled for the BV Special Meeting on first call. The BV Special Meeting will be installed on second call with any percentage of holders present at the meeting following second call, in person or by proxy.

Required Vote

Approval of each of the items on the agenda for the BV Special Meeting requires the affirmative vote of holders representing a majority of the BV Common Shares currently outstanding, with the exception of the waiver of the obligation of EFX Brasil to list its shares on the Novo Mercado under Article 46 of the Novo Mercado Regulation, which must be approved by the majority of the BV Common Shares present at the meeting, in accordance with Article 46 of the Novo Mercado Regulation.

Shareholders Entitled to Attend the BV Special Meeting and to Vote

Holders of BV Common Shares on the date of the BV Special Meeting are entitled to attend the BV Special Meeting and vote on the items set forth on the agenda, in accordance with the Brazilian Corporations Law, as long as they have timely provided the appropriate documentation required by Boa Vista at the time of the call notice to the BV Special Meeting. There is no record date for purposes of determining direct holders of BV Common Shares entitled to attend the BV Special Meeting or to vote.

Solicitation of Proxies

Boa Vista intends to use distance vote ballots (boletim de voto a distância) so that shareholders may exercise their voting rights at the BV Special Meeting without having to be present at the meeting. In addition, holders of BV Common Shares can still be represented by proxy in accordance with the Brazilian Corporations Law.

Manner of Voting

Under Brazilian law, in order to vote at the BV Special Meeting, a holder of BV Common Shares must either vote at the BV Special Meeting or submit its vote through a distance vote ballot.

Voting in Person

A holder of BV Common Shares electing to vote in person must attend the BV Special Meeting in person and vote its shares or appoint another shareholder, an executive officer of Boa Vista, a financial institution or an attorney as its attorney in fact, and that appointed person must attend the BV Special Meeting in person and vote the holder’s BV Common Shares.

Holders of BV Common Shares wishing to attend the BV Special Meeting that hold shares through the Fungible Custody of Registered Shares of the Stock Exchange (Custódia Fungível de Ações Nominativas das Bolsas de Valores) must provide a statement containing their corresponding equity interest in Boa Vista dated two business days before the date of the delivery of documents to Boa Vista.

Under Brazilian law, the holder of BV Common Shares may be required to show documents proving the holder’s identity to gain admittance to the BV Special Meeting, provided the holder is entitled to attend the BV Special Meeting. If the holder appoints an attorney-in-fact to vote on the holder’s behalf at the BV Special Meeting, that person will be required to show copies of the documents that grant him or her powers of representation. The person acting on the holder’s behalf must be appointed to that purpose for less than one year prior to the date of the BV Special Meeting. The power of attorney must be deposited at the headquarters of Boa Vista no later than 48 hours before the occurrence of the BV Special Meeting and may be revoked in accordance with Brazilian law.

Distance Voting

Holders of BV Common Shares may exercise their voting rights at the BV Special Meeting by using distance vote ballots (boletim de voto a distância), in which they convey voting instructions for the completion of the ballot of remote vote through the respective custodian agents, in case they provide said services.

The service of collection and transmission of instructions and completion of vote may be provided also by Itaú Corretora de Valores S.A., the bookkeeping agent of the BV Common Shares, by means of an electronic platform. For such purpose, the holder may register via the email “atendimentoescrituracao@itau-unibanco.com.br.”

Furthermore, holders of BV Common Shares will be allowed to exercise the voting rights by means of the distance vote ballots directly by sending the identification documents to Boa Vista at the email address ri@boavistascpc.com.br.

The distance vote ballots, accompanied by the respective documentation, will be considered in the order received within up to seven days before the date of the BV Special Meeting. Boa Vista will inform the holders of BV Common Shares whether the documents received are sufficient so that the vote is considered valid, or the procedures and terms for possible rectification or resend, as necessary.

Withdrawal Rights

Pursuant to Articles 137 and 253 of the Brazilian Corporations Law, if the Merger of Shares is approved at the BV Special Meeting, holders of BV Common Shares that do not vote in favor of the approval of the Merger of Share or who do not attend the BV Special Meeting, and who are holders of record of BV Common Shares on February 9, 2023 the date on which the signing of the Merger Agreement was first publicly announced, and who hold their BV Common Shares through the Closing Date, may exercise withdrawal rights pursuant to Brazilian law and request that Boa Vista purchase the BV Common Shares they held on such date. You cannot exercise these withdrawal rights if you vote in favor of the Merger of Shares. If you have withdrawal rights, your withdrawal rights will lapse 30 days after publication of the minutes of the BV Special Meeting at which the Merger of Shares is approved.

Once the 30-day period for the exercise of your withdrawal rights has expired, you will no longer have any right to compel Boa Vista to redeem your BV Common Shares. The minutes of the BV Special Meeting will be published in the newspapers in which Boa Vista customarily publishes its notices on the business day following the BV Special Meeting. On the business day following the BV Special Meeting, Boa Vista expects to disclose a notice Material Fact with the CVM related to the approval of the Merger of Shares. This publication will constitute your sole notification regarding the commencement of the period to exercise your withdrawal rights. If you notify Boa Vista that you wish to exercise your withdrawal rights, such request will be irrevocable.

To exercise its withdrawal rights, a shareholder holding shares in custody with Itaú Corretora de Valores S.A., the transfer agent for the BV Common Shares, must appear, personally or through an attorney-in-fact, at any office of Itaú Corretora de Valores S.A., during the 30-day period for the exercise of its withdrawal rights, complete a form related to the exercise of the withdrawal rights, which is available in those offices, and surrender certified copies of the documents listed below:

•	Individuals: Individual Taxpayers’ Register, Identity Card and current evidence of address (issued within the previous two months).

•

Legal Entities: National Corporate Taxpayers’ Register, bylaws/articles of association and corresponding amendments, as well as documents related to the partners/legal representatives (act of appointment, Individual Taxpayers’ Register, Identity Card and current evidence of address).

Shareholders represented by attorneys-in-fact must surrender the documents described above and the respective public power of attorney which will grant special powers to the attorney-in-fact authorizing him or her to exercise, on behalf of the grantor, the withdraw rights and request the reimbursement for the shares.

Shareholders holding shares through the Fungible Custody of Registered Shares of the Stock Exchange must exercise their withdrawal rights through their custody agents.

COMPARATIVE PER SHARE MARKET INFORMATION OF EFX AND BOA VISTA

The following table presents trading information for EFX Common Shares on the NYSE and BV Common Shares on the B3 on February 9, 2023, the last trading day before the date of the public announcement of the execution of the Merger Agreement.

	EFX			Boa Vista
Price per share as of February 9, 2023	High	Low	Close	High	Low	Close
In US$ (1)	218.84	204.53	206.73	1.48	1.44	1.46
In R$ (2)	1,141.71	1,067.05	1,078.53	7.70	7.53	7.60

(1)	Boa Vista share prices quoted in R$ have been converted into US$ at the Reference Rate.
(2)	EFX share prices quoted in US$ have been converted into R$ at the Reference Rate.

You are urged to obtain current market quotations for EFX Common Shares and BV Common Shares before making an investment decision.

Because the exchange ratios will not be adjusted for changes in the market price of EFX stock or BV Common Shares, the value of EFX BDRs or EFX Brasil Common Shares that you may receive as Share Consideration may vary significantly from the market value of the EFX BDRs or EFX Brasil Common Shares that you would have received if the Transaction had been consummated on the date of the Merger Agreement or on the date of this prospectus.

EFX Common Shares trade on the NYSE under the ticker symbol “EFX.” BV Common Shares trade on the Novo Mercado segment of the B3 under the symbol “BOAS3.” The EFX Brasil Common Shares are not and will not be listed or quoted on any securities exchange.

COMPARATIVE HISTORICAL PER SHARE INFORMATION OF BOA VISTA AND PRO FORMA PER SHARE INFORMATION OF EFX BRASIL

The tables below summarize the per share information for Boa Vista on a historical basis and for EFX Brasil on an unaudited pro forma combined basis reflecting the Transaction. You should read the information below together with the financial statements and related notes of Boa Vista and EFX Brasil appearing elsewhere in this prospectus and the Unaudited Pro Forma Financial Information included under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” You should not rely on this historical or pro forma information as being indicative of the historical results that would have been achieved had the companies always been combined or of the future results of EFX Brasil. The historical net book value per share is computed by dividing total shareholders’ equity by the number of shares outstanding at the end of the year (shares outstanding exclude any shares held in treasury). The unaudited pro forma combined earnings per share value is computed by dividing pro forma earnings from continuing operations available to holders of EFX stock by the pro forma weighted average number of shares outstanding. The unaudited pro forma combined net book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of shares outstanding at the end of the period. The presentation of the unaudited pro forma per share data of EFX Brasil below assumes that all Boa Vista shareholders elect to redeem their shares in their entirety for Class A EFX Brasil Redeemable Shares.

Per Share Data of Boa Vista

	For the year ended December 31,
	2022		2021
	(US$) (1)	(R$)	(US$) (1)	(R$)
Net book value per share	0.79	4.13	0.74	3.85
Basic earnings per share	0.11	0.5607	0.06	0.3320
Diluted earnings per share	0.11	0.5565	0.06	0.3290
Dividends declared per share	0.05	0.25	0.01	0.08

(1)

Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Pro Forma Per Share Data of EFX Brasil

	For the year ended December 31,
	2022
	(US$)(1)	(R$)
Book value per share	91.95	486.08
Basic earnings per share	6.15	32.49
Diluted earnings per share	6.15	32.49
Dividends declared per share (2)	1.54	8.12

(1)

Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

(2)	Assumes the dividend paid is the minimum amount outlined in the Merger Agreement of 25% of distributable annual adjusted net profits. See “The Transaction — Dividend Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following Unaudited Pro Forma Financial Information, comprising the Pro Forma Statement of Financial Position and the Pro Forma Statement of Operations, present the Unaudited Pro Forma Financial Information of EFX Brasil as of and for the year ended December 31, 2022 after giving effect to the Transaction.

On February 9, 2023, EFX, EFX Brasil and Boa Vista entered into the Merger Agreement, pursuant to which, among other things, the parties intend to implement the Merger of Shares, which will result in: (i) each share of Boa Vista (except shares held by EFX Brasil) being exchanged for one mandatorily redeemable preferred share, with no par value, issued by EFX Brasil according to the redemption option chosen by the shareholders of Boa Vista; and (ii) Boa Vista becoming a wholly-owned subsidiary of EFX Brasil.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, each BV Common Share issued and outstanding immediately prior to the consummation of the Transaction (except shares held by EFX Brasil) will be exchanged, at the election of each Boa Vista shareholder, for either (i) one Class A EFX Brasil Redeemable Share, (ii) one Class B EFX Brasil Redeemable Share or (iii) one Class C EFX Brasil Redeemable Share and, together with Class A EFX Brasil Redeemable Shares and Class B EFX Brasil Redeemable Shares, together the New EFX Brasil Redeemable Shares. Immediately thereafter, each New EFX Brasil Redeemable Share will be redeemed, subject to certain adjustments to account for inflation, the EFX Brasil Share Cap, the Adjustment Formula and any Cumulative Expected Post-Signing Litigation Loss as set forth in the Merger Agreement, as follows: (i) each Class A EFX Brasil Redeemable Share will be redeemed for a cash payment of R$8.00; (ii) each Class B EFX Brasil Redeemable Share will be redeemed for: (a) a cash payment of R$7.20; and (b) delivery of a fraction of a EFX BDR, with each EFX BDR representing one share of EFX Common Shares equal to the EFX Class B Exchange Ratio; or (iii) each Class C EFX Brasil Redeemable Share will be redeemed for: (a) a fraction of an EFX Brasil Common Share equal to the EFX Brasil Exchange Ratio; and (b) a payment of R$2.67, which will, at the option of the relevant shareholder, be paid for in either (i) cash or (ii) a fraction of an EFX BDR equal to the EFX Class C-1 Exchange Ratio.

Under the terms and subject to the conditions set forth in the Merger Agreement, at closing, Boa Vista and EFX Brasil will implement the Merger of Shares as of the Closing Date. Boa Vista will become a subsidiary of EFX Brasil. As a result, EFX Brasil will account for the Transaction using the acquisition method of accounting. Accordingly, Boa Vista’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at fair value as of the Closing Date, with the excess of the purchase consideration over the fair value of Boa Vista’s net assets recorded as goodwill. The fair values of property and equipment and intangible and other assets acquired and liabilities assumed, have been prepared on a preliminary basis with information currently available. EFX is still reviewing the characteristics and assumptions related to Boa Vista’s assets to be acquired and liabilities to be assumed. Estimates and assumptions are subject to change upon finalization of these preliminary valuations. The completion of the valuation work could result in significantly different depreciation and amortization expenses and balance sheet measurement.

The Pro Forma Statement of Operations for the year ended December 31, 2022 gives effect to the Transaction with Boa Vista as if it had occurred on January 1, 2022. The Pro Forma Statement of Financial Position as of December 31, 2022 gives effect to the Transaction with Boa Vista as if it had occurred on December 31, 2022. The Unaudited Pro Forma Financial Information are based on the historical audited consolidated financial statements of EFX Brasil and Boa Vista. The Pro Forma Financial Information should be read in conjunction with the following:

•	the accompanying notes to the Unaudited Pro Forma Financial Information;

•	the EFX Brasil Audited Financial Statements and notes thereto; and

•	the BV Audited Financial Statements and notes thereto.

The Unaudited Pro Forma Financial Information was prepared in accordance with Article 11 of SEC Regulation S-X using the assumptions set forth in the notes to the Unaudited Pro Forma Financial Information. The pro forma adjustments reflecting completion of the Transaction are based upon the acquisition method of accounting in accordance with IFRS as issued by IASB and upon the assumptions set forth in the notes to the Unaudited Pro Forma Financial Information.

The Unaudited Pro Forma Financial Information is presented to reflect the Transaction and does not represent what the combined company’s results of operations would have been had the Transaction occurred on the date noted above, nor do they project the results of operations of EFX Brasil following the Transaction. The Unaudited Pro Forma Financial Information are intended to provide information about the impact of the Transaction as if it had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on EFX Brasil’s results of operations, with the exception of certain non-recurring charges to be incurred in connection with the Transaction.

The pro forma adjustments included in these unaudited Pro Forma Financial Statements are subject to modification as additional information becomes available and as additional analyses are performed depending on changes in interest rates, changes in foreign currency rates, and the final fair value determination of the assets acquired and liabilities assumed. The final allocation of the total purchase accounting will be determined after the completion of thorough analyses to determine the fair value of Boa Vista’s tangible and identifiable intangible assets acquired and liabilities assumed as of the Transaction date.

EQUIFAX DO BRASIL, S.A.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2022

(Brazilian Reais In Thousands, Except Per Share Amounts)

		Notes 2 and 5	Note 4
	Historical Equifax Brasil	Historical Adjusted Boa Vista	Transaction Adjustments	Notes	Pro Forma
Net revenue from services	—	872,293	—		872,293
Cost of providing services	—	(369,293)	(21,289)	4(a)	(390,582)

Gross profit / (loss)	—	503,000	(21,289)		481,711
Operating expenses:
Selling expenses	—	(69,116)	(55,095)	4(a)	(124,211)
General and administrative expenses	(3,353)	(218,302)	54,866	4(a), 4(c)	(166,789)
Fair value gains/(losses) on equity investments at FVPL	66,709	—	(66,709)	4(b)	—
Other income / (expenses)	14,550	—	(14,117)	4(b)	433

Operating profit / (loss)	77,906	215,582	(102,344)		191,144
Other income (expense):
Financial income	398	154,894	—		155,292
Finance costs	(889)	(32,269)	—		(33,158)

Profit / (loss) before income tax	77,415	338,207	(102,344)		313,278
Income tax expense	(25,387)	(40,457)	34,798	4(d)	(31,046)

Profit / (loss) for the year	52,028	297,750	(67,546)		282,232

Net income per common share:
Basic and diluted (1)	2.36			4(g)	32.49
Weighted-average shares used in computing basic and diluted net income per common share:
Basic and diluted	8,686,655		—	4(g)	8,686,655

(1)

Basic and diluted shares for EFX Brasil are reflective of EFX Brasil common shares outstanding as of December 31, 2022 upon the completion of the legal transformation of the corporate structure pursuant to Brazilian corporate laws. Refer to Note 8 within the EFX Brasil financial statements. For the purposes of this Pro Forma Statement of Operations, it is assumed that all Boa Vista selling shareholders elect to receive Class A New EFX Brasil Redeemable Shares to be settled in cash outlined in Note 1.

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

EQUIFAX DO BRASIL, S.A.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2022

(Brazilian Reais In Thousands, Except Per Share Amounts)

	Historical Equifax do Brasil	Notes 2 and 5 Historical Adjusted Boa Vista	Note 4 Transaction Adjustments	Notes		Pro Forma
ASSETS
Non-current assets
Accounts receivable	—	8,358	—			8,358
Judicial deposits	—	27,350	—			27,350
Indemnification asset	—	795	—			795
Other tax assets	—	411	—			411
Deferred tax asset — income tax and social contribution	—	46,019	—			46,019
Property and equipment	—	14,879	—	1		14,879
Intangible assets	—	547,170	1,113,365	1, 4	(e)	1,660,535
Goodwill	—	266,049	1,323,736	1		1,589,785
Financial assets at FVPL	386,950	—	(384,374)	1, 4	(b)	2,576
Long-term prepaid expenses	1,120	—	—			1,120

Total non-current assets	388,070	911,031	2,052,727			3,351,828
Current assets:
Cash and cash equivalents	3,541	1,382,268	—	1		1,385,809
Accounts receivable	—	132,991	—			132,991
Prepaid expenses	13	15,287	—			15,300
Current tax assets — Income tax and social contribution	—	55,536	—			55,536
Other tax assets	—	15,936	—			15,936
Non-current assets held for sale	—	179,589	—			179,589
Dividends receivable and other current assets	12,480	5,958	(11,411)	4	(b)	7,027

Total current assets	16,034	1,787,565	(11,411)			1,792,188

Total assets	404,104	2,698,596	2,041,316			5,144,016

LIABILITIES
Non-current liabilities:
Lease liability	—	6,571	—			6,571
Payables for business combinations	—	3,313	—			3,313
Provisions	—	14,074	—			14,074
Provisions — taxes payable	5,350	40,254	—			45,604
Deferred tax liabilities	120,691	—	257,853	4	(d)	378,544
Other non-current liabilities	2	—	—			2
Borrowings	6,718	—	—			6,718

Total non-current liabilities	132,761	64,212	257,853			454,826
Current liabilities:
Lease liability	—	3,254	—			3,254
Payables for business combinations	—	78,246	—			78,246
Accounts payable to suppliers	—	50,994	—			50,994
Dividends and interest on net equity	—	120,900	—			120,900
Non-current liabilities held for sale	—	22,568	—			22,568
Other payables	19	2,942				2,961
Provisions	2,435	24,355	—			26,790
Employee benefit obligations	34	131,901	—			131,935
Other current liabilities	1,934	—	27,202	4	(c)	29,136

Total current liabilities	4,422	435,160	27,202			466,784
EQUITY
Share capital	26,441	1,715,269	2,118,960	1		3,860,670
Retained earnings	240,375	314,827	(193,571)	1, 4	(f), 4(b)	361,631
Other reserves	105	169,128	(169,128)	1, 4	(f)	105

Total equity	266,921	2,199,224	1,756,261			4,222,406

Total liabilities and equity	404,104	2,698,596	2,041,316			5,144,016

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of Transaction

On February 9, 2023, EFX Brasil and Boa Vista entered into a merger agreement (the “Merger Agreement”), pursuant to which EFX Brasil will acquire all of the issued and outstanding shares of Boa Vista not currently held by EFX Brasil. Subject to Boa Vista shareholder approval of the share issuance proposal, and satisfying certain other closing conditions, it is anticipated that the Transaction will be completed in the second quarter of 2023.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, each common share of Boa Vista (the “BV Common Shares”) issued and outstanding immediately prior to the consummation of the Transaction (except shares held by EFX Brasil) will be exchanged, at the election of each Boa Vista shareholder, for either (i) one newly issued redeemable Class A preferred share of EFX Brasil (each a “Class A EFX Brasil Redeemable Share”), (ii) one newly issued redeemable Class B preferred share of EFX Brasil (each a “Class B EFX Brasil Redeemable Share”) or (iii) one newly issued redeemable Class C preferred share of EFX Brasil (each a “Class C EFX Brasil Redeemable Share,” and, together with Class A EFX Brasil Redeemable Shares and Class B EFX Brasil Redeemable Shares, the “New EFX Brasil Redeemable Shares”). Immediately thereafter, each New EFX Brasil Redeemable Share will be redeemed, subject to adjustment for any pre-closing dividends, a cap and certain other limitations as set forth in the Merger Agreement, as follows: (i) each Class A EFX Brasil Redeemable Share will be redeemed for a cash payment of R$8.00; (ii) each Class B EFX Brasil Redeemable Share will be redeemed for: (a) a cash payment of R$7.20; and (b) delivery of a fraction of a Brazilian Depositary Receipt (an “EFX BDR”), with each EFX BDR representing one share of Equifax common stock, $1.25 par value per share (“EFX Common Shares”), equal to the EFX Class B Exchange Ratio (as defined herein); or (iii) each Class C EFX Brasil Redeemable Share will be redeemed for: (a) a fraction of an EFX Brasil Common Share equal to the EFX Brasil Exchange Ratio (as defined herein); and (b) a payment of R$2.67, which will, at the option of the relevant shareholder, be paid for in either (i) cash; or (ii) a fraction of an EFX BDR equal to the EFX Class C-1 Exchange Ratio (as defined below). The maximum number of EFX Brasil Common Shares issuable for all Class C EFX Brasil Redeemable Shares to be issued under the Merger Agreement shall be equal to the EFX Brasil Share Cap. Any remaining shares that are subject to the EFX Brasil Share Cap will be redeemed, at the option of the relevant shareholder, for either a cash payment of eight Brazilian reais (R$8.00) or a fraction of an EFX BDR equal to the EFX Class C-2 Exchange Ratio.

For the purposes of the exchange described above:

•	“EFX Class B Exchange Ratio” means 0.0008;

•	“EFX Class C-1 Exchange Ratio” means 0.0027; and

•	“EFX Brasil Exchange Ratio” means the quotient obtained by dividing:

•	the number determined by the following equation (A/B) * C, where:

•	A equals the number of shares of EFX Brasil Common Shares owned by EFX and its affiliates immediately prior to the Closing;

•	B equal 1 minus C; and

•

C equals the product of: (i) the percentage (expressed as a decimal) of BV Common Shares outstanding immediately prior to the Closing that elect to receive Class C EFX Brasil Redeemable Shares in the Transaction; and (ii) 0.66625, with such product never exceeding 0.20 (i.e., if the product as normally calculated would exceed 0.20, then, for the purposes of determining the EFX Brasil Exchange Ratio, it will be deemed to be 0.20);

•

by (b) the lower of: (i) the number of Boa Vista Common Shares outstanding immediately prior to the Closing that elect to receive Class C EFX Brasil Redeemable Shares in the Transaction; and (ii) the number equal to 30% of the number of Boa Vista Common Shares outstanding immediately prior to the Closing.

•

“EFX Brasil Share Cap” means a number of EFX Brasil Common Shares equal to 20% of the total number of EFX Brasil Common Shares that would be outstanding immediately after the consummation of the Transaction assuming that shareholders of EFX Brasil elect the maximum number of EFX Brasil Common Shares available.

•	“EFX Class C-2 Exchange Ratio” means 0.0081.

In order to finance the Transaction, EFX Brasil will receive a cash contribution from Equifax Inc. in exchange for equity interests in EFX Brasil, as such there is no pro forma adjustment for any incremental borrowing expense.

The Pro Forma Financial Statements include various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Boa Vista based on EFX Brasil management’s best estimate of fair value. The final purchase price allocation may vary significantly based on final valuations and analyses of fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The following table summarizes the consideration transferred and the preliminary purchase price of the fair values of the Boa Vista assets acquired and liabilities assumed at the Transaction Date (in Reais thousands).

Total consideration to selling shareholders	R$	3,834,229
Previously held interests — book value		384,374
Previously held interests — fair value adjustments		39,178

Total purchase consideration, as allocated below:	R$	4,257,781

Historical book value of net assets acquired	R$	2,199,224
Elimination of historical Boa Vista Goodwill		(266,049)
Elimination of historical Boa Vista Intangible assets		(547,170)
Fair value of intangible assets acquired		1,660,535
Deferred tax liabilities		(378,544)

Preliminary fair value of assets acquired and liabilities assumed	R$	2,667,996
Goodwill		1,589,785

Total net assets acquired	R$	4,257,781

The following is a preliminary estimate of the consideration expected to be transferred to the selling shareholders to effect the Transaction. Pursuant to the Merger Agreement, and as discussed above, Boa Vista shareholders may elect to receive consideration in the form of Class A EFX Brasil Redeemable Shares, Class B EFX Brasil Redeemable Shares or Class C EFX Brasil Redeemable Shares.

The table below shows the sensitivity with respect to total cash and stock consideration required to complete the Transaction should the selling shareholders elect to receive their consideration in the form of either Class A, Class B or Class C Redeemable Preferred Shares.

	New EFX Brasil Redeemable Shares
	Class A	Class B	Class C (e)
Total estimate of consideration expected to be transferred to selling shareholders (b)(c)	$3,834,229	$3,834,229	$3,834,229
Allocation to: Estimated cash consideration (b)(c)	$3,834,229	$3,450,806	$—
Allocation to: EFX equity consideration (b)	$—	$383,423	$3,834,229
Number of shares of Boa Vista common stock outstanding (a)	532,222,621	532,222,621	532,222,621
Number of shares of Boa Vista common stock outstanding not currently held by EFX Brasil (a)	479,278,621	479,278,621	479,278,621
Estimated cash consideration per share (d)	$8.00	$7.20	$—
Estimated equity consideration per share (b)(d)	$—	$0.80	$8.00
EFX Brasil shares expected to be issued as stock consideration (b)(e)	—	—	2,171,664

(a)

Assumes for purposes of these unaudited pro forma condensed combined financial statements that the total number of Boa Vista equity units outstanding as of December 31, 2022 is reflective of the total number of Boa Vista equity units that will be outstanding as of the date of the completion of the Transaction.

(b)

The sensitivity analysis is calculated using the elections available to the Boa Vista shareholders upon the closing of the Transaction. These calculations assume that all shareholders elect to redeem their shares in their entirety for either all Class A, Class B, or Class C EFX Brasil Redeemable Shares. Class A redemption results in all cash consideration. Class B redemption results in a mix of cash and equity consideration in the form of EFX BDRs which result in the issuance of EFX shares. Class C redemption is calculated under the assumption that all Class C shares are redeemed for EFX Brasil shares, subject to the EFX Brasil Share Cap. The remainder of the Class C shares will be redeemed for EFX BDRs. Actual amounts may vary from these estimates based on, among other factors, (i) the number of Boa Vista equity units for which cash consideration is elected and the number of Boa Vista equity units for which equity consideration is elected, and (ii) the number of Boa Vista stock options and warrants exercised prior to the completion of the Transaction.

(c)

In order to finance the Transaction, EFX Brasil will receive a cash contribution from Equifax Inc. in exchange for equity interests in EFX Brasil. For purposes of these Pro Forma Financial Statements, cash contributed by EFX Inc. will be exactly the amount required to satisfy the elections made by Boa Vista shareholders, thus the change to cash is $nil.

(d)	Estimated cash and equity consideration per share equal to the redemption rate discussed above for the respective class of New EFX Brasil Redeemable Shares.

(e)

Assumes that all shareholders elect to receive the payment of R$2.67 as a fraction of an EFX BDR equal to the EFX Class C-1 Exchange Ratio. Also assumes that the EFX Brasil Common Shares issuable in exchange for the Class C EFX Brasil Redeemable Shares that exceeded the EFX Brasil Share Cap were redeemed at the election of the shareholder for EFX BDRs. EFX BDR redemption results in the issuance of EFX Inc. shares and has no effect on the EPS of EFX Brazil for the purposes of these Pro Forma Financial Statements.

Note 2 — Basis of Presentation

The Pro Forma Financial Statements are based on the historical financial statements of EFX Brasil and Boa Vista as adjusted to give pro forma effect to the Transaction. EFX Brasil and Boa Vista’s fiscal year-ends are December 31, 2022. The Pro Forma Financial Statements as of December 31, 2022, and for the year ended December 31, 2022, have been prepared using calculated historical results (outlined in Note 5 below) of Boa Vista (“Historical Adjusted Boa Vista”). Both Boa Vista and EFX Brasil’s historical consolidated financial statements have been prepared in accordance with IFRS and are presented in Brazilian Reais (“BRL”).

The Pro Forma Financial Statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). EFX Brasil has elected not to present any Management Adjustments and has only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared by EFX Brasil’s management to illustrate the estimated effect of the Transaction and certain other adjustments. EFX Brasil has not yet determined the fair value of the property, plant and equipment acquired and is using the carrying value as an estimate of fair value for purposes of this pro forma. The Pro Forma Statement of Operations for the year ended December 31, 2022 gives effect to the Transaction with Boa Vista as if it had occurred on January 1, 2022. The Pro Forma Statement of Financial Position as of December 31, 2022 gives effect to the Transaction with Boa Vista as if it had occurred on December 31, 2022.

Note 3 — Significant Accounting Policies

The accounting policies under IFRS used in the preparation of the Pro Forma Financial Statements are those set forth in EFX Brasil’s financial statements as of and for the fiscal year ended December 31, 2022, which have been included in this Form F-4.

The accounting policies of Boa Vista under IFRS are as described in Note 6 to its historical consolidated financial statements as of and for the year ended December 31, 2021, which have been included in this Form F-4. The impact of conforming the IFRS accounting policies as applied by Boa Vista to those applied by EFX Brasil is discussed further in Note 4 below.

Note 4 — Transaction Adjustments

The Pro Forma Financial Statements have been adjusted to reflect the following transaction adjustments:

a. Amortization of Acquired Assets

Represents the elimination of historical amortization related to Boa Vista’s intangible assets, and adjustments to incorporate amortization for the fair value of the intangible assets acquired based on preliminary purchase price accounting at the closing of the Transaction. The following table is a summary of detail related to certain intangible assets acquired, including relevant information used to calculate the pro forma change in amortization expense, in Brazilian Reais, that is included as an adjustment to Cost of providing services, Selling expenses, and General and administrative expenses:

Identifiable assets / liabilities	Fair value (R$ at February 28, 2023)	Estimated Useful life (years)	Pro forma Amortization expense for the year ended December 31, 2022
Intangible assets
Customer relationships	958,000	12.5	(76,640)
Database	212,890	10	(21,289)
Developed technology	319,334	6	(53,222)
Other(1)	170,311	8	(21,289)

Total	1,660,535		(172,440)
Removal of Boa Vista’s historic amortization expense			178,124

Net adjustment			5,684

Summary of impact
Cost of providing services			(21,289)
Selling expenses			(97,929)
General and administrative			(53,222)

Total			(172,440)

(1)	Other intangible assets consist of trademarks and noncompete agreements.

Reconciliation of amortization impact to pro forma adjustments:

Summary of impact	Removal of historical Boa Vista amortization	Pro forma amortization expense	Pro forma expense adjustment for the year ended December 31, 2022
Cost of providing services	—	(21,289)	(21,289)
Selling expenses	42,834	(97,929)	(55,095)
General and administrative	135,290	(53,222)	82,068

Total	178,124	(172,440)	5,684

b. Intercompany transactions

Represents the adjustments to eliminate R$ 66,709 of Fair value gains on financial assets at fair value through profit and loss (“FVPL”), R$ 384,374 of Financial assets at FVPL, R$ 11,411 of Dividends receivable, and R$ 14,117 of dividend income from Boa Vista in Other income / (expenses). These are related to EFX Brasil’s investment in Boa Vista in periods prior to the completion of the Transaction.

c. Transaction costs

Represents the accrual of non-recurring costs related to the Transaction, which are not reflected in the historical statement of financial position or statement of operations of EFX Brasil as of and for the year ended December 31, 2022. These costs are not expected to be incurred, and are not expected to affect the Pro Forma Financial Statements, in any period beyond 12 months from the closing date of the Transaction.

In connection with the Transaction, transaction costs of R$13,903 have been incurred by EFX Brasil and R$13,300 incurred by Boa Vista. As of December 31, 2022, EFX Brasil had not recorded any transaction costs incurred in connection with the Transaction in the historical financial statements.

Non-recurring costs related to the transaction have been incurred historically by EFX. For the purposes of these Pro Forma Financial Statements, all such costs incurred have been reflected as an adjustment to include all such costs in the Pro Forma Statement of Financial Position and statement of operations of EFX Brasil as of and for the year ended December 31, 2022.

d. Income taxes

The tax effect of the adjustments described above is calculated as an adjustment to consolidated net income at the estimated blended statutory rate of 34% for the year ended December 31, 2022.

The effective tax rate of the combined company could be different (either higher or lower) depending on post-transaction activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in reporting periods subsequent to completion of the Transaction.

e. Acquisition accounting

Represents adjustments to reflect the assets and liabilities of Boa Vista at the estimated fair value of the assets acquired and liabilities assumed based on preliminary purchase price accounting at the closing of the Transaction.

f. Equity issuance

Represents the elimination of Boa Vista’s historical equity balances in accordance with the acquisition method of accounting, and the issuance of EFX Brasil equity in connection with the Transaction.

g. Earnings per share

EFX Brasil assumes all Boa Vista shareholders will elect, pursuant to the Class A redemption option as specified within Note 1, to exchange all shares for Class A EFX Brasil Redeemable Shares. This results in an all-cash redemption upon the closing of the Transaction. As a result, there is no adjustment to the basic and diluted pro forma earnings per share.

The number of Class A EFX Brasil Redeemable Shares, Class B EFX Brasil Redeemable Shares, or Class C EFX Brasil Redeemable Shares issued in connection with the Transaction, individually, cannot reasonably be estimated until the applicable Boa Vista shareholders make their elections as to the class of New EFX Brasil Redeemable Shares they will receive as consideration upon consummation of the Transaction.

Should the Boa Vista shareholders elect to receive their consideration in the form of Class A or Class B EFX Brasil Redeemable Shares, they will receive either cash or a combination of cash and EFX BDRs. Consequently, there will be no impact on the number of EFX Brasil common shares outstanding should the Boa Vista shareholders elect either Class A or Class B, and thus no impact on pro forma EFX Brasil earnings per share.

Should the Boa Vista shareholders elect to receive their consideration in the form of Class C EFX Brasil Redeemable Shares, they will receive a combination of cash and EFX Brasil common shares, subject to a maximum number of shares eligible to be issued of 2,171,664 EFX Brasil common shares. Should the maximum number of Boa Vista shareholders elect to receive consideration in the form of Class C EFX Brasil Redeemable Shares, this would result in an increase to the weighted average number of EFX Brasil basic and diluted common shares outstanding for pro forma purposes to 10,858,319 common shares, and a pro forma basic and diluted net income per common share of R$25.99 for the year ended December 31, 2022.

Neither Equifax nor EFX Brasil makes any recommendations to the Boa Vista shareholders as to the class of EFX Brasil Redeemable Shares they should elect to receive as compensation such Boa Vista shareholder’s determination of the applicable class of EFX Brasil Redeemable Shares such holder will receive is purely voluntary, and neither Equifax nor EFX Brasil has any involvement in such determination.

Note 5 — Reclassifications

Reclassification of historical Boa Vista financial statement line items was required as of and for the year ended December 31, 2022 to conform to the expected financial statement line items of the combined company following the Transaction.

The adjustments made to the historical Boa Vista statement of operations for the year ended December 31, 2022 in order to derive the Historical Adjusted Boa Vista statement of operations used in the preparation of the Pro Forma Statement of Operations included the following:

BOA VISTA SERVIÇOS, S.A.

UNAUDITED HISTORICAL ADJUSTED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2022

(Brazilian Reals in Thousands)

	Historical Boa Vista	Reclassification Adjustments	Historical Adjusted Boa Vista
Revenue	872,293	(872,293)	—
Net revenue from services	—	872,293	872,293
Cost of services rendered	(369,293)	369,293	—
Cost of providing services	—	(369,293)	(369,293)

Gross profit / (loss)	503,000	—	503,000
Selling expenses	(69,116)	—	(69,116)
General and administrative expenses	(218,302)	—	(218,302)

Operating profit / (loss)	215,582	—	215,582
Financial income	154,894	—	154,894
Financial expenses	(32,269)	32,269	—
Finance costs	—	(32,269)	(32,269)

Profit / (loss) before income tax	338,207	—	338,207
Income tax and social contribution — current and deferred	(40,457)	40,457	—
Income tax expense	—	(40,457)	(40,457)

Profit / (loss) for the year	297,750	—	297,750

The adjustments made to the historical Boa Vista statement of financial position as of December 31, 2022 in order to derive the Historical Adjusted Boa Vista statement of financial position used in the preparation of the Pro Forma Statement of Financial Position included the following:

BOA VISTA SERVIÇOS, S.A.

UNAUDITED HISTORICAL ADJUSTED STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2022

(Brazilian Reals in Thousands)

	Historical Boa Vista	Reclassification Adjustments	Historical Adjusted Boa Vista
ASSETS
Non-current assets
Accounts receivable	8,358	—	8,358
Judicial deposits	27,350	—	27,350
Indemnification asset	795	—	795
Other tax assets	411	—	411
Deferred tax asset — income tax and social contribution	46,019	—	46,019
Property and equipment	14,879	—	14,879
Intangible assets	813,219	(266,049)	547,170
Goodwill	—	266,049	266,049

Total non-current assets	911,031	—	911,031
Current assets:
Cash and cash equivalents	1,382,268	—	1,382,268
Current tax assets — Income tax and social contribution	55,536	—	55,536
Other tax assets	15,936	—	15,936
Prepaid expenses	15,287	—	15,287
Accounts receivable	132,989	2	132,991
Accounts receivable — Related parties	2	(2)	—
Other assets	5,958	(5,958)	—
Non-current assets held for sale	179,589	—	179,589
Dividends receivable and other current assets	—	5,958	5,958

Total current assets	1,787,565	—	1,787,565

Total assets	2,698,596	—	2,698,596

LIABILITIES
Non-current liabilities
Lease liability	6,571	—	6,571
Payables for business combinations	3,313	—	3,313
Provisions	14,074	—	14,074
Taxes payable	40,254	(40,254)	—
Provisions — taxes payable	—	40,254	40,254

Total non-current liabilities	64,212	—	64,212

Current liabilities
Lease liability	3,254	—	3,254
Payables for business combinations	78,246	—	78,246
Taxes payable	24,355	(24,355)	—
Labor obligations, vacation and social charges	131,901	(131,901)	—
Accounts payable — Related parties	5,357	(5,357)	—
Other accounts payable	2,942	(2,942)	—
Accounts payable to suppliers	45,637	5,357	50,994
Dividends and interest on net equity	120,900	—	120,900
Non-current liabilities held for sale	22,568	—	22,568
Other payables	—	2,942	2,942
Provisions	—	24,355	24,355
Employee benefit obligations	—	131,901	131,901

Total current liabilities	435,160	—	435,160
EQUITY
Share capital	1,715,269	—	1,715,269
Capital reserves	169,128	(169,128)	—
Profit reserves	314,827	(314,827)	—
Retained earnings	—	314,827	314,827
Other reserves	—	169,128	169,128

Total equity	2,199,224	—	2,199,224

Total liabilities and equity	2,698,596	—	2,698,596

BUSINESS AND CERTAIN OTHER INFORMATION

OF EFX

Equifax Inc. is a global data, analytics and technology company. EFX provides information solutions for businesses, governments and consumers, and EFX provides human resources business process automation and outsourcing services for employers. EFX has a large and diversified group of customers, including financial institutions, corporations, government agencies and individuals. EFX’s services are based on comprehensive databases of consumer and business information derived from numerous sources including credit, financial assets, telecommunications and utility payments, employment, income, educational history, criminal history, healthcare professional licensure and sanctions, demographic and marketing data. EFX uses advanced statistical techniques, machine learning and proprietary software tools to analyze available data to create customized insights, decision-making and process automation solutions and processing services for its customers. EFX is a leading provider of e-commerce fraud and charge back protection services in North America as well as information and solutions used in payroll-related and human resource management business process services in the United States. For consumers, EFX provides products and services to help people understand, manage and protect their personal information and make more informed financial decisions. Additionally, EFX also provides information, technology and services to support debt collections and recovery management.

More information concerning the business of EFX can be found in the documents that EFX has filed with the SEC which are incorporated into this prospectus by reference. See “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.”

BUSINESS AND CERTAIN OTHER INFORMATION

OF EFX BRASIL AND BOA VISTA

Overview

EFX Brasil

EFX Brasil, a privately held corporation (sociedade anônima de capital fechado) incorporated under the laws of Brazil, was established in 1998 as an indirect subsidiary of EFX, a global data, analytics and technology company. EFX provides information solutions for businesses, governments and consumers, and EFX provides human resources business process automation and outsourcing services for employers in the United States. EFX Brasil was established as a vehicle for EFX’s business and investments in Brazil. EFX made its initial investment in Boa Vista through EFX Brasil in 2011, at which point the then-existing business and operations of EFX Brasil were taken over by Boa Vista. Since such time, EFX Brasil has not engaged in any significant business other than holding the indirect interest of EFX in Boa Vista. It has no significant sources of income other than distributions from or gains or losses on its investment in Boa Vista.

As of the date of this prospectus, EFX Brasil owns 9.95% of the issued and outstanding BV Common Shares. As a result of the consummation of Transaction, Boa Vista will be wholly-owned and controlled by EFX Brasil, and, accordingly, EFX Brasil will assume the business and operations of Boa Vista as described herein.

Boa Vista

Boa Vista Serviços S.A. is one of the largest consumer credit bureaus in Brazil in terms of revenue according to public filings in Brazil. Boa Vista was founded in 2010 by ACSP, which had been operating a traditional credit protection service in the Brazilian market for over 60 years, with a presence in all the states of Brazil. Initially, Boa Vista operated in reducing information asymmetry among the participants of several markets, primarily in the credit market, making customer diligence, credit analysis and credit recovery safer and more accessible through the offer of several traditional credit bureau products. Drawing on its extensive experience with customers in different economic sectors, with an initial focus on consumer retail but now operating with companies across numerous segments of the economy, including large financial conglomerates, banks, financial service providers, fintechs, insurance companies, telecommunications service providers and electric utilities, Boa Vista is increasingly moving away from providing raw data and moving towards structuring information as part of its risk analytics regarding individuals and companies, thus generating a more in-depth knowledge for Boa Vista’s customers.

Boa Vista has been striving for years to position itself as a market leader in Brazil. Boa Vista believes it stands out due to its collaborative approach to developing innovative and customized solutions according to its customers’ needs, transforming raw data into structured solutions and allowing customers to make more efficient decisions. In the development of its products and solutions, Boa Vista brings together analytical intelligence and technology and applies them not only to its customers’ databases but also to its proprietary database, which currently has records relating to approximately 243 million individuals and 54 million companies. Boa Vista believes that the possession of a proprietary database is a primary differentiator between Boa Vista and other companies, which generally create solutions based on third-party data.

Strategy

Following the consummation of the Transaction, Boa Vista will be marketed as “Boa Vista, an Equifax Company,” and Boa Vista will continue to operate under the “Boa Vista Serviços” brand. EFX plans to accelerate Boa Vista’s technology, product and data transformation and position Boa Vista as the market leader in Brazil. Access to EFX’s expansive global capabilities and cloud-native data, products, decisioning and analytical technology will help Boa Vista drive the rapid development of new products and services, enhance security, operational efficiency and expansion into new vertical industries. For EFX, Boa Vista will provide access to a large, fast-growing market, expand its reach to traditionally under-banked population and buttress its strategy to increase non-mortgage growth across its global portfolio.

The regulatory environment in which Boa Vista operates underwent a significant transformation in connection with the changes in 2019 to the Cadastro Positivo, a database that records information about the history of payments of a wide base of consumers and companies. According to the Central Bank, the Cadastro Positivo has increased the data available to the market by sharing information regarding 20 million individuals and entities to the participating companies’ database management system (Gestoras de Banco de Dados), which we believe will increasingly challenge companies in understanding how to use such data. As the number of companies participating in the Cadastro Positivo increases, Boa Vista plans to use this database to create and offer a wide range of new information solutions that support the strategic decisions of its customers.

Products and Services

Boa Vista develops and offers a range of solutions, including, among others, credit reporting, analytical modeling, credit scoring and algorithmic tools. Boa Vista also provides credit recovery services, with a transformational focus on adding analytical and digital tools to these services. For the year ended December 31, 2022, Boa Vista’s revenue totaled R$872.3 million and profit for the year totaled R$297.8 million. For the year ended December 31, 2021, revenue totaled R$751.3 million and profit for the year totaled R$175.2 million.

Boa Vista’s services are comprised of two main business lines:

Decision Services

This line of business includes services such as scoring, decision modeling and data analytics, among others. A significant portion of Boa Vista’s revenue from this business line derives from services that require different degrees of data analysis that may be customized. Revenue from decision services was R$739.1 million and R$648.2 million for the years ended December 31, 2022 and 2021, respectively. The decision services line of business includes:

Risk Analytics. This is Boa Vista’s most important portfolio of services in regards to revenue generation. Based on data presented in legacy data reports, the information provided by customers, other proprietary databases and data from the Cadastro Positivo, Boa Vista offers analytical solutions based on several statistical models.

Legacy Data Reports. This portfolio of services encompasses reports that include record, demographics, behavioral and other data.

Marketing Services. This portfolio of services is designed to help companies in identifying new customers and increasing the profitability of their portfolios. Boa Vista offers solutions with analytical intelligence to support companies in identifying and managing consumers (i.e., up-sell, cross-sell, churn management and recovery of inactive customers) with the profiles that best suit their target audiences to increase their lifetime value, once these consumers are incorporated into their customer portfolio.

Anti-Fraud Solutions. This portfolio of services is primarily focused on contributing to the security of the operations of virtual stores, fintech and payment providers by combating fraud in digital transactions efficiently, minimizing fraud-related losses and maximizing billing.

Consumer Services. These solutions help consumers in managing their financial lives, covering different information, including credit history, scoring models and inclusion of new debt.

Recovery Services

This line of business includes support services to reduce default rates, encompassing collection platforms, electronic notifications, printed letters sent to defaulting parties and other services, which increases the effectiveness of communications and the credit recovery process for customers. Revenue from recovery services was R$133.2 million and R$103.0 million for the years ended December 31, 2022 and 2021, respectively. The recovery services line of business includes:

Digital Solutions. This is Boa Vista’s main portfolio of recovery services, including solutions for the management of defaulting portfolios of customers and the segmentation and remittance of collection notices to debtors through digital means, such as e-mail and SMS messages.

Printed Solutions. This solution includes the remittance of printed collection letters to debtors and reports setting forth the payment history of defaulting parties.

Corporate History and Structure of Boa Vista

In March 2010, Boa Vista was incorporated by ACSP upon the demutualization of its credit analysis division, including its Credit Protection Central Service (Serviço Central de Proteção ao Crédito). Boa Vista began as a credit bureau, managing a database comprising commercial and record information with a focus on both companies and consumers, in addition to records of transactions among companies, with nationwide coverage.

In October 2010, the Commercial Association of Paraná (Associação Comercial do Paraná), the Storekeepers Officers Club of Rio de Janeiro (Clube de Diretores Lojistas do Rio de Janeiro) and the Chamber of Forensic Officers of Porto Alegre (Câmara de Dirigentes Lojistas de Porto Alegre) together purchased a 6.9% equity interest in Boa Vista, contributing assets represented by the records they kept in each of their relevant regions of operation (i.e., Rio de Janeiro, Paraná and Rio Grande do Sul). This strategically strengthened Boa Vista’s operations in the South and Southeast regions, especially in the states in which these entities were headquartered.

In May 2011, EFX purchased a 15% equity interest in Boa Vista through EFX Brasil in exchange for its then-existing business and operations in Brazil. As a result, Boa Vista took over EFX’s then-existing business, operations and databases in Brazil. In 2013, Boa Vista completed the incorporation of EFX’s databases, teams and products and started offering services at a national level as a credit bureau that integrated products with information of both individuals and legal entities, becoming a “one-stop-shop” for its customers. As of the date of this prospectus, EFX Brasil held approximately 9.95% of the total issued and outstanding BV Common Shares.

In September 2020, Boa Vista completed an initial public offering and listing of its common shares on Brazil’s Novo Mercado segment of the B3 under the symbol “BOAS3.”

The Production Process

The production process for Boa Vista’s products and services consists of data collection and compilation, data treatment and storage and data verification and employment.

Data Collection and Compilation

Boa Vista collects information about the credit history of consumers and borrowers from customers, creditors, public sources and registry offices. It also obtains consumer spending information from different sources, including banks, credit card companies, retail chains, non-banking financial institutions and public utilities. This information includes payment records, pending judicial issues and potential insolvencies and bankruptcies. It then compiles the data and information obtained on individuals and companies and creates credit reports, scores and analyses used in a wide range of its products and solutions.

Data Treatment and Storage

Boa Vista primarily captures information from public sources, such as the Cadastro Positivo, customers, partners and internal systems. The data undergoes a strict confirmation and legal assessment process, which evaluates the legality of the use of data, the purposes given to the data, confirmation of suppliers and partners regarding their operations, trustworthiness and technical ability. Boa Vista then assesses the data regarding its accuracy, structure and technical, financial or operating benefits.

Once the above requirements are fulfilled, the data undergoes a process of treatment and availability for the production environment. The first stage involves the incorporation of all records received from different sources, verification and fulfillment of structural criteria for each attribute previously identified for each set of data. Data that does not meet these criteria is rejected and returned to its source for verification and necessary adjustments. Boa Vista then sets quality rules for the inserted data, assessing consistency, integrity, need for normalization and accuracy.

Data Verification and Deployment

Only data that qualifies and is suitable for use is made available for the creation of advanced algorithms to be used in Boa Vista’s solutions. All stages of the process may be tracked and monitored through reports to help ensure that quality levels meet specified standards and the documentation required to meet the needs of its customers, consumers and partners is available.

Boa Vista makes the treated and stored data available to use in its decision and recovery services, using several technological platforms, including systemic integrations through application programming interfaces (or APIs), proprietary internet portals, partner internet portals, mobile apps and data strings.

Product and Services Distribution

The distribution of Boa Vista’s products and services is based on four pillars:

Network of “Rede Verde e Amarela” Trade Representative and Partners

Rede Verde e Amarela is an indirect sales channel that represents trade groups and similar organizations across Brazil, including federations of associations, trade associations and boards of storekeepers, which Boa Vista refers to as “trade representatives” or “partners” depending on the relevant sales arrangement. Trade representatives operate as exclusive resellers of Boa Vista’s products, selling its solutions to their members and other interested parties. Partners also operate as exclusive resellers of Boa Vista’s products in certain areas, following special sales commission rules. Trade representatives and partners have nationwide reach and operate as a platform for sharing business information on individuals and companies with Boa Vista.

Network of Representatives

As of the date of this prospectus, Boa Vista’s network of representatives comprises 11 sales representatives aiming at small and medium-sized customers, encompassing sectors, locations and customers that are not covered by the Rede Verde e Amarela network.

Complementary Channels

Complementary channels are sales tools used in smaller segments, including small and micro companies and individuals, consisting of telesales and internet portals. The telesales channel operates actively, prospecting and making sales to new and existing customers through direct calls. The telesales channel also operates as a customer service and sales channel, when customers call seeking information and/or solutions to meet their needs. Internet portals play a complementary role in sales and tend to concentrate on small customers or individuals that seek easy and quick access to some of Boa Vista’s simplified solutions.

Direct Sales

As of the date of this prospectus, Boa Vista’s direct sales team comprises 107 employees, of which 13 are superintendents or officers and six are managers. The purpose of this team is to prospect and service major customers in strategic segments, including banks, fintechs and e-commerce companies, small or medium sized financial companies, telecommunications companies, public utilities, insurance companies and retail and consumer goods companies. Boa Vista’s relationships with these types of customers and commercial verticals is prospective, incremental or to further foster an existing relationship. Direct sales efforts are divided between creating new accounts, promoting the increase in the use of solutions already used by existing customers and monitoring the satisfaction of the quality of service to customers.

Territory

Boa Vista operates in all Brazilian states. Revenues are concentrated in the Southeast and South regions, which are the richest in Brazil, accounting for a majority of Brazilian GDP. Services are offered through a diversified sales force that is present in all regions of Brazil, comprised of Boa Vista’s own salespersons, sales representatives and partner entities.

The following table sets forth Boa Vista’s revenue by region for the years presented:

	For the year ended December 31,
	2022		2021

	(in US$ thousands)(1)	(in R$ thousands)
Revenue by region(2)
North	858	4,474	3,622
Northeast	3,283	17,128	16,328
Central-West	3,073	16,034	13,169
Southeast	162,459	847,564	741,735
South	15,461	80,663	67,811

Outside Brazil	2,800	14,607	4,355

Total	187,934	980,470	847,021

(1)

Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

(2)	Figures are presented gross of certain service taxes.

Competition

The market for Boa Vista’s products and services is highly competitive, and the data analysis and credit bureau segment in Brazil is concentrated in a few main companies. According to public filings in Brazil, the largest companies in the market, in terms of revenue, include Serasa Experian, Boa Vista, the Brazilian Credit Protection Service, or SPC Brasil, and Quod. Many of Boa Vista’s competitors offer a similar suite of products, both in terms of consumer credit information and recovery services.

Intellectual Property

In Brazil, ownership of trademarks is obtained by registration with the INPI, which is the federal agency responsible for the registration of trademarks, patents and other intellectual property rights in Brazil. Registration with INPI ensures trademark holders enjoy the exclusive use of their trademarks in Brazil for ten years, which is renewable for successive periods upon payment of additional fees to the INPI. During the registration process, applicants have only an expectation of ownership regarding the trademarks they use to identify their products or services and the right to ensure the material integrity and/or reputation of the required trademark.

Boa Vista currently holds several registered trademarks or trademarks in the process of registration in Brazil with INPI which are material to its business, including “Boa Vista,” “SCPC,” “Boa Vista BlueBox,” “Acerta,” “Centro Positivo,” “Define” and “Radar Pessoal.”

Boa Vista holds key domain names which are associated with its trademarks, including www.boavistaservicos.com.br and www.boavistaservicos.net.br. Boa Vista also owns certain software programs, including “Integra” and “Boa Vista BlueBox.” As of the date of this prospectus, Boa Vista does not own any software programs that are registered or the process of registration with INPI. Although the agreements Boa Vista enters into with employees and third parties generally provide that any intellectual or industrial property rights developed in the course of employment or engagement belong to Boa Vista, such agreements do not set forth similar provisions relating to software. Accordingly, although applicable Brazilian law governing software provides that the rights on software developed in the course of employment belong to the employer, Boa Vista may still be subject to lawsuits brought by former employees claiming ownership of such software. In this case, Boa Vista could be ordered to pay damages or cease using the software under dispute, which could have significant adverse impacts on its business, financial condition, operating results, cash flow, liquidity and/or future business.

Seasonality

Boa Vista has historically been subject to seasonal fluctuations in its earnings of the fourth quarter of each fiscal year.

Material Contracts

Boa Vista’s principal material agreements involve the supply of and access to personal data to support its customers’ credit decisions and businesses.

In 2010, in connection with the equity investments by the Commercial Association of Paraná (Associação Comercial do Paraná), the Storekeepers Officers Club of Rio de Janeiro (Clube de Diretores Lojistas do Rio de Janeiro) and the Chamber of Forensic Officers of Porto Alegre (Câmara de Dirigentes Lojistas de Porto Alegre), Boa Vista and these entities entered into an agreement relating to the exclusive supply of information and data collected by such entities in each of the relevant regions. This increased Boa Vista’s database at the time, expanding its ability to provide services and improve the quality of its services. The agreement has a term of 15 years and is set to expire on October 29, 2025.

In 2017, Boa Vista entered into an agreement providing for the shared purchase of certain data with certain strategic partners, including Serasa Experian, resulting in a significant reduction in its direct investments related to purchasing of data, as these costs were shared among Boa Vista and its competitors with no changes in the amount of collected data.

In 2023, in connection with the signing of the Merger Agreement, EFX, EFX Brasil and ACSP entered into the Non-Compete, Consulting Services and Amendment Agreement (the “Non-Compete and Consulting Agreement”), pursuant to which ACSP agreed to certain limitations on its ability to engage in certain business activities in Brazil in which Boa Vista is already engaged, including the sale or provision of credit data, data analytics, credit monitoring and debt recovery solutions and anti-fraud products, among others. In addition, in exchange for an annual fee, ACSP agreed to provide strategic advice to Boa Vista with respect to its business. The term of the agreement is 15 years from the Closing Date.

In addition, the Non-Compete and Consulting Agreement extended the term of the existing Reseller Agreement between Boa Vista and ACSP by 15 years, pursuant to which ACSP has agreed to resell products and services from Boa Vista’s portfolio and provide other ancillary services to Boa Vista.

Legal and Administrative Proceedings

Boa Vista is party to legal and administrative proceedings relating to tax, civil and labor matters, with probable, possible and remote chances of loss. As of December 31, 2022, Boa Vista was party to more than 8,000 administrative and legal proceedings, involving claims of approximately R$100.2 million (R$86.5 million of which management classifies as possible risk of loss).

Boa Vista management determines and records provisions only for proceedings with a probable chance of loss and whose amounts under discussion may be determined, based on the analysis of each proceeding by its internal and external counsel. As of December 31, 2022, provisions for these legal and administrative proceedings totaled R$14.1 million.

Set forth below is a description of legal and administrative proceedings of Boa Vista that may materially affect its assets or business or may negatively affect its image or reputation.

Civil Proceedings

As of December 31, 2022, Boa Vista was party to more than 7,800 civil proceedings, primarily relating to the wrongful inclusion of a customer in the defaulting party register or the alleged breach of the requirement to send a prior notice before filing a notification of default under the Brazilian Consumer Defense Code. As of December 31, 2022, Boa Vista had recorded provisions for civil proceedings with a probable chance of loss in the total amount of R$6.6 million.

Labor Proceedings

As of December 31, 2022, Boa Vista was party to more than 40 labor proceedings, primarily relating to claims for overtime, recognition of an employment relationship and indemnity due or damages for salary equivalence. Boa Vista is also party to labor claims involving outsourced service providers in which it has joint liability under Brazilian law. As of December 31, 2022, Boa Vista had recorded provisions for labor proceedings with a probable chance of loss in the total amount of R$2.1 million.

Tax Proceedings

As of December 31, 2022, Boa Vista was party to more than 80 administrative and judicial tax proceedings, primarily relating to assessment notices by the Brazilian Federal Revenue Service seeking the collection of Brazilian corporate income tax and social contribution relating to the 2011 and 2013 calendar years. As of December 31, 2022, Boa Vista had recorded provisions for tax proceedings with a probable chance of loss in the total amount of R$5.3 million.

Regulatory Environment

Boa Vista is not subject to authorizations, licenses or permits issued by governmental entities to operate. However, privacy and data protection laws have evolved in recent years, providing for more objective rules on the use of personal data.

As Boa Vista’s business heavily involves the management, processing and analysis of personal data, its activities are subject to regulation under the LGPD, which establishes Brazil’s general regulatory regime for the processing of personal data. It was promulgated in August 2018, amended in 2019, and enforcement in regards to fines and penalties went into effect in August 2021. Prior to the LGPD, the processing of personal data was regulated by sector specific regulations and the general privacy rights of Brazil. In recent years, all individuals and legal entities in Brazil have been required to adapt their data processing procedures to comply with the LGPD.

The LGPD creates a system of rules that impacts all sectors of the economy and establishes a new legal framework to be observed in the processing of personal data. The LGPD also changes certain provisions of Law No. 12,965/2014, also known as the Brazilian Civil Rights Framework for the Internet (Marco Civil da Internet), and provides for, among other measures, the rights of personal data holders, cases in which the processing of personal data is permitted, obligations and requirements related to information security incidents, personal data leaks and the transfer of personal data, and sanctions for non-compliance. In addition, the LGPD authorized the creation of the National Data Protection Authority (Autoridade Nacional de Proteção de Dados or, “ANPD”), which is responsible for drafting guidelines and applying administrative sanctions for non-compliance with the

LGPD. The ANPD has powers and responsibilities similar to the European data protection authorities, exercising a triple role of:

•	investigation, including the power to enact rules and procedures, interpret the LGPD and request information from controllers and processors personal data;

•	enforcement, in cases of non-compliance with the law, through administrative proceedings; and

•

education, with the responsibility of fostering knowledge about data protection and information security measures in the country, promoting standards of services and products that facilitate data control and preparing studies on national and international practices for the protection of personal data and privacy, among others.

The LGPD applies to both individuals and legal entities, whether private or public, who process or collect personal data in Brazil, or otherwise process personal data with the purpose of offering or supplying goods or services to individuals and entities located in Brazil. The LGPD established detailed rules for the processing of personal data, including in regards to the collection, use, transfer and storage of personal data. The LGPD has affected numerous economic sectors, including the relationship between customers and suppliers of goods and services, employees and employers, and other relationships in which personal data is collected, whether in a digital or physical environment.

The non-compliance with any provisions provided for in the LGPD has the following risks:

•

the filing of legal, individual or collective actions seeking reparations for damages resulting from violations, based not only on the LGPD, but also on sparse and sector regulation regarding data protection still in force; and

•

the application of the penalties provided for in the Brazilian Consumer Protection Code and the Brazilian Civil Rights Framework for the Internet by some consumer protection agencies, especially with respect to cyber security incidents that result in the unauthorized access to personal data.

Considering the large volume of personal data Boa Vista processes, Boa Vista may be subject to higher risks of sanctions under the LGPD. If Boa Vista fails to comply with the LGPD and other applicable laws, Boa Vista could be subject to the following penalties and fines in an individual or cumulative manner:

•	a warning, indicating the period for the adoption of corrective measures;

•	fines of up to 2% of its revenue or its group’s revenue, limited to an aggregate amount of R$50.0 million per infraction;

•	disclosure of the infraction, once duly investigated and confirmed;

•	blocking of the personal data corresponding to the infraction;

•	elimination of the personal data corresponding to the infraction for a maximum period of six months, extendable for an additional six months; and

•	partial or total prohibition of the activities related to data processing.

In addition, Boa Vista may be liable for individual or collective damages caused by Boa Vista due to non-compliance with the obligations established by the LGPD or other applicable legislation.

The establishment and consultation of the database of Cadastro Positivo is subject to Law 12,414/2011, which in turn, is regulated by Decree No. 9,936/2019, which took effect on July 9, 2019. Decree No. 9,936/2019, also provides for the formation and use of databases including payment information of individuals and companies to create a credit history. Accordingly, Decree No. 9,936/2019 sets forth the minimum requirements for companies, such as Boa Vista, to qualify as database managers, including minimum net equity, among others. Inclusion in the Cadastro Positivo databases system is automatic, unless record holders opt-out, prohibiting the sharing of their score and or data. Pursuant to the changes introduced by the law, record holders must be informed of any entries opened in their names within 30 days and must receive clear, objective and accurate information about the channels and options available for cancellation of their records.

In addition, Decree No. 9,936/2019 sets forth several procedures that Boa Vista must adopt in case of security incidents, including communication of the fact to the ANPD, in events involving the supply of personal data of individuals, to the Central Bank, in events involving the supply of data provided by institutions authorized to operate by the Central Bank; and to the Brazilian Consumer Office (Secretaria Nacional do Consumidor) of the Ministry of Justice and Public Security, in events involving the supply of consumer data.

Pursuant to Decree No. 9,936/2019, Boa Vista must inform the relevant authority of these incidents within two business days from the date it becomes aware of their occurrence, including at least:

•	a description of the nature of the affected personal data;

•	information on the involved record holders;

•	the security measures used to protect data, including encryption procedures;

•	risks related to the incident; and

•	the measures that were or will be adopted to reverse or mitigate the effects of the loss.

After the communication, the relevant authority will assess the need to confirm that Boa Vista adopted adequate technical measures to make the affected personal data unintelligible to third parties unauthorized to access it, without prejudice to the mandatory and prompt communication to record holders affected by the security incident.

In addition, Resolution 4,737/2019 of the National Monetary Council establishes the conditions for registering a company as a database manager with the Central Bank and the Central Bank’s Resolution 14/2020 consolidates the rules about the process for this registration. The institutions authorized to operate by the Central Bank will only provide information regarding their credit operations to the database managers duly registered with the Central Bank.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

OF EFX

Information concerning the financial condition and results of operations of EFX can be found in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of EFX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 23, 2023, which is incorporated by reference into this prospectus. EFX makes its annual and interim reports and other information available on https://investor.equifax.com. The information contained in, on or accessible through, EFX internet website does not constitute a part of, and is not incorporated by reference in, this prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EFX BRASIL AND BOA VISTA

The following discussion should be read in conjunction with the respective financial statements of EFX Brasil and Boa Vista, the related notes thereto and the section entitled “Risk Factors” included in this prospectus. This discussion is designed to provide the reader with information that will assist in understanding the financial statements, the changes in certain key items in those financial statements from period to period, and the primary factors that accounted for those changes, as well as how certain accounting principles affect such financial statements. See “Forward-Looking Statements” and “Risk Factors” in this prospectus for a description of important factors that could cause actual results to differ from expected results.

Overview

EFX Brasil

Equifax do Brasil, S.A. was established in 1998 as an indirect subsidiary of EFX. EFX Brasil was established as a vehicle for EFX’s business and investments in Brazil. EFX made its initial investment in Boa Vista through EFX Brasil in 2011, at which point the then-existing business and operations of EFX Brasil were taken over by Boa Vista. Since such time, EFX Brasil has not engaged in any significant business other than holding the indirect interest of EFX in Boa Vista. It has had no significant sources of income other than distributions from or gains or losses on its investment in Boa Vista. Accordingly, the only discussion with respect to the results of operations of EFX Brasil are with respect to its gains and losses on its investment in Boa Vista.

As of the date of this prospectus, EFX Brasil owns 9.95% of the issued and outstanding BV Common Shares of Boa Vista. As a result of the consummation of Transaction, Boa Vista will be wholly-owned and controlled by EFX Brasil, and EFX Brasil will assume the business and operations of Boa Vista as described herein. Accordingly, the following discussion and analysis of financial condition and results of operations as it relates to Boa Vista should be read to relate to the present and future financial condition and results of operations, as applicable, of EFX Brasil.

Boa Vista

Boa Vista Serviços S.A. is one of the largest consumer credit bureaus in Brazil. Boa Vista was founded in 2010 by ACSP, which had been operating a traditional credit protection service in the Brazilian market for over 60 years, with a presence in all the states of Brazil. Initially, Boa Vista operated in reducing information asymmetry among the participants of several markets, primarily in the credit market, making customer diligence, credit analysis and credit recovery safer and more accessible through the offer of several traditional credit bureau products. Drawing on its extensive experience with customers in different economic sectors, with an initial focus on consumer retail but currently holding significant market share in all segments of the economy, including large financial conglomerates, banks, financial service providers, fintechs, insurance companies, telecommunications service providers and electric utilities, Boa Vista is increasingly moving away from providing raw data and moving towards structuring information as part of its risk analytics regarding individuals and companies, thus generating a more in-depth knowledge for Boa Vista’s customers. In September 2020, Boa Vista completed an initial public offering and listing of its common shares on Brazil’s Novo Mercado segment of the B3 under the symbol “BOAS3.”

For the year ended December 31, 2022, Boa Vista’s revenue totaled R$872.3 million and profit for the year totaled R$297.8 million. For the year ended December 31, 2021, revenue totaled R$751.3 million and profit for the year totaled R$175.2 million.

Key Financial Information

The table below sets forth certain financial information of Boa Vista for the years presented.

	For the years ended December 31,
	2022		2021

	(in US$ thousands) (1)	(in R$ thousands)
Revenue	167,199	872,293	751,282
Decision services	141,670	739,109	648,241
Recovery services	25,528	133,184	103,041
Profit for the year	57,072	297,750	175,197

(1)

Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

The table below sets forth Boa Vista’s revenue by business line for the years presented:

	For the years ended December 31,
	2022		2021

	(in US$ thousands) (1)	(in R$ thousands)
Decision services
Risk analytics	90,669	473,030	417,953
Legacy data report	27,614	144,064	145,181
Marketing services	8,631	45,030	38,922
Anti-fraud solutions	5,990	31,252	16,629
Consumer services	8,766	45,733	29,556

Total decision services	141,670	739,109	648,241
Recovery services
Digital solutions	17,334	90,435	58,855
Printed solutions	8,194	42,749	44,186

Total recovery services	25,528	133,184	103,041

Total revenue	167,199	872,293	751,282

(1)

Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Factors Affecting Results of Operation

Brazilian Macroeconomic Environment

Boa Vista operates entirely within Brazil, its revenue derives completely from sources within Brazil and its functional currency is the real. Consequently, Boa Vista’s results of operations are and will continue to be affected by general macroeconomic conditions in Brazil, including the availability of credit and capital, interest rates, inflation, employment levels, consumer trust and housing demand, among others. Boa Vista is also impacted by social and economic trends in Brazil, including the expansion of the middle class and increases in the use of financial services, especially credit services.

Historically, Brazilian GDP growth has fluctuated significantly, and Boa Vista anticipates that it will likely continue to do so in the coming years. Boa Vista’s results of operations should be positively affected by continued growth of the Brazilian economy. However, slower or reduced growth or a recession in Brazil could negatively impact Boa Vista’s results of operations.

The following table presents certain macroeconomic indicators about the Brazilian economy for the periods indicated.

	For the years ended December 31,
	2022	2021
Real GDP growth as compared to the prior year (1)	2.90%	4.62%
IGP-M inflation (2)	5.45%	17.78%
IPCA inflation (3)	5.79%	10.06%
SELIC rate (4)	13.75%	9.25%
Long-term interest rate (TJLP) (5)	7.20%	5.32%
Exchange rate at the end of the period — R$/US$1.00	0.1892	0.1795
Average exchange rate — R$/US$1.00 (6)	0.1939	0.1855

Source: Central Bank, Getúlio Vargas Foundation (Fundação Getúlio Vargas) or “FGV”, and the Brazilian Geographic and Statistical Institute (Instituto Brasileiro de Geografia e Estatística), or “IBGE.”

(1)	Brazilian GDP as published by IBGE.
(2)	IGP-M inflation is measured by the FGV, representing the cumulative data over the last 12 months for each period.
(3)	IPCA inflation is measured by the IBGE, representing the cumulative data over the last 12 months for each period.
(4)	Annual target rate at the end of the period as set by the Central Bank. The SELIC rate is the Central Bank’s overnight lending rate.
(5)

Rate at the end of the period. The Brazilian long-term interest rate (Taxa de Juros de Longo Prazo), or “TJLP”, is the basic cost of financing provided by the Brazilian National Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social), or “BNDES.”

(6)	Represents the average of the daily exchange rates during the period.

Inflation, Interest Rates and Exchange Rates

Brazil has experienced periods of significantly high rates of inflation in the past. As a result, the Brazilian government adopted monetary policies that resulted in Brazilian interest rates being among the highest in the world. The Central Bank’s Monetary Policy Committee (Comitê de Política Monetária do Banco Central) establishes an official interest rate target for the Brazilian financial system based on the level of economic growth, inflation rate and other economic indicators in Brazil. Between 2015 and 2022, the official annual Brazilian interest rate varied from 14.25% to 2.00%, and it was 2.00%, 9.25% and 13.75% as of December 31, 2020, 2021 and 2022, respectively. The inflation rate as measured by the IGP-M and calculated by FGV was 23.14%, 17.78% and 5.45% in 2020, 2021 and 2022, respectively. The inflation rate as measured by the IPCA and published by IBGE was 4.52%, 10.06% and 5.79% in 2020, 2021 and 2022, respectively. Historically, the exchange rate of the real relative to the U.S. dollar, euro and other strong currencies has also fluctuated significantly.

Boa Vista’s revenue is directly affected by variations in inflation because a large portion of its revenue derives from automatically renewable service agreements that are adjusted by inflation indices accumulated up to the date of the anniversary of these agreements. Boa Vista’s costs and expenses also may increase when there is an increase in inflation.

Any measures taken by the Brazilian government, including the reduction in interest rates and intervention in the exchange and securities markets to adjust or determine the value of the real, may trigger inflation. In the event of increased inflation, Boa Vista may not be able to adjust the prices of its products to offset its effects on Boa Vista’s cost structure, which may affect Boa Vista’s financial condition. Moreover, in the event of increased inflation, the Brazilian government may choose to significantly increase official interest rates. An increase in interest rates may adversely affect the Brazilian economy as a whole and Boa Vista’s operations.

Acquisitions of Konduto and Acordo Certo

On August 5, 2021, Boa Vista entered into an agreement for the purchase and sale of shares, Merger of Shares and other covenants with shareholders of Konduto Internet Data Technology S.A. (“Konduto”), pursuant to which Konduto became a wholly-owned subsidiary of Boa Vista. Konduto provides anti-fraud solutions, with a primary focus on contributing to the security of virtual stores, fintechs and means of payment by combating fraud in digital transactions. The purchase consideration for the acquisition of Konduto was R$179.6 million, paid through a combination of cash, common equity and warrants. On January 1, 2022, Konduto was merged with Boa Vista and ceased to be a subsidiary. See Note 2.1 to the BV Audited Financial Statements included elsewhere in this prospectus for additional information.

On December 21, 2020, Boa Vista entered into an agreement for the purchase of all the shares of Acordo Certo Participações S.A. (“Acordo Certo”). Acordo Certo operates a digital debt renegotiation platform that allows customers to connect with creditors online to manage their debts. The purchase consideration for the acquisition amounted to R$168.3 million, paid through a combination of cash and contingent consideration. The contingent consideration portion of the purchase consideration was primarily comprised of performance-linked consideration based on a formula tied to Acordo Certo’s financial performance for the year ended December 31, 2022.

The fair value of the contingent consideration was R$140.8 million based on management’s estimates at the time of the acquisition. However, in 2021 management reassessed its estimates of the expected financial performance of Acordo Certo and as a result it reduced the contingent consideration portion by R$83.4 million, in connection with which it recognized an impairment loss on non-financial assets of R$23.4 million and financial income related to the change in fair value of contingent consideration, net of a provision for certain service taxes, of R$79.5 million for the year ended December 31, 2021. In 2022, management reassessed its estimate of the expected financial performance of Acordo Certo and increased the contingent consideration payable by R$21.7 million.

In connection with the acquisition of Acordo Certo, Boa Vista agreed to the continued employment of certain former shareholders of Acordo Certo. The expense relating to this agreement was not accounted for as part of the purchase price but instead was recognized as compensation expense to be paid over time during the post-combination period.

In December 2022, Boa Vista entered into an Investment Agreement with a third party for the establishment of a joint venture, pursuant to which Boa Vista agreed to contribute its interests in Acordo Certo and certain other assets into the joint venture. Accordingly, as of December 31, 2022, Boa Vista’s investment in Acordo Certo is classified as an asset held for sale. The contribution is expected to be completed, subject to customary closing conditions, in the second quarter of 2023.

See the Notes to the BV Audited Financial Statements included elsewhere in this prospectus for additional information.

Principal Components of the Statement of Profit or Loss

Set forth below is a description of the principal components of the statement of profit or loss of Boa Vista.

Revenue

Boa Vista’s revenue derives from the sale of decision services and recovery services net of certain services taxes. The services offered by the decision services business line are risk analytics, legacy data reports, marketing services, anti-fraud services and consumer services. The services offered by the recovery services business line are digital solutions and printed solutions.

Cost of services rendered

Boa Vista’s cost of services rendered includes depreciation and amortization, personnel, third-party services, maintenance and communications and other variable costs.

Operating expenses

Boa Vista’s operating expenses are comprised of selling expenses and general and administrative expenses. Selling expenses include expenses relating to sales personnel, partners, third-party services relating to sales, and others. For the year ended December 31, 2022, general and administrative expenses include expenses relating to administrative personnel, third-party administrative services, depreciation and amortization, impairment losses on accounts receivables and others. For the year ended December 31, 2021, general and administrative expenses also includes stock option plan — accelerated vesting and impairment losses on non-financial assets.

Financial income (expense)

Financial income (expense) consists primarily of yields on investments and interest expense.

For the years ended December 31, 2022 and 2021, financial income (expenses) also includes the remeasurement of the fair value of contingent consideration.

Income tax and social contribution

Income tax and social contribution represents the sum of current and deferred income taxes and social contribution expenses.

Results of Operations of EFX Brasil

Year Ended December 31, 2022 compared to Year Ended December 31, 2021

Fair Value Gains on Equity Investments

Fair value gains on equity investments at FVPL were R$66.7 million in the year ended December 31, 2022, as compared to losses of R$352.1 million in the year ended December 31, 2021. This change is primarily attributable to movements in the publicly traded price of the BV Common Shares held by EFX Brasil on the B3 in 2022. The closing share price of BV Common Shares traded on the B3 on December 31, 2021 was R$5.99 as compared to R$12.47 on December 31, 2020. This decrease of R$6.48 per share resulted in a fair value loss on the investment for the year ended December 31, 2021. The closing share price of BV Common Shares traded on the B3 on December 31, 2022 increased to R$7.96 from R$5.99 on December 31, 2021 resulting in a R$1.97 per share increase, and a fair value gain on the investment for the year ended December 31, 2022.

Other Income, Net

Other Income, net was R$14.6 million and R$5.1 million for the years ended December 31, 2022 and 2021, respectively. The increase in Other Income, net is attributable to dividends received from EFX Brasil’s investment in Boa Vista due to the increase in the dividend per share paid by Boa Vista of R$0.25 in 2022 compared to R$0.08 in 2021.

Results of Operations of Boa Vista

The following table sets forth Boa Vista’s results of operations for the years presented:

	For the years ended December 31,
	2022		2021
	(in US$ thousands) (1)	(in R$ thousands)
Revenue	167,199	872,293	751,282
Cost of services rendered	(70,785)	(369,293)	(368,952)

Gross income	96,414	503,000	382,330
Operating expenses
Selling expenses	(13,248)	(69,116)	(60,329)
General and administrative expenses	(41,844)	(218,302)	(206,574)

Operating profit	41,322	215,582	115,427
Financial income (expense)
Financial income	29,690	154,894	136,958
Financial expenses	(6,185)	(32,269)	(16,229)

Profit before income tax and social contribution	64,827	338,207	236,156
Income tax and social contribution
Current and deferred	(7,755)	(40,457)	(60,959)

Profit for the year	57,072	297,750	175,197

(1)

Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Year Ended December 31, 2022 compared to Year Ended December 31, 2021

Revenue

Revenue increased by 16.1%, or R$121.0 million, to R$872.3 million for the year ended December 31, 2022 from R$751.3 million for the year ended December 31, 2021, primarily due to an increase of 13.2%, or R$55.1 million, in revenues from risk analytics under the decision services business line, driven primarily by increases in sales from traditional financial institutions and telecom customers. Revenues from the decision services business line overall increased by 14.0%, attributable primarily to the increase in revenues from risk analytics, an increase of R$16.2 million in revenue from consumer services attributable to growth in revenues from financial institutions and an increase of R$14.6 million in revenues from anti-fraud solutions due to the consolidation of the business of Konduto for the full twelve months of 2022 as compared to only five months in 2021, and an increase of R$6.1 million in revenue from marketing services due to increased demand for one-off data services contracts and recurring contracts. Revenues from the recovery services business line increased by 29.3%, or R$30.1 million, primarily due to a 53.7% increase in revenue from digital solutions driven by increases in default notices under contracts with financial institutions, as well as continued migration from printed to digital notifications.

Cost of Services Rendered

Cost of services rendered increased, by R$0.3 million, to R$369.3 million for the year ended December 31, 2022 from R$369.0 million for the year ended December 31, 2021, due primarily to an increase of R$21.2 million in personnel costs, due primarily to increases in wages under a new collective bargaining agreement and organic increases in employee headcount, as well as a result of the Konduto acquisition, and an increase of R$9.1 million in depreciation and amortization, partially offset by a decrease of R$16.4 million in technology services expenses, due primarily to the transition from the use of third-party mainframes to the use of a cloud-based mainframe, and a decrease of R$11.9 million in communications and other variable costs attributable primarily to reductions in costs at Acordo Certo.

Gross Income

Gross income increased by 31.6%, or R$120.7 million, to R$503.0 million for the year ended December 31, 2022 from R$382.3 million for the year ended December 31, 2021. Gross income represented 57.7% and 50.9% of revenue for the year ended December 31, 2022 and 2021, respectively. This increase was primarily due to the 16.1% increase in revenue, significantly higher than the less than 1% increase in costs of services rendered, attributable primarily to the low marginal cost of scaling Boa Vista’s products and services.

Selling Expenses

Selling expenses increased by 14.6%, or R$8.8 million, to R$69.1 million for the year ended December 31, 2022 from R$60.3 million for the year ended December 31, 2021, due primarily to an increase of R$9.7 million in personnel costs, attributable primarily to increases in compensation under performance based programs.

General and Administrative Expenses

General and administrative expenses increased by 5.7%, or R$11.7 million, to R$218.3 million for the year ended December 31, 2022 from R$206.6 million for the year ended December 31, 2021. The increase was primarily attributable to an increase of R$42.5 million in personnel costs, attributable to increases in provisions for profit sharing and increases in employee headcount and an increase of R$14.3 million attributable to the post- combination employment of certain former shareholders of Acordo Certo. The increase was partially offset by a decrease in other general and administrative expenses of R$28.4 million, primarily due to impairment losses on non-financial assets of R$23.4 million for the year ended December 31, 2021, related to Acordo Certo, and for which there was no corresponding impairment for the year ended December 31, 2022.

Financial Income (Expense)

Net financial income increased by 1.6%, or R$1.9 million, to R$122.6 million for the year ended December 31, 2022 from R$120.7 million for the year ended December 31, 2021, primarily due to an increase in interest income arising from financial assets of R$95.7 million, primarily attributable to increases in income on cash and cash equivalents driven by an increase in CDI rates (the Brazilian inter-bank rate to which a significant portion of Boa Vista’s cash and cash equivalents are indexed) as well as a decrease in financial expenses associated with the reductions in indebtedness, during the year ended December 31, 2022. Partially offsetting this increase was the remeasurement of the fair value of the contingent consideration relating to the Acordo Certo business combination, which resulted in a financial expense of R$20.7 million for the year ended December 31, 2022, as compared to financial income of R$79.5 million for the year ended December 31, 2021.

Profit Before Income Tax and Social Contribution

As a result of the foregoing, profit before income tax and social contribution increased by 43.2%, or R$102.1 million, to R$338.2 million for the year ended December 31, 2022 from R$236.2 million for the year ended December 31, 2021.

Income Tax and Social Contribution

Income tax and social contribution decreased by 33.6%, or R$20.5 million, to R$40.5 million for the year ended December 31, 2022 from R$61.0 million for the year ended December 31, 2021. The decrease was primarily attributable to a tax deduction taken on dividends paid in 2022, partially offset by an increase in profit before income tax and social contribution in 2022. The effective tax rate was 12.0% and 25.8% for the year ended December 31, 2022 and 2021, respectively.

Profit for the Year

As a result of the foregoing, profit increased by 70.0%, or R$122.6 million, to R$297.8 million for the year ended December 31, 2022 from R$175.2 million for the year ended December 31, 2021. Profit for the period represented 34.1% and 23.3% of revenue for the year ended December 31, 2022 and 2021, respectively.

Liquidity and Capital Resources

Historically, Boa Vista’s main sources of funds have been cash flow from its operations, proceeds from debt financing and proceeds from its 2020 initial public offering of common shares. Boa Vista has used these financings primarily to cover costs, expenses and investments related to its business operations; capital expenditures; and debt service. Boa Vista believes that its working capital is sufficient for its present requirements and its short- and medium-term obligations.

Net Cash Flows

The following table summarizes Boa Vista’s statement of cash flows for the periods presented.

	For the years ended December 31,
	2022		2021

	(in US$ thousands) (1)	(in R$ thousands)
Net cash flows from operating activities	99,144	517,242	361,228
Net cash used in investing activities	(50,118)	(261,472)	(326,871)
Net cash flows from (used in) financing activities	(23,682)	(123,552)	(70,360)

Cash and cash equivalents at the beginning of the year	242,296	1,264,082	1,300,085
Cash and cash equivalents at the end of the year	267,639	1,396,300	1,264,082

Increase (decrease) in cash and cash equivalents	25,343	132,218	(36,003)

(1)

Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Net Cash Flows from Operating Activities

Cash flows from operating activities for 2022 increased by 43.2%, or R$156.0 million, to R$517.2 million for the year ended December 31, 2022 from R$361.2 million for the year ended December 31, 2021. This increase was due primarily to an increase in cash received from the rendering of services of R$104.4 million, representing the increase in revenues less the increase in accounts receivable for the year, as well as an increase in financial income of R$95.7 million, primarily due to an increase in interest income arising from financial assets, partially offset by an increase in income tax and social contribution paid of R$34.4 million, due primarily to the increase in profit before income tax and social contribution for the year.

Net Cash Flows Used in Investing Activities

Net cash used in investing activities decreased by 20.0%, or R$65.4 million, to R$261.5 million for the year ended December 31, 2022 from R$326.9 million for the year ended December 31, 2021, reflecting the payment of R$113.7 million in the year ended December 31, 2021 in connection with the Konduto acquisition, with no corresponding acquisition activity during the year ended December 31, 2022, partially offset by an increase in funds used for investments in data, products and technology of R$57.6 million for the year ended December 31, 2022.

Net Cash Flows From (Used in) Financing Activities

Net cash used in financing activities increased significantly, by R$53.2 million, to R$123.6 million for the year ended December 31, 2022 from R$70.4 million for the year ended December 31, 2021. The increase was primarily attributable to an increase in dividends paid of R$23.2 million and a capital increase of R$48.5 million in the year ended December 31, 2021 resulting from early vesting of certain options related to Boa Vista’s initial public offering, which did not recur in the year ended December 31, 2022, partially offset by a decrease in payments of loans and other financings of R$ 28.9 million.

Indebtedness

As of the date of this prospectus, Boa Vista did not have any material indebtedness outstanding.

Capital Expenditures and Research and Development

Boa Vista’s primary capital expenditures (defined as additions made to property and equipment and to intangible assets, not including those made through acquisitions) relate to the acquisition of databases and research and development of products for its service lines and related software.

The following table sets forth Boa Vista’s capital expenditures for the years presented:

	For the years ended December 31,
	2022		2021
	(in US$ thousands) (1)	(in R$ thousands)
Intangible assets
Database	23,412	122,144	93,620
Products	12,283	64,080	46,601
Software	9,710	50,659	47,287
Intangible assets in progress	4,465	23,296	15,025

Total intangible assets	49,870	260,179	202,533

Property and equipment
Real estate — right-of-use	159	832	1,426
IT equipment	14	75	1,257

Total Property and equipment	174	907	2,683

Capital expenditures not capitalized
Research and development	3,248	16,943	10,882

Total capital expenditure	53,292	278,029	216,098

(1)

Solely for the convenience of the reader, certain Brazilian real amounts have been translated into U.S. dollars at the Reference Rate. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the amounts in reais represent, or could have been or could be converted into, U.S. dollars at such rate or any other rate.

Contractual Obligations

The following table below sets forth Boa Vista’s principal contractual obligations as of the date presented:

	As of December 31, 2022
	Current	Due in 2024	Due in 2025	Due in 2026	Due in 2027	Total

	(in R$ thousands)
Lease liabilities	3,254	3,365	1,961	1,245	—	9,825
Payables for business combinations	78,246	100	1,117	1,117	979	81,559

Total	81,500	3,465	3,078	2,362	979	91,384

Off Balance Sheet Arrangements of Boa Vista

Boa Vista has no material off-balance sheet arrangements (other than any termination fees pursuant to the Merger Agreement as described herein).

Quantitative and Qualitative Disclosures about Market Risks

Market Risk

Market risk is the risk that alterations in market prices will affect the Boa Vista’s gains on, or the measurement of, its financial instruments. Boa Vista is exposed to the risk of variability in cash flows arising from changes in interest rates on short- and long-term financial investments. Boa Vista’s management contracts most of its interest-earning assets with floating rates. Financial investments are adjusted at CDI.

Liquidity Risk

Liquidity risk is the risk that Boa Vista’s cash flows and liquidity are insufficient to meet its scheduled payments. Boa Vista monitors its cash flows and other sources of liquidity on a daily basis. Boa Vista believes that its cash flows and liquidity are sufficient for its present requirements and expected investments, and that it can access funding from third parties or related parties if needed.

Credit Risk

Credit risk is the risk that Boa Vista will incur a financial loss if a customer or counterparty to a contract fails to comply with its contractual obligations. Boa Vista is exposed to credit risk primarily in relation to its accounts receivable from customers.

Almost all of Boa Vista’s sales are made as credit sales with a short maturity for payment, and the remainder are made through advanced payments. Boa Vista conducts periodic analyses of its customers’ credit. Boa Vista calculates an internal rating that assigns a probability of recovery (a “credit recovery score”) to a customer and its accounts receivable. Boa Vista calculates its ratings based on statistical models, combined with internal business information and internal behavioral records of the customer, and these models are periodically reviewed based on rates of historical losses. Boa Vista establishes provisions for expected credit losses based on credit recover scores. As of December 31, 2022, Boa Vista’s overdue accounts receivables totaled R$15.3 million, and Boa Vista’s provisions for expected credit losses on accounts receivable totaled R$2.2 million.

MANAGEMENT AND CORPORATE GOVERNANCE

Board of Directors

After the consummation of the Transaction, the board of directors of EFX Brasil will be comprised of five individuals, one of whom shall be appointed by a majority vote of the minority shareholders for so long as at least one minority shareholder holds at least 5% of the then-outstanding EFX Brasil Common Shares.

The following table sets forth certain information relating to the members of the board of directors of EFX Brasil immediately after the consummation of the Transaction.

Name	Age	Position/Title
Lisa Nelson	60	Director
Patricio Remon	51	Director
Susan E. Hutchison	57	Director
Cesar A. Calomino	44	Director

Lisa Nelson has been a director of EFX Brasil since February 2023. She is also the Executive Vice President, President, International of Equifax Inc. since June 2021. From August 2019 to June 2021, she served as Group Managing Director, Equifax Australia and New Zealand. From January 2015 to August 2019 she served as President and General Manager, Equifax Canada. From November 2011 to January 2015 she served as Senior Vice President, Enterprise Alliance Leader of Equifax U.S. Information Solutions. From August 2004 to November 2011 she served as Vice President, Global Scoring Solutions of FICO.

Patricio Remon has been a director of EFX Brasil since February 2023. He is also the President and General Manager of Equifax Europe since August 2015. From September 2014 to August 2015 he was the General Manager of Equifax UK and Ireland. From October 2011 to September 2014 he was the General Manager of Equifax Iberia.

Susan E. Hutchison has been a director of EFX Brasil since February 2023. She is also the President and General Manager of Equifax Canada since November 2020. From 2019 to 2020 she was Senior Vice President, Product, Digital and New Payments at Mastercard. From 2018 to 2019 she held a senior leadership role at Payments Canada. From 2014 to 2017 she held a senior leadership role at D+H Corporate (now Finastra). From 2005 to 2013 she held a senior leadership role at HSBC. From 1990 to 2004 she held a senior leadership role at Bank of America.

Cesar A. Calomino has been a director of EFX Brasil since February 2023. He is also the General Manager of Equifax Chile and Peru since March 2023. From March 2019 to March 2023 he was the Marketing Director of Equifax Latin America. From August 2016 to March 2019 he was the Marketing Director for Equifax Uruguay.

Executive Officers

The following table sets forth certain information relating to the executive officers of EFX Brasil immediately after the consummation of the Transaction.

Name	Age	Position/Title
John W. Gamble, Jr.	60	Chief Executive Officer
James M. Griggs	49	Chief Financial Officer and Chief Accounting Officer
Mario Arrua Leon	42	Vice President
Melanie R. Cochrane	55	Vice President
Susan E. Hutchison	57	Vice President
Fabio A. Parrilla	56	Vice President

John W. Gamble, Jr. has been the Chief Executive Officer of EFX Brasil since February 2023. He is also the Executive Vice President, Chief Financial Officer and Chief Operations Officer of Equifax Inc. since February 2021. From May 2014 to February 2021 he was Corporate Vice President and Chief Financial Officer of Equifax Inc. From September 2005 to May 2014 he was Executive Vice President and Chief Financial Officer of Lexmark International, Inc., a global provider of document solutions, enterprise content management software and services, printers and multifunction printers.

James M. Griggs has been the Chief Financial Officer and Chief Accounting Officer of EFX Brasil since February 2023. He is also the Chief Accounting Officer and Corporate Controller of Equifax Inc. since September 2018. From August 2016 to September 2018 he served as Senior Finance Officer for Global Operations of Equifax, Inc. From April 2014 to August 2016 he served as Vice President – Strategic and Enterprise Initiatives at Assurant. From 2006 to April 2014 he served in several management positions in the Finance organization of Equifax Inc.

Mario Arrua Leon has been a Vice President of EFX Brasil since February 2023. He is also the Legal Vice President — Latin America of Equifax Inc. since March 2015. From February 2014 to March 2015 he was Legal Manager — Paraguay of Equifax Inc.

Melanie R. Cochrane has been a Vice President of EFX Brasil since February 2023. She is also the President and General Manager of Equifax Australia and New Zealand since May 2021. From May 2014 to May 2021 she was the General Manager, Merchant Services for the APAC Region with American Express.

Susan E. Hutchison has been a director of EFX Brasil since February 2023. She is also the President and General Manager of Equifax Canada since November 2020. From 2019 to 2020 she was Senior Vice President, Product, Digital and New Payments at Mastercard. From 2018 to 2019 she held a senior leadership role at Payments Canada. From 2014 to 2017 she held a senior leadership role at D+H Corporate (now Finastra). From 2005 to 2013 she held a senior leadership role at HSBC. From 1990 to 2004 she held a senior leadership role at Bank of America.

Fabio A. Parrilla has been a Vice President of EFX Brasil since February 2023. He is also the Senior Financial Officer of Equifax Latin America since January 2019. From January 2015 to January 2019 he was the Senior Financial Officer of Equifax Argentina, Paraguay and Uruguay. From October 2009 to January 2015 he was the Senior Financial Officer of Equifax Argentina.

Certain Relationships

There are no arrangements or understandings between EFX and any of its customers, suppliers or others, pursuant to which any director or member of the senior management has been or will be selected. There are no family relationships among the members of the board of directors and the executive officers.

Compensation of Directors and Executive Officers

EFX Brasil has not yet paid any compensation to its directors or officers. The form and amount of the compensation to be paid to each of EFX Brasil’s directors and executive officers after the consummation of the Transaction will be determined by the EFX Brasil board of directors.

Advisory Board

EFX Brasil will establish an advisory board to provide strategic input to the board of directors. The advisory board will be comprised of up to five individuals appointed by a majority vote of the minority shareholders and one or more individuals appointed by EFX.

Related Person Transactions

All related party transactions of EFX Brasil will be on an arms’ length basis as provided in article 245 of the Brazilian Corporations Law. According to Brazilian Corporations Law, as a general rule, directors and officers are prohibited from voting in matters in which they have a conflict of interest.

Foreign Private Issuer Status

After the consummation of the Transaction, EFX Brasil will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to EFX Brasil on June 30, 2023. For so long as EFX Brasil qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the selective disclosure rules by issuers of material non-public information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

EFX Brasil will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information EFX Brasil is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Transaction, EFX Brasil shareholders will receive less or different information about EFX Brasil than a shareholder of a U.S. domestic public company would receive.

PRINCIPAL SHAREHOLDERS

Shareholders of EFX Brasil

As of the date of this prospectus, EFX is the ultimate sole shareholder of EFX Brasil and no directors or executive officers of EFX Brasil beneficially own any EFX Brasil Common Shares.

Shareholders of Boa Vista

As of the date of this prospectus, Boa Vista’s share capital is R$1,715.3 million, consisting of 532,222,621 common shares, with no par value. The following table sets forth the principal holders of Boa Vista’s share capital and their respective shareholding as of the date of this prospectus:

Name of Shareholder	Number of BV Common Shares Owned	Percentage of BV Common Shares Owned
Associação Comercial de São Paulo (ACSP)	159,905,911	30.045%
TMG Serviços de Gestão Ltd	114,947,238	21.598%
Equifax do Brasil S.A.	52,944,000	9.948%
Kar Investment Management, LLC	41,178,584	7.737%
Directors and Officers	77,734	*
Others	161,504,466	30.345%

Treasury	1,664,688	—

Total	532,222,621	100.000%

*	Represents ownership of less than 1%

Based on information available to EFX and EFX Brasil as of the date of this prospectus, the following table sets forth the ownership of BV Common Shares of certain directors and officers of Boa Vista.

Name of Director or Officer	Number of BV Common Shares Owned	Percentage of BV Common Shares Owned
Lucas Caiche Guedes	17,734	*
Alfredo Cotait Neto	60,000	*

Total	77,734	*

*	Represents ownership of less than 1%

DESCRIPTION OF SECURITIES

EFX BDRs

Each EFX BDR will represent one EFX Common Share, maintained in custody by the custodian in the offices of The Bank of New York Mellon, at 101 Barclay Street, New York, New York, 10286. The depositary’s office at which the EFX BDRs will be administered is located at Praça Alfredo Egydio de Souza Aranha No. 100, Torre Conceição, in the City of São Paulo, State of São Paulo.

As an EFX BDR holder, you will not be treated as one of EFX’s shareholders and, as a result, you will not have any shareholder rights. The rights of EFX shareholders are governed by Georgia law and the provisions of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of EFX (collectively, the “EFX Constituent Documents”). The rights of EFX BDR holders are governed by the laws of Brazil and the provisions of the BDR Issuance and Bookkeeping Agreement (the “deposit agreement”) among EFX and Itaú Unibanco S.A., as depositary (the “depositary”).

Deposit Agreement

The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read:

•	the rules and regulations applicable to BDRs, particularly CVM Resolution No. 277, of December 31, 2022, CVM Instruction No. 332 and CVM Resolution No. 480, dated March 29, 2022, as amended; and

•

the deposit agreement, copies of which are available for review by contacting EFX by mail to Equifax Inc., Corporate Secretary, 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, or by calling EFX at +1 (404) 885-8000.

Scope

The deposit agreement governs the relationship between EFX and the depositary with respect to the issuance, bookkeeping and cancellation, in Brazil, of the EFX BDRs representing EFX Common Shares and held by the custodian. The deposit agreement also governs the actions of the depositary with respect to the management of the BDR program and the services to be performed by the depositary for holders of BDRs.

BDR Registry Book; Ownership and Trading of BDRs

Pursuant to the deposit agreement, the BDRs may be issued and cancelled, as the case may be, by means of entries in a book-entry system for registering the BDRs (“BDR Registration System”) maintained by the depositary. The BDR Registration System will individually record the holders of BDRs, as well as the total number of BDRs registered in the name of B3, as the fiduciary owner of the certificates. The BDRs will be blocked for deposit in a custody account at that entity, so that they are admitted to the trading in the market.

The ownership of the BDRs will be presumed through the statement to be provided by the depositary to holders of BDRs that keep their certificates registered in the BDR Registration System, and through a custody statement to be provided by B3 to holders of BDRs that keep their certificates in custody at B3.

For cancellation of the EFX BDRs, the holder of the BDR must instruct the Brazilian broker or custody agent to cancel the BDR before the depositary, so the EFX Common Shares that act as collateral are released in the United States.

Issuance, Sale and Cancellation of BDRs

The issuance of the EFX BDRs will be carried out by the depositary and is conditioned on the prior deposit of EFX Common Shares by EFX or by their holders with the custodian. The EFX BDRs will be nominative and issued in book-entry form.

An investor may at any time give instructions to a broker to purchase EFX Common Shares with the purpose of acting as collateral for the issuance of EFX BDRs in Brazil to be further deposited with the custodian. The investor may also instruct its custody agent to transfer the EFX Common Shares already settled to the EFX BDR account with the custodian. The broker or the custody agent must send instructions to the custodian informing the custodian and the investor who will receive the EFX BDRs in Brazil.

When the custodian receives the EFX Common Shares and the relevant instruction, the custodian must send a message to the depositary confirming the receipt of shares in the custody account and requesting acceptance, sent by the depositary, to proceed with the issuance of EFX BDRs and the delivery of these to the investor before B3, or in the BDR Registration System.

An investor may request the sale and cancellation of the EFX BDRs on B3. The responsibility for the compliance with legal requirements, taxes and exchange related to the sale of BDRs, as well as the costs involved in the transaction, will be of the investor and its brokerage and custody agent.

Issuance of BDRs Without Underlying Shares

In no event may the depositary issue EFX BDRs without confirmation by the custodian that a corresponding number of EFX Common Shares were deposited with the custodian.

Dividends and Other Cash Distributions

Under the deposit agreement, holders of BDRs will have the right to receive dividends and other cash distributions paid by EFX. Payments will be made net of any applicable withholding taxes. Before the opening of the trading session on the day following the original public disclosure by EFX regarding any such dividends or cash distributions, the depositary shall communicate such information to the market in Brazil. Upon receiving such distributions, the depositary must apply an exchange rate for the entry of the amount in Brazil in order to make the payment in favor of the holders of EFX BDRs. The depositary will inform EFX and B3 about the exchange rate, and the depositary EFX will communicate the same to the market in Brazil, disclosing the date basis of the event, the amount to be paid per BDR, taxes levied, if any, and the date of the payment.

The distributions will be made proportionately with the number of EFX Common Shares represented by EFX BDRs. For distribution purposes, amounts in reais will be rounded to the next lower whole centavo. EFX will not owe interest or any other remuneration for the period between the date on which dividends and other cash distributions are paid in the United States and the date on which the funds are credited to the holders of EFX BDRs in Brazil.

Dividends and other cash distributions to be paid to holders of EFX BDRs who keep their certificates registered with B3 will be credited to B3, as the fiduciary owner of the EFX BDRs. B3 will be responsible for distributing dividends and other cash distributions to brokerage and distribution companies used by holders of EFX BDRs to access the BDR trading market, which in turn will be responsible for carrying out the credits to holders of EFX BDRs registered in their records, according to the credit option made with said institutions.

For holders of EFX BDRs who keep their certificates registered in the BDR Registration System, the credit will be made according to the credit option included in their registration with the depositary.

Share Splits

In the event of a share split or a reverse split of EFX Common Shares, EFX BDRs will be automatically issued or cancelled with B3 in sufficient number to reflect the new amount of EFX Common Shares deposited with the custodian. For holders of EFX BDRs who keep their certificates registered at B3, the depositary will inform B3 with respect to EFX BDRs to be issued or cancelled. For the holders of EFX BDRs who keep their certificates in the BDR Registration System, the depositary will credit or debit the individualized account of each holder of BDRs.

Only whole EFX BDRs will be issued or cancelled and any fractions that are insufficient to form a whole EFX BDR will be added together and sold at auction on B3, and the proceeds of the sale will be credited proportionally to each holder of EFX BDRs.

Other Distributions

Other distributions received by the depositary will be distributed by the depositary to the holders of BDRs in proportion to the number of BDRs so held. Any distributions that are incompatible with Brazilian law will not be distributed.

Pre-emptive Rights

Holders of EFX BDRs will have the ability to exercise any pre-emptive rights to subscribe for EFX Common Shares that may be issued by EFX, or other rights to be granted to holders of EFX Common Shares, in accordance with applicable Georgia law and provided that CVM and B3 regulations are observed. In the event of the exercise of any such pre-emptive rights, the depositary will issue new EFX BDRs in amounts corresponding to the newly issued EFX Common Shares and will credit them to holders of EFX BDRs.

Voting of Deposited Shares

EFX BDR holders will have the right to instruct the depositary to vote the amount of corresponding EFX Common Shares deposited with the custodian as provided in EFX Constituent Documents. Any announcement of a general shareholder’s meeting in the United States by EFX must be communicated by the depositary to the market in Brazil before the opening of the trading session on the day following the original disclosure by EFX. EFX must provide the depositary with the list of matters to be voted on in relation to any such meeting, which the depositary will provide to BDR holders. The voting materials will:

•	describe the matters to be voted on; and

•	explain how you, on a certain date, may instruct the depositary to vote the underlying shares as you direct.

Within the term and in accordance with such voting materials, holders of BDRs must send their communications regarding the exercise of voting rights to the depositary electronically. The depositary will forward the information related to such correspondence to the custodian, upon which the custodian will vote or appoint an attorney-in-law to vote at the shareholders’ meeting as per the voting instructions received.

The depositary will use its best efforts to vote or attempt to vote EFX Common Shares held by the custodian only if you have sent voting instructions and your instructions have been timely received. If EFX timely requests the depositary to solicit your voting instructions but the depositary does not receive voting instructions from you by the specified date, it will consider that there is no voting instruction to be followed and will not exercise the voting rights related to EFX Common Shares that it holds on your behalf.

EFX cannot ensure that you will receive voting materials in time to allow you to timely deliver your voting instructions to the depositary. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions due to non-receipt of any voting materials or voting instructions. This means that you may not be able to vote and you may not have any recourse if your EFX Common Shares are not voted as you requested. In addition, your ability to bring an action against the depositary may be limited.

Reports and Other Communications

The depositary will make available to you for inspection any reports and communications from EFX or made available by EFX at its principal executive office. The depositary will also, upon EFX’s written request, send to registered holders of BDRs copies of such reports and communications furnished by EFX under the deposit agreement.

Fees and Expenses

The cost of other services to be provided by the depositary to the holder of EFX BDRs will be agreed between the depositary and the EFX BDR holder requesting such services.

The depositary collects its fees for delivery and surrender of EFX BDRs directly from investors depositing shares or surrendering EFX BDRs for the purpose of withdrawal or from intermediaries acting for them. The depositary will charge for the services directly from the EFX BDR holder.

Amendment and Termination of the Deposit Agreement

Pursuant to Brazilian law, EFX may agree with the depositary for any reason to amend the deposit agreement and the rights granted by the BDRs without your consent. EFX will make information about any such amendment publicly available on its internet website.

The depositary may terminate the deposit agreement upon at least 30 days’ prior notice to EFX, in the event that EFX fails to comply with the regulations of the CVM or applicable securities market regulations in the United States, or in the event of the declaration of bankruptcy, dissolution, liquidation or similar circumstance of EFX, or if EFX requires the depositary to take actions in contravention of applicable laws and regulations. EFX may terminate the deposit agreement in the event of the declaration of bankruptcy, dissolution, liquidation or similar circumstance of the depositary, or if the depositary is held in violation of its duties and/or obligations by any Brazilian government authority. The depositary will communicate the termination of the deposit agreement to the holders of BDRs within 30 days of any such termination by EFX or the depositary.

In any event of termination of the deposit agreement, to avoid any damage to holders of BDRs, the depositary will remain responsible for maintaining the records in the BDR Registration System and other related services for a period of 90 days following the termination date. During this period, the deposit agreement requires the depositary only to register records and provide services that were requested or initiated prior to the date of termination. During the 90 days pendency of any termination, EFX will be responsible for appointing a new institution to replace the depositary in the provision of services under the terms of the deposit agreement and notify CVM about the replacement.

Liability of Owner for Taxes

You will be responsible for any taxes or other governmental charges payable on your BDRs or on EFX Common Shares deposited with the custodian. See “Material Tax Considerations — Material Brazilian Tax Considerations.”

Limitations on Obligations and Liability to Holders of BDRs

The deposit agreement expressly limits EFX’s obligations and the obligations of the depositary, as well as EFX’s liability and the liability of the depositary.

The deposit agreement obligates EFX to, among others:

•	inform the depositary of any correspondence, subpoenas, notifications or requests for clarification received from the CVM, SEC, NYSE or similar body;

•	transfer to the depositary amounts related to the payment of dividends and other distributions related to the EFX Common Shares; and

•	provide the depositary with information and documents relating to the BDR program, the EFX Common Shares and EFX when necessary to defend the interests of the depositary in any lawsuit or administrative proceeding related to such matters, as well as providing clarifications before any Brazilian authority, including, but not limited to, the CVM or the Central Bank.

The depositary will not be liable for any failure to carry out any instructions to vote any of EFX Common Shares deposited with the custodian, or for the manner any vote is cast or the effect of any such vote. The depositary has no obligation to become involved in a lawsuit or other proceeding related to the BDRs or the deposit agreement on your behalf or on behalf of any other person.

In the deposit agreement, EFX and the depositary agree to indemnify each other under certain circumstances.

General

Except as otherwise provided in the applicable rules and regulations, including the rules and regulations of the Central Bank regarding registration of a BDR program, neither EFX nor the depositary will have any liability or responsibility whatsoever or otherwise for any action or failure to act by any owner or holder of BDRs relating to the owner’s or holder’s obligations under any applicable Brazilian law or regulation relating to foreign investment in Brazil in respect of a withdrawal or sale of shares deposited with the custodian, including, without limitation:

•	any failure to comply with a requirement to register the investment pursuant to the terms of any applicable Brazilian law, or

•

any failure to report foreign exchange transactions to the Central Bank, as the case may be. Each owner or holder of BDRs will be responsible for the report of any false information relating to foreign exchange transactions to the depositary, the CVM or the Central Bank in connection with deposits or withdrawals of shares deposited with the custodian.

COMPARISON OF EQUITYHOLDER RIGHTS BEFORE AND AFTER THE TRANSACTION

This section describes the material differences between the rights of EFX stockholders and Boa Vista shareholders before the completion of the Transaction, and the rights of EFX stockholders and EFX Brasil shareholders after the completion of the Transaction. The differences between the rights of these respective shareholders result from the differences among Brazil and Georgia law and the respective governing documents of EFX, EFX Brasil and Boa Vista.

This section does not include a complete description of all differences among the rights of these respective holders, nor does it include a complete description of their specific rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Investors are urged to carefully read the relevant provisions of the Georgia Business Corporation Code, or the “GBCC,” the Brazilian Corporations Law and the governing documents of EFX, EFX Brasil and Boa Vista.

EFX	EFX Brasil	Boa Vista
Authorized Share Capital

The authorized capital stock of EFX consists of:

•  300,000,000 shares of common stock, having a par value of $1.25 per share and entitled to one vote per share; and

•  10,000,000 shares of preferred stock, having a par value of $0.01 per share.

	EFX Brasil’s corporate capital consists of: • 8,686,655, common shares, all nominative and with no par value, and • 1,313,345 preferred shares, all nominative and with no par value.	Boa Vista’s corporate capital consists of 532,222,621 common shares, with no par value.

The Board of Directors

The articles of incorporation of EFX provide that the number of directors is to be not less than nine, nor more than 20, the exact number to be determined from time to time by a resolution of the board of directors. EFX’s board of directors consists of one class. All directors serve a one-year term, expiring at the next annual meeting of shareholders or until their respective successors are duly elected and qualified.

Under the GBCC, unless otherwise provided in the articles of incorporation or the bylaws adopted by the shareholders, or more directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. EFX’s articles of incorporation and bylaws do not

EFX Brasil will have a board of directors comprised of five individuals, one of whom shall be appointed by a majority vote of the minority shareholders for so long as at least one minority shareholder maintains a Minimum Ownership (defined as ownership of at least 5% of the then-outstanding EFX Brasil Common Shares).

All board members shall have equal voting rights. All board decisions shall be made by a simple majority unless otherwise required by law, except for matters that require the affirmative vote of the minority shareholders, in which case the affirmative vote of its representative on the board of directors shall be required.

The Boa Vista bylaws provide that the board of directors must be composed of at least five and no more than 11 members, as shall be fixed by the shareholders’ meeting, determined by the absolute majority of votes. Directors are elected and removed by the shareholders’ meeting, and serve a unified term of office of two years, with reelection permitted.

Boa Vista’s bylaws provide that members of the board of directors are elected by the shareholders’ meeting may be removed from their positions at any time by it. In case of temporary hindrance or absence, the member of the board of directors temporarily prevented or absent may appoint in writing (through a letter, facsimile or provide otherwise. A director may be removed by the shareholders only at a meeting called for the purpose of removing him and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

The articles of incorporation and bylaws of EFX provide that a vacancy occurring on the board of directors that results from an increase in the number of directors or from prior death, resignation, retirement, disqualification, or removal from office of a director shall be filled by a majority of the board of directors then in office, though less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy resulting from prior death, resignation, retirement, disqualification, or removal from office of a director, shall hold office until the next annual meeting of the shareholders and until his or her successor has been duly elected and qualified.

Pursuant to the Brazilian Corporations Law, directors are elected by the shareholder’s meeting and may be removed by it at any time. In the event of vacancy of a director position, unless otherwise provided in the bylaws, the replacement will be appointed by the remaining directors and will serve until the next shareholders’ meeting. If the majority of positions become vacant, a shareholders’ meeting shall be called to proceed with the election of new directors. In the event of vacancy of all positions on the board of directors, it is incumbent upon the officers of the corporation to call the shareholder’s meeting.

EFX Brasil will also establish an Advisory Board to provide strategic input to the board of directors. The Advisory Board will be comprised of up to five individuals appointed by a majority vote of the minority shareholders and one or more individuals appointed by EFX.

email that unequivocally identifies the sender) another member of the board of directors to represent him or her, who must vote at the meetings of the board of directors on his or her own behalf and on behalf of the represented member. In case of permanent hindrance or resignation of any of the members of the board of directors during the term for which he/she was elected, his/her replacement will be appointed by the board of directors, with the temporary replacement lasting until the final definition of the position to be decided by the first shareholders’ meeting, acting the substitute then elected until the end of the term.

Shareholder Voting Rights

Each outstanding share of common stock having voting rights is entitled to one vote on each matter voted on at a meeting of shareholders.

Except as otherwise required by EFX’s articles of incorporation or bylaws or by applicable law or stock exchange rules, action on any matter, including the election of directors in uncontested elections, is approved if the votes cast favoring the action exceed the votes cast opposing the action. In a contested election, the nominees receiving the greatest number of votes “for” their election, up to the number of Directors to be elected, shall be elected.

Holders of EFX Brasil Common Shares are entitled to one vote per share on the resolutions to be adopted by the shareholders.

Except as otherwise provided in the EFX Brasil bylaws or under the Brazilian Corporations Law, resolutions submitted to the shareholders’ meetings must be approved by an absolute majority (50% +1 of the votes present at the meeting) of the shareholder votes validly cast in favor of such action, with abstentions not taken into account.

Holders of BV Common Shares are entitled to one vote per share on the resolutions to be adopted by the shareholders.

Except as otherwise provided in the Boa Vista bylaws or under the Brazilian Corporations Law, resolutions submitted to the shareholders’ meetings must be approved by an absolute majority (50% +1 of the votes present at the meeting) of the shareholder votes validly cast in favor of such action, with abstentions not taken into account.

Holders of common stock do not have cumulative voting rights in the election of directors. As a result, shareholders may not aggregate their votes for a single director.

Pursuant to the Brazilian Corporations Law, certain resolutions must be approved by shareholders representing at least one half of the total voting shares of the company, including, but not limited to:

•  creation of a new class of preferred shares or a disproportionate increase of an existing class of preferred shares relative to the other classes of shares, unless such action is provided for in, or authorized by, the corporation’s bylaws;

•  reduction of the annual minimum mandatory dividend;

•  merger of the corporation into another corporation or consolidation;

•  change in corporate purpose;

•  termination of a state of liquidation of the company (i.e., the end of a liquidation or winding up proceeding in course);

•  dissolution of the corporation; and

•  partial or total spin off of the company (i.e., a demerger, the transfer of part of the assets of the company to another company or the total transfer of its assets to a third company)

Pursuant to the EFX Brasil bylaws to be adopted after the Transaction, for so long as any minority shareholder of EFX Brasil maintains a Minimum Ownership, the following matters require the affirmative vote of a majority of shares held by

Pursuant to the Brazilian Corporations Law, certain resolutions must be approved by shareholders representing at least one-half of the total voting shares of the company, including, but not limited to:

•  creation of a new class of preferred shares or a disproportionate increase of an existing class of preferred shares relative to the other classes of shares, unless such action is provided for in, or authorized by, the corporation’s bylaws;

•  reduction of the annual minimum mandatory dividend;

•  merger of the corporation into another corporation or consolidation;

•  change in corporate purpose;

•  the termination of a state of liquidation of the company (i.e., the end of a liquidation or winding up proceeding in course);

•  dissolution of the corporation; and

•  partial or total spin off of the company (i.e., a demerger, the transfer of part of the assets of the company to another company or the total transfer of its assets to a third company)

minority shareholders in addition to approval by a simple majority:

•  material changes to corporate purposes of EFX Brasil or Boa Vista;

•  repurchase or redemption of shares issued by EFX Brasil and held by EFX or an affiliates thereof;

•  change of the dividend policy of EFX Brasil;

•  approval of any equity compensation plan of the Boa Vista or EFX Brasil (in each case, to the extent it represents a dilution of more than 3% of the total issued and outstanding capital of the Boa Vista or EFX Brasil, as the case may be);

•  liquidation, dissolution or filing for restructuring or bankruptcy of EFX Brasil or Boa Vista (other than the liquidation or other succession of the Boa Vista or its business into EFX Brasil);

•  approval of the valuation of in kind contributions to the capital stock of EFX Brasil or the Boa Vista by EFX or an affiliate thereof; and

•  amendments to the bylaws of EFX Brasil that result in a material, negative and disproportionate impact on the rights of the minority shareholders.

Shareholder Action by Written Consent
The GBCC provides that action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting upon the written consent of all of the shareholders entitled to vote on the action or, if the articles of incorporation so provide,	The Brazilian Corporations Law does not provide for shareholder action by written consent.	The Brazilian Corporations Law does not provide for shareholder action by written consent.

upon the written consent of persons who would be entitled to vote at a meeting holding shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. The articles of incorporation of EFX do not provide that shareholder action without a meeting may be taken without the consent of all of the shareholders. This effectively prevents the holders of EFX Common Shares from unilaterally using the written consent procedure to take shareholder action.

Annual Meeting of Shareholders

The GBCC provides that a meeting of a corporation’s shareholders will be held annually at a time stated in or fixed in accordance with the corporation’s bylaws. The GBCC also requires notice of a shareholders’ meeting to be sent to shareholders entitled to vote at the meeting not fewer than 10 nor more than 60 days before the date of the meeting. Unless the GBCC or its articles of incorporation require otherwise, the corporation is required to give notice only to shareholders entitled to vote at a meeting.

The GBCC also provides that the superior court of the county where a corporation’s registered office is located may summarily order a meeting to be held upon application of any shareholder of the corporation if an annual meeting was not held within the earlier of six months after the end of a fiscal year of the corporation or 15 months after its last annual meeting. Following notice to the corporation, the superior court may order that a meeting ordered in this manner be deemed an annual meeting or a special meeting.

The Brazilian Corporations Law requires corporations to hold an annual general meeting of shareholders within four months following the end of the fiscal year to deliberate on the following matters:

•  management accounts and year-end financial statements;

•  allocation of the net profits for the fiscal year and distribution of dividends;

•  election of managers and members of the fiscal council, if any, and associated remuneration; and

•  approval of the annual monetary adjustment to the capital stock.

The EFX Brasil shareholders’ meetings will be called by the board of directors.

Under the Brazilian Corporations Law, shareholders’ meetings may be called (i) by the fiscal council, if the board of directors delays calling the meeting for more than 30 days (in case of ordinary

The Brazilian Corporations Law requires corporations to hold an annual general meeting of shareholders within four months following the end of the fiscal year to deliberate on the following matters:

•  management accounts and year-end financial statements;

•  allocation of the net profits for the fiscal year and distribution of dividends;

•  election of managers and members of the fiscal council, if any, and associated remuneration; and

•  approval of the annual monetary adjustment to the capital stock.

Under the Brazilian Corporations Law, shareholders’ meetings may also be called (i) by the fiscal council, if the board of directors delays calling the meeting for more than 30 days (in case of ordinary shareholders’ general meeting), or whenever there are serious and urgent reasons (in case of extraordinary shareholders’

The bylaws of EFX provide that the annual meeting of shareholders for the election of directors and for the transaction of such other business as may be brought before the meeting will be held at such time and place, within or without the State of Georgia, as fixed by the board of directors.

shareholders’ general meeting), or whenever there are serious and urgent reasons (in case of extraordinary shareholders’ general meeting), (ii) by any shareholder if the board of directors delays calling the meeting for more than 60 days, or (iii) by shareholders representing at least 5% of the voting capital when the management delays calling the meeting for more than eight days.

general meeting), (ii) by any shareholder if the board of directors delays calling the meeting for more than 60 days, or (iii) by shareholders representing at least 5% of the voting capital when the management delays calling the meeting for more than eight days.

In addition to the matters of special competence set forth in the Brazilian Corporations Law, the Boa Vista bylaws specify further that shareholders are empowered to deliberate on the following items at the general shareholders’ meetings:

•  changes in provisions and/or reform of Boa Vista’s bylaws;

•  redemption or amortization and repurchase of shares issued by Boa Vista, in accordance with the provisions of these Articles of Incorporation, except as provided for in Article 10 of the company’s bylaws;

•  merger, spin-off, transformation or merger of another company by Boa Vista, or its merger by another company;

•  decree of dissolution, liquidation, judicial or extrajudicial reorganization and bankruptcy of Boa Vista;

•  any matter under the law that gives any shareholder the right to withdraw from Boa Vista;

•  the issue of shares, debentures convertible into shares and subscription warrants in an amount higher than the authorized capital;

•  overall compensation for Boa Vista’s managers;

•  cancellation of registration as a publicly-held company with the CVM; and

•  exemption from the requirement to launch a public tender offer for the acquisition of shares of shareholders in the case of delisting from the Novo Mercado

The Boa Vista shareholders’ meetings are called by the board of directors.

Quorum for Annual Meeting of the Shareholders
Under the GBCC and the EFX bylaws, the presence, in person or by proxy, of a majority of the votes entitled to be cast constitutes a quorum. Once a share is represented for any purpose at a meeting, other than solely to object to holding the meeting or to transacting business at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting unless a new record date is or must be set for the adjourned meeting pursuant to the corporation’s bylaws.

The quorum for opening shareholders’ meetings under the Brazilian Corporation Law is:

•  On first call, shareholders representing at least twenty-five percent (25%) of the company’s voting capital; and

•  On second call, any number of shareholders.

The quorum for opening shareholders’ meetings under the Brazilian Corporation Law is:

•  On first call, shareholders representing at least twenty-five percent (25%) of the company’s voting capital; and

•  On second call, any number of shareholders.

Special Meeting / Extraordinary General Meeting of the Shareholders

The GBCC provides that a special meeting of a corporation’s shareholders may be called by the board of directors or by any persons authorized to do so in the corporation’s articles of incorporation or bylaws.

The GBCC also provides that, except as to corporations having 100 or fewer shareholders of record, a special meeting may be called by the holders of at least 25%, or such lesser percentage as may be provided for in the articles of incorporation or bylaws, of all the votes entitled to be cast on any issue proposed to be considered at the special meeting.

	Under the Brazilian Corporations Law, extraordinary shareholders’ meetings may be called at any time by the board of directors. Under the Brazilian Corporations Law, shareholders’ meetings may also be called (i) by the fiscal council, whenever there are serious and urgent reasons (specifically in case of extraordinary shareholders’ general meeting), (ii) by any shareholder if the board of directors delays calling the meeting for more than 60 days, or (iii) by shareholders representing at least 5% of the voting capital when the management delays	Under the Brazilian Corporations Law extraordinary shareholders’ meetings may be called at any time by the board of directors. Under the Brazilian Corporations Law, shareholders’ meetings may also be called (i) by the fiscal council, whenever there are serious and urgent reasons (specifically in case of extraordinary shareholders’ general meeting), (ii) by any shareholder if the board of directors delays calling the meeting for more than 60 days, or (iii) by shareholders representing at least 5% of the voting capital when the management delays

Such holders must sign, date, and deliver to the corporation one or more demands in writing or by electronic transmission for the meeting describing the purpose or purposes of the special meeting. Under the GBCC, the superior court of the county where a corporation’s registered office is located may order a special meeting upon application of a shareholder who signed a valid demand for a special meeting if notice of the special meeting was not given within 30 days after the demand was delivered to the corporation’s Secretary, or the special meeting was not held in accordance with the notice.

Under the GBCC, notice of a special meeting must include a description of the purpose or purposes for which the meeting is called.

Only business within the purpose or purposes described in this notice may be conducted at a special meeting.

The bylaws of EFX provide that a special meeting of the shareholders may be called at any time by the Chairman of the board of directors, the Lead Independent Director, the Chief Executive Officer, or the board of directors by vote at a meeting or a majority of the directors in writing without a meeting, or by unanimous call of the shareholders. Unless waived in accordance with the GBCC, a notice of each meeting stating the date, time and place of the meeting shall be given not less than 10 days nor more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting.

Moreover, any special meeting of shareholders is limited to the business in the notice of the special meeting sent to shareholders before the meeting. These procedural calling the meeting for more than eight days.

Further, an extraordinary general meeting convened to amend the company’s bylaws may only be opened on the first call in the presence of shareholders representing at least 2/3 of the voting capital. The resolutions of the EFX Brasil shareholders’ meetings will be taken by absolute majority of votes (50%+1 of the votes present at the meeting), not computing blank votes.

calling the meeting for more than eight days.

Further, an extraordinary general meeting convened to amend the company’s bylaws may only be opened on the first call in the presence of shareholders representing at least 2/3 of the voting capital. The resolutions of the Boa Vista shareholders’ meetings will be taken by absolute majority of votes (50%+1 of the votes present at the meeting), not computing blank votes.

requirements effectively prevent shareholders from requesting a special meeting and delay consideration of a shareholder proposal until EFX’s next annual meeting.

Amendments of Constitutional Documents

Generally, under the GBCC, a proposed amendment to the articles of incorporation requires the recommendation of the amendment to the shareholders by the board of directors, unless the board of directors elects, because of a conflict of interest or other special circumstances, to make no recommendation and communicates the basis for its election to the shareholders with the amendment; further, the board of directors may condition its submission of the proposed amendment, the effectiveness of the proposed amendment, or both on any basis. The corporation must notify each shareholder entitled to vote of the proposed shareholders’ meeting, and the notice must state that the purpose or one of the purposes of the meeting is to consider the proposed amendment and contain or be accompanied by a copy or summary of the amendment. Unless the articles of incorporation, the GBCC, or the board of directors require a greater vote, generally, an affirmative vote by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote is needed for adoption of the amendment.

The articles of incorporation of EFX provide that the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast by the holders of all then-outstanding shares entitled to vote, voting together as a single class, is required to make, alter, amend, change, add to, or repeal any provision of the articles of

	The Brazilian Corporations Law provides that bylaws may only be amended at a general shareholders’ meeting. An extraordinary general meeting convened to amend the bylaws shall only be held on first call in the presence of shareholders representing at least 2/3 of the voting capital, but may be held on second call with any number of shareholders present. Any proposed amendment to the bylaws must be expressly identified in the notice required for the shareholders’ meeting. The approval of shareholders representing at least half of the votes conferred by the voting shares present at the meeting is required to approve any amendment to the corporation’s bylaws.	The Brazilian Corporations Law provides that bylaws may only be amended at a general shareholders’ meeting. An extraordinary general meeting convened to amend the bylaws shall only be held on first call in the presence of shareholders representing at least 2/3 of the voting capital, but may be held on second call with any number of shareholders present. Any proposed amendment to the bylaws must be expressly identified in the notice required for the shareholders’ meeting. The approval of shareholders representing at least half of the votes conferred by the voting shares present at the meeting is required to approve any amendment to the corporation’s bylaws.

incorporation inconsistent with provisions of the EFX articles of incorporation dealing with the number, term, and vacancies of directors, and the provisions dealing with amending the articles of incorporation and bylaws of EFX; provided, however, that such two-thirds vote is not required to alter, amend, change, add to, or repeal any such provisions recommended by a majority of the board of directors.

Under the GBCC, a corporation’s board of directors may amend or repeal the corporation’s bylaws or adopt new bylaws unless the articles of incorporation or the GBCC reserve the power exclusively to the shareholders, in whole or in part, or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. A corporation’s shareholders may amend or repeal the corporation’s bylaws or adopt new bylaws even though the bylaws may also be amended or repealed by its board of directors.

The articles of incorporation of EFX provide that the board of directors has the right to make, alter, amend, change, add to, or repeal the bylaws of EFX, and has the right to establish the rights, powers, duties, rules, and procedures that from time to time will govern the board of directors, each of its members, including without limitation, the vote required for any action by the board of directors, and that from time to time may affect the directors’ powers to manage the business and affairs of EFX. The shareholders of EFX may not adopt any bylaw that will impair or impede the implementation of the foregoing.

The bylaws of EFX provide that the board of directors has the power to make, alter, amend, and repeal the bylaws of EFX. The bylaws adopted by the board of directors may be altered amended, or repealed, and new bylaws may be adopted, by the shareholders, as provided by the GBCC. Notwithstanding the foregoing, the provisions in the bylaws dealing with business combinations may be amended only in the manner provided by the GBCC as such law relates to those provisions.

Approval of Mergers, Mergers of Shares and Business Transactions
The GBCC provides that one or more corporations may merge into another corporation if the board of directors	Under the Brazilian Corporations Law, (i) “merger” is an operation whereby one or more corporations	Under the Brazilian Corporations Law, (i) “merger” is an operation whereby one or more corporations of each corporation adopts and its shareholders (if required) approve a plan of merger, and without limiting the power of a corporation to acquire all or part of the shares of one or more classes or series of another corporation through a voluntary exchange or otherwise, may engage in such a share exchange if the board of directors of each corporation adopts and its shareholders (if required) approve the share exchange. After adopting a plan of merger or share exchange, the board of directors of each corporation party to the merger, and the board of directors of the corporation whose shares will be acquired in the share exchange, will submit the plan of merger, subject to certain exceptions, or share exchange for approval by its shareholders. For a plan of merger or share exchange to be approved, the board of directors must recommend the plan of merger or share exchange to the shareholders, unless the board of directors elects, because of conflict of interest or other special circumstances, to refrain from making such a recommendation or recommend that the shareholders reject or vote against the plan, in which case the board of directors will transmit to the shareholders the basis are absorbed by another, which succeeds to all their rights and obligations; and (ii) Merger of Shares is an operation whereby all shares of the capital stock of a corporation is merged into the equity of another Brazilian company, so that the corporation whose shares were merged is transformed into a wholly-owned subsidiary of the merging corporation.

Pursuant to the Brazilian Corporations Law, any proposed merger or amalgamation must be submitted to a general shareholders’ meeting, with a statement of reasons (protocolo e justificação) that includes:

•  the reasons for or the objectives of the transaction, and the interest of the corporation in effecting it;

•  the composition, after the transaction, of the capital of the corporations issuing shares in substitution for those to be extinguished;

•  the refund value of the shares to which dissenting shareholders will be entitled;

are absorbed by another, which succeeds to all their rights and obligations; and (ii) Merger of Shares is an operation whereby all shares of the capital stock of a corporation is merged into the equity of another Brazilian company, so that the corporation whose shares were merged is transformed into a wholly-owned subsidiary of the merging corporation

Pursuant to the Brazilian Corporations Law, any proposed merger or amalgamation must be submitted to a general shareholders’ meeting, with a statement of reasons (protocolo e justificação) that includes:

•  the reasons for or the objectives of the transaction, and the interest of the corporation in effecting it;

•  the composition, after the transaction, of the capital of the corporations issuing shares in substitution for those to be extinguished;

•  the refund value of the shares to which dissenting shareholders will be entitled;

for such determination. However, the board of directors may condition its submission of the proposed merger or share exchange, the effectiveness of the proposed merger or share exchange, or both on any basis.

The GBCC provides that unless the GBCC, the articles of incorporation, the bylaws, or the board of directors requires a greater vote or a vote by voting groups, the plan of merger or share exchange to be authorized must be approved by a majority of all the votes entitled to be cast on the plan by all shares entitled to vote on the plan, voting as a single voting group and a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the plan as a voting group by the articles of incorporation. EFX’s articles of incorporation and bylaws do not provide otherwise.

Action by the shareholders of the surviving corporation on a plan of merger or by the shareholders of the acquiring corporation in a share exchange is not required if:

•  the articles of incorporation of the surviving or acquiring corporation will not differ (except for certain amendments) from its articles of incorporation before the merger or share exchange;

•  each share of the surviving or acquiring corporation outstanding immediately before the effective date of the merger or share exchange is to be an identical outstanding or reacquired share immediately after the merger or share exchange; and

•  the number and kind of shares outstanding immediately after the merger or share exchange,

•  the amount of shares to be issued as a result of the operation and the criteria adopted to determine the exchange ratio;

•  the criteria used to calculate the net worth, the base date of evaluation and the treatment to be applied to subsequent variations;

•  the solutions to be adopted in case of crossed participation (a situation where two companies hold shares in each other);

•  the capital increase or reduction of the involved parties;

•  the draft of the bylaws or changes in the existing bylaws; and

•  other conditions applicable to the transaction, if any.

Pursuant to the Brazilian Corporations Law, a merger or a Merger of Shares must be approved by shareholders representing at least one half of the total voting shares of the company.

The target corporation to be merged into the acquiring corporation is subject to a special quorum requirement, where the merger must be approved by shareholders representing at least 1/2 of the total voting shares of the company.

In the case of a merger or a Merger of Shares, if the general shareholders’ meeting of the corporation instituting the merger approves the protocol for the transaction, it will authorize the increase in capital, which will be subscribed and paid up by the

•  the amount of shares to be issued as a result of the operation and the criteria adopted to determine the exchange ratio;

•  the criteria used to calculate the net worth, the base date of evaluation and the treatment to be applied to subsequent variations;

•  the solutions to be adopted in case of crossed participation (a situation where two companies hold shares in each other);

•  the capital increase or reduction of the involved parties;

•  the draft of the bylaws or changes in the existing bylaws; and

•  other conditions applicable to the transaction, if any.

Pursuant to the Brazilian Corporations Law, a merger or a Merger of Shares must be approved by shareholders representing at least one half of the total voting shares of the company.

The target corporation to be merged into the acquiring corporation is subject to a special quorum requirement, where the merger must be approved by shareholders representing at least 1/2 of the total voting shares of the company.

In the case of a merger or Merger of Shares, if the general shareholders’ meeting of the corporation instituting the merger approves the protocol for the transaction, it will authorize the increase in capital, which will be subscribed and paid up by the plus the number and kind of shares issuable as a result of the merger or share exchange and by the conversion of securities issued pursuant to the merger or share exchange or the exercise of rights and warrants issued pursuant to the merger or share exchange, will not exceed the total number and kind of shares of the surviving or acquiring corporation authorized by its articles of incorporation immediately before the merger or share exchange.

The GBCC provides that a corporation may sell, lease, exchange, or otherwise dispose of all or substantially all of its property (with or without goodwill) on the terms and conditions and for the consideration determined by the corporation’s board of directors under circumstances similar to those enumerated above for approval of mergers and share exchanges, subject to exceptions for certain dispositions of a corporation’s property that do not require shareholder approval.

Neither the bylaws nor the articles of incorporation of EFX require a greater vote for approval of the above transactions than that specified in the GBCC.

corporation to be merged by the transfer of its net value, and will appoint experts to evaluate the net value.

Once the evaluation report and the merger have been approved by the general shareholders’ meeting of the corporation instituting the merger, (i) the corporation to be merged will be extinguished and the former will provide for the registration and publication of the merger instruments, in case of a “merger”; or (ii) the corporation whose shares were merged will continue to exist, but transformed into a wholly-owned subsidiary of the merging corporation.

In the case of a Merger of Shares, the Brazilian Corporations Law provides that the general meeting of the merging company, if it approves the transaction, must authorize the capital increase, to be carried out with the shares to be merged and appoint the appraiser who will evaluate them; shareholders will not have preemptive rights to subscribe to the capital increase, but dissenting shareholders may withdraw from the company, upon reimbursement of the value of their shares.

corporation to be merged by the transfer of its net value, and will appoint experts to evaluate the net value.

Once the evaluation report and the merger have been approved by the general shareholders’ meeting of the corporation instituting the merger, (i) the corporation to be merged will be extinguished and the former will provide for the registration and publication of the merger instruments, in case of a “merger”; or (ii) the corporation whose shares were merged will continue to exist, but transformed into a wholly-owned subsidiary of the merging corporation.

In the case of a Merger of Shares, the Brazilian Corporations Law provides that the general meeting of the merging company, if it approves the transaction, must authorize the capital increase, to be carried out with the shares to be merged and appoint the appraiser who will evaluate them; shareholders will not have preemptive rights to subscribe to the capital increase, but dissenting shareholders may withdraw from the company, upon reimbursement of the value of their shares.

Withdrawal and Dissenter Rights
The GBCC provides to shareholders who dissent from (i) a merger, (ii) a share exchange, (iii) a sale of all or substantially all of the assets of the corporation, (iv) an amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash, (v) consummation of an action described in subsection (a) or (b) of GBCC Section 14-2-

The Brazilian Corporations Law provides for withdrawal rights under certain circumstances.

Under the Brazilian Corporations Law, a dissenting shareholder is entitled to withdraw from the company if any of the following occurs:

(i) creation or issuance of new preferred shares;

The Brazilian Corporations Law provides for withdrawal rights under certain circumstances.

Under the Brazilian Corporations Law, a dissenting shareholder is entitled to withdraw from the company if any of the following occurs:

(i) creation or issuance of new preferred shares;

1805, (vi) any corporate action taken pursuant to a shareholder vote to the extent that certain provisions of the GBCC, the articles of incorporation, the bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares, or (vii) consummation of a division, as defined in GBCC Section 33-14-120, to which the corporation is a party, provided any such appraisal is subject to the limitations of GBCC Section 33-14-127, the right to demand and receive the fair value of their shares as appraised by the court. However, shareholders do not have dissenters’ rights if the shares they hold, on the record date fixed for determination of the shareholders entitled to receive notice of and to vote at the shareholders’ meeting to act upon the plan of merger, share exchange, sale of corporate property, or other specified corporation actions, are either:

•  listed on a national securities exchange; or

•  held of record by more than 2,000 shareholders.

Those shareholders, however, will have dissenters’ rights if the articles of incorporation or a resolution of the board of directors approving the transaction so provide or, in the case of a merger or share exchange, the plan of merger or share exchange requires that they receive for their shares (i) anything other than shares of the surviving corporation or another publicly held corporation which are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares or (ii) any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more

(ii)  change in the conditions of the preferred shares or creation of a different class with more advantages than the others;

(iii)  decrease of the annual minimum dividend;

(iv) amalgamation or merger of the company;

(v)   participation of the company in a corporate group;

(vi) change of the company’s corporate purpose; or

(vii) division of the corporation that results in (a) a change in the corporate purpose, (b) a reduction in the annual minimum dividend or (c) participation in a group of corporations.

For items (i) and (ii) above, only shareholders that have been harmed will have the right to withdraw from EFX Brasil. Shareholders who hold shares with market liquidity and dispersion (i.e., own less than half of a particular share class) will not have the right to withdraw from EFX Brasil in the events listed in items (iv), (v) and (vi) above. Dissenting shareholders that withdraw from EFX Brasil will receive the corresponding net worth value of their shares, unless the EFX Brasil bylaws state otherwise.

(ii)  change in the conditions of the preferred shares or creation of a different class with more advantages than the others;

(iii)  decrease of the annual minimum dividend;

(iv) amalgamation or merger of the company;

(v)   participation of the company in a corporate group;

(vi) change of the company’s corporate purpose; or

(vii) division of the corporation that results in (a) a change in the corporate purpose, (b) a reduction in the annual minimum dividend or (c) participation in a group of corporations.

For items (i) and (ii) above, only shareholders that have been harmed will have the right to withdraw from Boa Vista. Shareholders who hold shares with market liquidity and dispersion (i.e., own less than half of a particular share class) will not have the right to withdraw from Boa Vista in the events listed in items (iv), (v) and (vi) above. Dissenting shareholders that withdraw from Bao Vista will receive the corresponding net worth value of their shares, unless the Boa Vista bylaws state otherwise.

than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares. EFX Common Shares are listed on the NYSE. Accordingly, depending on the consideration to be paid in any transaction, the holders of EFX shares may not be entitled to appraisal rights in connection with mergers or consolidations involving EFX if EFX is not the surviving corporation.

Dividends, Repurchases and Redemptions

Under the GBCC, a corporation’s board of directors may authorize and the corporation may make distributions to its shareholders, unless, after giving effect to the dividend, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

Holders of EFX Common Shares are entitled to receive ratably such dividends, if any, as may be declared from time to time by EFX’s board of directors out of legally available funds.

If EFX liquidates, dissolves, or winds up its affairs, holders of EFX Common Shares are entitled to share proportionately in the assets available for distribution to such holders after EFX pays its creditors and the holders of any preferred stock it has outstanding at the time of liquidation.

Under the bylaws of EFX Brasil, shareholders are entitled to receive as dividends each year a mandatory minimum of 25% of the distributable annual adjusted net profits, payable pro rata to its shareholders in accordance with their respective participation in the capital stock of EFX Brasil at the time dividends are declared; provided, however, that: (i) the board of directors of EFX Brasil may, to the extent required to finance investments or other expenditure provided in the business plan of EFX Brasil (as amended) or as otherwise decided by the board, determine in respect of any particular period, that less than the minimum (including no) dividends will be paid; (ii) to the extent required by law, any such determination would be subject to the approval of the shareholders of EFX Brasil; and (iii) in the event shareholder approval is sought for any determination in respect of dividends, all shareholders must vote all of their shares in the same manner as the majority shareholder of EFX Brasil votes on such matter.

The Boa Vista bylaws specify that shareholders are entitled to receive as dividends each year a mandatory minimum percentage of 25% of net income, as adjusted by:

•  adding the amounts resulting from reversal during the year of contingency reserves previously established;

•  deducting the amounts set aside during the year for establishment of the statutory reserve and contingency reserves; and

•  where the annual minimum dividend exceeds the realized portion of the net income for the year, the management may propose, and the shareholders’ meeting may approve, allocation of the excess to an unrealized profits reserve.

However, the annual minimum dividend will not be mandatory for any fiscal year in which the Boa Vista administrative bodies notify shareholders that such payment would be incompatible with the financial standing of the corporation.

Under the Brazilian Corporations Law, a company’s bylaws or an extraordinary general meeting may authorize the allocation of profits or reserves to the redemption of shares, and shall prescribe the conditions and the procedure for this purpose. Redemptions which do not cover all shares of the same class shall be carried out by drawing lots. The redemption of shares must be approved by shareholders who represent at least half of the EFX Brasil capital stock at a general meeting called to resolve this specific matter.

Following distribution of the annual minimum dividend, the shareholders may vote to approve at any time a payment of dividends out of existing profits reserves or earnings from prior years retained pursuant to a resolution of the shareholders’ meeting. In addition, the board of directors may (i) approve a distribution of dividends out of income determined as per semi-annual or other interim balance sheets or (ii) declare an interim dividend out of retained earnings or existing profits reserves, as shown on such balance sheets or the most recent annual balance sheet.

Under the Brazilian Corporations Law, a company’s bylaws or an extraordinary general meeting may authorize the allocation of profits or reserves to the redemption of shares, and shall prescribe the conditions and the procedure for this purpose. Redemptions which do not cover all shares of the same class shall be carried out by drawing lots. The redemption of shares must be approved by shareholders who represent at least half of the Boa Vista capital stock at a general meeting called to resolve this specific matter.

Preemptive Rights / Preferential Subscription Rights
Holders of EFX Common Shares do not have any preemptive, subscription, redemption, sinking fund, or conversion rights.	The Brazilian Corporations Law provides that the shareholders have a preemptive right in the subscription of a capital increase in proportion to the number of shares they own. Pursuant to the Brazilian Corporations Law, a shareholders’ meeting or the bylaws will establish a period of not less than 30 days within which a preemptive right may be exercised.	The Brazilian Corporations Law provides that the shareholders have a preemptive right in the subscription of a capital increase in proportion to the number of shares they own. Pursuant to the Brazilian Corporations Law, a shareholders’ meeting or the bylaws will establish a period of not less than 30 days within which a preemptive right may be exercised.

All shareholders will be granted preemptive rights allowing them the right to buy a pro rata portion (based on their ownership interest) of any future stock issuances of EFX Brasil, subject to customary exceptions, such as the exclusion or restriction in the preemptive rights when issuing shares, convertible debentures and warrants placed by way of sale on a stock exchange, public subscription or exchange of shares in a tender offer, according to the provisions of law and within the limits of the authorized capital.

In addition, the board of directors may grant stock purchase or subscription options, to the extent approved by the shareholders, to EFX Brasil managers and employees, as well as to managers and employees of other companies directly or indirectly controlled by EFX Brasil, without preemptive rights to the shareholders at the time of either grant or exercise of such options, subject to the balance of the authorized capital limit at the time of exercise of subscription options, analyzed together with the balance of treasury shares at the time of exercise of purchase options.

In accordance with the provisions of the Brazilian Corporations Law, shareholders will have preemptive rights to subscribe for new shares, subscription bonuses or any securities convertible into shares, except in the case of the issuance of new shares for placement through: (i) sale on a stock exchange or public subscription; or (ii) exchange for shares, in a public offering for the acquisition of control.

The Boa Vista bylaws provide that Boa Vista is expressly prohibited from accepting and proceeding with the transfer or encumbrance of any shares and/or the assignment of preemptive rights to the subscription of shares and/or other securities that do not respect what is provided for and regulated in a shareholders’ agreement filed at the Boa Vista’s headquarters.

Also, within the limit of the authorized capital, Boa Vista may, by resolution of the board of directors (i) increase its capital by issuing new shares and issuing debentures convertible into shares and subscription bonuses; and (ii) grant option plans to the Boa Vista’s managers and employees for the purchase or subscription of shares, without preemptive rights for shareholders, provided that such option plans do not result, in the aggregate, in the issue of shares representing more than 5% (five percent) of Boa Vista’s capital stock.

Mandatory Tender Offer
The GBCC does not require mandatory tender offers.	According to the Brazilian Corporations Law, mandatory tender offers are not applicable to private corporations.	Pursuant to the Brazilian Corporations Law, any shareholder (the “Relevant Shareholder”) that acquires or becomes the owner of the controlling interest of Boa Vista capital stock (such event, a

“Disposal of Controlling Interest”) or a stake of Boa Vista capital stock in an amount equal to 25% or more of the total shares of Boa Vista capital stock must make a tender offer (“Tender Offer”) to purchase the shares issued by Boa Vista and owned by the remaining shareholders. The Disposal of Controlling Interest and the Tender Offer must be in compliance with CVM Rule 361. The Tender Offer must be made within 60 days after the date of acquisition or the event giving rise to share ownership in such proportion, make or apply for registration of the Tender Offer, subject to the applicable provisions of Brazilian law and the exceptions and provisions set forth in Boa Vista bylaws.

The purchase price per share of Boa Vista capital stock in the Tender Offer may not be less that the result of the following formula:

Tender Offer Price = Share Value

Where:

“Tender Offer Price”, for purposes of this section, corresponds to the purchase price of each share of the capital stock of Boa Vista in the Tender Offer.

“Share Value”, for purposes of this section, corresponds to the greater of (i) the highest quoted price per share of Boa Vista capital stock during the period of 12 months next preceding the Tender Offer on any stock exchange trading BV Common Shares, (ii) the highest price per share paid by the Relevant Shareholder at any time for a share or block of shares of Boa Vista capital stock; and (iii) an amount corresponding to 12 times the Average Consolidated EBITDA of Boa Vista, minus the net consolidated indebtedness of Boa Vista, divided by the total number of shares of Boa Vista capital stock.

“Average Consolidated EBITDA”, for purposes of this section, corresponds to the arithmetic mean of the Consolidated EBITDA of Boa Vista for the 2 most recent full fiscal years.

“Consolidated EBITDA”, for purposes of this section, corresponds to the consolidated earnings of Boa Vista before net financial expenses, income tax and social contribution, depreciation, depletion and amortization, as determined based on the most recent audited consolidated year-end financial statements made available to the market by Boa Vista.

A Tender Offer will not exclude the possibility of another Boa Vista shareholder or, as the case may be, Boa Vista itself making a competing Tender Offer, pursuant to applicable regulations.

Shareholder Information Rights

The GBCC provides that, upon written demand at least five business days in advance, a shareholder of a corporation is entitled to inspect and copy, during regular business hours at the corporation’s principal office, certain records of the corporation specifically designated in the GBCC, including minutes of shareholders’ meetings for the preceding three years and a list of the names and business addresses of each director and officer.

In addition, the GBCC provides that a shareholder whose demand is made

Under the Brazilian Corporations Law, shareholders have the right to:

•  request copies of the minutes of general meetings and resolutions of EFX Brasil;

•  receive copies of support documents at least 30 days ahead of time for resolutions in annual or extraordinary general shareholders’ meetings (i.e., management and auditors’ reports and statements of financial position, proposals of bylaw

Under the Brazilian Corporations Law, shareholders have the right to:

•  request copies of the minutes of general meetings and resolutions of Boa Vista;

•  receive copies of support documents at least 30 days ahead of time for resolutions in annual or extraordinary general shareholders’ meetings (i.e., management and auditors’ reports and statements of financial position, proposals of bylaw in good faith and for a proper purpose that is reasonably relevant to his legitimate interest as a shareholder, and who describes with reasonable particularity his purpose and the records he desires to inspect, is entitled to inspect and copy, upon written demand at least five days in advance, during regular business hours at a reasonable location specified by the corporation, any of the following records that are directly connected with his purpose (and the records are to be used only for the stated purpose):

•  excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors while acting in place of the board of directors on behalf of the corporation, minutes of any shareholders’ meeting, and records of action taken by the shareholders or board of directors without a meeting, to the extent not otherwise subject to inspection as discussed above;

•  accounting records of the corporation; and

•  the record of shareholders.

These last rights of inspection may be limited under the GBCC by a corporation’s articles of incorporation or bylaws for shareholders owning two percent or less of the shares outstanding. EFX’s bylaws contain the permissible limitation noted above.

The GBCC requires that a corporation or its agent maintain a record of its shareholders, in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each.

amendments, merger protocols and appraisal reports in the case of mergers of companies, mergers of shares or spin-offs, copies of incentive plans, etc.); and

•  receive certificates of the settlements contained in the corporate books (i.e., Book of Registry of Nominative Shares, Book of Registry of Transfer of Nominative Shares, and Book of Registry of Nominative Beneficiary Shares and the Book of Registry of Transfer of Nominative Beneficiary Shares, if they have been issued), provided that they are intended for the defense of rights and clarification of situations of personal interest or of the shareholders or the securities market.

Additionally, shareholders representing at least 5% of EFX Brasil capital stock may apply for a court order requiring complete disclosure of corporate books in connection with any violation of law or the EFX Brasil bylaws, or if the shareholders have grounds to suspect that management has committed serious irregularities.

amendments, merger protocols and appraisal reports in the case of mergers of companies, mergers of shares or spin-offs, copies of incentive plans, etc.); and

•  receive certificates of the settlements contained in the corporate books (i.e., Book of Registry of Nominative Shares, Book of Registry of Transfer of Nominative Shares, and Book of Registry of Nominative Beneficiary Shares” and the Book of Registry of Transfer of Nominative Beneficiary Shares, if they have been issued), provided that they are intended for the defense of rights and clarification of situations of personal interest or of the shareholders or the securities market.

Additionally, shareholders representing at least 5% of Boa Vista capital stock may apply for a court order requiring complete disclosure of corporate books in connection with any violation of law or the Boa Vista bylaws, or if the shareholders have grounds to suspect that management has committed serious irregularities.

Further, after fixing a record date for a shareholders’ meeting, a corporation must prepare an alphabetical list of shareholders who are entitled to notice of the shareholders’ meeting, arranged by voting group and within each voting group by class or series of shares and show the address of and number of shares held by each shareholder, and this list must be available for inspection by any shareholder, his or her agent, or his or her attorney on a reasonably accessible electronic network or during ordinary business hours at the principal place of business of the corporation. The shareholders’ list may also be inspected by any shareholder present during the shareholders’ meeting, or on a reasonably accessible electronic network during the duration of the meeting if the meeting is to be held solely by means of remote communication.

Shareholder Litigation
Under the GBCC, shareholders may bring derivative litigation against a corporation’s officers or directors if the corporation does not enforce its own rights. A shareholder must make a written demand upon the corporation to take suitable action and ninety days must have expired from the date of such demand before bringing a derivative suit, except where the shareholder has been notified that the demand has been rejected by the corporation or irreparable injury to the corporation would result by waiting. A shareholder bringing a derivative suit must have been a shareholder at the time of the of the act or omission complained of or the shareholder must have received stock in the corporation by operation of law from someone who was a shareholder at that time.	The Brazilian Corporations Law provides that any shareholder that has suffered direct losses due to an act of a director may individually file judicial proceedings against the company or its directors. The Brazilian Corporations Law also authorizes derivative actions against the company’s directors. Once the shareholders’ meeting resolves to file a derivative lawsuit, if the lawsuit has not been initiated within three months following this resolution, any shareholder may do so on behalf of the company. If the shareholders’ meeting votes against filing a derivative lawsuit, shareholders representing at least 5% of the company’s capital stock are entitled to file such lawsuit, notwithstanding the voting result.

The Boa Vista bylaws provide that any disputes and controversies among Boa Vista and its shareholders, managers and fiscal council members, acting and alternates, arising from or in connection with the parties’ roles as issuer, shareholders, managers, or members of the fiscal council will be settled through arbitration conducted before the Market Arbitration Chamber, pursuant to its regulation.

The Brazilian Corporations Law provides that any shareholder that has suffered direct losses may individually file judicial proceedings against the company or its directors. The Brazilian Corporations Law also authorizes derivative actions against the company’s directors. Once the shareholders’ meeting resolves to

An individual also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action have been met.

On termination of the derivative proceeding the court may:

•  order the corporation to pay the plaintiff’s reasonable expenses (including attorneys’ fees) incurred in the proceeding if it finds that the proceeding has resulted in a substantial benefit to the corporation; or

•  order the plaintiff to pay any defendant’s reasonable expenses (including attorneys’ fees) incurred in defending the proceeding if it finds that the proceeding was commenced or maintained without reasonable cause or for an improper purpose.

A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding. There is no requirement under the GBCC for a shareholder to post security for expenses of a lawsuit.

Under the GBCC, a derivative proceeding may be brought by a shareholder, or an action may be brought by the corporation, against one or more directors or officers of the corporation to procure for the benefit of the corporation a judgment for the following relief:

•  to compel the defendant to account for official conduct or to decree any other relief called for by his or her official conduct in the following cases:

•  the neglect of, failure to perform, or other violation

Further, the Brazilian Corporations Law provides that shareholders representing at least 5% of the company’s capital stock may bring claims against the controlling shareholder to recover damages caused by the breach of its fiduciary duties.

The Brazilian Corporations Law permits a wide variety of bases for shareholder lawsuits. For example, shareholders are entitled to file lawsuits to:

•  void the act of incorporation of the company (limitation period of one year);

•  void decisions taken by irregular meetings (limitation period of two years);

•  claim civil liabilities against experts and capital subscribers (limitation period of one year);

•  claim the payment of dividends (limitation period of three years, calculated as from the date on which such dividends were made available to the shareholder);

•  claim civil liabilities against the founders, shareholders, managers, liquidators, auditors or controlling companies, in the case of violation of the law or by- laws (limitation period of three years); and

•  claims against the company for whatever reason (limitation period of three years).

file a derivative lawsuit, if the lawsuit has not been initiated within three months following this resolution, any shareholder may do so on behalf of the company. If the shareholders’ meeting votes against filing a derivative lawsuit, shareholders representing at least 5% of the company’s capital stock are entitled to file such lawsuit, notwithstanding the voting result.

Further, the Brazilian Corporations Law provides that shareholders representing at least 5% of the company’s capital stock may bring claims against the controlling shareholder to recover damages caused by the breach of its fiduciary duties.

The Brazilian Corporations Law permits a wide variety of bases for shareholder lawsuits. For example, shareholders are entitled to file lawsuits to:

•  void the act of incorporation of the company (limitation period of one year);

•  void decisions taken by irregular meetings (limitation period of two years);

•  claim civil liabilities against experts and capital subscribers (limitation period of one year);

•  claim the payment of dividends (limitation period of three years, calculated as from the date on which such dividends were made available to the shareholder);

•  claim civil liabilities against the founders, shareholders, managers, liquidators, auditors or controlling companies, in the case of violation of the law or by- laws (limitation period of three years); and

of his or her duties in the management of the corporation or in the disposition of corporate assets;

•  the acquisition, transfer to others, loss, or waste of corporate assets due to any neglect of, failure to perform, or other violation of duties; or

•  the appropriation, in violation of his or her duties, of any business opportunity of the corporation;

•  to enjoin a proposed unlawful conveyance, assignment, or transfer of corporate assets or other unlawful transaction where there is sufficient evidence that it will be made; and

•  to set aside an unlawful conveyance, assignment, or transfer of corporate assets where the transferee knew of its unlawfulness and is made a party to the action.

No action shall be brought for the relief more than four years from the time the cause of action accrued.

• claims against the company for whatever reason (limitation period of three years).

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax considerations of the Transaction to holders of BV Common Shares but does not purport to be a complete analysis of all potential tax consequences that may be relevant to any holder. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could be adverse.

EFX, EFX Brasil and Boa Vista have not sought and do not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the Transaction.

This discussion is limited to holders that hold their BV Common Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the alternative minimum tax, the Medicare contribution tax on net investment income or the rules related to “qualified small business stock” within the meaning of Section 1202 of the Code. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the U.S.;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding BV Common Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” (“PFICs”) and corporations that accumulate earnings to avoid U.S. federal income tax;

•	except to the extent specifically set forth below, holders who own, or are deemed to own, five percent or more, by voting power or value, of the shares of Boa Vista;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell BV Common Shares under the constructive sale provisions of the Code;

•	persons who hold or received BV Common Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds BV Common Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding BV Common Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

IT IS RECOMMENDED THAT HOLDERS CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of BV Common Shares that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation created or organized under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) over all of its substantial decisions or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. Holder” is any beneficial owner of BV Common Shares that is not a U.S. Holder.

This disclosure assumes that a holder of EFX BDRs will be treated for U.S. federal income tax purposes as the beneficial owner of the underlying EFX Common Shares represented by those BDRs.

U.S. Federal Income Tax Considerations to U.S. Holders

U.S. Holders Who Exchange Their BV Common Shares for Class A EFX Brasil Redeemable Shares

The registrants expect, and the rest of this disclosure assumes, that for U.S. federal income tax purposes, a U.S. Holder of BV Common Shares who exchanges its BV Common Shares for Class A EFX Brasil Redeemable Shares will be treated as transferring its BV Common Shares to EFX Brasil in exchange for a cash payment of R$8.00 per Boa Vista Common Share in a taxable transaction. Accordingly, a U.S. Holder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the exchange and the U.S. Holder’s adjusted tax basis in the BV Common Shares exchanged, in each case, as determined in U.S. dollars (as described below). The adjusted tax basis in BV Common Shares generally will be equal to the cost of such BV Common Shares. If a U.S. Holder used foreign currency to purchase the BV Common Shares, the cost of the BV Common Shares will be the U.S. dollar value of the foreign currency purchase price on the date of purchase, translated at the spot rate of exchange on that date (or, if the BV Common Shares are traded on an established securities market at such time, in the case of cash basis and electing accrual basis U.S. Holders, the settlement date).

The U.S. Holder’s amount realized will be the U.S. dollar value of the reais received calculated by reference to the spot rate on the date of the exchange (or, if the BV Common Shares are traded on an established securities market at such time, in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). If a U.S. Holder is an accrual basis taxpayer and does not elect to determine the amount realized using the spot exchange rate on the settlement date, such U.S. Holder will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot exchange rates in effect on the date of the exchange and the settlement date. U.S. Holders will have a tax basis in the reais received equal to the U.S. dollar value of the reais received at the spot rate on the settlement date. Any currency gain or loss realized on the settlement date or the subsequent sale, conversion, or other disposition of the reais received for a different U.S. dollar amount generally will be U.S.-source ordinary income or loss, and will not be eligible for the reduced tax rate applicable to long-term capital gains. If an accrual basis U.S. Holder makes the election described in the second sentence of this paragraph, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss realized with respect to reais received in exchange for BV Common Shares.

Gain or loss and holding period must be calculated separately for each block of BV Common Shares exchanged. Subject to the discussion of the PFIC rules below, gain or loss realized in the exchange generally will be capital gain or loss and generally will be long-term capital gain or loss if the BV Common Shares exchanged have been held for more than one year. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Subject to applicable limitations, a U.S. Holder may be able to claim a credit against its U.S. federal income tax liability for Brazilian income taxes, if any, that are imposed upon the receipt of the Class A EFX Brasil Redeemable Shares and/or the cash payment. Any such taxes generally will be allowable as a credit only if the taxes are considered income taxes under U.S. tax regulations. In addition, because a U.S. Holder’s gain from the receipt of the cash payment will generally be treated as U.S.-source income, a U.S. Holder that does not have income from other sources outside the United States may be unable to make effective use of any foreign income taxes that are creditable. Alternatively, a U.S. Holder may be able to elect to deduct such Brazilian income taxes in computing its taxable income for U.S. federal income tax purposes, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding whether any Brazilian taxes are creditable and the application of the foreign tax credit rules under their particular circumstances, including the advisability of claiming a credit or deduction in respect of any Brazilian income taxes imposed in connection with the exchange.

A U.S. Holder may be subject to additional U.S. federal income taxes and reporting requirements in connection with the exchange of BV Common Shares if Boa Vista was treated as a PFIC at any time during the U.S. Holder’s holding period, unless Boa Vista ceased to be a PFIC and the U.S. Holder made a special purging election. Based on Boa Vista’s financial statements, the composition of Boa Vista’s income and assets and the sources and nature of Boa Vista’s income, the registrants believe that Boa Vista has not been a PFIC for U.S. federal income tax purposes for prior taxable years. In addition, based on Boa Vista’s financial statements and our current expectations regarding the value and nature of Boa Vista’s assets, the sources and nature of Boa Vista’s income, and relevant market and shareholder data, the registrants do not anticipate that Boa Vista will become a PFIC for the current taxable year. However, the registrants have not conducted a study regarding Boa Vista’s current or historical PFIC status, and therefore no assurances can be made as to Boa Vista’s PFIC status for any particular taxable year. U.S. Holders should consult their own tax advisors regarding Boa Vista’s PFIC status and the application of the PFIC rules under their particular circumstances.

U.S. Holders Who Exchange Their BV Common Shares for Class B EFX Brasil Redeemable Shares

This disclosure assumes that holders of EFX BDRs will be treated as beneficial holders of the underlying EFX Common Shares.

Consequences of the Transaction

The registrants expect, and the rest of this disclosure assumes, that for U.S. federal income tax purposes, a U.S. Holder of BV Common Shares who exchanges its BV Common Shares for Class B EFX Brasil Redeemable Shares will be treated as transferring its BV Common Shares to EFX Brasil in exchange for EFX BDRs and a cash payment of R$7.20 per Boa Vista Common Share in a taxable transaction. Accordingly, U.S. Holders will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the exchange and their adjusted tax basis in the BV Common Shares exchanged, in each case, as determined in U.S. dollars (as described below). The adjusted tax basis in BV Common Shares generally will be equal to the cost of such BV Common Shares. If a U.S. Holder used foreign currency to purchase the BV Common Shares, the cost of the BV Common Shares will be the U.S. dollar value of the foreign currency purchase price on the date of purchase, translated at the spot rate of exchange on that date (or, if the BV Common Shares are traded on an established securities market at such time, in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). The U.S. Holder’s amount realized on the exchange will be the fair market value of the EFX BDRs plus the total cash payment received.

The U.S. Holder’s amount realized with respect to the cash payment received will be the U.S. dollar value of the reais received calculated by reference to the spot rate on the date of the exchange (or, if the BV Common Shares are traded on an established securities market at such time, in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). If a U.S. Holder is an accrual basis taxpayer and does not elect to determine the amount realized using the spot exchange rate on the settlement date, such holder will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot exchange rates in effect on the date of the exchange and the settlement date. U.S. Holders will have a tax basis in the reais received equal to the U.S. dollar value of the reais received at the spot rate on the settlement date. Any currency gain or loss realized on the settlement date or the subsequent sale, conversion, or other disposition of the reais received for a different U.S. dollar amount generally will be U.S.-source ordinary income or loss, and will not be eligible for the reduced tax rate applicable to long-term capital gains. If an accrual basis U.S. Holder makes the election described in the second sentence of this paragraph, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss realized with respect to reais received in exchange for BV Common Shares.

Gain or loss and holding period must be calculated separately for each block of BV Common Shares exchanged. Subject to the discussion of the PFIC rules below, gain or loss realized in the exchange generally will be capital gain or loss and generally will be long-term capital gain or loss if the BV Common Shares exchanged have been held for more than one year. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Subject to applicable limitations, a U.S. Holder may be able to claim a credit against its U.S. federal income tax liability for Brazilian income taxes, if any, that are imposed upon the receipt of the Class B EFX Brasil Redeemable Shares and/or the EFX BDRs and the cash received. Any such taxes generally will be allowable as a credit only if the taxes are considered income taxes under U.S. tax regulations. In addition, because a U.S. Holder’s gain will generally be treated as U.S.-source income, a U.S. Holder that does not have income from other sources outside the United States may be unable to make effective use of any foreign income taxes that are creditable. Alternatively, a U.S. Holder may be able to elect to deduct such Brazilian income taxes in computing its taxable income for U.S. federal income tax purposes, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding whether any Brazilian taxes are creditable and the application of the foreign tax credit rules under their particular circumstances, including the advisability of claiming a credit or deduction in respect of any Brazilian income taxes imposed in connection with the exchange.

A U.S. Holder may be subject to additional U.S. federal income taxes and reporting requirements in connection with the exchange of BV Common Shares if Boa Vista was treated as a PFIC at any time during the U.S. Holder’s holding period, unless Boa Vista ceased to be a PFIC and the U.S. Holder made a special purging election. Based on Boa Vista’s financial statements, the composition of Boa Vista’s income and assets and the sources and nature of Boa Vista’s income, the registrants believe that Boa Vista has not been a PFIC for U.S. federal income tax purposes for prior taxable years. In addition, based on Boa Vista’s financial statements and our current expectations regarding the value and nature of Boa Vista’s assets, the sources and nature of Boa Vista’s income, and relevant market and shareholder data, the registrants do not anticipate that Boa Vista will become a PFIC for the current taxable year. However, the registrants have not conducted a study regarding Boa Vista’s current or historical PFIC status, and therefore no assurances can be made as to Boa Vista’s PFIC status for any particular taxable year. U.S. Holders should consult their own tax advisors regarding Boa Vista’s PFIC status and the application of the PFIC rules under their particular circumstances.

Consequences of the Ownership and Disposition of EFX Common Shares and EFX BDRs

If EFX pays distributions of cash or property with respect to EFX Common Shares, and by extension to EFX BDRs, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from EFX’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds EFX’s current and accumulated earnings and profits, the excess will first be treated as a tax-free return of the U.S. Holder’s investment, up to such U.S. Holder’s adjusted tax basis in the EFX Common Shares that it owns or is deemed to own by reason of ownership of the EFX BDRs. Any remaining excess will be treated as capital gain, subject to the tax treatment described below.

As described below, dividends paid by EFX with respect to EFX Common Shares may be subject to backup withholding if a U.S. Holder does not provide proper documentation. In addition, with respect to any dividends to U.S. Holders who hold EFX BDRs instead of directly holding EFX Common Shares, EFX may withhold 30 percent of any such dividends unless EFX has appropriate documentation to establish that the holder of EFX BDRs is a U.S. person or the custodian otherwise undertakes to obtain the relevant U.S. tax forms and serve as the U.S. withholding agent.

Dividends EFX pays to a U.S. Holder that is a taxable corporation may be eligible for a dividends received deduction, subject to certain restrictions relating to, among others, the corporate U.S. Holder’s taxable income, holding period, and debt financing. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period and other requirements are met, dividends EFX pays to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Upon the sale or other taxable disposition of EFX Common Shares or EFX BDRs, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such EFX Common Shares or EFX BDRs sold or otherwise disposed of. Such gain or loss generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the EFX Common Shares or EFX BDRs have been held by the U.S. Holder for more than one year. Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

If the consideration received upon the sale or other disposition of EFX Common Shares or EFX BDRs is paid in foreign currency, the amount realized will be the U.S. dollar value of the payment received, translated at the spot rate of exchange on the date of the sale or other taxable disposition. If EFX Common Shares are treated as traded on an established securities market, a cash basis or an electing accrual basis U.S. Holder may be required to determine the U.S. dollar value of the amount realized in foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If the EFX Common Shares are not treated as traded on an established securities market, or the relevant U.S. Holder is an non-electing accrual basis taxpayer, such U.S. Holder will recognize foreign currency gain or loss to the extent attributable to any difference between the U.S. dollar amount realized on the date of sale or disposition (as determined above) and the U.S. dollar value of the currency received translated at the spot rate on the settlement date.

U.S. Holders who exchange their BV Common Shares for Class C EFX Brasil Redeemable Shares

Consequences of the Transaction

We expect, and the rest of this disclosure assumes, that for U.S. federal income tax purposes, a U.S. Holder of BV Common Shares who exchanges its BV Common Shares for Class C EFX Brasil Redeemable Shares will be treated as transferring its BV Common Shares to EFX Brasil in exchange for EFX Brasil Common Shares and, at the option of the U.S. Holder, a payment of either R$2.67 in cash or EFX BDRs in a taxable transaction. Accordingly, U.S. Holders generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the exchange and their adjusted tax basis in the BV Common Shares exchanged, in each case, as determined in U.S. dollars (as described below). The adjusted tax basis in BV Common Shares generally will be equal to the cost of such BV Common Shares. If a U.S. Holder used foreign currency to purchase the BV Common Shares, the cost of the BV Common Shares will be the U.S. dollar value of the foreign currency purchase price on the date of purchase, translated at the spot rate of exchange on that date. If BV Common Shares are treated as traded on an established securities market and the U.S. Holder is either a cash basis taxpayer or an electing accrual basis taxpayer, the U.S. dollar value of the cost of such BV Common Shares will be determined by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount realized on the exchange will be the fair market value of the EFX Brasil Common Shares plus either the total cash payment received or the fair market value of the EFX BDRs received.

The amount realized with respect to the cash payment received will be the U.S. dollar value of the reais received calculated by reference to the spot rate on the date of the exchange (or, if the BV Common Shares are traded on an established securities market at such time, in the case of cash basis and electing accrual basis U.S. Holders, the settlement date). If a U.S. Holder is a non-electing accrual basis taxpayer, such U.S. Holder will recognize foreign currency gain or loss equal to the difference between the U.S. dollar value of the amount received based on the spot exchange rates in effect on the date of the exchange and the settlement date. U.S. Holders will have a tax basis in the reais received equal to the U.S. dollar value of the reais received at the spot rate on the settlement date. Any currency gain or loss realized on the settlement date or the subsequent sale, conversion, or other disposition of the reais received for a different U.S. dollar amount generally will be U.S.-source ordinary income or loss, and will not be eligible for the reduced tax rate applicable to long-term capital gains. If an accrual basis U.S. Holder makes the election described in the second sentence of this paragraph, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss realized with respect to reais received in exchange for BV Common Shares.

Gain or loss and holding period must be calculated separately for each block of BV Common Shares exchanged. Subject to the discussion of the PFIC rules below, gain or loss realized in the exchange generally will be capital gain or loss and generally will be long-term capital gain or loss if the BV Common Shares exchanged have been held for more than one year. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Subject to applicable limitations, a U.S. Holder may be able to claim a credit against its U.S. federal income tax liability for Brazilian income taxes, if any, that are imposed upon the receipt of Class C EFX Redeemable Shares and/or the EFX Brasil Common Shares, the EFX BDRs, or the cash received. Any such taxes generally will be allowable as a credit only if the taxes are considered income taxes under U.S. tax regulations. In addition, because a U.S. Holder’s gain will generally be treated as U.S.-source income, a U.S. Holder that does not have income from other sources outside the United States may be unable to make effective use of any such foreign taxes that are creditable. Alternatively, a U.S. Holder may be able to elect to deduct Brazilian taxes in computing its taxable income for U.S. federal income tax purposes, subject to generally applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding whether any Brazilian taxes are creditable and the application of the foreign tax credit rules under their particular circumstances, including the advisability of claiming a credit or deduction in respect of any Brazilian income taxes imposed in connection with the exchange.

A U.S. Holder may be subject to additional U.S. federal income taxes and reporting requirements in connection with the exchange of BV Common Shares if Boa Vista was treated as a PFIC at any time during the U.S. Holder’s holding period, unless Boa Vista ceased to be a PFIC and the U.S. Holder made a special purging election. Based on Boa Vista’s financial statements, the composition of Boa Vista’s income and assets and the sources and nature of Boa Vista’s income, we believe that Boa Vista has not been a PFIC for U.S. federal income tax purposes for prior taxable years. In addition, based on Boa Vista’s financial statements and our current expectations regarding the value and nature of Boa Vista’s assets, the sources and nature of Boa Vista’s income, and relevant market and shareholder data, we do not anticipate that Boa Vista will become a PFIC for the current taxable year. However, we have not conducted a study regarding Boa Vista’s current or historical PFIC status, and therefore no assurances can be made as to Boa Vista’s PFIC status for any particular taxable year. U.S. Holders should consult their own tax advisors regarding Boa Vista’s PFIC status and the application of the PFIC rules under their particular circumstances.

Consequences of the Ownership and Disposition of EFX Brasil Common Shares and EFX BDRs

The consequences of the ownership and disposition of EFX BDRs is discussed in this section under the heading “U.S. Holders who exchange their BV Common Shares for Class B EFX Brasil Redeemable Shares — Consequences of the Ownership and Disposition of EFX Common Shares and EFX BDRs.”

The following discussion relates to the ownership and disposition of EFX Brasil Common Shares.

Distributions

Subject to the PFIC rules discussed below, the gross amount of distributions made by EFX Brasil with respect to EFX Brasil Common Shares (including the amount of non-U.S. taxes withheld therefrom, if any) generally will be includible as dividend income in a U.S. Holder’s gross income for the year received, to the extent such distributions are paid out of EFX Brasil’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. A U.S. Holder should expect that any cash distributions by EFX Brasil will be reported as dividends for U.S. federal income tax purposes. Such dividends will generally not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other corporations.

Dividends received by certain non-corporate U.S. holders (including individuals) are not expected to be considered “qualified dividend income” that is taxed at a lower applicable capital gains rate, because EFX Brasil Common Shares will not be readily tradable on an established securities market in the United States and EFX Brasil is not a qualified resident of a jurisdiction with which the United States has entered into a double taxation treaty that is currently in force. U.S. holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to EFX Brasil Common Shares.

The amount of any distribution paid by EFX Brasil in reais will be equal to the U.S. dollar value of such reais, translated at the spot rate of exchange on the date such distribution is actually or constructively received by the U.S. Holder, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder generally should not recognize any foreign currency gain or loss in respect of such distribution if such foreign currency is converted into U.S. dollars on the date received by the U.S. Holder. Any further gain or loss on a subsequent conversion or other disposition of the currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss.

Dividends on EFX Brasil Common Shares generally will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain complex conditions and limitations, non-U.S. taxes withheld, if any, on any distributions on EFX Brasil Common Shares may be eligible for credit against a U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to EFX Brasil Common Shares will generally constitute “passive category income.” The U.S. federal income tax rules relating to foreign tax credits are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming an itemized deduction (in lieu of the foreign tax credit) for any foreign taxes paid or withheld.

Sale or Taxable Disposition

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of EFX Brasil Common Shares, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such EFX Brasil Common Shares. Any such gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the EFX Brasil Common Shares exceeds one year. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations. Gain or loss, if any, recognized by a U.S. Holder on the sale or other taxable disposition of EFX Brasil Common Shares generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes.

If the consideration received upon the sale or other disposition of EFX Brasil Common Shares is paid in foreign currency, the amount realized will be the U.S. dollar value of the payment received, translated at the spot rate of exchange on the date of the sale or other taxable disposition. Because EFX Brasil Common Shares will not treated as traded on an established securities market, U.S. Holders will recognize foreign currency gain or loss to the extent attributable to any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received translated at the spot rate on the settlement date.

Passive Foreign Investment Company Rules

U.S. shareholders of PFICs are subject to potentially adverse U.S. federal income tax consequences. In general, a non-U.S. corporation is a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income; or (ii) 50% or more of the average value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Following the Merger of Shares, EFX Brasil’s principal asset is expected to be all of the outstanding BV Common Shares. Based on Boa Vista’s financial statements and our current expectations regarding the value and nature of EFX Brasil’s and Boa Vista’s assets, the sources and nature of EFX Brasil’s and Boa Vista’s income, and relevant market and shareholder data, we do not anticipate that EFX Brasil will be classified as a PFIC at the time of the Merger of Shares or that EFX Brasil will be classified as a PFIC in the reasonably foreseeable future. However, we have not undertaken a study to determine EFX Brasil’s PFIC status and the determination whether EFX Brasil is or may become a PFIC must be made annually after the close of each taxable year based on the facts and circumstances at that time, such as the valuation of its assets, including goodwill and other intangible assets, which may vary from time to time. Accordingly, there can be no assurance that EFX Brasil will not be a PFIC for any taxable year.

If EFX Brasil is a PFIC, and a U.S. Holder does not make a mark-to-market election, as described below, such U.S. Holder generally will be subject to a special tax at ordinary income tax rates on “excess distributions,” (generally, any distributions that a U.S. Holder receives in a taxable year that are greater than 125 percent of the average annual distributions that such U.S. Holder has received in the preceding three taxable years, or its holding period, if shorter), including gain that such U.S. Holder recognizes on the sale of EFX Brasil Common Shares. Under these rules (a) the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which EFX Brasil is a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period you hold EFX Brasil Common Shares.

Classification as a PFIC may also have other adverse tax consequences, including, in the case of individuals, the denial of a step-up in the basis of the EFX Brasil Common Shares at death.

If a EFX Brasil is a PFIC for any taxable year that a U.S. Holder holds its shares, EFX Brasil will continue to be treated as a PFIC with respect to such U.S. Holder’s investment unless (i) EFX Brasil ceases to be a PFIC and (ii) the U.S. Holder makes a special “purging” election under the PFIC rules.

If EFX Brasil is a PFIC and has any direct, and in certain circumstances, indirect subsidiaries that are PFICs (each a “Subsidiary PFIC”), a U.S. Holder will be treated as owning its pro rata share of the stock of each such Subsidiary PFIC and will be subject to the PFIC rules with respect to each such Subsidiary PFIC.

A U.S. Holder generally can avoid the unfavorable rules described in the preceding paragraphs by electing to mark the EFX Brasil Common Shares to market, provided such shares are considered “marketable.” The EFX Brasil Common Shares will be marketable if they are regularly traded on certain qualifying U.S. stock exchanges or on a foreign stock exchange that meets certain requirements. The registrants do not expect that the EFX Brasil Common Shares will be considered marketable, and therefore the registrants do not expect that a holder will be eligible to make a mark-to-market election. In addition, a mark-to-market election cannot generally be made for any Subsidiary PFICs.

Alternatively, a U.S. Holder of stock in a PFIC may make a qualifying electing fund election (a “QEF election”) with respect to such PFIC to elect out of the tax treatment discussed above. Generally, a QEF election must be made with the filing of a U.S. Holder’s U.S. federal income tax return for the first taxable year for which both (i) the U.S. Holder holds EFX Brasil Common Shares, and (ii) EFX Brasil was a PFIC. A U.S. Holder that timely makes a valid QEF election with respect to a PFIC will generally include in gross income for a taxable year (i) as ordinary income, such holder’s pro rata share of EFX Brasil’s ordinary earnings for the taxable year, and (ii) as long-term capital gain, such holder’s pro rata share of EFX Brasil’s net capital gain for the taxable year. U.S. Holders should assume that they will not be able to make a QEF election with respect to shares of EFX Brasil.

The PFIC rules are complex and U.S. Holders should consult their own tax advisors regarding the U.S. tax consequences to them of owning and disposing EFX Brasil Common Shares if EFX Brasil is a PFIC.

Foreign Financial Asset Reporting

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year or U.S.$75,000 at any time during the taxable are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. The understatement of income attributable to “specified foreign financial assets” in excess of U.S.$5,000 extends the statute of limitations with respect to the tax return to six years after the return was filed. U.S. Holders who fail to report the required information could be subject to substantial penalties. U.S. Holders are encouraged to consult with their own tax advisors regarding the possible application of these rules to their particular circumstances, including their ownership of EFX BDRs and EFX Brasil Common Shares.

U.S. Federal Income Tax Considerations to Non-U.S. Holders

Non-U.S. Holders Who Exchange Their BV Common Shares for Class A EFX Brasil Redeemable Shares, Class B EFX Brasil Redeemable Shares or Class C EFX Brasil Redeemable Shares

Non-U.S. Holders who exchange their BV Common Shares for Class A EFX Brasil Redeemable Shares, Class B EFX Brasil Redeemable Shares, or Class C EFX Brasil Redeemable Shares generally will not be subject to U.S. federal income tax on gain realized on the exchange of such non-U.S. person’s BV Common Shares unless (i) the gain is effectively connected with a trade or business conducted by such non-U.S. person in the United States, or (ii) in the case of a non-U.S. person who is a nonresident alien individual, such individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

If you are a non-U.S. Holder described in (i) above, you may be required to pay tax on the net gain derived from the exchange at regular graduated U.S. federal income tax rates, and corporate non-U.S. persons described in (i) above may also be subject to a branch profits tax at a statutory rate of 30% or a lower rate pursuant to an applicable income tax treaty. If you are an individual non-U.S. Holder described in (ii) above, you may be required to pay a flat 30% tax on the gain derived from the exchange.

Non-U.S. Holders may be required to provide an IRS Form W-8 certifying their status as non-U.S. persons. Non-U.S. Holders also may be subject to taxation in the jurisdiction of their tax residence on gain realized in connection with the Merger of Shares.

Non-U.S. Holders should consult and rely solely on their own tax advisors regarding the U.S. and non-U.S. tax consequences to them as a result of the Merger of Shares.

Non-U.S. Holders Who Exchange Their BV Common Shares for Class B EFX Brasil Redeemable Shares

This disclosure assumes that holders of EFX BDRs will be treated as beneficial holders of the underlying EFX Common Shares.

Distributions

Distributions of cash or property with respect to EFX Common Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from EFX’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed EFX’s current and accumulated earnings and profits, amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. Holder’s adjusted tax basis in the EFX Common Shares deemed to be owned by such non-U.S. Holder, but not below zero. Any excess will be treated as capital gain and will be treated as described in this section under the heading “Sales or Taxable Dispositions.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, dividends paid to a non-U.S. holder of EFX Common Shares or the EFX BDRs will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or potentially such lower rate specified by an applicable income tax treaty if appropriate documentation establishing that such non-U.S. holder is entitled to such lower rate is provided). A non-U.S. holder that is subject to 30% U.S. withholding but that qualifies for a reduced treaty rate of U.S. withholding tax, may be able to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a non-U.S. Holder are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. Holder must timely furnish to the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at regular rates. A non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

In the case of any dividends paid by EFX to non-U.S. Holders who hold EFX BDRs instead of directly holding EFX Common Shares, the exemption or reduction of withholding discussed above may be unavailable (in which case EFX may withhold 30 percent of any such dividends) unless EFX has appropriate documentation to establish that the holder the EFX BDRs is entitled to the exemption or reduction or the custodian otherwise undertakes to obtain the relevant U.S. tax forms and serve as the U.S. withholding agent.

Sale or Taxable Disposition

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of EFX BDRs unless:

(i)	the gain is effectively connected with a trade or business conducted by such non-U.S. person in the United States,

(ii)

in the case of a non-U.S. person who is a nonresident alien individual, such individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or

(iii)

EFX is or has been a “United States real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, and, in the case where a class of EFX stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of such class of EFX stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of such class of EFX stock. The registrants expect that EFX Common Shares will be treated as regularly traded on an established securities market for this purpose.

If you are a non-U.S. Holder described in (i) above, you may be required to pay tax on the net gain derived from the exchange at regular graduated U.S. federal income tax rates, and corporate non-U.S. persons described in (i) above may also be subject to a branch profits tax at a statutory rate of 30% or a lower rate pursuant to an applicable income tax treaty. If you are an individual non-U.S. Holder described in (ii) above, you may be required to pay a flat 30% tax on the gain derived from the exchange.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange, or other disposition of EFX BDRs will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such EFX BDRs from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. EFX generally will be classified as a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. EFX does not expect to be classified as a “U.S. real property holding corporation.” However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether EFX will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Transaction or at any future time.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the EFX Common Shares or the EFX BDRs to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders may be required to comply with certification and identification procedures in order to establish their exemption from information reporting and backup withholding.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the U.S. Code, Treasury regulations promulgated thereunder, intergovernmental agreements entered into between the United States and other countries and implementing laws in respect of the foregoing (often referred to as the “Foreign Account Tax Compliance Act” or “FATCA”), generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including EFX Common Shares) that are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, holders of EFX Common Shares may be required to provide substantial information regarding their identities as well of that of their direct and indirect owners and this information may be reported to the IRS or other relevant tax authorities. In addition, it is possible that “passthru payments” (i.e., certain payments attributable to withholdable payments) as defined under FATCA, on the EFX BDRs may be subject to a withholding tax of 30%. Regulations implementing the rules on “passthru payments” have not yet been adopted or proposed and the IRS has indicated that any such regulations would not be effective for payments made prior to two years after the date on which final regulations on this issue are published. Holders of the EFX BDRs should consult their own tax advisors regarding the application of FATCA to ownership of EFX BDRs.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO HOLDERS OF BOA VISTA COMMON SHARES. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE MERGER OF SHARES TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Material Brazilian Tax Considerations

The Transaction

Capital Gains

According to Brazilian tax rules, gains on the disposition of assets located in Brazil by a holder who resides in Brazil (a “Brazilian Holder”) or by a holder deemed to not be domiciled in Brazil for Brazilian tax purposes (a “Non-Brazilian Holder”) are subject to Brazilian taxation.

Notwithstanding the analysis of the tax treatment applicable to the contribution (incorporação de ações) of BV Common Shares into EFX Brasil, as a result of the subsequent redemption of New EFX Brasil Redeemable Shares, capital gains recognized by holders of BV Common Shares, corresponding to a positive difference between the disposal value of the shares and its respective acquisition cost (basis), are expected to be subject to Brazilian income tax at different rates. The applicable tax rates would depend on the type, domicile and law applicable to the corresponding holder (such as the special tax regime currently governed by the CMN

Resolution No. 4,373/2014), including the obligation for collection (and potential withholding of income tax by EFX Brasil). The rate for a Non-Brazilian Holder may generally vary from 15% to 22.5%, or may be a flat rate of 25% in case of a Non-Brazilian Holder resident of or domiciled in a “No Taxation or Low Taxation Jurisdiction.” The rate for a Brazilian Holder may vary widely, for example, from 15% to 22.5% for individuals, or 34% for Brazilian companies generally.

As for the Non-Brazilian Holder that invests under the rules of CMN Resolution No. 4,373/2014, the formal position adopted by the Brazilian Revenue Service is that the contribution (incorporação de ações) of shares and subsequent redemption shares are transactions performed outside of the Brazilian stock exchange for the purpose of assessing potential taxable capital gains (if any).

In order to enable the calculation of any capital gain, a Non-Brazilian Holder must deliver electronically to EFX Brasil certain information about the acquisition cost of the shares that such Non-Brazilian Holder holds, as well as their tax residence. EFX Brasil will use the information provided to it to calculate the capital gain taxes it is required to withhold, and the Non-Brazilian Holder should be responsible for the veracity of such information. EFX Brasil, pursuant to the provisions of the legislation and regulations of the Brazilian Internal Revenue Service: (i) will consider equal to zero the acquisition cost for a Non-Brazilian Holder who fails to deliver the appropriate information to EFX Brasil as indicated above; and (ii) will apply the 25% tax rate on the gains of a Non-Brazilian Holder who within the same deadlines, to be further disclosed, fails to inform their country or dependency of residence or tax domicile. EFX Brasil will not be liable, under any circumstances, to a Non-Brazilian Holder for any adjustment or refund of any amount paid in excess of that provided.

Due to the complexity of the Transaction and the detailed analysis and procedures relating to the tax treatment that may apply to Brazilian Holders and Non-Brazilian Holders, investors are advised to consult their tax advisors for specific advice regarding their particular situation with respect to the Transaction. This includes, for example, the evaluation of tax exemptions and other aspects based on the type and regime applicable to local investors such as Brazilian non-profit associations.

Discussion of “No Taxation or Low Taxation Jurisdictions”

Brazilian tax rules, including Provisional Measure No. 1,152/2022 recently enacted by the Brazilian Government, set forth different concepts of “No Taxation or Low Taxation Jurisdictions” and “privileged tax regimes,” which may impact the tax treatment applicable to Non-Brazilian Holders. Nevertheless, on June 7, 2010, the Brazilian Tax Authorities enacted Normative Ruling No. 1,037, as amended, listing (i) the countries and jurisdictions considered to be “No Taxation or Low Taxation Jurisdictions” and (ii) the privileged tax regimes.

Accordingly, prospective investors are advised to consult their own tax advisors for a more thorough analysis of whether they could face any possible tax consequences from a potential characterization of a “No Taxation or Low Taxation Jurisdiction” or a “privileged tax regime.”

Investment in EFX Brasil Common Shares

This section describes the main tax implications in Brazil for holders of EFX Brasil Common Shares.

Taking into consideration the different tax treatment that may apply to Brazilian Holders and Non-Brazilian Holders, investors are advised to consult their own lawyers and tax advisors for specific advice regarding their particular situation.

Non-Brazilian Holder

Dividends

Dividends or other similar income arising from EFX Brasil Common Shares and paid by EFX Brasil should not be subject to income tax in Brazil when paid in favor of a Non-Brazilian Holder. Tax reforms currently under discussion in the Brazilian Congress involve, among others, the taxation of dividends distributed by Brazilian companies. The terms of any tax reform and its impact will not be known until the final version is approved by Brazilian Congress and sanctioned by the Brazilian President.

Gains

According to Law No. 10,833/03, dated December 29, 2003, gains assessed on the sale or other disposition of assets located in Brazil are generally subject to income tax in Brazil, regardless of whether the sale or disposition is made by a Non-Brazilian Holder, to a resident or person domiciled in Brazil or to a non-Brazilian Holder.

Brazilian Holder

Dividends

Dividends or other similar income arising from EFX Brasil Common Shares and paid by EFX Brasil should not be subject to income tax in Brazil when paid in favor of a Brazilian Holder. Tax reforms currently under discussion in the Brazilian Congress involve, among others, the taxation of dividends distributed by Brazilian companies. The terms of any tax reform and its impact will not be known until the final version is approved by Brazilian Congress and sanctioned by the Brazilian President.

Gains

Gains assessed on a Brazilian Holder arising from any disposal of EFX Brasil Common Shares are subject to taxation in Brazil depending on the legal nature of such Brazilian Holder, including income tax at rates varying from 15% up to 22.5% in case of individuals resident in Brasil and IRPJ/CSLL at a combined 34% in case of EFX Brasil Common Shares held by legal entities domiciled in Brazil.

Distribution of Interest on Shareholders’ Equity

Law No. 9,249, dated December 26, 1995, as amended, allows a Brazilian corporation, such as Boa Vista, to make payments to shareholders of interest on shareholders’ equity as an alternative to carrying out dividend distributions and treat those payments as a deductible expense for the purposes of calculating Brazilian corporate income tax and social contribution on net income.

For tax purposes, this interest is limited to the daily variation of the pro rata variation of the TJLP, as determined by the Central Bank from time to time applied to certain equity accounts, and the amount of the distribution may not exceed the greater of:

•

50% of net income (after the deduction of the social contribution on net income and before taking into account the provision for corporate income tax and the amounts attributable to shareholders as interest on shareholders’ equity) for the year in respect of which the payment is made; or

•	50% of the sum of retained profits and profits reserves for the year prior to the year in respect of which the payment is made.

Payments of interest on shareholders’ equity are subject to withholding at the rate of 15.0%, or 25.0% if the holder is domiciled in a Low or Nil Tax Jurisdiction.

These payments may be included, at their net value, as part of any mandatory dividend. To the extent that such payments are accounted for as part of the mandatory dividend, under current Brazilian law, Brazilian companies are obliged to distribute to shareholders an additional amount sufficient to ensure that the net amount received by the shareholders, after payment of applicable withholding, plus the amount of declared dividends, is at least equal to the mandatory dividend. The distribution of interest on shareholders’ equity must be proposed by the board of directors and is subject to subsequent ratification by the shareholders at the shareholders’ meeting.

Other Brazilian Taxes

Brazilian inheritance, gift or succession taxes might apply on the ownership, transfer or disposition of EFX Brasil Common Shares by a Brazilian Holder, depending on the rules imposed by certain Brazilian states. There are no Brazilian stamps, issues, registrations or similar taxes or duties payable by holders of EFX Brasil Common Shares.

Investment in EFX BDRs

This section describes the main tax implications in Brazil for holders of EFX BDRs.

Brazilian Holder

Dividends and Other Income

Dividends or other similar income arising from BDRs earned by Brazilian Holders are subject to income tax in accordance with applicable rules for investments held outside Brazil, including (i) Individuals Income Tax, or “IRPF”, at progressive rates up to 27.5%, and (ii) IRPJ/CSLL at a combined rate of 34% in the case of BDRs held by legal entities domiciled in Brazil (potential impacts of Brazilian CFC Regime ruled by Law No. 12.973/2014 should be carefully evaluated by this type of investors, including other tax exemptions and regime that may be applicable to Brazilian legal entities). In the case of legal entities domiciled in Brazil, other similar income arising from BDRs may be also subject to certain service taxes on gross revenues up to a combined rate of 9.25% depending on the applicable regime, accounting treatment and nature of recognized revenues, among other aspects.

Gains

Gains assessed on the disposal of BDRs performed on the Brazilian stock exchange are subject to taxation in Brazil. In case of individuals resident in Brazil, the sale of BDRs should have the same tax treatment applicable to the sale of stocks performed on the Brazilian stock exchange, which are subject, as a rule, to income tax imposed at a 15% flat rate (and not progressive rates from 15% to 22.5% depending on the amount of the capital gains assessed) on net gains (positive difference between the acquisition cost and disposal price supported by proper and reliable documents).

Brazilian legislation is not clear regarding the application of exemptions rules to such transaction performed by individuals on the stock exchange such as (i) gains assessed on the sale of Brazilian stocks in which the total sale value does not exceed R$20,000.00 in one month; or (ii) gains deriving from the sale of assets in which the total sale value does not exceed R$35,000.00 in one month. Brazilian tax authorities issued Consultation Procedure COSIT No. 39/2022 ruling, under a formal and binding approach, that this exemption rules should not be applicable to the sale of BDRs performed on the Brazilian stock exchange by individuals. We strongly recommend that each investor consult its own tax advisor regarding these rules, who can provide specific advice regarding their particular situation.

If Brazilian holder decides to dispose BDRs in Brazil and considering that this disposal is carried out on the stock exchange or on the OTC market, this transaction may be subject to withholding tax at a rate of 0.005% on its corresponding disposal amount. In this case, the withholding tax paid can be offset with the income tax. Gains assessed by legal entities domiciled in Brazil are subject, as rule, to IRPJ/CSLL at a combined 34% rate. Taxes on gross revenue may also be imposed depending on the nature and accounting treatment of recognized revenues.

IOF/FX

Conversions of Brazilian currency into foreign currency and foreign currency into Brazilian currency are subject to a tax on foreign exchange (“IOF/FX”). As a rule, Brazilian holders may be subject to IOF/FX, currently at 0.38%, in the case of cash flows, such as receipt of dividends, related to BDRs. The Brazilian

Government is permitted to increase the rate of the IOF/FX at any time, up to 25% of the amount of the foreign exchange transaction. However, any increase in rates may only apply to transactions carried out after this increase in rate and not retroactively.

Other Brazilian Taxes

There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of BDRs, except for the gift and inheritance taxes imposed by certain Brazilian states on gifts, inheritances or bequests by a Brazilian holder. There are no Brazilian stamps, issues, registrations or similar taxes or duties payable by holders of BDRs.

Offsetting of Taxes Potentially Withheld Abroad

We advise any Brazilian holder to consult their own lawyers and tax advisors regarding the viability of offsetting Brazil taxes potentially withheld abroad because of the ownership and transactions involving BDRs.

LEGAL MATTERS

The validity of the EFX Common Shares and certain other matters of Georgia law will be passed upon for us by John J. Kelley III, Esq., Chief Legal Officer of Equifax Inc. The validity of the EFX BDRs and EFX Brasil Common Shares will be passed upon for us by Machado, Meyer, Sendacz e Opice Advogados.

EXPERTS

The financial statements of Equifax do Brasil S.A. at December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Equifax Inc. incorporated by reference in Equifax Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Boa Vista as of and for the year ended December 31, 2022 and 2021 have been included herein in reliance upon the report of KPMG Auditores Independentes Ltda., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

INDEX TO THE FINANCIAL STATEMENTS

Audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 of EFX Brasil.

Audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 of Boa Vista.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Equifax do Brasil S.A.

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of Equifax do Brasil S.A. (the Company) as of January 1, 2021, December 31, 2021 and December 31, 2022, the related statements of comprehensive profit or loss, changes in equity and cash flows for the years ended December 31, 2021 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at January 1, 2021, December 31, 2021 and December 31, 2022, and the results of its operations and its cash flows for the years ended December 31, 2021 and 2022 in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2022.

Atlanta, Georgia

February 18, 2023

EQUIFAX DO BRASIL S.A.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022, AND DECEMBER 31, 2021

(WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM)

EQUIFAX DO BRASIL S.A.

STATEMENTS OF COMPREHENSIVE PROFIT OR LOSS

FOR YEARS ENDED DECEMBER 31, 2022 AND DECEMBER 31, 2021

	NOTE	December 31, 2022		December 31, 2021
Net revenue from services		R$	—	R$	—
Cost of providing services			—		—

Gross profit / (loss)			—		—

General and administrative expenses	9		(3,353,381)		(2,987,608)
Fair value gains / (losses) on equity investments at FVPL	2		66,709,440		(352,077,600)
Other income, net	9		14,550,486		5,048,206

Operating profit / (loss)			77,906,545		(350,017,002)

Finance income			397,614		71,933
Finance costs			(888,709)		(52)

Profit / (loss) before income tax			77,415,450		(349,945,121)

Income tax benefit (expense)	3		(25,387,352)		119,981,537

Total comprehensive profit / (loss) for the year		R$	52,028,098	R$	(229,963,584)

Earnings per share
Basic and diluted earnings per share	10		2.36		(8.78)

EQUIFAX DO BRASIL S.A.

STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2022, DECEMBER 31, 2021 AND JANUARY 1, 2021

	NOTE	December 31, 2022		December 31, 2021		January 1, 2021
ASSETS
Non-current assets
Financial assets at FVPL	5	R$	386,949,925	R$	320,240,485	R$	672,318,085
Long-term prepaid expenses			1,120,220		1,120,220		1,235,798

Total non-current assets			388,070,145		321,360,705		673,553,883

Current assets
Prepaid expenses			12,932		11,360		5,656
Dividends receivable and other current assets	5		12,479,987		4,297,498		779,565
Cash and cash equivalents	5		3,540,928		843,134		4,117,152

Total current assets			16,033,847		5,151,992		4,902,373

Total assets			404,103,992		326,512,697		678,456,256

LIABILITIES
Non-current liabilities
Deferred tax liabilities	3		120,691,192		98,009,982		217,716,365
Provisions—taxes payable	2		5,350,291		5,206,646		5,681,655
Other non-current liabilities			2,190		1,888		1,444
Borrowings	8		6,718,065		—		—

Total non-current liabilities			132,761,738		103,218,516		223,399,464

Current liabilities
Other payables			18,592		12,210		15,326
Provisions	7		2,434,873		1,999,791		1,703,046
Employee benefit obligations			34,090		29,770		26,266
Other current liabilities	4		1,933,318		537,604		15,046

Total current liabilities			4,420,873		2,579,375		1,759,684

Total liabilities			137,182,611		105,797,891		225,159,148

Net Assets			266,921,381		220,714,806		453,297,108

Equity
Share capital			26,441,364		26,441,364		26,160,764
Retained earnings			240,374,702		194,187,361		427,061,065
Other reserves	6		105,315		86,081		75,279

Total equity			266,921,381		220,714,806		453,297,108

Total liabilities and equity		R$	404,103,992	R$	326,512,697	R$	678,456,256

EQUIFAX DO BRASIL S.A.

STATEMENTS OF CHANGES IN EQUITY

FOR YEARS ENDED DECEMBER 31, 2022 AND DECEMBER 31, 2021

	NOTE	Share capital		Retained earnings		Other reserves		Total equity
Balances as of January 1, 2021		R$	26,160,764	R$	427,061,065	R$	75,279	R$	453,297,108

Loss for the year			—		(229,963,584)		—		(229,963,584)
Change in capital			280,600		—		—		280,600
Dividend paid			—		(2,910,120)		—		(2,910,120)
Change in other reserves	6		—		—		10,802		10,802

Balances as of December 31, 2021		R$	26,441,364	R$	194,187,361	R$	86,081	R$	220,714,806

Profit for the year			—		52,028,098		—		52,028,098
Recapitalization	8		—		(5,840,757)		—		(5,840,757)
Change in other reserves	6		—		—		19,234		19,234

Balances as of December 31, 2022		R$	26,441,364	R$	240,374,702	R$	105,315	R$	266,921,381

EQUIFAX DO BRASIL S.A.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND DECEMBER 31, 2021

	NOTE	December 31, 2022		December 31, 2021
Profit / (loss)		R$	52,028,098	R$	(229,963,584)
Adjustments to reconcile profit / (loss) with the net cash
generated by (used in) operating activities:
Fair value (gains) / losses on equity investments at FVPL			(66,709,440)		352,077,600
Non-cash management services	6		19,234		10,802
Non-cash finance costs	6		877,308		—
Changes in operating assets:
Prepaid expenses			(1,573)		(5,702)
Dividends receivable and other current assets	6		(8,182,489)		(3,517,933)
Long-term prepaid expenses			—		115,578
Changes in operating liabilities:
Other payables			6,382		(3,117)
Other non-current liabilities			302		444
Employee benefit obligations			4,320		3,504
Provisions	7		435,083		296,745
Other current liabilities	4		1,395,714		522,557
Provisions—taxes payable	7		143,645		(475,009)
Deferred tax liabilities	3		22,681,210		(119,706,383)

Net cash generated by (used in) operating activities		R$	2,697,794	R$	(644,498)

Cash flows from investing activities:

Net cash used in investing activities		R$	—	R$	—

Cash flows from financing activities:
Change in capital			—		280,600
Dividends paid			—		(2,910,120)

Net cash (used in) financing activities		R$	—	R$	(2,629,520)

Increase (decrease) in cash and cash equivalents		R$	2,697,794	R$	(3,274,018)

Cash and cash equivalents at beginning of year		R$	843,134	R$	4,117,152

Cash and cash equivalents at end of year		R$	3,540,928	R$	843,134

EQUIFAX DO BRASIL S.A. NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

NOTE 1 Description of Business and Basis of Presentation

1.1 Description of Business

Equifax do Brasil S.A. (the “Company”, “our” or “we”) is a company controlled by Equifax, Inc., its ultimate parent, and is incorporated and domiciled in Brazil. The address of the registered office is Avenida Paulista, 1636, Sao Paulo, SP. The operations of the Company primarily revolve around its investment in Boa Vista Servicos S.A. (“BVS”), a publicly-traded corporation listed in the New Market segment of B3 S.A. – Brasil, Bolsa e Balcao. BVS provides a complete range of analytic solutions, including credit scoring, credit recovery services, client prospection, marketing services, anti-fraud services, among others, in the Brazilian market.

1.2 Statement of Compliance

The individual financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and interpretations issued by the IFRS Interpretations Committee (“IFRS IC”) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (“IASB”).

1.3 Basis of Measurement

These financial statements have been prepared on a historical cost basis, unless otherwise stated. All amounts disclosed in the financial statements are not rounded and are presented in Brazilian Real, unless otherwise indicated.

These financial statements were approved for disclosure by the Executive Board and sent to the Board of Directors on February 6th, 2023.

1.4 Going Concern

The financial statements have been prepared under the assumption that the Company operates on a going concern basis.

1.5 First-time Adoption of IFRS

Prior to January 1, 2021, no stand-alone financial statements for the Company had been prepared and accordingly, the Company has adopted IFRS for its financial statements for the year ended December 31, 2022 effective on January 1, 2021, applying all standards that were in effect as of that date (“the Adoption”).

Accordingly, no reconciliations of opening equity or total comprehensive income are required.

The Company has prepared financial statements that comply with IFRS applicable as of December 31, 2022, together with the comparative period data for the year ended December 31, 2021, as described in the summary of significant accounting policies. In preparing the financial statements, the Company’s opening statement of financial position was prepared as of January 1, 2021, the Company’s date of adoption of IFRS.

Exemptions applied

IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS. The Company has applied the following exemptions:

EQUIFAX DO BRASIL S.A. NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Financial instruments

The Company has applied the classification and measurement guidance in IFRS 9 based on the facts and circumstances existing at January 1, 2021.

The Company has assessed whether embedded derivatives should be separated from the debt host contracts and accounted for as derivatives based on the conditions that existed at the later of the date when the Company became a party to the contract and the date when a reassessment is required by IFRS 9. The Company has not identified embedded derivatives which need to be separated.

Estimates

The estimates used by the Company historically are in compliance with IFRS and therefore amounts subject to these estimates were not restated upon adoption of IFRS. Amounts presented reflect conditions at January 1, 2021, the date of transition to IFRS and as at December 31, 2021 and December 31, 2022.

Business combinations

Previous basis of presentation carrying amounts of assets and liabilities that are required to be recognized under IFRS were used as the carrying amounts at January 1, 2021.

1.6 Potential transaction

On December 15, 2022 Equifax, Inc. made an offer to acquire all outstanding shares of BVS. Under the terms of the proposal, Equifax, Inc. would offer all Boa Vista Serviços shareholders the option to receive (1) R$8.00 per share in cash, (2) a combination of cash and Brazilian Depositary Receipts (“BDRs”) representing shares of Equifax, Inc. common stock or (3) a combination of shares of the Company and cash or Equifax BDRs. The transaction is subject to review and approval by the BVS Board of Directors. If approved, the transaction would be subject to BVS shareholder approval and other customary closing conditions. Following the completion of the proposed transaction, BVS would become a subsidiary of the Company.

NOTE 2 Summary of Significant Accounting Policies

Segments

We manage our business and report our financial results through one operating segment.

Use of judgments and estimates

In the preparation of these financial statements, Management used judgments and estimates that affect the application of accounting policies of the Company, and the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates. Estimates and assumptions are reviewed on a continuous basis. Changes in estimates are recognized on a prospective basis.

a. Judgments

The judgments which significantly impact the amounts recognized in the financial statements relate to:

•	Uncertain tax position: A provision for an uncertain tax position is recorded based on management’s judgment as to whether a favorable resolution of tax legislation disputes is probable to occur.

EQUIFAX DO BRASIL S.A. NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

•	Legal claims: A provision for legal settlements is recorded based on management’s judgment as to whether favorable outcomes to legal claims will occur.

b. Uncertainties resulting from assumptions and estimates

The main estimates related to the financial statements refer to:

Uncertain tax position

The tax legislation in relation to certain expenditures by the Company is under dispute. The Company considers it probable that a portion of the original assessment will be paid and has calculated a provision using the most likely amount to estimate the payment. The Company is waiting for a resolution on the disputed amount. If the resolution is not favorable, this would increase the Company’s current tax payable and current tax expense. As of December 31, 2022, December 31, 2021, and January 1, 2021, the amount of the uncertain tax provision in Provisions—taxes payable is R$ 5,350,291, R$ 5,206,646, and R$ 5,681,655 respectively.

Legal claims

Provisions for legal settlements are made using management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The amount of provision recorded in Provisions is R$ 2,227,568 as of December 31, 2022, R$ 1,758,207 as of December 31, 2021, and R$ 1,413,736 as of January 1, 2021.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand, cash at banks, deposits held at call with financial institutions and other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Financial Instruments

(i)	Recognition and initial measurement

Dividends receivable are initially recognized on the date that they were originated. All other financial assets and liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is an account receivable without a material financing component) is initially measured at fair value, plus, for an item not measured at fair value through profit or loss (FVPL), transaction costs that are directly attributable to its acquisition or issue. Accounts receivable without a significant financing component are initially measured at the price of the transaction.

(ii)	Classification and subsequent measurement

Financial instruments

At initial recognition, a financial asset is classified as measured at amortized cost, fair value through other comprehensive income (FVOCI) or fair value through profit and loss (FVPL).

EQUIFAX DO BRASIL S.A. NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

To determine recognition, the Company makes an assessment of the objective of the business model in which a financial asset is held at the portfolio level, since this best reflects the way the business is managed and information is provided to management. The information considered includes:

•

whether management’s strategy focuses on obtaining contractual interest revenue, maintaining a certain interest rate profile, matching the duration of financial assets to the duration of related liabilities or expected cash outflows, or the realization of cash flows through the sale of assets;

•	how the performance of the portfolio is evaluated and reported to the Company’s management;

•	risks that affect the performance of the business model and the manner in which those risks are managed; and

•	Financial assets managed and whose performance is evaluated based on fair value are measured at FVPL.

The financial assets of the Company are measured at fair value through profit and loss.

These assets include the investment in 9% of the outstanding equity of BVS which is recorded in Financial assets measured at FVPL within the Company’s Statement of Financial Position. The Company records the investment using a mark-to-market approach and adjusts the carrying value of the investment monthly based on quoted market prices for BVS securities publicly traded in Brazil. All resulting unrealized gains or losses on the investment are recorded in fair value gains / (losses) on equity investments at FVPL within the Company’s Statements of Comprehensive Profit or Loss.

Also included in Financial assets at FVPL is the investment in 9.5% of the outstanding equity of Neuroanalitica Participacoes Ltda. (“Neuroanalitica”), which is not a publicly traded company and is focused on the development of automated solutions for the decision cycle. The Company records the investment at cost which represents the best estimate of fair value. The investment balance recorded for Nueroanalitica is R$ 2,576,485 as of January 1, 2021, December 31, 2021, and December 31, 2022.

Financial assets at amortized cost—These assets are subsequently measured at amortized cost using the effective interest rate method. Amortized cost is reduced for impairment losses. Interest revenue, foreign exchange gains and losses, and impairment losses are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

All financial assets not classified as measured at amortized cost, as described above, are classified at FVPL. This includes cash and cash equivalents, our investment in the equity of BVS and dividends receivable. Upon initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost at FVPL if this would significantly eliminate or reduce an accounting mismatch that would otherwise arise.

Financial liabilities—Financial liabilities are classified as measured at amortized cost. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense is recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

(iii)	Derecognition

Financial assets

The Company derecognizes a financial asset when the contractual rights to the cash flows expire, or when the Company transfers the rights to receive the contractual cash flows in a transaction in which substantially all risks

EQUIFAX DO BRASIL S.A. NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

and benefits of owning the financial asset are transferred or in which the Company neither substantially transfers nor maintains all risks and benefits of owning the financial asset and it does not retain control over the financial asset.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged, canceled or expired. The Company also derecognizes a financial liability when terms are modified, and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount and the consideration paid (including any non-cash assets transferred or assumed liabilities) is recognized in profit or loss.

Fair Value Measurements

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets.

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 – Significant inputs to the valuation model are unobservable.

We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, the Company performs reviews to assess the reasonableness of the valuations. This detailed review may include the use of a third-party valuation firm.

Recurring Fair Value Measurements

The following section describes the valuation methodologies used to measure different financial instruments at fair value on a recurring basis.

Financial Instruments – General

Our financial instruments include dividends receivable and financial assets at FVPL. The estimated fair value of these financial instruments approximates their carrying value as reflected in the Statement of Financial Position. See Note 5 Financial Instruments.

EQUIFAX DO BRASIL S.A. NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Income Tax

Income tax expense represents the sum of our current and deferred taxes.

Current and deferred income tax expense are calculated based on the rates of 15% plus a surcharge of 10% on taxable income in excess of R$240,000 (R$20,000 per month) for income tax and 9% on taxable income for social contribution on net income, and consider the offsetting of tax losses, limited to 30% of the taxable income for the year.

Current and deferred taxes are recognized in profit or loss.

Current income tax

Current tax expense is the tax payable or receivable on the taxable income or loss for the year and any adjustments to taxes payable in relation to prior years. The amount of current taxes payable or receivable is recognized in the Statements of Financial Position as a tax asset or liability under the best estimate of the expected amount of taxes to be paid or received reflecting the uncertainties related to its calculation, if any. It is measured based on tax rates enacted at the reporting date. Current tax assets and liabilities are offset only if certain criteria are met.

Deferred income tax

Deferred tax assets and liabilities are recognized in relation to the temporary differences between the book values of assets and liabilities for financial statement purposes and the related amounts used for taxation purposes. The changes in deferred tax assets and liabilities for the year are recognized as deferred income tax expense. Deferred tax is not recognized for temporary differences on the initial recognition of assets and liabilities in a transaction that is not a business combination, and that does not affect the taxable or accounting profit or loss; or taxable temporary differences arising from the initial recognition of goodwill.

A deferred tax asset is recognized in relation to the unused tax losses and deductible temporary differences to the extent that it is probable that future taxable income will be available to be used to offset such amounts. Future taxable income is determined based on the reversal of relevant taxable temporary differences. If the amount of the taxable temporary differences is insufficient to fully recognize a deferred tax asset, the future taxable income, adjusted for reversals of the existing temporary differences, is considered, based on the Company’s business plans.

Deferred tax assets are reviewed at each reporting date and reduced when their realization is no longer probable.

Deferred tax assets and liabilities are measured at tax rates expected to be applied to temporary differences when they are reversed, based on rates enacted or substantively enacted up to reporting date.

The measurement of deferred tax assets and liabilities reflects the tax consequences of how the Company expects to recover or settle its assets or liabilities. Deferred tax assets and liabilities are offset only if (a) the Company has a legal right to offset current tax assets against current tax liabilities; and (b) the deferred tax assets and liabilities are related to income taxes levied by the same tax authority.

Provisions

Provisions are recognized for present obligations (legal or constructive) resulting from past events, in which it is possible to estimate the amounts reliably and whose settlement is likely. The amount recognized as a provision is

EQUIFAX DO BRASIL S.A. NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

the best estimate of the considerations required to settle the obligation at the end of each year, considering the risks and uncertainties related to the obligation.

The determination of the probability of loss includes the assessment of available evidence, the hierarchy of laws, the available jurisprudence, the most recent court decisions and their relevance in the legal system, as well as the assessment of the Company’s internal and external lawyers. In the case of civil contingencies, the provision is made according to the number of active lawsuits regardless of their likelihood of loss, multiplied by the historical average loss value of the lawsuits.

A contingent liability recognized in a business combination is initially measured at fair value. Subsequently, it is measured by the higher of the value that would be recognized in accordance with the requirements of provisions above or the amount initially recognized less (when appropriate) the accumulated amortization recognized.

Foreign Currency

We have determined that the local currency is the functional currency as determined by a review of the economic environment where the Company primarily generates and expends cash. The Company’s financial statements are presented in Brazilian Reais, which is also the Company’s functional currency.

Commitments and Contingencies

Liabilities for loss contingencies arising from litigation, fines and penalties are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. There were R$ 469,361 of legal costs incurred for the year ended December 31, 2022 and R$ 444,010 of legal costs incurred for the year ended December 31, 2021. These costs were included within General and administrative expenses on the Statements of Comprehensive Profit or Loss. See Note 7 Commitments and Contingencies.

Recent Accounting Pronouncements

New standards, amendments and interpretations to standards

The standards, amendments and interpretations to standards issued but not effective until the date of issue of these financial statements are presented below:

Amendment to IAS 8 – Definition of accounting estimates: It clarifies aspects to be considered in the definition of accounting estimates. This amendment to the standard is effective for annual reporting periods beginning on or after January 1, 2023. The Company does not expect any significant impacts on its financial statements.

Amendment to IAS 12 – Deferred tax related to assets and liabilities arising from a single transaction: It clarifies aspects to be considered upon recognition of deferred tax assets and liabilities related to taxable temporary differences and deductible temporary differences. This amendment to the standard is effective for annual reporting periods beginning on or after January 1, 2023. The Company does not expect any significant impacts on its financial statements.

Amendment to IAS 16 – Property, plant and equipment: Proceeds before intended use. It clarifies aspects to be considered for the classification of items produced before the property, plant and equipment item being able to be used for the intended purpose. This amendment to the standard was effective for annual reporting periods beginning on or after January 1, 2022. This standard did not have any significant impacts on the Company’s financial statements.

EQUIFAX DO BRASIL S.A. NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

IFRS 17 – Insurance Contracts: A new comprehensive standard for insurance contracts that includes recognition and measurement, presentation and disclosure. IFRS 17 (CPC 50) is effective for periods beginning as from January 1, 2023. Presentation of comparative figures is required. This standard is not applicable to the Company.

NOTE 3 Income Taxes

a. Amounts recognized in profit or loss for the year

		December 31, 2022	December 31, 2021
Current Income tax expense (benefit)	R$	2,706,143	(275,154)
Deferred Income tax expense		22,681,210	(119,706,383)

Total income tax expense (benefit)	R$	25,387,352	(119,981,537)

b. Tax expense reconciliation

		December 31, 2022	December 31, 2021
Profit (loss) before income tax	R$	77,415,450	(349,945,121)
Nominal rates		34.0%	34.0%

Income tax expense (benefit) at nominal rates	R$	26,321,253	(118,981,341)
Permanent (additions) exclusions:
Deferred utilization	R$	(959,770)	36
Nondeductible Interest expense		409,627	—
Non-taxable dividends		(383,437)	(526,802)
Tax Reserve		143,645	(490,991)
Non-taxable financial income		(118,129)	—
Other		(25,836)	17,561

Total income tax	R$	25,387,352	(119,981,537)

Total effective rate		32.8%	34.3%

c. Changes in balances of deferred tax assets and liabilities

			Balance at	Recognized in profit or loss		Balance at
			December 31, 2021	Additions	Write- offs	December 31, 2022
Outside basis difference on investment in BVS	R$		(98,009,982)	(22,681,210)	—	(120,691,192)

Deferred income tax liabilities		R$	(98,009,982)	(22,681,210)	—	(120,691,192)

Deferred income tax, net	R$		(98,009,982)	(22,681,210)	—	(120,691,192)

EQUIFAX DO BRASIL S.A. NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

		Balance at	Recognized in profit or loss		Balance at
		January 1, 2021	Additions	Write-offs	December 31, 2021
Outside basis difference on investment in BVS	R$	(217,716,365)	119,706,383	—	(98,009,982)

Deferred income tax liabilities	R$	(217,716,365)	119,706,383	—	(98,009,982)

Deferred income tax, net	R$	(217,716,365)	119,706,383	—	(98,009,982)

The amount of unused tax losses and other DTA’s for which no DTA’s are recognized in the balance sheet as of December 31, 2022, December 31, 2021, and January 1, 2021, was R$ 18,816,109, R$ 19,775,457, and R$ 19,773,644 respectively.

Dividends from a Brazil company to its shareholders are not subject to dividend withholding tax. There are no potential income tax consequences on the payment of dividends from the Company to its shareholders.

NOTE 4 Other Liabilities

Other Current Liabilities

Other current liabilities as of December 31, 2022, December 31, 2021, and January 1, 2021 consist of the following:

		December 31, 2022	December 31, 2021	January 1, 2021
Other current liabilities:
Accrued taxes, net of prepayments	R$	1,904,858	537,604	15,046
Other current liabilities		28,460	—	—

Total other current liabilities	R$	1,933,318	537,604	15,046

NOTE 5 Financial Instruments

The following table shows the book and fair values of financial assets and liabilities, including their fair value classifications.

		December 31, 2022			Fair value
		Assets at fair value through profit or loss	Amortized cost	Total	Level 1
Assets, as per the Statements of Financial
Position
Cash and cash equivalents	R$	3,540,928	—	3,540,928	3,540,928
Dividends receivable		11,410,786	—	11,410,786	11,410,786
Financial assets at FVPL		386,949,925	—	386,949,925	386,949,925

Total	R$	401,901,639	—	401,901,639	401,901,639

EQUIFAX DO BRASIL S.A. NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

		December 31, 2022			Fair value
		Liabilities at fair value through profit or loss	Amortized cost	Total	Level 1
Liabilities, as per Statements of Financial
Position
Other payables	R$	18,592	—	18,592	18,592
Borrowings (Note 10)		—	6,718,065	6,718,065	—

Total	R$	18,592	6,718,065	6,736,657	18,592

		December 31, 2021			Fair value
		Assets at fair value through profit or loss	Amortized cost	Total	Level 1
Assets, as per the Statements of Financial Position
Cash and cash equivalents	R$	843,134	—	843,134	843,134
Dividends receivable		3,501,407	—	3,501,407	3,501,407
Financial assets at FVPL		320,240,485	—	320,240,485	320,240,485

Total	R$	324,585,026	—	324,585,026	324,585,026

		December 31, 2021			Fair value
		Liabilities at fair value through profit or loss	Amortized cost	Total	Level 1
Liabilities, as per Statements of Financial Position
Other payables	R$	12,210	—	12,210	12,210

Total	R$	12,210	—	12,210	12,210

		January 1, 2021			Fair value
		Assets at fair value through profit or loss	Amortized cost	Total	Level 1
Assets, as per the Statements of Financial Position
Cash and cash equivalents	R$	4,117,152	—	4,117,152	4,117,152
Income tax receivable		779,565	—	779,565	779,565
Financial assets at FVPL		672,318,085	—	672,318,085	672,318,085

Total	R$	677,214,802	—	677,214,802	677,214,802

		January 1, 2021			Fair value
		Liabilities at fair value through profit or loss	Amortized cost	Total	Level 1
Liabilities, as per Statements of Financial Position
Other payables	R$	15,326	—	15,326	15,326

Total	R$	15,326	—	15,326	15,326

EQUIFAX DO BRASIL S.A. NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Management assessed that the fair values of Cash and cash equivalents, Dividends receivable and Income tax receivable approximate their carrying amounts due to the short-term maturities of these instruments.

Financial risk management

The Company has exposure to market risks arising from financial instruments.

Market risk

Market risk is the risk that alterations in market prices, such as foreign exchange, interest rates and prices, will affect the Company’s gains or the measurement of its financial instruments. The objective of market risk management is to manage and control exposures to market risks, within acceptable parameters, and at the same time to optimize the return.

The Company has exposure to market risk in the form of financial assets held at FVPL which primarily represent our investment in BVS. The fair value of these assets is based upon the share price of the investee. Accordingly, the Company is subject to risks associated with the fluctuation of the share price. Such fluctuations may materially affect the Company’s financial position and profit/loss.

Sensitivity analysis—Market risk

The Company prepared a sensitivity analysis to evidence the impact of changes in share price of financial assets at FVPL. A 10% change in the share price of BVS as of December 31, 2022 would change the carrying amount of financial assets at FVPL by approximately R$38 million.

NOTE 6 Related Party Transactions

No outstanding balances with related parties have guarantees. No expense has been recognized in the years ended December 31, 2022 or 2021 for non-collectible debts or expected credit losses in relation to values due from related parties.

a. Management remuneration

In the years ended December 31, 2022 and 2021, wages and salary costs were allocated to the Company from Equifax, Inc. The allocated amount presented in Other reserves was R$ 19,234 for the year ended December 31, 2022 and R$ 10,802 for the year ended December 31, 2021.

b. Preferred shares

In the year ended December 31, 2022, interest incurred on preferred shares (Note 8) held by Equifax, Inc., a related party, were recorded. The amount of intercompany interest presented in Finance costs was R$ 877,308 for the year ended December 31, 2022. There was no intercompany interest for the year ended December 31, 2021.

NOTE 7 Commitments and Contingencies

Litigation

Given the nature of our activities, we are subject to legal and tax proceedings, governmental, regulatory and legislative investigations and inquiries and claims and litigation that are incidental to our business, none of which we believe are likely to have a material adverse effect on the Company’s financial statements. We are also subject to ongoing tax audits as addressed in Note 2 Summary of Significant Accounting Policies.

EQUIFAX DO BRASIL S.A. NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

Management periodically assesses our liabilities and contingencies in connection with these matters based upon the latest information available. For claims, litigation and proceedings and governmental investigations and inquiries not related to income taxes, we record liabilities in the financial statements when it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated and periodically adjust these as appropriate. The amount of provision related to litigation settlements recorded in Provisions is R$ 2,227,568, R$ 1,758,207, and R$ 1,413,736 as of December 31, 2022, December 31, 2021, and January 1, 2021, respectively. The increase from 2021 to 2022 is due to adjustments to previously accrued settlements to account for inflation and interest that will be applied at final settlement.

NOTE 8 Borrowings

On July 27, 2022, the Company underwent a legal transformation of its corporate structure whereby it became a privately held corporation (S.A.) from a limited liability company (LTDA) pursuant to Brazilian corporate law (the “Recapitalization”). Prior to the Recapitalization, the Company had 26,441,364 fully paid capital units. Pursuant to the Recapitalization, the Company’s equity was converted into the following instruments of the Company (named “Equifax DO Brasil S.A.”): (a) 8,686,655 authorized and fully paid Common Shares with no par value; and (b) 1,313,345 authorized and fully paid Preferred Shares with no par value. There were no transaction costs related to the issuance of Common shares or Preferred Shares. The Common Shares are held by Equifax South America LLC and the Preferred Shares are held by Equifax, Inc. There was no other activity in capital units, Common Shares or Preferred Shares during the period January 1, 2021 to December, 31, 2022.

Redeemable preferred shares

The Preferred Shares represent 1,313,345 fully paid redeemable preference shares. These shares are mandatorily redeemable at a fixed price of R$ 24.49 per share, increased by the amount of any declared but unpaid dividends as of the redemption date, on July 29, 2032. These shares are entitled to priority in the distribution of a fixed dividend in the amount of R$ 4.56 per preferred share per year, without participation in remaining profits. As of December 31, 2022 the carrying amount of the preferred shares have been recognized as a liability of R$ 6,718,065 in Borrowings on the statements of financial position.

NOTE 9 Other Income and Expense

9.1 Other income, net recognized in profit or loss for the year ended

		December 31, 2022	December 31, 2021
Included in Other income:
Dividend income	R$	14,553,574	5,053,182
Foreign currency (losses)		(3,088)	(4,976)

Total	R$	14,550,486	5,048,206

EQUIFAX DO BRASIL S.A. NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND DECEMBER 31, 2021

9.2 General and administrative expenses recognized in profit or loss for the year ended

		December 31, 2022	December 31, 2021
Included in General and
administrative expenses:
Wages and salaries	R$	(152,116)	(133,878)
Indirect taxes		(1,324,317)	(352,252)
Legal services		(1,079,773)	(1,734,593)
Other costs		(797,175)	(766,885)

Total	R$	(3,353,381)	(2,987,608)

NOTE 10 Earnings per Share

	December 31, 2022	December 31, 2021
Weighted average number of shares used as the denominator:
Weighted average number of ordinary shares and potential ordinary shares used as the denominator in calculating basic and diluted earnings per share	22,002,687	26,184,148

NOTE 11 Subsequent Events

The Company performed an evaluation of subsequent events through February 18, 2023, the date these financial statements were available to be issued, and determined there were no recognized or unrecognized subsequent events that would require an adjustment to the financial statements or additional disclosure.

Independent Auditors’ Report

The Board of Directors

Boa Vista Serviços S.A.:

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Boa Vista Serviços S.A. and its subsidiaries (“Company”), which comprise the consolidated statements of financial position as of December 31, 2022 and 2021, and the related consolidated statements of profit or loss and other comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the IASB.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG Auditores Independentes Ltda.

KPMG Auditores Independentes Ltda.

São Paulo/SP, Brazil

April 13, 2023

Boa Vista Serviços S.A.

Consolidated financial statements December 31, 2022 and 2021

Boa Vista Serviços S.A.

Consolidated Statements of Financial Position

as of December 31, 2022 and 2021

(In thousands of Brazilian reais — R$)

	Notes	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	7	1,382,268	1,264,082
Accounts receivable	8	132,989	120,162
Prepaid expenses		15,287	11,785
Accounts receivable — Related parties	17	2	262
Current tax assets — Income tax and social contribution	9 a)	55,536	22,236
Other tax assets	9 b)	15,936	7,452
Other assets		5,958	2,704
Non-current assets held for sale	12	179,589	—

Total current assets		1,787,565	1,428,683

Non-current assets
Accounts receivable	8	8,358	11,399
Judicial deposits	21	27,350	15,287
Indemnification asset		795	1,273
Other tax assets	9 b)	411	683
Deferred tax asset — income tax and social contribution	23.c)	46,019	24,517
Property and equipment	10	14,879	27,102
Intangible assets	11	813,219	900,926

Total non-current assets		911,031	981,187

Total assets		2,698,596	2,409,870

The accompanying notes are an integral part of the consolidated financial statements.

Boa Vista Serviços S.A.

Consolidated Statements of Financial Position

as of December 31, 2022 and 2021

(In thousands of Brazilian reais — R$)

	Notes	December 31, 2022	December 31, 2021
Liabilities and shareholders’ equity
Current liabilities
Accounts payable to suppliers	13	45,637	31,273
Bank loans and borrowings	14.a)	—	2,788
Lease liability	14.b)	3,254	6,315
Debentures	15	—	63,868
Labor obligations, vacation and social charges	16	131,901	28,847
Accounts payable — Related parties	17	5,357	125
Payables for business combinations	18	78,246	—
Advances from customers	19	—	2,232
Taxes payable	20	24,355	13,616
Dividends and interest on net equity	22.d)	120,900	38,169
Other accounts payable		2,942	9,372
Non-current liabilities held for sale	12	22,568	—

Total current liabilities		435,160	196,605

Non-current liabilities
Lease liability	14.b)	6,571	13,963
Labor obligations, vacation and social charges	18	—	35,357
Payables for business combinations	18	3,313	58,658
Taxes payable	20	40,254	34,028
Provisions	21	14,074	25,992

Total non-current liabilities		64,212	167,998
Total liabilities		499,372	364,603

Shareholders’ equity
Share capital	22.a)	1,715,269	1,715,269
Capital reserves	22.b)	169,128	178,137
Profit reserves	22.c)	314,827	151,861

Total shareholders’ equity		2,199,224	2,045,267

Total liabilities and shareholders’ equity		2,698,596	2,409,870

The accompanying notes are an integral part of the consolidated financial statements.

Boa Vista Serviços S.A.

Consolidated statements of profit or loss and other comprehensive income

For the years ended December 31, 2022 and 2021

(In thousands of Brazilian reais, except basic and diluted earnings per share)

	Notes	December 31, 2022	December 31, 2021
Revenue	25	872,293	751,282
Cost of services rendered	26	(369,293)	(368,952)

Gross income		503,000	382,330
Operating expenses
Selling expenses	26	(69,116)	(60,329)
General and administrative expenses	26	(218,302)	(206,574)

Operating profit		215,582	115,427
Financial income (expenses)
Financial income	27	154,894	136,958
Financial expenses	27	(32,269)	(16,229)

Profit before income tax and social contribution		338,207	236,156
Income tax and social contribution
Current and deferred	23.a)	(40,457)	(60,959)

Profit for the year		297,750	175,197

Profit attributable to:

Owners of the Company		297,750	175,197

Total comprehensive income for the year		297,750	175,197

Total comprehensive income attributable to:

Owners of the Company		297,750	175,197

Earnings per share
Basic earnings per share — R$	28.i)	0.5607	0.3320
Diluted earnings per share — R$	28.ii)	0.5565	0.3290

The accompanying notes are an integral part of the consolidated financial statements.

Boa Vista Serviços S.A.

Consolidated statements of changes in shareholders’ equity

For the years ended December 31, 2022 and 2021

(In thousands of Brazilian reais)

		Capital	Capital reserves							Profit reserves
	Note	Share capital	Warrants	Share premium	Restricted share plan	Share- based payment plan	Treasury shares	Issuance cost	Other capital reserves	Legal reserve	Profit retention reserve	Retained earnings (accumulated losses)	Total

At December 31, 2020		1,638,058	—	136,330	—	50,014	—	(46,539)	—	9,539	9,217	—	1,796,619
Restricted share plan	30	—	—	—	2,681	—	—	—	—	—	—	—	2,681
Capital increase	22.a)	28,723	—	—	—	—	—	—	—	—	—	—	28,723
Warrants	22.b)	—	35,651	—	—	—	—	—	—	—	—	—	35,651
Capital increase – options exercise	22, 30	48,488	—	—	—	(25,044)	—	—	25,044	—	—	—	48,488
Profit for the year		—	—	—	—	—	—	—	—	—	—	175,197	175,197
Legal reserve	22.c)	—	—	—	—	—	—	—	—	8,760	—	(8,760)	—
Dividends	22.d)	—	—	—	—	—	—	—	—	—	—	(6,946)	(6,946)
Interest on net equity	22.d)	—	—	—	—	—	—	—	—	—	—	(35,146)	(35,146)
Proposal of profit retention		—	—	—	—	—	—	—	—	—	124,345	(124,345)	—

At December 31, 2021		1,715,269	35,651	136,330	2,681	24,970	—	(46,539)	25,044	18,299	133,562	—	2,045,267

Restricted share plan	30	—	—	—	1,006	—	—	—	—	—	—	—	1,006
Restricted share plan — Vesting of shares	30	—	—	—	(1,230)	—	872	—	—	—	—	—	(358)
Share buyback	22.e)	—	—	—	—	—	(9,657)	—	—	—	—	—	(9,657)
Profit for the year		—	—	—	—	—	—	—	—	—	—	297,750	297,750
Legal reserve	22.c)	—	—	—	—	—	—	—	—	14,888	—	(14,888)	—
Interest on net equity	22.d)	—	—	—	—	—	—	—	—	—	—	(134,784)	(134,784)
Proposal of profit retention		—	—	—	—	—	—	—	—	—	148,078	(148,078)	—

At December 31, 2022		1,715,269	35,651	136,330	2,457	24,970	(8,785)	(46,539)	25,044	33,187	281,640	—	2,199,224

The accompanying notes are an integral part of the consolidated financial statements.

Boa Vista Serviços S.A.

Consolidated statements of cash flows

For the years ended December 31, 2022 and 2021

(In thousands of Brazilian reais)

	Notes	2022	2021
Operating activities
Profit for the year		297,750	175,197
Adjustments for
Depreciation and amortization	26	195,583	188,236
Financial expense on loans, borrowings and debentures	14, 15	4,942	8,097
Transaction costs on loans and debentures	14, 15	1,010	1,504
Financial expenses for acquisition of investment		1,218	470
Impairment losses on accounts receivable	8	815	1,507
Provisions for civil, labor and tax losses	21	11,550	21,011
Accrued interest and penalties related to provision for contingencies	21	4,094	1,487
Loss on disposal of property and equipment	10, 11	6,436	4,404
Write-off of leases	14.b)	(7,541)	(38)
Impairment losses on non-financial assets	26	—	23,360
Change in fair value of contingent consideration	27	20,676	(79,538)
Others		(1,204)	360
Labor obligations — Business Combination		30,829	33,151
Expenses with restricted shares plan	30	1,006	2,681
Income tax and social contribution — current and deferred	23	40,457	60,959
Changes in operating assets and liabilities
Accounts receivable		(16,578)	(6,655)
Judicial deposits		(10,859)	—
Related parties		260	(276)
Prepaid expenses		(4,112)	1,253
Indemnification asset		478	—
Current tax assets		(41,749)	(7,257)
Other assets		(3,261)	1,221
Accounts payable to suppliers		14,429	(9,451)
Labor obligations, vacation and social charges		36,625	(1,191)
Taxes payable		20,970	(7,323)
Related parties		6,104	(242)
Advances from customers		(2,366)	847
Other accounts payable		(1,197)	(225)
Provisions	21	(7,205)	(4,843)

Cash generated by operating activities		599,160	408,706
Income tax and social contribution paid		(81,918)	(47,478)

Net cash flows from operating activities		517,242	361,228
Investing activities
Acquisitions of property and equipment	10	(1,293)	(2,683)
Acquisitions of intangible assets	11	(260,179)	(202,533)
Acquisition of subsidiary, net of cash		—	(113,655)
Payables for business combinations		—	(8,000)

Net cash used in investing activities		(261,472)	(326,871)

Financing activities
Proceeds from funding of loans, borrowings, leases and debentures	14, 15	2,625	4,213
Payment of loans, borrowings, leases and debentures	14, 15	(73,659)	(102,580)
Interest paid on loans, borrowings and debentures	14, 15	(4,624)	(4,294)
Costs paid on loans, borrowings and debentures		(68)	(161)
Share issuance costs		—	(1,018)
Capital increase		—	48,488
Dividends and interest on net equity paid	22.d)	(38,169)	(15,008)
Treasury shares	22.e)	(9,657)	—

Net cash used in financing activities		(123,552)	(70,360)

Increase (decrease) in cash and cash equivalents		132,218	(36,003)

Cash and cash equivalents at the beginning of the year	7	1,264,082	1,300,085
Cash and cash equivalents at the end of the year (*)	7 and 12	1,396,300	1,264,082

(*) Includes R$14,032 and R$0 as of December 31, 2022 and 2021 of cash and cash equivalents classified as non-current assets held for sale (see Note 12).

The accompanying notes are an integral part of the consolidated financial statements.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

1	Operations

Boa Vista Serviços S.A. (“Company”) is a publicly-traded corporation (since September 30, 2020) listed in the New Market segment of B3 S.A. — Brasil, Bolsa e Balcão, under the ticker BOAS3, headquartered at Avenida Tamboré, 267 — 11th to 15th and 24th floors, Barueri-SP. These consolidated financial statements comprise the Company and its subsidiaries (together referred to as the “Group”).

The Group began operations on November 1, 2010 as a continuation of credit protection services that were spun-out of a previous company present for more than 60 years in the Brazilian market. The Company has developed infrastructure and methodologies that consolidate and transform data gathered into information on individuals and legal entities, generating insights, aiming at enabling our customers to make better decisions.

The Company provides a range of analytical solutions, including credit scoring, credit recovery services, customer prospection, marketing services, anti-fraud, among others. The Company also offers data analysis services, to meet the need of companies to have access to an increasing amount of data in a more organized and customized way.

The Company operates in the Brazilian market, aiming to reduce information asymmetry, making customer prospecting, credit analysis and recovery more secure and accessible.

The Company has a national geographical presence, and its revenues are concentrated in the Southeast and South regions, where most of the Brazilian gross domestic product (“GDP”) is concentrated.

2	Business combination

The Company has made acquisitions during 2022 and 2021 as follows:

2.1	Acquisition of Konduto Internet Data Technology S.A. (“Konduto”)

On August 5, 2021, the Company entered into an Agreement for the Purchase and Sale of Shares, Merger of Shares and Other (“SPA”) covenants with the shareholders of Konduto Internet Data Technology S.A. for (i) the acquisition of shares representing 72.2% of Konduto’s capital, with a corresponding payment in local currency; and (ii) the merger of Konduto’s remaining shares which represent 27.8% of Konduto’s capital (not included in the Acquisition) immediately after the effects of the Acquisition to become the only owner of Konduto (“Merger of shares”) and, together with the Acquisition, (the “Operation”), with the corresponding delivery, to certain shareholders of Konduto — holders of such remaining interest: (a) 2,884,513 shares issued by the Company; and (b) warrants, which will grant to such shareholders the right to subscribe 1,955,620 shares of the Company with an exercise price of R$ 1.00.

Konduto provides anti-fraud solutions in Brazil, with a primary focus on contributing to the security of the operations of virtual stores, fintechs and payments processing industry by combating fraud in digital transactions. The solution combines technology with human intelligence to perform analyses in real time, and serves stores in Brazil, Mexico, Argentina, Chile and Colombia. Konduto is the creator and organizer of the Fraud Day, an event in Latin America for professionals in the fraud prevention market.

The acquisition of Konduto will enable the Company to expand the offer of products and solutions to its clients and consumers, in the development and implementation of solutions with high analytical content, which benefit from the Company’s growing focus on meet the changes of an increasingly digital world.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

For the 5 months ended December 31, 2021, Konduto contributed revenue of R$10,202 and loss of R$1,328 to the Group’s results. If the acquisition had occurred on January 1, 2021, management estimates that consolidated revenue would have been R$ 859,514, and consolidated profit for the year would have been R$ 149,031. In determining these amounts, management has assumed that the fair value adjustments, determined provisionally, that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2021.

Konduto was merged into the Company on January 1, 2022 and the Company expects to deduct goodwill for tax purposes over a five year period. See Note 5 for further details.

(a)	Consideration transferred

The following table summarizes the acquisition date fair value of each major class of consideration transferred:

Cash (i)	114,022
Contingent consideration (ii)	1,192
Equity instruments (iii)	64,374

Total consideration transferred	179,588

(i)

Upfront cash payment made on the date of closing adjusted to reflect the contractual price adjustment which was finalized shortly after the closing date and resulted in an accounts receivable from the seller in the amount of R$ 433 which was recorded in “Other assets”.

(ii)

Fair value of amounts withheld by the Company as collateral for the obligation of the sellers to indemnify the Company in the event of losses deriving from uncertain events, to be released in three annual installments.

(iii)	Includes 2,884,513 common shares issued by the Company, with a fair value of R$ 28,723, recorded in “Share Capital” and “Warrants”, with a fair value of R$ 35,651 as further described in note 22.

(b)	Acquisition-related costs

The cost of the transaction involving the acquisition of Konduto in 2021 was R$ 2,317, recognized profit or loss as general and administrative expenses.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

(c)	Identifiable assets acquired and liabilities assumed

The following is information on the acquired assets identified and the liabilities assumed at their fair value, the goodwill and the investment cost as of August 5, 2021, the acquisition date.

Konduto
Cash and cash equivalents	800
Accounts receivable	2,295
Advances	63
Prepaid expenses	82
Current tax assets	131
Property and equipment	353
Software	11,800
Relationship with customers	590
Database	19,370
Non-compete agreement	480
Accounts payable to suppliers	(811)
Bank loans and financing	(248)
Taxes payable	(358)
Advances from customers	(75)
Labor obligations, vacation and social charges	(1,873)
Provisions	(4,808)
Other obligations	(4,070)

Fair value of assets acquired and liabilities assumed	23,721

Fair value of consideration transferred	179,588

Goodwill (i)	155,867

(i)

The goodwill is the total purchase consideration less the total net identifiable assets acquired and liabilities assumed, and is attributable mainly to work force and synergies expected to be achieved from integrating Konduto to the Company.

The Company did not recognize deferred tax assets and liabilities for the fair value adjustments identified in the acquisition of Konduto considering its intention to merge in the near future.

Measurement of fair values

•	The accounts receivables comprise gross contractual amounts due of R$ 2,366, of which R$ 71 was expected to be uncollectable at the date of acquisition.

•	Relief-from-royalty method (“RFR”) considers the discounted royalty payments that are expected to be avoided as a result of the patents being owned.

•

The multi-period excess earnings method (“MPEEM”) considers the fair value of net cash flows expected to be generated by the customer relationships, by excluding any cash flows related to contributory assets.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

•

With or Without method (“WoW”) estimates an intangible asset’s value by calculating the difference between two discounted cash-flow models: one that represents the status quo for the business enterprise with the asset in place, and another without it.

Assets acquired	Valuation technique	Useful life
Software	MPEEM	6 years
Relationships with customers	MPEEM	17 years
Database	RFR	10 years
Non-compete agreement	WoW	5 years

3	Preparation basis and presentation of the financial statements

a)	Statement of compliance

The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

b)	Functional currency

The consolidated financial statements have been prepared and are presented in Reais (R$), which is the Company’s functional currency.

The consolidated financial statements include the financial statements of the Company and its subsidiaries.

The consolidated financial statements were authorized for issue by the Management on April 13, 2023.

c)	Consolidated financial statements

The Company consolidates the financial information for all entities it controls. Control is obtained when the Company has the power over the relevant activities of an entity, exposure to variability of returns from this entity and there is linkage between the power and the returns of an entity to benefit from its activities.

In the consolidation, the balances and transactions between the companies were eliminated through the following procedures: (a) elimination of the balances of asset and liability accounts in the consolidated companies; and (b) elimination of the Company’s investment balances with the capital balances, reserve of retained earnings (accumulated deficit) of the subsidiaries.

Subsidiaries are fully consolidated from the date on which control is transferred to the Company and deconsolidated from the date that control ceases. Balances and transactions between the parent companies, and unrealized gains and losses on operations between the Company and its subsidiaries were eliminated. The Parent company’s losses are also eliminated, except in the case of impairment losses, which are recognized in the consolidated financial statements.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

When the entity loses control over a subsidiary, the assets and liabilities and any non-controlling interests and other components recorded in equity relating to this subsidiary are derecognized. Any gain or loss resulting from the loss of control is recognized in the consolidated statement of profit or loss and other comprehensive income. If the Company maintains any interest in the former subsidiary, this interest is measured at its fair value on the date control is lost.

4	Use of judgments and estimates

In the preparation of these consolidated financial statements, Management used judgments and estimates that affect the application of accounting policies of the Group, and the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates.

Estimates and assumptions are reviewed on a continuous basis. Reviews of estimates are recognized on a prospective basis.

a.	Judgments

The judgments which significantly impact the amounts recognized in the consolidated financial statements relate to:

•	Determining the useful life of property and equipment and intangible assets: the determination of useful lives requires estimates of expected future benefits. — Notes 6.4 and 6.5.

b.	Uncertainties resulting from assumptions and estimates

The main estimates related to the consolidated financial statements refer to:

•

Credit risk assessment to determine the impairment of accounts receivable: score—the internal rating calculated by the Group that assigns a probability of recovery to the customer and its accounts receivable — Note 8.

•	Impairment test of property and equipment, intangible assets and goodwill: assumptions involved in determining the recoverable values — Note 6.12.

•	Provision for tax, civil and labor risks: assumptions regarding the likelihood and magnitude of the outflows of funds — Note 6.8.N37d_Obrigaçõesdedesempenho

•	Recognition of deferred tax assets: availability of future taxable profit against which deductible temporary differences and tax losses carried forward can be utilized — Note 6.9.

•	Assets held for sale: key assumptions regarding the determination of fair value less costs to sell of assets held for sale based on significant unobservable data — Note 29.

(i)	Fair value measurement

Certain of the Group’s accounting policies and disclosures require the measurement of fair value, for financial and non-financial assets and liabilities.

When measuring the fair value of an asset or liability, the Group uses observable data as much as possible. Fair values are classified at different levels according to hierarchy based on information (inputs) used in valuation techniques, as follows:

•	Level 1: Prices quoted (not adjusted) in active markets for identical assets and liabilities.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

•	Level 2: Inputs, except for quoted prices included in Level 1 which are observable for assets or liabilities, directly (prices) or indirectly (derived from prices).

•	Level 3: Inputs, for assets or liabilities, which are not based on observable market data (non-observable inputs).

Additional information on the assumptions adopted in the measurement of fair values is included in Note 29 — Financial instruments and Note 30 — Employee benefits.

5	Subsidiaries

We present below information on the Company’s subsidiaries at December 31, 2022 and 2021:

Direct interest:	December 31, 2022	December 31, 2021
	Ownership interest %
Acordo Certo Participações S.A. (*)	100.00	100.00
Konduto Internet Data Technology S.A. (**)	—	100.00

(*) Acquired in 2020, Acordo Certo Participações S.A. (“Acordo Certo”) is the holder of 100% of the capital of Acordo Certo Ltda. On October 15, 2022, the assets and liabilities in the subsidiary Acordo Certo met, together with the intangible assets related to Consumidor Positivo (a consumer-oriented business unit composed by software´s, internally developed products and intangible assets in progress), the criteria for classification as held for sale (see Note 12).

(**) The Company merged the subsidiary Konduto Internet Data Technology S.A. on January 1, 2022.

6	Significant accounting policies

6.1	Cash and cash equivalents

For the purposes of the statement of cash flows, includes cash and cash equivalents that are represented by cash, with maturities of 90 days or less at time of acquisition, which are readily convertible into known amounts of cash and are subject to immaterial risk of change in fair value.

6.2	Financial instruments

(i)	Recognition and initial measurement

Trade receivables and debt securities issued are initially recognized on the date that they were originated. All other financial assets and liabilities are initially recognized when the Group becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is an account receivable without a material financing component) or a financial liability is initially measured at fair value, plus, for an item not measured at FVTPL (fair value through profit or loss), transaction costs that are directly attributable to its acquisition or issuance. Accounts receivable without a significant financing component are initially measured at the price of the transaction.

(ii)	Classification and subsequent measurement

Financial	assets

At initial recognition, a financial asset is classified as measured: at amortized cost or at FVTPL.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

A financial asset is classified and measured at amortized cost or fair value through other comprehensive income only if it generates cash flows related “solely to payments of principal and interest” on the principal amount outstanding. This assessment is carried out at the instrument level.

Financial assets with cash flows that are not solely principal and interest payments are classified and measured at fair value through profit or loss, regardless of the business model adopted.

The Group’s business model for managing financial assets refers to how it manages its financial assets to generate cash flows. The business model determines whether cash flows will result from the collection of contractual cash flows, the sale of financial assets, or both. Financial assets classified and measured at amortized cost are maintained in the business plan with the objective of maintaining financial assets in order to obtain contractual cash flows, whereas financial assets classified and measured at fair value through other comprehensive income are maintained in the business model with the objective of obtaining contractual cash flows and also for the purpose of sale.

The Group makes an assessment of the objective of the business model in which a financial asset is held at the portfolio level, since this best reflects the way the business is managed and information is provided to management.

The information considered includes:

•

Whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of financial assets to the duration of any related liabilities or expected cash outflows, or realizing cash flows through the sale of the assets;

•	How the performance of the portfolio is evaluated and reported to the Group’s management;

•	Risks that affect the performance of the business model and the manner in which those risks are managed; and

•	Financial assets managed and whose performance is evaluated based on fair value are measured at FVTPL.

Financial assets at FVTPL

These assets are subsequently measured at fair value. Net income, including interest, is recognized in profit or loss.

Financial assets at amortized cost

These assets are subsequently measured at amortized cost using the effective interest rate method. Amortized cost is reduced for impairment losses. Interest revenue, foreign exchange gains and losses, and impairment losses are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

All financial assets not classified as measured at amortized cost, as described above, are classified at FVTPL. This includes cash and cash equivalents, and derivatives (see Note 29). Upon initial recognition, the Group may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVTPL if this would significantly eliminate or reduce an accounting mismatch that would otherwise arise.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

Financial liabilities — classification, subsequent measurement and gains and losses

Financial liabilities are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method. Interest expense, and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

(iii)	Derecognition

Financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows expire, or when the Group transfers to the cash flows the contractual rights to receive, in a transaction in which substantially all risks and benefits of owning the financial asset are transferred or in which the Group neither substantially transfers nor maintains all risks and benefits of owning the financial asset and it does not retain control over the financial asset.

Financial liabilities

The Group derecognizes a financial liability when its contractual obligations are discharged or canceled or expires. The Group also derecognizes a financial liability when terms are modified, and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount and the consideration paid (including any non-cash assets transferred or assumed liabilities) is recognized in profit or loss.

6.3	Property and equipment

Property and equipment is stated at historical acquisition cost, net of accumulated depreciation and impairment losses. Depreciation begins when the assets are ready for their intended use.

Depreciation is calculated to reduce the cost of items of property and equipment, net of their estimated residual values, using the straight-line method based on the estimated useful lives of such items.

Depreciation is recognized in profit or loss. Leased assets are depreciated over the shorter of the estimated useful life of the asset and the contractual term, unless it is certain that the Group will become the owner of the asset at the end of the lease term.

The estimated useful lives of the property and equipment are as follows:

Useful life — years
Leasehold improvements	10
Machinery and equipment	10
Facilities	10
Furniture and fixtures	10
IT equipment	5
Right of use of real estate	10

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

An item of property and equipment is derecognized after disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal of an item of property and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

6.4	Intangible assets

They correspond to the acquired rights related to intangible assets for the purpose of maintaining the Group or exercised for this purpose. They are comprised of the following:

Intangible assets acquired separately

Separately acquired intangible assets with a defined useful life are recorded at cost, less accumulated amortization and impairment losses. Amortization is recognized on a straight-line basis, according to the estimated useful lives of the assets. The estimated useful lives and the amortization method are reviewed annually, and the effects of any changes in estimates are recorded prospectively.

Intangible assets with indefinite useful lives are not amortized, but are tested annually for impairment, individually or in the level of the Cash Generating Unit (CGU).

a.	Database

Intangible assets include expenditures for databases, mainly from registry offices, to create products offered by the Group to its customers. These assets are amortized under the straight-line method, whose useful life is based on legal period for the disclosure of such information, of five years.

b.	Trademarks and patents

Separately acquired trademarks and patents are stated at historical cost. Trademarks and patents acquired in a business combination are recognized at fair value on the acquisition date and are not amortized over time.

c.	Software

Refers to licenses acquired for computer programs that are capitalized based on costs incurred and amortized over their useful life. Expenditures associated with software development or maintenance are recognized as expenses when incurred. Software acquired in a business combination is recognized at fair value on the acquisition date and its respective amortization is carried out in accordance with the estimated useful life of the intangible asset.

d.	Non-compete agreement

It refers to a non-compete agreement involving the key personnel integrated into the Group in the context of the acquired businesses. They are recognized at fair value on the acquisition date and their respective amortization is carried out in accordance with the estimated useful life of the intangible asset.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

Amortization

Amortization is calculated using the straight-line method based on the estimated useful lives of each asset. Amortization is recognized in profit or loss.

Estimated useful lives are as follows:

Useful life — years
Database	5
Software	5 to 8
Customer portfolio acquired in business combination	10
Non-compete agreement	5

Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Product development costs

Expenditures with internal projects related to the structuring and development of products. They are classified as “Internally developed products” when the product is ready for sale. However, products that are still under development are classified as “Intangible assets in progress”.

Directly attributable expenses with the development of projects linked to technological innovations are capitalized when all of the following aspects are met:

•	Technical feasibility can be demonstrated to complete the asset in such a way that it is made available for use;

•	The Group has the intention and ability to complete the intangible asset and use it;

•	It is possible to demonstrate how the intangible asset will generate future economic benefits;

•	The Group has the ability to reliably measure the expenditures attributable to the intangible asset during its development.

•	The Group can demonstrate the availability of adequate technical, financial and other resources to complete the development.

Capitalized expenditures, when the aforementioned criteria are met, include labor costs that are directly attributable to the preparation of this asset. Development activities involve a plan or project aimed at producing new products and/or improvements.

Following initial recognition, the asset is carried at cost less any accumulated amortization and any impairment losses. Amortization begins when development is completed and the asset is available for use for the period of the future economic benefits. The useful life of development assets reflects the period of financial return of each project, which is estimated between two and five years. During the development period, the recoverable value of the asset is tested annually.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

6.5	Impairment of Non-financial assets

At each reporting date, the Group reviews the carrying amounts of its non-financial assets to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Goodwill and intangible assets with indefinite useful life arising from a business combination are allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs of disposal. Value-in-use is based on the estimated future cash flows, discounted to their fair value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its recoverable amount.

Impairment losses are recognized in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

6.6	Business combination and goodwill

The Group uses the acquisition method to account for business combinations. The cost of an acquisition is measured as the sum of the consideration transferred, which is measured at the acquisition-date fair value. Costs directly attributable to the acquisition are expensed as incurred.

When acquiring a business, the Group evaluates the financial assets acquired and liabilities assumed to classify them according to the contractual terms, the economic circumstances and the applicable conditions on the date of acquisition.

Goodwill corresponds to the value paid in excess of the carrying amount of investments acquired at fair value, resulting from the expectation of future profitability and supported by economic and financial studies that were the basis for the purchase price of the business.

Goodwill is measured at cost, less accumulated impairment losses. It is tested for impairment annually, or more frequently if there is indication that the Cash-Generating Unit may be impaired.

Goodwill arising on acquisition of subsidiaries is recognized in intangible assets.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

6.7	Employee benefits

(i)	Short-term employee benefits

Obligations for short-term employee benefits are recognized as personnel expenses as the related service is provided. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

The Company offers to its employees a defined-contribution pension plan, called Boa Vista Prev., managed by Bradesco Vida e Previdência, whose monthly contributions are made in part by the employees and part by the Company. The plan was implemented on November 1, 2011 and modified in 2015.

(ii)	Share-based payment plans

The fair value of share-based payments is calculated on the grant date, and recognized as personnel expenses, with a corresponding increase in shareholders’ equity, over the period when employees become unconditionally entitled to the awards. The amount recognized as an expense is adjusted to reflect the actual number of awards for which the related service and performance conditions will be met, so that the amount ultimately recognized as an expense is based on the number of awards meeting the services and performance conditions on vesting date.

6.8	Provision for tax, civil and labor risks

Provisions for tax, civil and labor risks are recognized for present obligations (legal or deemed) resulting from past events, in which it is possible to estimate the amounts reliably and whose settlement is likely. Provisions are monetarily restated up to the end of the reporting period to cover losses, based on the nature of the risk and the Group’s assessment of probable outflow of resources embodying economic benefits required to settle such obligations.

The amount recognized as a provision is the best estimate of the considerations required to settle the obligation at the end of each year, considering the risks and uncertainties related to the obligation.

The probability of loss for labor and tax contingencies includes the assessment of available evidence, the hierarchy of laws, the available jurisprudence, the most recent court decisions and their relevance in the legal system, as well as the assessment of the Group’s internal and external lawyers. In the case of civil contingencies, the provision is made according to the number of active lawsuits regardless of their likelihood of loss, multiplied by the historical average loss value of the lawsuits.

A contingent liability recognized in a business combination is initially measured at fair value. Subsequently, it is measured by the higher of the value that would be recognized in accordance with the requirements of provisions above or the amount initially recognized less (when appropriate) the accumulated amortization recognized for according to revenue recognition requirements.

6.9	Income tax and social contribution

The income tax and social contribution expense represents the sum of the current and deferred taxes.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

The income tax and social contribution amounts, both current and deferred, are calculated based on the rates of 15% plus a surcharge of 10% on taxable income in excess of R$240 (R$20 per month) for income tax and 9% on taxable income for social contribution on net income, and consider the offsetting of tax losses, limited to 30% of the taxable income for the year.

Income tax and social contribution expense comprises both current and deferred income tax and social contribution. Current and deferred taxes are recognized in profit or loss, except to the extent that it relates to items recognized in other comprehensive income or directly in equity (i.e. share issuance costs).

(i)	Current income tax and social contribution

Current tax expense is the tax payable or receivable on the taxable income or loss for the year and any adjustments to taxes payable in relation to prior years. The amount of current taxes payable or receivable is recognized in the statement of financial position as a tax asset or liability under the best estimate of the expected amount of taxes to be paid or received reflecting the uncertainties related to its calculation, if any. It is measured based on tax rates enacted at the reporting date.

Current tax assets and liabilities are offset only if certain criteria are met.

(ii)	Deferred income tax and social contribution

Deferred tax assets and liabilities are recognized in relation to the temporary differences between the book values of assets and liabilities for consolidated financial statement purposes and the related amounts used for taxation purposes. The changes in deferred tax assets and liabilities for the year are recognized as deferred income tax and social contribution expense. Deferred tax is not recognized for temporary differences on the initial recognition of assets and liabilities in a transaction that is not a business combination, and that does not affect the taxable or accounting profit or loss; and taxable temporary differences arising from the initial recognition of goodwill.

A deferred tax asset is recognized in relation to the unused tax losses and deductible temporary differences to the extent that it is probable that future taxable income will be available to be used to offset such amounts. Future taxable income is determined based on the reversal of relevant taxable temporary differences. If the amount of the taxable temporary differences is insufficient to fully recognize a deferred tax asset, the future taxable income, adjusted for reversals of the existing temporary differences, is considered, based on the Group’s business plans.

Deferred tax assets are reviewed at each reporting date and reduced when their realization is no longer probable.

Deferred tax assets and liabilities are measured at tax rates expected to be applied to temporary differences when they are reversed, based on rates enacted up to reporting date.

The measurement of deferred tax assets and liabilities reflects the tax consequences of how the Group expects to recover or settle its assets or liabilities.

Deferred tax assets and liabilities are offset only if (a) the Group has a legal right to offset current tax assets against current tax liabilities; and (b) the deferred tax assets and liabilities are related to income taxes levied by the same tax authority.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

6.10	Dividends and interest on net equity (“INE”)

The proposal for distribution of dividends made by the Group’s management that is within the portion equivalent to the minimum mandatory dividends is recorded in current liabilities, as “Dividends payable”, since it is considered a legal obligation established in the Group’s bylaws.

Shareholders are entitled to minimum mandatory dividends of 25% of the net income for each year, adjusted in accordance with the legislation in force. The distribution of dividends and interest on net equity to the Group’s shareholders is recognized as a liability payable of the Group at the end of the year, based on the Group’s bylaws. Any amount above the minimum mandatory is only provisioned on the date that it is approved by the shareholders, at the General Meeting.

6.11	Revenue recognition

The Group generates revenue through two revenue streams: i) decision services and ii) recovery services. The Group determines revenue recognition through the following steps:

•	identification of a contract with a customer;

•	identification of the performance obligation(s) in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligation(s) in the contract and;

•	recognition of revenue when or as the performance obligation(s) are satisfied.

At contract inception, the Group assesses the services promised within each contract, determines which goods or services are performance obligations, and assesses whether each promised service is distinct. The Group then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when, or as that performance obligation is satisfied.

6.11.1	Revenue from decision services

Decision services revenue is derived from subscription arrangements to the Group’s platform, a comprehensive database with features to support customers with assessment and decision-making related to their customers credit risk.

The following is a summary of the decision services available as a feature in the Group’s platform through subscriptions:

•	Risk analytics — solutions based on statistical models to help companies to make more assertive and efficient business decisions.

•	Legacy data report — reports with recording, demographic and restrictive data.

•	Marketing services — intelligence to identify customers with the most adequate profile for its target.

•	Anti-fraud solutions — security solution for virtual stores, fintechs and payments processing industry by combating fraud in digital transactions.

•	Customer services — solutions to support financial life of customers.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

Subscriptions (i.e., monthly and annually) are generally determined to have one distinct performance obligation, which is access to the Group’s platform and its features, and are recognized over time, ratably, over the subscription term, as the performance obligation is satisfied. In addition, the renewal of the monthly subscription is automatic and can be canceled at any time. The renewal of the annual subscription is not automatic, and customers who terminate their subscription earlier than the contracted period pay a penalty fee of 30% of the amount to be paid by the end of the contract.

Prepayments

In some cases, the customer prepays its annual subscription. When the customer makes a prepayment, a contract liability is recognized in the amount of such prepayment with an obligation for provision of commercial credit reporting and scoring to the customer. The realization of the contract liability and recognition of revenue occurs as the customer receives and has access to the contracted features.

For prepaid contract amounts, the unused balance is recognized when there is no more right of consumption by the customer.

6.11.2	Revenue from recovery services

Recovery services revenue is derived from solutions to support customers in recovering debts. The following is a summary of the recovery services provided by the Group:

•	Digital solutions — Solutions for the management of creditor’s defaulting portfolios and for sending formal communications to debtors via digital vehicles, such as SMS and e-mail.

•	Printed solutions — Submission of printed collection letter to debtors and reports with consumers’ debt history.

The Group uses its digital solutions and analysis techniques to define processes and communication flows for each customer, increasing the effectiveness of the credit recovery process (i.e., notifying the debtor and, in case of continued non-payment, making such information public).

Recovery services arrangements are determined to have one performance obligation, which are either the digital or the printed solutions, and are recognized over time, ratably over the contract terms as the performance obligation is satisfied based on the volume of notifications sent by month. Each notification sent to debtors corresponds to a separate service provided and is considered in the volume of notifications sent at the price contracted by the customer. The Group monitors provided recovery services by customer and issues the invoice 30 days after the service is rendered.

6.12	Impairment

(i)	Non-derivative financial assets

Financial instruments and contract assets

The Group recognizes provisions for expected credit losses on financial assets measured at amortized cost under the simplified approach.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

When estimating expected credit losses, the Group considers reasonable and supportable information that is relevant and available. This includes quantitative and qualitative information and analysis, based on the Group’s historical experience, credit assessment, and also considers forward-looking information.

The Group uses an allowance calculation matrix to calculate the expected credit loss for accounts receivable. The allowance matrix is based on the historical loss percentages observed over the expected life of the receivables and is adjusted for specific customers, according to the score (percentage from an internally produced statistical calculation that considers future estimates and qualitative factors such as the financial capacity of debtor – “Low Score”). These qualitative factors are monitored monthly by the Group’s treasury department. Historical loss percentages and scores are reviewed whenever any significant event occurs, with indications that there may be a significant change in these percentages.

For customers in default with high probability of recovery the company applies the historical recovery percentages in order to calculate the allowance for these particular customers. For customers in default for more than 90 days or with low probability of recovery the Group applies the percentage determined in the Low Score as described in the previous paragraph.

Provision for losses for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

The gross carrying amount of a financial asset is written off when the Group has no reasonable expectation of recovering the financial asset in full or in part. The Group does not expect any significant recovery of amounts written off. However, financial assets written off may still be subject to credit collection, in compliance with procedures of the Group for the recovery of the amounts due.

6.13	Non-current assets held for sale

Non-current assets, or disposal groups comprising assets and liabilities, are classified as held-for sale if it is highly probable that they will be recovered primarily through sale rather than through continuing use.

Such assets, or disposal groups, are generally measured at the lower of their carrying amount and fair value less costs to disposal. Any impairment loss on a disposal group is allocated first to goodwill, and then to the remaining assets and liabilities on a pro rata basis, except that no loss is allocated to inventories, financial assets, deferred tax assets, employee benefit assets, investment property or biological assets, which continue to be measured in accordance with the Group’s other accounting policies. Impairment losses on initial classification as held-for-sale and subsequent gains and losses on remeasurement are recognized in profit or loss.

Once classified as held-for-sale, intangible assets and property, plant and equipment are no longer amortized or depreciated.

6.14	New standards, amendments and interpretations to standards issued but not yet effective

The standards, amendments and interpretations to standards issued but not effective until the date of approval of these consolidated financial statements are presented below:

These amendments are effective for annual reporting periods beginning on or after January 1, 2023.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

Amendment to IAS 8 — “Definition of accounting estimates”

The amendment to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors clarifies how companies should distinguish changes in accounting policies from changes in accounting estimates. The distinction is important, because changes in accounting estimates are applied prospectively to future transactions and other future events, but changes in accounting policies are generally applied retrospectively to past transactions and other past events as well as the current period.

This amendment to the standard is effective for annual reporting periods beginning on January 1, 2023.

Amendment to IAS 12 — “Deferred tax related to assets and liabilities arising from a single transaction”

The amendments to IAS 12 Income Taxes require companies to recognize deferred tax on transactions that, on initial recognition, give rise to equal amounts of taxable and deductible temporary differences. They will typically apply to transactions such as leases of lessees and decommissioning obligations and will require the recognition of additional deferred tax assets and liabilities.

The amendment should be applied to transactions that occur on or after the beginning of the earliest comparative period presented. In addition, entities should recognize deferred tax assets (to the extent that it is probable that they can be utilized) and deferred tax liabilities at the beginning of the earliest comparative period for all deductible and taxable temporary differences associated with:

•	right-of-use assets and lease liabilities, and

•	decommissioning, restoration and similar liabilities, and the corresponding amounts recognized as part of the cost of the related assets.

The cumulative effect of recognizing these adjustments is recognized in retained earnings, or another component of equity, as appropriate.

IAS 12 did not previously address how to account for the tax effects of on-balance sheet leases and similar transactions and various approaches were considered acceptable.

This amendment to the standard is effective for annual reporting periods beginning on January 1, 2023.

Classification of Liabilities as Current or Non-current — Amendments to IAS 1

The narrow-scope amendments to IAS 1 Presentation of Financial Statements clarify that liabilities are classified as either current or noncurrent, depending on the rights that exist at the end of the reporting period. Classification is unaffected by the entity’s expectations or events after the reporting date (e.g. the receipt of a waver or a breach of covenant). The amendments also clarify what IAS 1 means when it refers to the ‘settlement’ of a liability.

The amendments could affect the classification of liabilities, particularly for entities that previously considered management’s intentions to determine classification and for some liabilities that can be converted into equity.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

They must be applied retrospectively in accordance with the normal requirements in IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors. The amendment will be effective as of January 1, 2024.

Disclosure of Accounting Policies — Amendments to IAS 1 and IFRS Practice Statement 2

The IASB amended IAS 1 to require entities to disclose their material rather than their significant accounting policies. The amendments define what is ‘material accounting policy information’ and explain how to identify when accounting policy information is material. They further clarify that immaterial accounting policy information does not need to be disclosed. If it is disclosed, it should not obscure material accounting information. To support this amendment, the IASB also amended IFRS Practice Statement 2 Making Materiality Judgements to provide guidance on how to apply the concept of materiality to accounting policy disclosures. This amendment to the standard is effective for annual reporting periods beginning on January 1, 2023.

6.15	Amendments adopted on January 1, 2022

The revisions and amendments to, certain standards applicable for annual periods beginning on January 1, 2022 did not have a material impact on the Company’s consolidated financial statements.

Amendment to IAS 16 — “Property, plant and equipment”

The amendment to IAS 16 Property, Plant and Equipment (PP&E) prohibits an entity from deducting from the cost of an item of PP&E any proceeds received from selling items produced while the entity is preparing the asset for its intended use. It also clarifies that an entity is ‘testing whether the asset is functioning properly’ when it assesses the technical and physical performance of the asset. The financial performance of the asset is not relevant to this assessment.

Entities must disclose separately the amounts of proceeds and costs relating to items produced that are not an output of the entity’s ordinary activities.

Amendment to IAS 37 — “Onerous contracts”

The amendment to IAS 37 clarifies that the direct costs of fulfilling a contract include both the incremental costs of fulfilling the contract and an allocation of other costs directly related to fulfilling contracts. Before recognizing a separate provision for an onerous contract, the entity recognizes any impairment loss that has occurred on assets used in fulfilling the contract.

Amendments to IFRS 3 — “Reference to the conceptual framework”

Minor amendments were made to IFRS 3 Business Combinations to update the references to the Conceptual Framework for Financial Reporting and add an exception for the recognition of liabilities and contingent liabilities within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets and Interpretation 21 Levies. The amendments also confirm that contingent assets should not be recognized at the acquisition date.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

Annual improvements to IFRS standards 2018-2020

It makes amendments to the following standards:

•

IFRS 1 First-time Adoption of International Financial Reporting Standards — allows entities that have measured their assets and liabilities at carrying amounts recorded in their parent’s books to also measure any cumulative translation differences using the amounts reported by the parent. This amendment will also apply to associates and joint ventures that have taken the same IFRS 1 exemption.

•	IFRS 9 Financial Instruments — clarifies which fees should be included in the 10% test for derecognition of financial liabilities.

•

IFRS 16 Leases — amendment of illustrative example 13 to remove the illustration of payments from the lessor relating to leasehold improvements, to remove any confusion about the treatment of lease incentives.

7	Cash and cash equivalents

At December 31, 2022 and 2021, cash and cash equivalents were comprised as follows:

	December 31, 2022	December 31, 2021
Cash	11	12
Bank balances	253	15,664
Deposits(*)	1,382,004	1,248,406

Total	1,382,268	1,264,082

(*)

Represent investments in Bank Deposit Certificates — CDB, with remuneration linked to the Interbank Deposit Certificate — CDI, as of December 31, 2022 with an average yield of 102.88% of CDI (December 31, 2021 — 102.37% of CDI), with no risk of significant change in value and immediate liquidity, that are held for the purpose of meeting short-term cash commitments related to new business initiatives, acquisitions and other obligations arising from current liabilities.

8	Accounts receivable

Accounts receivable at December 31, 2022 and 2021 are comprised as follows

	December 31, 2022	December 31, 2021
Customer receivables for services provided	143,542	134,842
Loss allowance	(2,195)	(3,281)

Total	141,347	131,561

Current	132,989	120,162
Non-current(*)	8,358	11,399

Total	141,347	131,561

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

(*)

The non-current balance refers to the long-term portion of one specific contract with a customer, signed in 2019. The payment term negotiated was to receive the consideration in seven annual installments and seventy-two monthly installments. Revenue was recognized upon the delivery when the performance obligation was fulfilled. The adjustment to fair value related to this balance was R$1,200 on December 31, 2022 (R$1,968 on December 31, 2021).

The breakdown of accounts receivable by maturity date and the analysis of loss allowance are presented in the table below:

			December 31, 2022			December 31, 2021
Default	Credit recovery score	Aging of receivables	Average rate of expected loss (*)	Gross carrying amount	Loss allowance	Average rate of expected loss (*)	Gross carrying amount	Loss allowance
Customers past due up to 90 days	High/low score	Falling due	0.26%	128,241	333	1.25%	121,875	1,525
		Overdue 1-30 days	5.03%	4,054	204	5.28%	2,975	157
		Overdue 31-60 days	15.79%	994	157	13.70%	1,073	147
		Overdue 61-90 days	25.52%	290	74	25.07%	335	84
Overdue for more than 90 days	High score		10.74%	9,553	1,026	6.90%	7,693	531
	Low score		97.80%	410	401	93.94%	891	837

Total				143,542	2,195		134,842	3,281

(*) The calculation methodology of the provision for expected credit losses is described in Note 29 (iii).

Changes in the loss allowance were as follows:

	2022	2021
At January 1	3,281	4,034

Amounts written off	(1,880)	(2,260)
Net remeasurement of loss allowance	815	1,507
Transfer to assets held for sale	(21)	—

At December 31	2,195	3,281

9	Recoverable taxes

(a)	Current tax assets — Income tax and social contribution

	December 31, 2022	December 31, 2021
Income tax recoverable	38,936	21,374
Social contribution recoverable	16,600	862

Total	55,536	22,236

Current	55,536	22,236
Non-current	—	—

	55,536	22,236

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

(b)	Other tax assets

	December 31, 2022	December 31, 2021
Social integration program (i)	272	620
Withholding tax	14,931	5,921
Other	1,144	1,594

Total	16,347	8,135

Current	15,936	7,452
Non-current	411	683

	16,347	8,135

(i) Refers to Social Integration Program (PIS) and Social Contribution on Revenues (COFINS).

10	Property and equipment

Changes in property and equipment are as follows:

	Leasehold improvements	Machinery and equipment	Facilities	Furniture and fixtures	IT equipment	Right-of-use of real estate	Total property and equipment
Cost
At January 1, 2021	5,643	877	564	1,780	18,342	22,683	49,889
Additions	—	—	—	—	1,257	1,426	2,683
Acquisition through business combinations	131	11	—	78	133	—	353
Disposals	(218)	(66)	(7)	(424)	(2,283)	(58)	(3,056)

At December 31, 2021	5,556	822	557	1,434	17,449	24,051	49,869

Additions	—	381	—	5	75	832	1,293
Transfers to assets held for sale	(449)	(12)	(148)	(409)	(1,286)	(993)	(3,297)
Disposals	(830)	(3)	(2)	(54)	(370)	(3,721)	(4,980)

At December 31, 2022	4,277	1,188	407	976	15,868	20,169	42,885

Depreciation
At January 1, 2021	(1,482)	(373)	(169)	(863)	(6,615)	(7,853)	(17,355)
Depreciation	(674)	(74)	(56)	(135)	(3,679)	(3,140)	(7,758)
Disposals	—	—	—	286	2,060	—	2,346

At December 31, 2021	(2,156)	(447)	(225)	(712)	(8,234)	(10,993)	(22,767)

Depreciation	(702)	(66)	(52)	(141)	(3,031)	(3,126)	(7,118)
Transfers to assets held for sale	358	—	40	162	429	890	1,879
Disposals	—	—	—	—	—	—	—

At December 31, 2022	(2,500)	(513)	(237)	(691)	(10,836)	(13,229)	(28,006)

Carrying amounts
At December 31, 2021	3,400	375	332	722	9,215	13,058	27,102

At December 31, 2022	1,777	675	170	285	5,032	6,940	14,879

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

11	Intangible assets

Changes in intangible assets and goodwill are as follows:

	Database (a)	Trademarks, rights, patents and others	Software	Goodwill on business combinations (b)	Relationship with customers and non-compete agreements identified in business combination	Internally developed products (c)	Intangible assets in progress (d)	Total
Cost
At January 1, 2021	771,385	32,228	217,653	118,018	27,313	27,137	9,626	1,203,360
Additions	93,620	—	47,287	—	—	46,601	15,025	202,533
Acquisition through business combination	19,370	—	11,800	155,867	1,070	—	—	188,107
Disposals	—	—	—	—	—	—	(3,695)	(3,695)

At December 31, 2021	884,375	32,228	276,740	273,885	28,383	73,738	20,956	1,590,305

Additions	122,144	—	50,659	—	—	64,080	23,296	260,179
Transfers to assets held for sale	—	(32,228)	(99,395)	—	—	(16,199)	(9,446)	(157,268)
Disposals	—	—	(8,848)	—	—	—	(287)	(9,135)
Transfers	—	—	567	—	—	26,590	(27,157)	—

At December 31, 2022	1,006,519	—	219,723	273,885	28,383	148,209	7,362	1,684,081

Amortization and impairment loss
At January 1, 2021	(428,963)	—	(23,897)	—	(26,265)	(2,400)	—	(481,525)
Amortization	(134,964)	—	(37,507)	—	(1,047)	(10,977)	—	(184,495)
Impairment loss(e)	—	(1,976)	(13,548)	(7,836)	—	—	—	(23,360)

At December 31, 2021	(563,927)	(1,976)	(74,951)	(7,836)	(27,312)	(13,377)	—	(689,379)

Amortization	(129,419)	—	(42,118)	—	(172)	(21,518)	—	(193,227)
Transfers to assets held for sale	—	1,976	55	—	—	2,036	—	4,067
Disposals	—	—	7,677	—	—	—	—	7,677

At December 31, 2022	(693,346)	—	(109,337)	(7,836)	(27,484)	(32,859)	—	(870,862)

Carrying amounts
At December 31, 2021	320,448	30,252	201,789	266,049	1,071	60,361	20,956	900,926

At December 31, 2022	313,173	—	110,386	266,049	899	115,350	7,362	813,219

(a)

Refers to acquisitions of information to increment and develop databases used in the consultations of the services provided by the Group, which are capitalized over five years to the Company and ten years for the subsidiaries (the period of use of the information).

(b)	Goodwill acquired has been allocated to the following cash generating units as of December 31, 2022 and 2021; Equifax, R$110,182, Konduto R$155,867 and Acordo Certo R$7,836 , respectively.
(c)

Refers to products developed through Squads (multidisciplinary teams) for product development. Research expenditure and development expenditure that do not meet the criteria to be capitalized are recognized as expense as incurred.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

(d)

Development costs previously recognized as expense are not recognized as an asset in a subsequent period. The amount recognized as expense was R$ 16,943 in the year ended December 31, 2022 (R$ 10,882 on December 31, 2021).

(e)	After the assessment of the impairment test of the CGU Acordo Certo, a provision for impairment of goodwill and other assets was made in the amount of R$23,360.

Impairment testing for CGUs containing goodwill and indefinite-live intangible assets

Impairment tests of the goodwill paid based on expected future profitability and intangible assets with indefinite useful life acquired through business combination were conducted by Cash Generating Units (CGUs), as described below:

CGU Boa Vista: In 2021 and 2022 the Group tested CGU Boa Vista for impairment of the goodwill generated through the acquisition of spin-off business of Equifax do Brasil Ltda. which was subsequently merged into Boa Vista. The recoverable amount was estimated based on its value in use. The recoverable amount of the CGU was estimated to be higher than its carrying amount and no impairment was required.

CGU Acordo Certo: The Group tested CGU Acordo Certo for impairment in 2021, based on the value in use method — discounted cash flow. As of December 31, 2021, an impairment loss of goodwill and other assets was recorded in the amount of R$23,360, considering that the recoverable amount of CGU Acordo Certo was lower that the carrying amount.

CGU Konduto: The Group tested CGU Konduto for impairment of the goodwill generated through the acquisition of Konduto InterData Technology S.A. in 2021 and 2022. The recoverable amount was estimated based on its value in use. The recoverable amount of the CGU was estimated to be higher than its carrying amount and no impairment was required.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

The key assumptions used in the estimation of the recoverable amount are set out below. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industries and have been based on historical data from both external and internal sources. Considering the early stage of the acquired company’s operations and its business growth profile, the discounted cash flow projections included specific estimates for ten years and a terminal growth rate thereafter for which management believes these projections are reliable. The projections are based on the approved budget that takes into consideration historical information adjusted to reflect events in place at the date of the test. The terminal growth rate was determined based on management’s understanding of the industry’s development trends. The Company has considered and assessed reasonably possible changes for the key assumptions and has not identified any instances that could cause the carrying amount of the Boa Vista CGU and Konduto CGU to exceed its recoverable amount.

2022	Boa Vista	Konduto
Revenue (% annual growth rate)	3.8%	16.9%
Budgeted gross margin (%)	90.9%	73.4%
Annual capital expenditure (in thousands)	166,438	6,704
Long-term growth rate (%)	3.15%	3.20%
Pre-tax discount rate (%)	15.4%	17.6%

2021	Boa Vista	Acordo Certo	Konduto
Revenue (% annual growth rate)	9.1%	19.5%	24.7%
Budgeted gross margin (%)	90.4%	38.3%	67.4%
Annual capital expenditure (in thousands)	164,790	17,387	5,204
Long-term growth rate (%)	3.0%	3.0%	3.0%
Pre-tax discount rate (%)	13.9%	20.9%	14.8%

12	Assets and liabilities held for sale

On October 25, 2022, the Company entered into an Investment Agreement with RV Marketing, LLC and RV Technology, LLC (jointly, “RV”) for the formation of an association (“Joint Venture”), with the purpose of developing and operating a credit marketplace, financial services for consumers, among others, through the creation of a new company.

The Joint Venture will be structured through the contribution of assets: (a) by the Company, comprising (i) its Consumidor Positivo intangible assets, and (ii) the entire capital stock of Acordo Certo, and (b) for RV, comprising (i) R$70 million, (ii) the entire share capital of the iq360 Serviços de Informação e Tecnologia Ltda. (“iq”), and (iii) intellectual property assets used by iq, including brands and software, and certain contracts entered into by iq.

After completion of the contributions, Boa Vista will hold 50% of the voting share capital of the Joint Venture minus 1 share and RV will hold 50% of the voting share capital of the Joint Venture plus 1 share. Unanimous consent of both Boa Vista and RV is required for decisions of the shareholders. The Investment Agreement establishes that the Company and RV will work together in the day-to-day operations by participating in several decisions and having veto rights in strategic matters. The contractually agreed sharing of control arrangement exists as relevant decisions require the unanimous

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

consent of the Company and RV as both parties must act together to direct relevant activities that significantly affect the returns of the arrangement.

Thus, as part of this transaction to sell, the intangible assets related to Consumidor Positivo and the assets and liabilities of the subsidiary Acordo Certo to the joint venture, these are presented as a group of assets held for sale.

The transaction was approved by CADE on December 22, 2022 and, on March 23, 2023, an Extraordinary General Meeting was held in which the transaction was approved by the Company’s shareholders. The closing of the transaction is expected to take place in the second quarter of 2023 and depends on the fulfillment of customary conditions for transactions of this nature, such as the implementation of corporate reorganization by the Company and by RV to structure the assets that will be contributed to the Joint Venture.

(a)	Assets and liabilities held for sale

At December 31, 2022, the group of assets and liabilities held for sale was measured at their carrying amount, since the fair value less costs to sell was higher, and comprised the following assets and liabilities.

	Note		Amount
Cash and cash equivalents			14,032
Accounts receivable			7,321
Prepaid expenses			610
Income tax and social contribution			41
Other recoverable taxes			192
Other assets			78
Deferred tax asset — income tax and social contribution	23.c	)	2,695
Property and equipment	10		1,419
Intangible assets	11		153,201

Assets held for sale			179,589

Accounts payable to suppliers			467
Lease liability	14.b	)	110
Labor obligations, vacation and social charges			1,954
Accounts payable — Related parties			520
Income tax and social contribution			64
Taxes and contributions payable			1,286
Other accounts payable			4,036
Provisions			14,131

Liabilities held for sale			22,568

The non-recurring fair value measurement for the group of assets held for sale was classified as level 3 fair value based on the inputs of the valuation technique used (see Note 29.b).

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

13	Accounts payable to suppliers

The accounts payable to suppliers as of December 31, 2022, in the amount of R$45,637 (R$31,273 as of December 31, 2021), arise from the purchase of services as part of the normal activities of the Group, e.g., acquisition of goods, mailing services, maintenance of software and hardware and sundry consulting services, among others. Accounts payable to suppliers are financial liabilities classified as amortized cost.

14	Bank loans and borrowings and lease liability

The balances of bank loans and borrowings and lease liability at December 31, 2022 and 2021 are comprised as follows:

	December 31, 2022	December 31, 2021
Bank loans and borrowings(a)	—	2,788

Lease liability(b)	9,825	20,278

	9,825	23,066

Current	3,254	9,103
Non-current	6,571	13,963

a.	Bank loans and borrowings

Transactions	Year of maturity	Annual interest rate	December 31, 2022	December 31, 2021
Working capital(*)	2022	CDI + 3.77 % p.a.	—	2,788

		Total	—	2,788

		Current	—	2,788
		Non-current	—	—

(*)	Working capital loans are loans and borrowings to meet the Group’s cash requirements. There is no financial covenant.

Changes in bank loans and borrowings are as follows:

	2022	2021
At January 1	2,788	29,936

Payment of bank loans and borrowings	(2,862)	(29,252)
Interest paid	(113)	(947)
Interest expense	57	2,683
Transaction costs related to bank loans and borrowings	130	368

At December 31	—	2,788

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

b.	Lease liability

Transactions	Annual Interest rate	December 31, 2022	December 31, 2021
Leasing — exclusive right of use(*)	IGP-M (***) + 5.87%	1,561	4,860
Leasing — Headquarters office contract(**)	IGP-M + 3.70%	8,264	15,418

	Total	9,825	20,278

	Current	3,254	6,315
	Non-current	6,571	13,963

(*)	Refers to the right to exclusive use of software.
(**)

Refers to the rental of the properties related to the headquarters of the Group, in which a right-of-use asset is recorded. During the years ended December 31, 2022 and 2021, the amounts of R$ 832 and R$1,426, respectively, refer to adjustments to the lease agreements.

(***)	Inflation as measured by the General Market Price index (IGP-M) published by the Getúlio Vargas Foundation (FGV).

At December 31, 2022 and 2021, the balance of Leases, in non-current liabilities, is presented by year of maturity as follows:

Maturity	December 31, 2022	December 31, 2021
2023	—	5,407
2024	3,365	3,614
2025	1,961	3,042
2026	1,245	1,900

Total	6,571	13,963

Changes in lease liability are as follows:

	2022	2021
At January 1	20,278	23,983

Additions	2,625	4,213
Payment of lease liabilities	(7,463)	(9,995)
Interest paid	—	(211)
Interest expense	2,036	2,326
Write-off of the lease liability(*)	(7,541)	(38)
Reclassification to held for sale	(110)	—

At December 31	9,825	20,278

(*)	On October 31, 2022, the Group discontinued the use of the 12th and 13th floors of its headquarters.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

15	Debentures

At December 31, 2022 and 2021, the balance of the debentures issued is composed as follows:

Operation	Annual Interest rate	December 31, 2022	December 31, 2021
Debentures	CDI + 3.70 p.a.	63,334	126,667
Payment		(63,334)	(63,332)
(-) Issuance cost		—	(812)
Interest		—	1,345

Total		—	63,868

Current		—	63,868
Non-current		—	—

Changes in debentures are as follows:

	2022	2021
At January 1	63,868	126,274

Repayment of debentures	(63,334)	(63,333)
Interest paid	(4,511)	(3,136)
Interest expense	3,165	3,088
Transaction costs related to debentures	812	975

At December 31	—	63,868

Debentures are financial liabilities classified as amortized cost.

16	Labor obligations, vacation and social charges

Labor obligations, vacation and social charges at December 31, 2022 and 2021 are presented below:

	December 31, 2022	December 31, 2021
Compensation for post-combination services — Acordo Certo key employees(i)	82,771	35,357
Provision for vacation and charges	12,896	10,958
Profit sharing program (PPR)	30,332	12,873
Social charges	5,001	4,285
Others	901	731

Total	131,901	64,204

Current	131,901	28,847
Non-current	—	35,357

(i)

The agreement to purchase the shares of Acordo Certo also required the Group to pay additional contingent amounts to former shareholders of Acordo Certo. The amount to be paid is based on the Adjusted Net Revenue* of Acordo Certo in 2022, with a specified

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

minimum amount and subject to the continued employment of these shareholders with Acordo Certo until December 31, 2022. For the year ended December 31, 2022, compensation expense related to these services was R$47,414 (R$33,150 for the year ended December 31, 2021).
*

Adjusted Net Revenue is defined in the purchase agreement as the net revenue of Acordo Certo less (i) costs of contact with customers via digital platforms, (ii) advertising and marketing costs and (iii) net revenue from channels and/or platforms of products and services to the Company’s consumers.

17	Related parties

Balances with related parties derive from transactions that were carried out at market prices with the Group’s shareholders related to rendering of services and commission on sales in partnership. No expense has been recognized in the current year or prior year for bad or doubtful debts in respect of amounts owed by related parties.

		Current assets
Related parties	Nature	December 31, 2022	December 31, 2021
Associação Comercial de São Paulo	(a)	2	262

Total		2	262

		Current liabilities
Related parties	Nature	December 31, 2022	December 31, 2021
TMG Serviços de Gestão Ltda.	(b)	—	125
Bain Brasil Ltda.	(c)	5,357	—

Total		5,357	125

		Statements of profit or loss
		December 31, 2022		December 31, 2021
Company	Nature	Revenue	Costs and expenses	Revenue	Costs and expenses
Associação Comercial de São Paulo	(a)	2,153	—	1,263	—
Bain Brasil Ltda.	(c)	—	(7,557)	—	—
TMG Serviços de Gestão Ltda.	(b)	—	—	—	(1,250)

(a)	Relates to the rendering of data consultation services.
(b)	Refers to the services rendered by key shareholders to the Group.
(c)	Bain Brasil Ltda. is a related party, since one of the shareholders is also a Group’s Board member.

Associação Comercial de São Paulo and TMG Serviços de Gestão Ltda. are shareholders of the Group.

17.1	Key management personnel

In the years ended December 31, 2022 and 2021, short-term benefits were paid to Directors and Board members, whose expense was presented in “General and administrative expenses”.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

Each year, at the Annual Shareholders’ Meeting, the total amount of the Directors’ fees and the remuneration of the Board members are established according to the Group’s Bylaws.

	December 31, 2022	December 31, 2021
Annual fixed remuneration	9,744	6,260
Variable remuneration — Profit sharing program	3,419	8,576

Total remuneration	13,163	14,836

	December 31, 2022	December 31, 2021
Restricted shares plan	611	1,225

Total	611	1,225

Expenses related to the restricted shares referring to the Board members and Directors recorded in the consolidated statement of profit or loss and other comprehensive income. See Note 30 for further information.

18	Payables for business combinations

The roll forward of payables for business combinations is as follows:

	Konduto	Acordo Certo(*)	Total
January 1, 2021	—	141,134	141,134
Konduto acquisition	1,192	—	1,192
Consideration transferred	—	(720)	(720)
Remeasurement of fair value(*)	—	(83,418)	(83,418)
Unwinding of the time value of money	470	—	470

December 31, 2021	1,662	56,996	58,658
Remeasurement of fair value(*)	—	21,683	21,683
Unwinding of the time value of money	1,218	—	1,218

December 31, 2022	2,880	78,679	81,559

Current liabilities			78,246
Noncurrent liabilities			3,313

			81,559

(*)

The contingent consideration for Acordo Certo is based on the Adjusted Net Revenue of Acordo Certo in 2022, with a specified minimum amount and is remeasured to fair value at each reporting date based on the discounted cash flows, with changes in fair value recognised in profit or loss, until the payable is settled. In 2021, the performance and profitability of Acordo Certo was lower than expected, and the Group reduced its estimates of the expected Adjusted Net Revenue of Acordo Certo in 2022, which led to a reduction of R$ 83,418 in the fair value of the contingent consideration. The decrease in the performance and the profitability of Acordo Certo was also an indication of impairment – see Note 11.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

In 2022, the fair value of the contingent consideration increased by R$ 21,683, considering the time value of money and the revised estimates of the expected Adjusted Net Revenue of Acordo Certo in 2022

At December 31, 2022 and 2021, the balance of non-current payables for business combinations is presented by year of maturity as follows:

			December 31, 2022	December 31, 2021
Maturity	Acordo Certo	Konduto	Total	Total
2023	—	—	—	56,561
2024	100	—	100	101
2025	167	950	1,117	716
2026	167	950	1,117	714
2027	—	979	979	566

Total	434	2,879	3,313	58,658

19	Advances from customers

Refers to the amounts paid in advance by customers for the future utilization of services over a certain period of time. Revenue from these contracts will be recognized as the use of products / services provided occurs.

	2022	2021
At January 1	2,232	1,385

Additions	17,979	8,221
Utilization (*)	(20,211)	(7,374)

At December 31	—	2,232

(*)

Contract liabilities refer mainly to the advance of the consideration received from customers to render decision services. At December 31, 2022 and 2021, the amount of advances from customers is zero and R$2,232, respectively, which were recognized as revenue according to the use of services by the customers. The amount of R$20,211 were recognized as revenue in the year ended December 31, 2022 (R$7,374 in the year ended December 31, 2021).

20	Taxes payable

At December 31, 2022 and 2021, taxes payable are comprised as follows:

	December 31, 2022	December 31, 2021
Taxes payable	64,609	47,644

	64,609	47,644

Current	24,355	13,616
Non-current	40,254	34,028

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

Current	December 31, 2022	December 31, 2021
PIS and COFINS payable	4,669	4,134
Withholding income tax (IRRF)(*)	17,957	6,920
Service tax (ISS) payable	1,644	1,694
Other taxes payable	85	868

Subtotal	24,355	13,616

Non-current	12/31/2022	12/31/2021

INSS on Severance pay	6,550	5,427
ISS — PIS and COFINS basis	15,940	12,954
PIS and COFINS payable on the remeasurement of fair value of contingent consideration	—	3,879
Deductibility — SEBRAE/INCRA and FNDE	17,764	11,768

Subtotal(**)	40,254	34,028

Total taxes payable	64,609	47,644

(*)	The increase in IRRF arises from the retention of Interest on net equity proposed for the year ended December 31, 2022.
(**)	The Group is part of lawsuits to dispute the payment of certain taxes as follows:

(i)	INSS on Severance pay

The Company filed a lawsuit to (1) obtain the recognition of the non-levy of the INSS contributions paid by the Company, of the Work Accident Insurance (SAT)/Work Accident Risk (RAT) and the third-party contributions (education allowance, INCRA and System “S”) on the following funds: (a) one-third of statutory vacation (actually taken); (b) indemnified prior notice of termination of employment; (c) sickness allowance (payment of the first 15 days); (d) accident benefits; and (e) indemnification for unpaid unused vacation days.

(ii)	ISS — PIS and COFINS basis

Writ of mandamus filed by the Company seeking the recognition of the right to exclude from the PIS and COFINS tax bases, the value corresponding to ISS due by the Company, suspending such tax liability, given that on ISS installments there should be no levy of social contributions that are calculated on the basis of a company’s billings, as ISS taxes are not part of a Company’s billings or gross revenues, since the Company only collects such amounts and makes the tax payments.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

(iii)	Deductibility — SEBRAE/INCRA and FNDE

These taxes payables are based on the understanding of the Supreme Court, that these contributions to SEBRAE/INCRA and FNDE are constitutional. Past proceedings have been discontinued and a writ of mandamus filed seeking the recognition of the unconstitutionality of the Contributions to the (i) National Institute for Colonization and Agrarian Reform (Instituto Nacional de Colonização e Reforma Agrária -INCRA); (ii) the Brazilian Small and Medium Enterprises Support Service (Serviço Brasileiro de Apoio às Micro e Pequenas Empresas — SEBRAE); and (iii) the National Education Development Fund (Fundo Nacional de Desenvolvimento da Educação — FNDE) (educational allowance), given the restrictions for calculation over payroll, due to express prohibition of the text of the Federal Constitution, changed by Constitutional Amendment No. 33/2001.

Changes in tax liabilities subject to legal proceedings:

	INSS on Severance pay	ISS — PIS and COFINS basis	PIS and COFINS payable on the remeasurement of fair value of contingent consideration	Deductibility — SEBRAE/ INCRA and FNDE	Total
At January 1, 2022	5,427	12,954	3,879	11,768	34,028

Principal additions	627	1,706	—	4,565	6,898
Interest additions	496	1,280	—	1,431	3,207
Reversal	—	—	(3,879)	—	(3,879)

At December 31, 2022	6,550	15,940	—	17,764	40,254

21	Provisions

The Group is party to lawsuits and administrative proceedings arising from the normal course of its operations.

Provision for potential losses arising from these lawsuits is estimated by the Group, taking into consideration the opinion of its legal advisors.

	December 31, 2022	December 31, 2021
Civil	6,592	4,588
Tax	5,334	7,741
Labor	2,148	13,663

Total	14,074	25,992

Non-current	14,074	25,992

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

Changes in provisions for tax, civil and labor risks are as follows:

	Civil (i)	Tax (ii)	Labor (iii)	Total
At January 1, 2022	4,588	7,741	13,663	25,992

Additions	9,209	—	—	9,209
Write-offs	—	—	(678)	(678)
Payments	(7,205)	—	—	(7,205)
Interest and fines	—	887	—	887
Transfer to liabilities held for sale	—	(3,294)	(10,837)	(14,131)

At December 31, 2022	6,592	5,334	2,148	14,074

(i)	Provision for civil risks

Most of the civil claims are based in article 43, paragraph 2 of Law 8,078/90– Consumer Defense Code due to lawsuits filed against the Group. The claimants are seeking indemnity for pain and suffering, alleging not sending the prior notification before the Company exhibits the consumer’s data in Boa Vista’s database.

By means of the history of closed cases, the percentages of validity, partial validity and groundlessness of the Special Court and Common Justice cases were calculated, and the average amount paid in cases granted or partially granted was calculated. The recorded civil provision is the result of the estimation of claims representing probable portfolio loss.

(ii)	Provision for tax risks

Decision referring to the partial approval by the Brazilian Federal Revenue Service, regarding the offset of federal withholding taxes for issue of invoices, to pay the Income Tax and Social Contribution for the period from January 2011 to December 2011, submitted through a tax compensation mechanism named PER/DCOMP.

The Group also has provisions for risks related to federal and municipal taxes between the periods from January 2016 to July 2021.

(iii)	Provision for labor risks

The Group is involved in labor claims comprising overtime and salary parity. The Group is also a party to labor lawsuits involving outsourced service providers in which the Group has joint liability.

Contingent liabilities

There were no significant changes regarding the progress of labor, civil and tax lawsuits classified as possible risks of loss, totaling R$86,516 and R$74,101 as of December 31, 2022 and 2021, respectively.

1.	Amortization of tax goodwill

As a result of tax assessment notice issued by the Brazilian Federal Revenue Service in December 2015, the Company is discussing the deductibility of Income Tax and Social Contribution referring to

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

amortization of goodwill from the merger originated from the net assets transferred in the acquisition of Equifax do Brasil Ltda. (R$ 25,212) and the amortization of database originated from the net assets transferred through the capital increase paid-up by Associação Comercial de São Paulo (“ACSP”) (R$ 16,249). The restated amount (SELIC) of the tax assessment notice is R$48,358 (R$45,083 at December 31, 2021). The Company timely filed an appeal that was reviewed by the taxing authorities, which considered it valid in relation to the database portion acquired by ACSP. The Company is currently awaiting a decision by the Administrative Council of Tax Appeals (CARF). The Company’s management, supported by the opinion of counsel, understands that the likelihood of success in this discussion is considered “possible” and, for this reason, no provision was set aside in the financial statements.

2.	Tax Foreclosure of Municipal ISS in Campinas

Tax foreclosure derived from assessment notice No. 002298/2013, filed by the Public Treasury of the Municipality of Campinas against Boa Vista Serviços S.A. for the collection of debts related to ISS for the provision of services in the periods from June 1, 2011 to May 31, 2013 to customers located in the Municipality of Campinas. The financial impact in the event of loss is R$200 (R$1,912 as of December 31, 2021).

3.	Tax Foreclosure of Municipal ISS in São Paulo

Refers to assessment notices filed by the Municipality of São Paulo charging amounts arising from the alleged underpayment by the Company of ISS tax levied on the digital certificate issuance activity, as well as a fine for non-compliance with the ancillary obligation, related to the alleged error in the issue of electronic invoices. The financial impact in the event of loss is R$5,356 (R$4,730 as of December 31, 2021).

4.	Lawsuit — Stock Option Plan, commercial nature

Legal action filed to seek recognition of the commercial nature of the Company’s Stock Option Plan and secure non-chargeability of income tax, social security contribution and on those of third parties.

This is a civil suit seeking to demonstrate that gains and losses involving the Stock Option Plan established by the Plaintiff Entity to the benefit of its employees arise from the commercial agreement entered into by and between the parties on an onerous and voluntary basis, subject to risk (as in any other business). Thus, as no labor compensation is paid, no income tax is levied on compensation paid to individuals (progressive rate of up to 27.5%), on social security contributions and on those of third parties.

According to management views supported by lawyers’ opinion, the likelihood of loss is rated as “possible”, with a financial impact of R$13,318 (R$11,964 as of December 31, 2021), in case of an unfavorable outcome.

5.	Decisions

These are differences arising from PIS and COFINS credits withheld by customers of invoices issued by the Company and which were offset against taxes to be paid. The Company proved the amounts offset through supporting documents.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

According to management views supported by lawyers’ opinion, the likelihood of loss is rated as “possible”, with a financial impact of R$12,410 (R$11,129 as of December 31,2021) in case of an unfavorable outcome.

6.	Labor contingencies

The Company is a party to other labor claims in the amount of R$ 4,872 (R$8,935 as of December 31, 2021), whose risk of loss was classified as “possible” in the opinion of our legal counsel and, therefore, no provision was recorded as of December 31, 2022.

(v)	Judicial deposits

The Company granted collateral for civil, labor and tax lawsuits in the form of cash deposits which the Group is unable to access until the lawsuit is resolved, as follows:

	December 31, 2022	December 31, 2021
Civil contingencies	2,020	1,777
Labor contingencies	1,494	1,285
Tax liabilities	23,836	12,225

Total	27,350	15,287

Guarantee insurance

As allowed by the Brazilian courts, as an alternative to judicial deposits, for two tax contingencies the Group has contracted insurance with a total coverage limit of R$7,121.

22	Shareholders’ equity

a.	Share Capital

As of December 31, 2022 and 2021, the Company’s share capital was composed exclusively of common shares with no par value.

	Share Capital
	2022	2021
At January 1	1,715,269	1,638,058

Capital increase — Exercise of stock option	—	48,488
Capital increase — Konduto	—	28,723

At December 31	1,715,269	1,715,269

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

	Number of shares
	2022	2021
At January 1	531,440,373	520,797,860

Capital increase — Exercise of stock option	—	7,758,000
Capital increase — Konduto	—	2,884,513
Capital increase — Warrants Konduto	391,124	—
Capital increase — Warrants Konduto	391,124	—

At December 31	532,222,621	531,440,373

b.	Capital reserves

Warrants — Konduto

On August 5, 2021 the Company issued two warrants to Konduto’s former shareholders. These warrants had the conversion ratio of 1:977,810 into common shares at an exercise price of R$ 1.00. Totaling 1,955,620 common shares to be converted upon the exercise.

The warrants fair value recognized at the signing date of the Agreement for the Purchase and Sale of Shares, Merger of Shares and Other covenants with the shareholders of Konduto was R$ 35,651.

The warrants may be exercised in one or more times upon payment of an exercise price according to the following schedule and if the former shareholders have not requested their termination or has been dismissed:

(i) 20% of the subscription bonus within 6 months after the closing date

(ii) 40% of the subscription bonus within 12 months after the closing date

(iii) 60% of the subscription bonus within 18 months after the closing date

(iv) 80% of the subscription bonus within 24 months after the closing date

(v) 100% of the subscription bonus within 30 months after the closing date

On March 24, 2022, the Board of Directors’ Meeting (“RCA”) approved a capital increase in the amount of R$2.00 (two reais), through the issuance of 391,124 new common shares as a result of the exercise of warrants held by Konduto’s former shareholders.

On September 22, 2022, the RCA approved a capital increase in the amount of R$2.00 (two reais), through the issuance of 391,124 new common shares as a result of the exercise of subscription warrants held by Konduto’s former shareholders.

c.	Profit reserves

Legal reserve

It is formed annually by the allocation of 5% of net income for the year and may not exceed 20% of the Company’s capital. The purpose of the legal reserve is to guarantee that the capital is paid up and it is used solely to offset loss or for increasing capital.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

Profit retention

The remaining profits, after the formation of the legal reserve and destination of minimum mandatory dividend, are recorded under line item “Retained earnings”, which are available for allocation at the General Meeting.

d.	Dividends and interest on net equity (“INE”)

In Brazil, entities are allowed to remunerate their shareholders by way of interest on net equity payments, subject to certain limitations, such the limit of Long Term Interest Rate (“TJLP”) and 50% of current or accumulated profits. This payment is deductible for corporate income tax and social contribution purposes. These payments are subject to a 15% withholding tax (or 25% when paid to tax haven jurisdictions).

On May 16, 2022, the Company paid dividends referring to the year ended December 31, 2021 in the amount of R$6,945, according to the approval at the Extraordinary General Meeting on April 29, 2022.

On April 14, 2022, the Company paid interest on net equity in the amount of R$35,146 approved by the Board of Directors on December 16, 2021. Such interest on net equity net of Withholding Income Tax was attributed to the minimum mandatory dividends.

On December 15, 2022, the Board of Directors approved the distribution and payment of interest on net equity in the amount of R$134,784. Such interest on net equity will be attributed to the minimum mandatory dividends for the 2022 fiscal year.

	December 31, 2022	December 31, 2021
Profit for the year	297,750	175,197

Legal reserve — 5%	(14,888)	(8,760)

Calculation basis for minimum mandatory dividends	282,862	166,437
Minimum mandatory distribution to shareholders — 25%	70,716	41,609
Additional distribution proposed by Management	64,068	483

Total distribution proposed	134,784	42,092

Payment method:
Interest on net equity	134,784	35,146
Dividends	—	6,946

Total distribution to shareholders(*)	134,784	42,092

Number of outstanding shares	532,222,621	531,440,373
Interest on net equity/Dividends per share	0.25325	0.07920

(*)	In 2022, interest on net equity net of withholding income tax added to dividends for 2021, in the amount of R$ 38,169, was paid.

Minimum mandatory dividends and dividends approved on or prior to the reporting date are presented in the statement of financial position as liabilities in line item “Dividends and interest on net equity payable” net of withholding income tax, in the amount of R$ 120,900.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

e.	Treasury shares

On February 24, 2022, the Company approved the program for repurchase of registered common shares of its issue, with no par value, to be held in treasury and subsequently delivered to the participants of the Company’s current plan. The number of shares acquired by the Company during the year was 1,772,940 representing 0.33% of the shares outstanding as of December 31, 2022. The shares were acquired at B3 S.A. – Bolsa, Brasil, Balcão, at market prices and intermediated through the financial institution Itaú Corretora de Valores S.A., as follows:

Period	Number of shares	Average price (in Reais)	Total price
March 2022	54,900	7.94	436
April 2022	110,100	8.11	893
July 2022	1,607,940	5.18	8,328

Total	1,772,940	5.45	9,657

	Number of shares	Average price	Total
Outstanding at January 1, 2022	—	—	—
Repurchased	1,772,940	5.4469	9,657
Transferred from vesting of restricted shares	(108,252)	(8.0591)	(872)
Outstanding at December 31, 2022	1,664,688	5.2772	8,785

23	Income tax and social contribution

a.	Amounts recognized in the consolidated statement of profit or loss and other comprehensive income

	December 31, 2022	December 31, 2021
Current income tax and social contribution expense:	(64,654)	(62,533)

Deferred income tax and social contribution expense:
Temporary differences	24,197	1,574

Total income tax from continuing operations expense	(40,457)	(60,959)

b.	Tax expense reconciliation

		December 31, 2022		December 31, 2021
Profit before income tax and social contribution		338,207		236,156
Income tax and social contribution at nominal rates	34%	(114,990)	34%	(80,293)
Tax effect:
Tax incentives(a)	8.78%	29,708	3.55%	8,381
Interest on net equity(b)	13.55%	45,826	5.06%	11,950
Other non-deductible additions and exclusions	(0.30%)	(1,025)	(0.43%)	(1,021)
Others	0.01%	24	0.01%	24

Income tax and social contribution		(40,457)		(60,959)

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

(a)	Refers to “Lei do Bem” and the Workers’ Meal Program – PAT. The increased in 2022 is due to the increase in expenditures with innovation.
(b)

The Brazilian Law 9,249/95 provides that the Company may pay interest on net equity to shareholders in addition to or alternatively to the dividends proposed, subject to specific limitations, which result in tax deduction in the determination of income tax and social contribution. The limitation considers the higher of: (i) TJLP applied to the Company’s equity; or (ii) 50% of the net income for the year.

c.	Changes in balances of deferred tax assets and liabilities

	At	Recognized in profit or loss		At	Recognized in profit or loss		At
	January 1, 2021	Additions	Reversal	December 31, 2021	Additions	Reversal	December 31, 2022
Sundry provisions (i) and deferred revenues	25,567	10,534	(12,049)	24,052	12,222	(6,679)	29,595
Income Tax and Social Contribution losses	—	4,163	—	4,163	—	(488)	3,675
Amortization of fair value adjustments to assets (ii)	—	6,602	—	6,602	4,857	(457)	11,002
Fair value adjustment of the payables for business combination	110	—	—	110	—	—	110
Impairment loss of assets	—	7,943	—	7,943	—	—	7,943
Amortization of customer portfolio (Equifax) (iii) and revenues from invoices	(2,135)	(1,049)	1,193	(1,991)	(37)	—	(2,028)
Lease liability	(1,350)	(5)	16	(1,339)	(4,835)	5,193	(981)
Compensation for postcombination services — Acordo Certo key employees	751	11,270	—	12,021	16,121	—	28,142

Deferred income tax and social contribution assets	22,943	39,458	(10,840)	51,561	28,328	(2,431)	77,458

Change in fair value of contingent consideration (iv)	—	—	(27,044)	(27,044)	(1,319)	7,372	(20,991)
Technological innovation development costs	—	—	—	—	(7,753)	—	(7,753)

Deferred income tax and social contribution liabilities	—	—	(27,044)	(27,044)	(9,072)	7,372	(28,744)

Net deferred tax assets	22,943	39,458	(37,884)	24,517	19,256	4,941	48,714

Transfer to held for sale	—	—	—	—	—	(2,695)	(2,695)

Deferred income tax and social contribution, net	22,943	39,458	(37,884)	24,517	19,256	2,246	46,019

(i)	It refers to provisions for communication, electricity, water, building expenses, PPR, provision for expected credit losses, services provided, onlendings, social charges and benefits to employees.
(ii)	It refers to amortization of the fair value adjustments made to assets acquired in business combinations and adjustment to fair value of the deferred payments.
(iii)	It refers mainly to deferred income and social contribution tax liabilities on identifiable intangible assets acquired in the business combination of the spin-off business of Equifax do Brasil Ltda.
(iv)	Tax effects referring to the provision for impairment of assets and change in fair value of contingent consideration of CGU Acordo Certo.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

24	Operating segment

The Group has only one reportable segment for the years ended December 31, 2022 and 2021.

25	Revenue

Disaggregation of revenue from contracts with customers

The Group’s disaggregated revenue for the years ended December 31, 2022 and 2021 were as follows:

	December 31, 2022	December 31, 2021
Decision services
Risk analytics	473,030	417,953
Legacy data report	144,064	145,181
Marketing services	45,030	38,922
Anti-fraud solutions	31,252	16,629
Consumer services	45,733	29,556
Recovery services
Digital solutions	90,435	58,855
Printed solutions	42,749	44,186

	872,293	751,282

Timing of revenue recognition
Services transferred over time	872,293	751,282

The Group earned revenue abroad in the year ended December 31, 2022 in the amount of R$10,730 (there was no revenue earned abroad in the year ended December 31, 2021).

In the years ended December 31, 2022 and 2021, revenues related to the Group’s largest customer (economic group) represented 9.82% and 11.25%, respectively, of net revenues from services. There are no other customers representing more than 10% of total revenue in the financial years.

The Company is not subject to significant seasonal fluctuations in its revenues.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

26	Costs of services rendered, selling expenses, general and administrative expenses by nature and other operating expenses

a)	Costs of services rendered, selling expenses and general and administrative expenses by nature

We present below the details of expenses by nature:

	December 31, 2022	December 31, 2021
Nature
Salaries, benefits and charges	(261,528)	(188,116)
Technology services	(41,503)	(63,025)
Maintenance	(44,568)	(45,803)
Communications and other variable costs	(42,393)	(54,033)
Consulting, auditing and legal	(39,714)	(31,909)
Commissions	(14,948)	(13,742)
Sales and marketing	(10,192)	(11,204)
Depreciation and amortization	(195,583)	(188,235)
Impairment losses on non-financial assets (*)	—	(23,360)
Impairment losses on accounts receivable	(815)	(1,506)
Others	(5,467)	(14,922)

Total	(656,711)	(635,855)

Classified as:
Cost of services rendered	(369,293)	(368,952)
Selling expenses	(69,116)	(60,329)
General and administrative expenses	(218,302)	(206,574)

Total	(656,711)	(635,855)

(*)	In the year ended December 31, 2021, the amount of R$ 23,360 recorded in this account refers to impairment of assets of CGU Acordo Certo.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

27	Financial Income (Expenses)

Financial income and expenses in the years ended December 31, 2022 and 2021 were as follows:

	December 31, 2022	December 31, 2021
Financial income
Discounts obtained	411	27
Interest and fines on accounts receivable	1,238	1,019
Change in fair value of contingent consideration (*)	—	79,538
Interest income arising from financial assets	149,994	54,265
Interest income on long term receivables	768	961
Other financial income	2,483	1,148

Total financial income	154,894	136,958

Financial expenses
Discounts granted	(807)	(894)
Interest and fines — liabilities	(136)	(174)
Interest on leases	(1,940)	(2,263)
Interest on bank loans and borrowings	(182)	(3,060)
Interest on debentures	(4,687)	(7,463)
Change in fair value of contingent consideration (*)	(20,676)	—
Other financial expenses	(3,841)	(2,375)

Total financial expenses	(32,269)	(16,229)

Financial income (expenses)	122,625	120,729

(*)

Refers to the remeasurement of the fair value of the contingent consideration for the acquisition of Acordo Certo, in the amount of R$21,683 and a provision of PIS and COFINS in the amount of R$1,007 on financial income, presented on a net basis, for the year ended December 31, 2022 and financial income in the amount of R$83,417 and a provision of PIS and COFINS in the amount of R$3,879 on financial income, presented on a net basis, for the year ended December 31, 2021.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

28	Basic and diluted earnings per share

(i)	Basic earnings per share for the period

Calculated based on the weighted average number of common shares as follows:

	December 31, 2022	December 31, 2021
Profit for the year attributable to the owners of the Company and used to calculate basic earnings per share (in Reais — R$)	297,750,335	175,196,612
Weighted average number of common shares for basic earnings per share calculation purposes	531,849,714	527,706,265
Effect of treasury shares held	(789,429)	—
Weighted average number of common shares for basic earnings per share calculation purposes	531,060,285	527,706,265

Basic earnings per share — R$	0.5607	0.3320

(ii)	Diluted earnings per share for the period

The weighted average number of common shares used to calculate diluted earnings per share is reconciled with the weighted average number of common shares used to calculate basic earnings per share as follows:

	December 31, 2022	December 31, 2021
Profit for the year attributable to the owners of the Company and used to calculate diluted earnings per share (in Reais — R$)	297,750,335	175,196,612
Weighted average number of common shares used to calculate basic earnings per share	531,849,714	527,706,265
Effect of treasury shares held	(789,429)	—
Effect of warrants issued (a)	1,387,621	711,601
Effect of share options	2,609,392	4,059,077
Weighted average number of common shares for diluted earnings per share calculation purposes	535,057,298	532,476,943

Diluted earnings per share — R$	0.5565	0.3290

(a)

Warrants that grant to such shareholders the right to subscribe to 1,173, 372 shares exercisable as of December 31, 2022 (1,955,620 as of December 31, 2021) of the Company in accordance with the deadlines and exercise values prescribed in the purchase and sale agreement (According to explanatory Note 22.b”).

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

29	Financial instruments and capital and risk management

a.	Accounting classifications and fair values

The following tables show the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

		Carrying amount					Fair Value
December 31, 2022	Note	Assets at fair value through profit or loss	Financial assets at amortized cost	Liabilities at fair value through profit or loss	Financial liabilities at amortized cost	Total	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value
Assets held for sale	12	179,589	—	—	—	179,589	—	—	179,589	179,589

		179,589	—	—	—	179,589	—	—	179,589	179,589

Financial assets not measured at fair value
Cash and cash equivalents	7	—	1,382,268	—	—	1,382,268	—	—	—	—
Accounts receivable	8	—	141,347	—	—	141,347	—	—	—	—
Accounts receivable — related parties	17	—	2	—	—	2	—	—	—	—

		—	1,523,617	—	—	1,523,617

Financial liabilities measured at fair value
Liabilities held for sale	12	—	—	22,568	—	22,568	—	—	22,568	22,568
Compensation for post-combination services Acordo Certo key employees (i)	16	—	—	82,771	—	82,771	—	—	82,771	82,771
Payables for business combinations	18	—	—	81,559	—	81,559	—	—	81,559	81,559

		—	—	186,898	—	186,898

Financial liabilities not measured at fair value
Accounts payable to suppliers	13	—	—	—	45,637	31,273	—	—	—	—
Bank loans and borrowings and debentures and lease liability	14, 15	—	—	—	9,825	86,934	—	—	—	—
Accounts payable — Related parties	17	—	—	—	5,357	125	—	—	—	—
Dividends and interest on net equity payable	22. d	—	—	—	120,900	38,169	—	—	—	—

		—	—	—	181,719	181,719

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

		Carrying amount					Fair Value
December 31, 2021	Note	Assets at fair value through profit or loss	Financial assets at amortized cost	Liabilities at fair value through profit or loss	Financial liabilities at amortized cost	Total	Level 1	Level 2	Level 3	Total
Financial assets not measured at fair value
Cash and cash equivalents	7	—	1,264,082	—	—	1,264,082	—	—	—	—
Accounts receivable	8	—	131,561	—	—	131,561	—	—	—	—
Accounts receivable—related parties	17	—	262	—	—	262	—	—	—	—

		—	1,395,905	—	—	1,395,905

Financial liabilities measured at fair value
Compensation for post-combination services Acordo Certo key employees (i)	16	—	—	35,357	—	35,357	—	—	35,357	35,357
Payables for business combinations	18	—	—	58,658	—	58,658	—	—	58,658	58,658

		—	—	94,015	—	94,015

Financial liabilities not measured at fair value
Accounts payable to suppliers	13	—	—	—	31,273	31,273	—	—	—	—
Bank loans and borrowings and debentures and lease liability	14, 15	—	—	—	86,934	86,934	—	—	—	—
Accounts payable—Related parties	17	—	—	—	125	125	—	—	—	—
Dividends and interest on net equity payable	22. d	—	—	—	38,169	38,169	—	—	—	—

		—	—	—	156,501	156,501

b.	Measurement of fair values

i.	Valuation techniques and significant unobservable inputs

The following table shows the valuation technique used in measuring Level 3 fair values for financial instruments and the group of assets and liabilities held for sale in the statement of financial position, as well as the significant unobservable inputs used.

Type	Valuation technique	Significant unobservable inputs	Inter relationship between significant unobservable inputs and fair value measurement
Contingent Consideration	Discounted cash flows: The valuation model considers the value of the expected adjusted net revenue as defined in the SPA discounted using a risk-adjusted discount rate.	Expected adjusted net revenue and Risk-adjusted discount rate	The estimated fair value would increase (decrease) if: - the expected adjusted net revenue was higher (lower); or - the risk-adjusted discount rate was lower (higher).

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

Type	Valuation technique	Significant unobservable inputs	Inter relationship between significant unobservable inputs and fair value measurement

Assets and liabilities held for sale	Discounted cash flows: The discounted cash flow considers the present value of expected net cash flows to be generated, taking into consideration the projected growth rate of net operating revenue (NOR). The expected net cash flows are discounted using a risk-adjusted discount rate.	NOR and risk-adjusted discount rate	The estimated fair value would increase (decrease) if: - the expected NOR was higher (lower); or - the risk-adjusted discount rate was lower (higher).

ii.	Level 3 recurring fair values

Reconciliation of Level 3 fair values

The following table shows a reconciliation from the opening balances to the closing balances for Level 3 fair values:

	Note	Contingent consideration
At January 1, 2021		141,134
- Assumed in business combinations	18	1,192
- Estimated balance of uncertain events	18	(720)
- Remeasurement of fair value of contingent consideration	18	(83,418)
- Net change in fair value (unrealized)	18	470

At December 31, 2021		58,658

- Remeasurement of fair value of contingent consideration	18	21,683
- Net change in fair value (unrealized)	18	1,218

At December 31, 2022		81,559

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

Sensitivity analysis

For the fair value of contingent consideration, reasonably possible changes at the reporting date to one of the significant unobservable inputs (Adjusted Net Revenue), holding other inputs constant, would have the following effect:

	Profit or loss
Contingent consideration	Increase	Decrease
December 31, 2021
Expected Adjusted Net Revenue of Acordo Certo for the year ended December 31, 2022 (*) (10% movement)	(11,998)	11,998

December 31, 2022
Expected Adjusted Net Revenue of Acordo Certo for the year ended December 31, 2022 (*) (10% movement)	(17,039)	17,039

(*)

Adjusted Net Revenue is defined in the purchase agreement as the net revenue of Acordo Certo less (i) costs of contact with customers via digital platforms, (ii) advertising and marketing costs and (iii) net revenue from channels and/or platforms of products and services to the Company’s consumers.

c.	Financial risk management

The Group has exposure to the following risks arising from financial instruments:

•	Market risk;

•	Liquidity risk;

•	Credit risk; and

•	Foreign exchange rate risk.

(i)	Market risk

Market risk is the risk that alterations in market prices, such as foreign exchange, interest rates and prices, will affect the Group’s gains or the measurement of its financial instruments. The objective of market risk management is to manage and control exposures to market risks, within acceptable parameters, and at the same time to optimize the return.

Interest rate risk

Financial instruments with floating rates expose the Group to risk of variability in cash flows arising from changes in interest rates. The Group’s cash flow interest rate risk derives from short and long-term financial investments and loans and borrowings issued at floating rates. The Group’s management contracts most of its interest-earning assets and liabilities with floating rates. Financial investments are adjusted at CDI and loans and borrowings are adjusted at the TJLP or CDI.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

Sensitivity analysis — Market risk

The Group prepared a sensitivity analysis to evidence the impact of changes in interest rates of financial investments, loans and borrowings and debentures. Liability financial instruments were segregated into debts remunerated at CDI/SELIC.

As of December 31, 2022, this study has a probable projection scenario for 2022 as follows: (i) the CDI/SELIC rate at 13.75% p.a. based on the projection of the Central Bank of Brazil.

The sensitivity analysis of the impact on profit or loss from the change in interest rates of the Group’s financial instruments, considering a probable scenario (Scenario I), with appreciation of 10% (Scenario II), 25% (Scenario III) and 50% (Scenario IV) is as follows:

Operation	Exposure at December 31, 2022	Risk	Probable rate - %	Scenario I probable	Scenario II + 10% deterioration	Scenario III + 25% deterioration	Scenario IV + 50% deterioration
Interest rate risk
Cash equivalents - financial investments	1,382,268	Decrease in CDI	13.75%	190,062	171,056	142,546	95,031

Net exposure and impact from interest rate risk	1,382,268			190,062	171,056	142,546	95,031

Operation	Exposure at December 31, 2021	Risk	Probable rate - %	Scenario I probable	Scenario II + 10% deterioration	Scenario III + 25% deterioration	Scenario IV + 50% deterioration
	Restated
Interest rate risk
Cash equivalents - financial investments	1,264,082	Decrease in CDI	11.25%	142,209	127,988	106,657	71,105
Debentures	(63,868)	Increase in CDI	11.25%	(7,185)	(7,904)	(8,981)	(10,778)
Loans/Leases in local currency	(2,788)	Increase in CDI	11.25%	(314)	(345)	(392)	(471)

Net exposure and impact from interest rate risk	1,197,426			134,710	119,739	97,284	59,856

The Group regularly reviews the estimates and assumptions used in the calculations. However, settlement of transactions involving these estimates may result in amounts different from the estimated amounts, as a result of subjectivity inherent in the process used to prepare analyses.

(ii)	Liquidity risk

Liquidity risk is the risk of the Group encountering difficulties in honoring its payment obligations under financial liabilities. The Group’s cash flow and liquidity are monitored on a daily basis so as to ensure that cash generated from operations and other sources of liquidity, as necessary, are sufficient to meet the scheduled payments, thus mitigating liquidity risk for the Group.

Among the alternatives to mitigate the liquidity risk are: funding with third parties with long-term maturity, debt restructuring and, if necessary, raising of additional funds from shareholders.

A summary of the maturity profile of financial liabilities and assets that are used to manage liquidity risk is presented below. Financial liabilities are shown at their gross values (not discounted), including

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

principal and future interest payments up to maturity dates. For fixed rate liabilities, interest was calculated based on the rates established in each contract. For liabilities with floating rate, interest was calculated based on market forecast for each period:

	December 31, 2022
	Carrying amount	Total	Up to 1 year	1-3 years	3-4 years
Financial assets
Cash and cash equivalents	1,382,268	1,382,268	1,382,268	—	—
Accounts receivable	141,347	142,547	134,189	8,358	—
Accounts receivable - Related parties	2	2	2	—	—
Financial liabilities
Accounts payable to suppliers	(45,637)	(45,637)	(45,637)	—	—
Payables for business combination	(81,559)	(85,809)	(80,580)	(4,250)	(979)
Lease liability	(9,825)	(16,587)	(5,679)	(8,834)	(2,074)
Accounts payable - Related parties	(5,357)	(5,357)	(5,357)	—	—
Dividends and interest on net equity payable	(120,900)	(120,900)	(120,900)	—	—

	1,260,339	1,250,527	1,258,306	(4,726)	(3,053)

	December 31, 2021
	Carrying amount	Total	Up to 1 year	1-3 years	3-4 years
Financial assets
Cash and cash equivalents	1,264,082	1,264,082	1,264,082	—	—
Accounts receivable	131,561	133,529	122,130	11,399	—
Accounts receivable - Related parties	262	262	262	—	—
Financial liabilities
Accounts payable to suppliers	(31,273)	(31,273)	(31,273)	—	—
Payables for business combination	(58,658)	(65,696)	—	(65,696)	—
Loans and borrowings	(2,788)	(2,889)	(2,889)	—	—
Debentures	(63,868)	(68,638)	(68,638)	—	—
Lease liability	(20,278)	(24,144)	(8,205)	(13,984)	(1,955)
Accounts payable - Related parties	(125)	(125)	(125)	—	—
Dividends and interest on net equity payable	(38,169)	(38,169)	(38,169)	—	—

	1,180,746	1,166,939	1,237,175	(68,281)	(1,955)

(iii)	Credit risk

Credit risk is the risk of the Group incurring financial losses if a customer or counterparty in a financial instrument fails to comply with its contractual obligations. This risk primarily relates to the Group’s accounts receivable and cash and cash equivalents.

The book values of financial assets represent the maximum credit exposure.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

Accounts receivable

Credit risk derives from any difficulty in the collection of values due for services provided to the customers. The balance of accounts receivable is in Reais and is distributed among multiple customers.

Credit risk is managed using the Group’s own operating model, where almost all sales are made as credit sales with a short maturity for payment and the remainder is made through advance payment. Despite this, periodical analyses of the customers’ default level are conducted, and efficient forms of collection are adopted. The credit granting by the Group is made following the criteria defined based on statistical models—score, combined with internal information of our business, as well as internal record of behavioral information of the consumers, and these models are periodically reviewed based on the rates of historical losses of portfolio vintages.

The maximum exposure to credit risk on each reporting date is the book value as shown in the chart of accounts receivable by maturity (see Note 8).

The Group recognized a provision for loss that represents its expected credit losses for the year ended December 31, 2022 and 2021, in connection with accounts receivable (Note 8).

Cash equivalents

The credit risk of balances in banks and financial institutions is administered by the Group’s Treasury Department. Surplus funds are invested only in approved counterparties which are first rate financial institutions in Brazil, and within the limit established to each one, to minimize risk concentration and, therefore, mitigate financial loss in case of possible bankruptcy of a counterparty.

Capital management

For the years ended December 31, 2022 and 2021, there was no change in the objectives, policies or processes of capital management.

The Group includes the following balances in its ‘net debt’ measure: bank loans and borrowings, debentures, lease liability and payables for business combinations, less cash and cash equivalents.

Net indebtedness indexes on the shareholders’ equity of the Groups are comprised as follows:

	December 31, 2022	December 31, 2021
(-) Cash and cash equivalents (Note 7)	(1,382,268)	(1,264,082)
(+) Bank loans and borrowings, debentures, lease liability and payables for business combinations (Notes 14, 15 and 18)	91,384	145,592

Net indebtedness	(1,290,884)	(1,118,490)
Total shareholders’ equity	2,196,110	2,045,267
Net debt ratio - %	(58.78)	(54.69)

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

(iv)	Foreign exchange rate risk

The Group does not have foreign exchange risk on December 31, 2022 and 2021.

30	Employee benefits

(i)	Stock option plan

The Special Shareholders’ Meeting held on February 29, 2012 approved a stock option plan for the Group, which granted to the directors and employees in position of command (beneficiaries) the possibility to acquire shares of the Group, observing certain conditions (“Option Plan”).

The Option Plan, which is managed by the Group’s Executive Committee, aims to provide incentive for the expansion, success and achievement of the Groups’ corporate goals. The Plan comprises 7 employees as of December 31, 2022 and December 31, 2021.

At each grant date, the fair value of the stock options granted was determined using the Black-Scholes formula. The dates of the 8 grants made from the beginning of the plan until the year ended December 31, 2022 are as follows:

Grant	Month	Year
1st	February	2012
2nd	May	2018
3rd	August	2018
4th	October	2018
5th	March	2019
6th	September	2019
7th	November	2019
8th	August	2020

Shares that may be acquired in the ambit of the option plan will not exceed 10% of Group’s total capital, provided that total number of issued shares or shares that may be issued pursuant to the terms of the option plan is always within the capital limit authorized by the Group. The options are settled through equity instruments.

The vesting period for all grants is:

•	1st year acquisition of 5% of rights

•	2nd year acquisition of 10% of rights

•	3rd year acquisition of 15% of rights

•	4th year acquisition of 20% of rights

•	5th year acquisition of 25% of rights

•	6th year acquisition of 25% of rights

The next exercise periods are as follows:

•	From January 1, 2023 to January 20, 2023;

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

•	From April 1, 2023 to April 20, 2023;

•	From July 1, 2023 to July 20, 2023;

•	From October 1, 2023 to October 20, 2023; and

•	From January 1, 2024 to January 20, 2024.

Changes in balances of vested stock options:

	December 31, 2022	December 31, 2021
At January 1	24,970	50,014

Additions	—	—
Vesting anticipation	—	—
Options exercise April/2021	—	(25,044)

At December 31	24,970	24,970

The variations in the quantity of stock options and their weighted average strike prices for the year are presented below:

	December 31, 2022		December 31, 2021
	Average strike price per share in reais(*)	Quantity of options	Average strike price per share in reais(*)	Quantity of options
Opening balance	6,80	3,534,000	5,77	11,292,000
Granted	—	—	—	—
Exercised	—	—	6,25	(7,758,000)

Closing balance	7,17	3,534,000	6,80	3,534,000

(*)	the strike price is adjusted by monetary inflation (IGP-M) as determined in the approved option plan and applicable to all grants above.

Of the 3,534,000 options outstanding (3,534,000 options at December 31, 2021), all options are exercisable, due to the vesting anticipation linked to the event of liquidity. No options were exercised in the year ended December 31, 2022.

(ii)	Restricted Share Plan

The Special Shareholders’ Meeting held on December 10, 2019 approved the Restricted Share Plan. The purpose of the plan is to grant the beneficiaries eligible by the Committee the opportunity to receive Restricted Shares, aiming to promote: (a) retention of the Beneficiaries; (b) the long-term commitment of the Beneficiaries and the strengthening of the meritocracy culture; and (c) the alignment of interest between the Beneficiaries and the Company’s shareholders. Under the article 125 of the Brazilian Civil Code, the effectiveness of the plan was conditional on the liquidation of the Company’s Initial Public Offering on the Brazilian stock exchange (B3). The grant is restricted due it is subject to a vesting schedule and only after the vesting date will the beneficiaries receive the shares.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

At March 31, 2021, the first grant of this plan was made. The grant will vest in three years as follows: 30%, 30% and 40%, respectively. The fair value corresponds to the closing price of the share on the grant date.

Information on the restricted shares granted is presented in the table below:

Grant date	Grace period	Fair value on the grant date	Changes in number of shares in 2022
			Number of shares at December 31, 2021	New grants	Realized	Canceled	Number of shares at December 31, 2022
March 31, 2021	Apr/21 to Mar/22	11.51	582,406	—	(149,323)	(169,362)	263,721

The Company recognized expenses related to the grants of the Share Plan with a corresponding capital reserve in equity, based on the fair value of the share on the grant as shown in the table below.

	December 31, 2022	December 31, 2021
Grant date fair value of awards	1,006	2,681
Social security contribution	184	868

Total	1,190	3,549

(iii)	Retention Plan

On October 29, 2022, the Retention Plan was approved by the Board of Directors.

The plan is intended for the Company’s managers and employees selected to participate and who express their willingness to join the plan, upon execution of the respective grant agreement, to which the Company will make payment in cash as a retention bonus, referenced to the value of the share, in the form of “Phantom Shares”.

The first grant under the Retention Plan was carried out on December 13, 2022.

This is a non-recurring plan and aims to retain high-performance executives in key positions within the company.

The rights of the Eligible Beneficiaries in relation to the “Retention Plan”, especially the right to receive the amount in cash, referenced to the value of the share, will only be fully acquired if the Eligible Beneficiaries remain continuously linked as officers, directors or employees of the Company, during the periods specified below:

(i) the eligible Beneficiary will be entitled to receive 30% of the amount in cash on March 31, 2023;

(ii) the eligible Beneficiary will be entitled to receive 30% of the amount in cash on March 31, 2024; and

(iii) the eligible Beneficiary will be entitled to receive 40% of the amount in cash on March 31, 2025.

The payment of the amount in cash to the eligible Beneficiaries will only take place with the fulfillment of the conditions and deadlines set forth in the “Retention Plan” and in the grant contracts, so that the

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

granting of the “Phantom Shares” in itself does not guarantee the eligible Beneficiaries any rights or even represents the guarantee of receipt.

The Company recognized expenses related to the plan and a liability, based on the fair value of the awards calculated at each reporting date, as shown in the table below:

	December 31, 2022	December 31, 2021
Grant date fair value of awards	1,113	—
Social security contribution	280	—

Total	1,393	—

31	Transactions not involving cash

The Group carried out investing and financing activities not involving cash which are not included in the statements of cash flows:

	December 31, 2022	December 31, 2021
Write-off of leases	7,541	—
Acquisition of subsidiary with contingent consideration	—	1,192
Acquisition of subsidiary with share issuance	—	64,374

Reconciliation of liabilities arising from financing activities:

	2021	Cash flows	Non-cash changes				2022
			Acquisition	Interest	Write-off	Transfer to held for sale
Leases liabilities	20,278	(7,463)	2,625	2,036	(7,541)	(110)	9,825

	2020	Cash flows	Non-cash changes			2021
			Acquisition	Interest	Write-off
Leases liabilities	23,983	(10,206)	4,213	2,326	(38)	20,278

32	Subsequent events

a.)	Merger of shares of the Company into Equifax do Brasil S.A.

On December 18, 2022, Equifax do Brasil S.A. (“EFX Brasil”, together with Company, “Companies”) its parent company, Equifax Inc. (“Equifax”) (NYSE: EFX) have entered into a definitive merger agreement (“Merger Agreement”), whereby the terms and conditions for the implementation of the business combination of Equifax and the Company were established. The Merger Agreement provides for the combination of businesses by means of the merger of shares of Boa Vista by EFX Brasil (“Merger of Shares” or “Transaction”).

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

On February 09, 2023, the Company’s Board of Directors authorized, by majority of votes, the execution of the Merger Agreement, which provides the terms and conditions of the Protocol of the Merger of Shares and Justification (“Protocol”) that will be executed by the Companies.

Main terms of the transaction:

The Merger of Shares will involve Boa Vista, a publicly-held company listed on the Novo Mercado segment of B3. S.A. - Bolsa, Brasil Balcão (“B3”) and EFX Brasil, a Brazilian privately held, non-operational company indirectly controlled by EFX and which holds approximately 9.95% of the Company’s capital stock. EFX is a global data analysis and technology company whose shares are traded on the New York Stock Exchange

Subject to the terms and conditions of the Merger Agreement, the Transaction will be implemented by means of the merger of shares of the Company by EFX Brasil, pursuant to articles 224, 225 and 252 of the Brazilian Corporation Law, as well as CVM Resolution 78/22, with the consequent issuance of compulsorily redeemable preferred shares of EFX Brasil, with no par value, in accordance with the option chosen by the shareholder, as described below, as well as the delivery of such securities to the Company’s shareholders.

Subject to the terms and conditions set forth in the Merger Agreement, upon consummation of the Merger of Shares, each share issued by the Company will be replaced by one redeemable preferred share of EFX Brazil, and shareholders may choose to receive one of the following EFX Brazil preferred share class options, each with the redemption price described below: (i) class A shares, redeemable in cash for R$8.00 (eight reais); (ii) class B shares, redeemable in cash for R$7.20 (seven reais and twenty cents) and 0.0008 Brazilian Depositary Receipts (“BDRs”) of EFX representing common shares of EFX; and (iii) class C shares, redeemable in cash for R$ 5.33 (five reais and thirty-three cents) in common shares of EFX Brasil and R$ 2.67 (two reais and sixty-seven cents) in cash or 0.0027 of EFX BDRs. The cash portion of the redemption will be adjusted by the IPCA from May 10, 2023 until the day immediately before the payment. If the shareholder does not exercise the option according to the procedures and within the period to be informed by the Company in due course, or, further, does not exercise the right to withdraw (The Merger of Shares shall give rise to the right of withdrawal of the shareholders who hold common shares of the Company, on an uninterrupted basis, since the end of the trading session on December 17, 2022 and who do not vote in favor of the Transaction, or who do not attend the General Meeting that will consider the Transaction, and such right shall be exercised within 30 days as of the publication date of the respective General Meeting minutes), said shareholder will necessarily receive class A shares according to the option (i) described above.

With the conclusion of the Transaction, the Company will continue to develop its activities as a wholly-owned subsidiary of EFX Brazil, preserving its legal personality and assets, and the shares will no longer be listed on B3’s Novo Mercado segment.

The closing of the Transaction is conditioned to: (i) the approval of the Companies’ shareholders at their respective shareholders’ meetings; (ii) the registration of the BDR Program with the Brazilian Securities and Exchange Commission - CVM; (iii) the declaration of effectiveness of the amendment to the registration statement by the Securities and Exchange Commission (“SEC”); as well as (iv) the verification of certain other conditions precedent, as set forth in the Merger Agreement. Once the

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

conditions are met, the Company’s Board of Directors shall set the date on which the Transaction shall be effectively closed (“Closing Date”). No regulatory agency approval is required.

If the majority of Boa Vista shareholders do not approve the Merger of Shares or if the Transaction is not completed for any other reason, Boa Vista will remain an independent public company and the BV Common Shares will continue to be listed and traded on the B3.

A termination fee equal to R$ 200.0 million will be payable in the following circumstances:

•

by the breaching party, if the Merger of Shares has not been consummated by the End Date* and such failure to consummate was primarily attributable to a failure of such breaching party to perform any covenant or obligation in the Merger Agreement required to be performed at or prior to the Closing Date, except with respect to the breach of Boa Vista’s representations with respect to new litigations that arise or relate to acts or facts occurring after the date of the Merger Agreement, or Boa Vista’s representations with respect to no material adverse change, in case of which the termination fee will not be applicable;

•

by Boa Vista, if (i) the Merger Agreement is terminated (x) by EFX and EFX Brasil due to a failure of the BV Special Meeting to approve the Transaction (other than if such failure to consummate was primarily attributable to a failure by EFX or EFX Brasil to perform any covenant or obligation in the Merger Agreement), or (y) by any party if the Merger of Shares has not been consummated by the End Date or will have been prohibited or prevented by order of a governmental body or applicable law, (ii) at or prior to the time of such termination, an Acquisition Proposal or an Acquisition Inquiry will have been made known to Boa Vista or publicly disclosed, announced, commenced, submitted or made; and (iii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal or an Acquisition Inquiry) is executed; or

•

by Boa Vista, if the Merger Agreement is terminated by any party after: (i) the board of directors of Boa Vista has withdrawn or changed its recommendation in favor of the approval of the Transaction; (ii) the board of directors of Boa Vista has recommended (or caused or permitted Boa Vista to sign an agreement providing for) an Acquisition Proposal** or Acquisition Transaction***; and/or (iii) within five business days after receipt of a request from EFX Brasil, the board of directors of Boa Vista fails to publicly recommend against an Acquisition Proposal or Acquisition Transaction or publicly reaffirm its recommendation in favor of the Transaction; except in each case where the board of directors of Boa Vista has taken such actions as a result of EFX having experienced a Fundamental Change or the occurrence of a Triggering Event.

*	End Date refers to 11:59 p.m. (São Paulo Time) on November 9, 2023.
**	Acquisition Proposal means any expression of interest, proposal or offer relating to a possible Acquisition Transaction.
***

Acquisition Transaction means any transaction directly or indirectly involving any of the following (other than involving EFX Brasil or EFX): (a) the sale, transfer or other disposition (or acquisition) of any Company Shares (whether by share issuance, merger, tender offer, exchange offer, business combination or otherwise); (b) any sale of all or a material part of the assets of the Company; or (c) any transaction that would reasonably be expected to have an adverse effect in any material respect on the Merger of Shares or the Redemption.

Boa Vista Serviços S.A.

Notes to the consolidated financial statements

for the years ended December 31, 2022 and 2021

Amounts expressed in thousands of Brazilian reais, unless otherwise indicated

In addition, if the Merger Agreement is terminated due to a failure of the BV Special Meeting to approve the Transaction (other than if such failure to consummate was primarily attributable to a failure by EFX or EFX Brasil to perform any covenant or obligation in the Merger Agreement or if the Merger of Shares does not occur because of a failure to obtain the waiver of the obligation of EFX Brasil to list its shares on Novo Mercado under Article 46 of the Novo Mercado Regulation), Boa Vista will reimburse the reasonable expenses of EFX and EFX Brasil incurred in connection with the Transaction in an amount not to exceed US$2.0 million (R$10.8 million).

b.)	Election of new Chief Executive Officer

On January 27, 2023, the Company’s Board of Directors elected Márcio Henrique Bonomi Fabbris (“Márcio”) as the Company’s Chief Executive Officer, replacing Dirceu Jodas Gardel Filho (“Dirceu”). The transition in management was gradual and Dirceu remained as the Company’s Chief Executive Officer, contributing to the complete succession of the position to Márcio, until February 15, 2023.

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